    As Filed With The Securities And Exchange Commission On August 24, 2000
                                                     Registration No. 333-43362
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                            AMENDMENT NO. 2 TO
                                   FORM F-4

                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

                                --------------
                               HAVAS ADVERTISING
            (Exact Name of Registrant as Specified in Its Charter)

                                     7311                   Not Applicable
Republic of France             (Primary Standard           (I.R.S. employer
  (State or other                 Industrial             identification no.)
  jurisdiction of             Classification Code
 incorporation or                   Number)
   organization)

           84, rue de Villiers, 92683 Levallois-Perret Cedex, France
                              (33 1) 41 34 30 00
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

     R. John Cooper, 410 Park Avenue, Suite 1520, New York, New York 10022
                                (212) 753-1410
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  Copies To:
    Bruce W. Gilchrist, Esq.                  Norman D. Chirite, Esq.
  J. Warren Gorrell, Jr., Esq.                  S. Wade Angus, Esq.
     Hogan & Hartson L.L.P.                 Weil, Gotshal & Manges LLP
     555 13th Street, N.W.                       767 Fifth Avenue
     Washington, D.C. 20004                  New York, New York 10153
         (202) 637-5600                           (212) 310-8000

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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


                  Subject to completion, dated August 24, 2000

          Prospectus of                          Proxy Statement of


    [HAVAS ADVERTISING LOGO]             [SNYDER COMMUNICATIONS, INC. LOGO]


     for up to approximately           Special Meeting of Stockholders to be
 94,273,674 American Depository                         Held
             Shares                   at 9:00 a.m., Eastern Time, on September
                                                      25, 2000

                               ----------------


                               ----------------

Dear Stockholders:

  You are invited to attend a special meeting of Snyder Communications stockholders, to be held at The Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on Monday, September 25, 2000 at 9:00 a.m., eastern time.

  At the special meeting, Snyder Communications will ask you to consider and adopt a merger proposal recommended by its board of directors whereby Snyder Communications and Havas Advertising will merge and, following the merger, Snyder Communications will be a subsidiary of Havas Advertising.

  If stockholders approve the merger proposal, each share of existing SNC common stock will be changed into the right to receive a number of fully paid and non-assessable American Depositary Shares, or ADSs, of Havas Advertising representing Havas Advertising shares. The actual number of Havas Advertising ADSs that the holders of SNC common stock will receive will be determined immediately prior to completion of the merger in accordance with formulas specified in the merger agreement and described beginning on page 65 of this proxy statement/prospectus. Assuming the merger had taken place on August 15, 2000, Havas Advertising would have issued up to approximately 94,273,674 ADSs in the merger. Shares of Circle.com common stock will remain outstanding after the merger.

  The Havas Advertising ADSs will be quoted on the Nasdaq National Market System under the symbol "HADV." Circle.com common stock will continue to be quoted on the Nasdaq National Market System under the symbol "CIRC."

  The merger should be tax-free to you, except with respect to any cash you receive in lieu of fractional Havas Advertising ADSs.

  Snyder Communications' board of directors unanimously recommends that you vote in favor of the merger. This proxy statement/prospectus provides you with detailed information about the merger. Snyder Communications encourages you to read this entire document carefully.

                                                 Daniel M. Snyder
                                                 Chairman and Chief Executive
                                                 Officer

  You should carefully consider the risk factors relating to the merger. Please read the "Risk Factors" beginning on page 27.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Havas Advertising shares or Havas Advertising ADSs to be issued in the merger, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation would be illegal.

  This proxy statement/prospectus is dated       , 2000 and is first being
mailed to stockholders on       , 2000.

                       [SNYDER COMMUNICATIONS, INC. LOGO]

                              6903 Rockledge Drive
                                   15th Floor
                            Bethesda, Maryland 20817

                   Notice of Special Meeting of Stockholders
                       to be Held on September 25, 2000.

                                                                          , 2000

To Snyder Communications Stockholders:

  Snyder Communications hereby gives you notice that a special meeting of its stockholders will be held at The Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia, 22102 on Monday, September 25, 2000, at 9:00 a.m., eastern time. At the meeting, Snyder Communications will ask you to consider and vote upon a proposal to approve and adopt the merger agreement among Snyder Communications, Havas Advertising and HAS Acquisition Corp. as described in the attached proxy statement/prospectus. Your board of directors recommends that you vote in favor of the proposal.

  Your board of directors has fixed the close of business on August 21, 2000 as the record date to determine the holders of SNC common stock and Circle.com common stock entitled to notice of and to vote at the special meeting. Approval of the merger agreement and the merger requires the affirmative vote of a majority of the voting rights represented by the outstanding shares of SNC common stock and Circle.com common stock, voting together as a single class. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting. A list of those stockholders will be available for inspection before or at the meeting.

  The attached proxy statement/prospectus contains detailed information relating to the proposal to approve and adopt the merger agreement and the merger. Whether or not you plan to attend the special meeting, please take the time to vote by proxy today. Your failure to vote will have the same effect as a vote against the merger.

  Please do not send any of your stock certificates at this time.

                                     By order of the board of directors,

                                     David B. Pauken
                                     Secretary

  Your vote is very important. Whether or not you expect to attend the meeting, please take the time to vote today by following the simple instructions on the enclosed proxy card. If you need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION.......................................   2
STOCK SPLIT...............................................................   4
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   5
SUMMARY...................................................................   8
RISK FACTORS..............................................................  27
THE SPECIAL MEETING.......................................................  37
  Time and Place..........................................................  37
  Record Date.............................................................  37
  Purpose of the Special Meeting..........................................  37
  Vote Required to Approve the Merger Proposal............................  37
  Quorum..................................................................  38
  Proxies.................................................................  38
  Solicitation of Proxies.................................................  39
THE MERGER................................................................  40
  Background of the Merger................................................  40
  Snyder Communications' Reasons for the Merger...........................  43
  Factors Considered by, and Recommendation of, the Snyder Communications
   Board..................................................................  44
  Opinion of Snyder Communications' Financial Advisor.....................  46
  Havas Advertising's Reasons for the Merger..............................  55
  Projected Financial Information and Targeted Levels of Financial Perfor-
   mance..................................................................  56
  Interests of Snyder Communications Management and Board of Directors in
   the Merger.............................................................  57
  No Dissenters' Rights...................................................  58
  Material U.S. Federal Income Tax Consequences of the Merger.............  58
  Quotation on the Nasdaq National Market System..........................  60
  Governmental and Regulatory Approvals...................................  60
  Restrictions on Resales by Affiliates...................................  61
  Anticipated Accounting Treatment and Effects............................  63
  Other Effects of the Merger.............................................  63
TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS....................  65
  The Merger..............................................................  65
  Closing and Effective Time..............................................  65
  Merger Consideration....................................................  65
  Procedures for Exchange of Certificates.................................  70
  Fractional Shares.......................................................  70
  Representations and Warranties..........................................  70
  Covenants...............................................................  71
  No Solicitation.........................................................  73
  Effect on Stock Options.................................................  73
  Effect on Employee Benefit Matters......................................  74
  Conditions to Completion of the Merger..................................  75
  Termination.............................................................  76
  Effects of Termination..................................................  76
  Termination Payments....................................................  77
  Other Expenses..........................................................  77
  Indemnification.........................................................  77
  Amendments and Waivers..................................................  78
  Other Merger-Related Agreements.........................................  78

                                                                          Page
                                                                          ----
DESCRIPTION OF HAVAS ADVERTISING.........................................  80
  Overview...............................................................  80
  History................................................................  81
  Advertising and Communications Services................................  82
  Key Industry Trends....................................................  83
  Business Objectives....................................................  84
  Business Strategy......................................................  85
  Organization into Four Divisions.......................................  86
  Competition............................................................  89
  Intellectual Property..................................................  90
  Government Regulation..................................................  90
  Employees and Labor Relations..........................................  91
  Properties.............................................................  92
  Legal Proceedings......................................................  92
SELECTED CONSOLIDATED FINANCIAL DATA OF HAVAS ADVERTISING................  94
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF HAVAS
 ADVERTISING.............................................................  95
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS OF HAVAS ADVERTISING.................................... 101
MANAGEMENT OF HAVAS ADVERTISING AND THE SURVIVING CORPORATION............ 115
  Board of Directors of Havas Advertising................................ 115
  The Executive Committee of Havas Advertising........................... 116
  The Audit Committee of Havas Advertising............................... 117
  Compensation Of Directors and Officers of Havas Advertising............ 118
  Options to Purchase Securities from Havas Advertising ................. 118
  Transactions Involving Directors, Officers and Shareholders of Havas
   Advertising........................................................... 120
  Board of Directors of the Surviving Corporation........................ 120
  Officers of the Surviving Corporation.................................. 121
  Compensation of Directors and Officers of the Surviving Corporation.... 121
  Potential Conflict of Interest of Directors and Officers of the Surviv-
   ing Corporation....................................................... 122
DESCRIPTION OF SNYDER COMMUNICATIONS..................................... 123
SELECTED CONSOLIDATED FINANCIAL DATA OF SNYDER COMMUNICATIONS............ 124
PRINCIPAL SHAREHOLDERS OF HAVAS ADVERTISING.............................. 128
PRINCIPAL STOCKHOLDERS OF SNYDER COMMUNICATIONS.......................... 129
DESCRIPTION OF HAVAS ADVERTISING SHARE CAPITAL........................... 132
  General................................................................ 132
  Share Capital.......................................................... 132
  Shareholders' Meetings and Voting Rights............................... 132
  Dividends.............................................................. 135
  Changes in Share Capital............................................... 136
  Preferential Subscription Rights....................................... 137
  Repurchases of Havas Advertising Shares................................ 137
  Trading in Havas Advertising's Own Shares.............................. 137
  Convertible/Exchangeable Bonds, Warrants and Stock Options............. 138
  Form, Holding and Transfer of Havas Advertising Shares................. 139
  Requirements for Holdings Exceeding Specified Percentages.............. 139
  Exchange Controls...................................................... 140
  Ownership of Havas Advertising Shares or Havas Advertising ADSs by Non-
   French Persons........................................................ 140
  Liquidation Rights..................................................... 141

                                                                          Page
                                                                          ----
DESCRIPTION OF AMERICAN DEPOSITARY SHARES AND AMERICAN DEPOSITARY
   RECEIPTS.............................................................. 142
  American Depositary Receipts........................................... 142
  Share Dividends and Other Distributions................................ 142
  Deposit, Withdrawal and Cancellation................................... 143
  Voting Rights.......................................................... 144
  Record Dates........................................................... 145
  Reports and Other Communications....................................... 145
  Fees and Expenses...................................................... 145
  Payment of Taxes....................................................... 145
  Reclassifications, Recapitalizations and Mergers....................... 146
  Amendment and Termination.............................................. 146
  Limitations on Obligations and Liability to ADR Holders................ 147
  Disclosure of Interest in Havas Advertising ADSs....................... 147
  Requirements for Depositary Actions.................................... 148
  Books of Depositary.................................................... 148
  Pre-release of Havas Advertising ADSs.................................. 148
  The Depositary......................................................... 149
NATURE OF TRADING MARKET................................................. 150
  Overview............................................................... 150
  The Paris Bourse....................................................... 150
  Dividends.............................................................. 151
EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS....... 151
  Ownership of Shares by Non-French Residents............................ 151
  Exchange Controls...................................................... 151
TAXATION................................................................. 152
  French Taxation........................................................ 152
  Taxation of U.S. Investors............................................. 154
  Taxation of Dividends.................................................. 155
  Taxation of Capital Gains.............................................. 158
  French Estate and Gift Taxes........................................... 158
  French Wealth Tax...................................................... 158
  United States Information Reporting and Backup Withholding............. 158
COMPARATIVE RIGHTS OF HAVAS ADVERTISING STOCKHOLDERS AND SNC
   STOCKHOLDERS.......................................................... 160
ENFORCEABILITY OF CIVIL LIABILITIES...................................... 185
RESALES OF HAVAS ADVERTISING ADSS........................................ 186
EXCHANGE RATE INFORMATION................................................ 187
FORWARD-LOOKING STATEMENTS............................................... 188
LEGAL MATTERS............................................................ 189
EXPERTS.................................................................. 189
INDEX TO FINANCIAL STATEMENTS............................................ F-1
  Annex A--Amended and Restated Agreement and Plan of Merger
  Annex B--Form of Snyder Communications Stockholder Voting Agreement
  Annex C--Form of Havas Advertising Shareholder Voting Agreement
  Annex D--Opinion of Deutsche Bank Securities Inc.

                              TRANSACTION DIAGRAM

  The following diagrams illustrate in general terms the current structures of Havas Advertising and Snyder Communications and the post-merger structure of Havas Advertising and Snyder Communications as a subsidiary of Havas Advertising. The percentages set forth in the diagram below relating to Snyder Communications reflect that, during the period of July 1, 2000 through September 30, 2000, each holder of SNC common stock is entitled to one vote per share of SNC common stock and each holder of Circle.com common stock is entitled to 0.45 of a vote per share of Circle.com common stock. For purposes of calculating the percentages of economic interests and the voting interest after the merger, the merger was assumed to have occurred on August 15, 2000. The economic interests in Snyder Communications were calculated based upon the percentage of net assets of Snyder Communications attributable to the SNC business and the Circle.com business as of June 30, 2000, the date of the most recent balance sheet of Snyder Communications. For a more complete description of the steps involved in creating the post-merger structure, see "The Merger" beginning on page 40 and "Terms of the Merger Agreement and Related Transactions" beginning on page 65.

                             [TRANSACTION DIAGRAM]

                      WHERE YOU CAN FIND MORE INFORMATION

  Snyder Communications files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street N.W., Washington, D.C. 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information concerning its public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

  Havas Advertising has filed a registration statement on Form F-4 to register with the SEC the Havas Advertising shares that will be represented by Havas Advertising ADSs to be received by the holders of SNC common stock in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Havas Advertising in addition to being a proxy statement of Snyder Communications for the special meeting of Snyder Communications stockholders. The registration statement of which this proxy statement/prospectus forms a part, including the exhibits, is available at the SEC as discussed above, as well as through commercial document retrieval services. The registration statement of which this proxy statement/prospectus forms a part is also available at the SEC's Internet world wide web site.

  The SEC permits Snyder Communications to "incorporate by reference" information into this proxy statement/prospectus. This means that Snyder Communications can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement/prospectus incorporates by reference the documents set forth below that Snyder Communications previously filed with the SEC. These documents contain important information about Snyder Communications and its financial condition.

Snyder SEC Filings                                 Period/Filing Date
------------------                                 ------------------
Annual Report on Form 10-K........................ Year ended December 31, 1999
Quarterly Report on Form 10-Q..................... Quarters ended March 31, 2000 and June 30, 2000
Current Reports on Form 8-K....................... Filed on October 20, 1999
                                                   and March 6, 2000
Registration Statement on Form 8-A................ Filed on September 23, 1999

  Snyder Communications also incorporates by reference into this proxy statement/prospectus additional documents that it may file with the SEC from the date of this proxy statement/prospectus to the date of the special meeting of Snyder Communications stockholders. These will include reports such as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as other documents filed with the SEC under the Securities Exchange Act. The information incorporated by reference into this proxy statement/prospectus is deemed to be part of this proxy statement/prospectus, except that any statement contained in a document incorporated by reference into this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus, or in any other subsequently filed document that also is incorporated by reference into this proxy statement/prospectus, modifies or supersedes that statement. Any statement modified or superseded in this manner shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement/prospectus.

  SNC common stock is listed on the New York Stock Exchange. Circle.com common stock is quoted on the Nasdaq National Market System. You may inspect any periodic reports, proxy statements and other information filed with the SEC by Snyder Communications at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

  After the merger, Havas Advertising ADSs will be quoted on the Nasdaq National Market System under the symbol "HADV" and Havas Advertising shares will be listed on the Paris Bourse, which is the French national stock exchange. After the merger, Circle.com common stock will continue to be quoted on the Nasdaq National Market System under the symbol "CIRC."

  You may have previously received some of the documents incorporated by reference, but you can obtain any of them through Snyder Communications, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from Snyder Communications without charge, except exhibits to the documents that have not specifically been incorporated by reference in this proxy statement/prospectus. Stockholders of Snyder Communications may obtain these documents by requesting them in writing or by telephone from Snyder Communications at the following address:

                          Snyder Communications, Inc.
                              Two Democracy Center
                              6903 Rockledge Drive
                            Bethesda, Maryland 20817
                         Attention: Investor Relations
                                 (301) 468-1010

  If you would like to request documents from Snyder Communications, please do so by September 15, 2000 to receive them before the special meeting of Snyder Communications stockholders.

  You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. Neither Havas Advertising nor Snyder Communications has authorized anyone to provide you with information that is different from what is contained in this proxy
statement/prospectus. This proxy statement/prospectus is dated       , 2000.
You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to Snyder Communications stockholders nor the delivery of Havas Advertising ADSs in the merger should create any implication to the contrary.

                                  STOCK SPLIT

  On May 23, 2000, the shareholders of Havas Advertising approved a 20 for 1 stock split. As a result, each Havas Advertising share, nominal value (Euro)8 per share, was exchanged for 20 Havas Advertising shares, nominal value
(Euro)0.40 per share on May 26, 2000. Unless otherwise indicated, share amounts set forth in this proxy statement/prospectus give effect to this 20 for 1 stock split.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. Why are Havas Advertising and Snyder Communications proposing the merger?

A. Havas Advertising and Snyder Communications believe the merger will create a stronger and more competitive company with significant potential for long-term growth, enhanced services, increased revenues and reduced costs due to the increased size of the combined company. As a result of the merger, Havas Advertising will consolidate its position as one of the largest advertising and communications services companies in the world. According to Advertising Age, the merger will create the world's fourth largest advertising and communications company, based on 1999 revenues. Havas Advertising and Snyder Communications believe that the combination of their client bases will provide the combined company with a greater share of the multinational client base and that the combination of their different products and services will allow the combined company to offer a wider range of products and services to existing and potential clients. The addition of Snyder Communications' U.S. and U.K. agencies to Havas Advertising will strengthen the combined company's presence in the U.S. and the U.K. The addition of Snyder Communications marketing services agencies, ranked by the Direct Marketing Association, Inc. as the largest in the world based on 1999 revenues, to Havas Advertising's marketing services agencies, ranked by The Direct Marketing Association, Inc. as the second largest in the world based on 1999 revenues, will reinforce the combined company's marketing services business, a rapidly expanding growth area in the advertising and communications services industry.

Q. What will Snyder Communications stockholders receive when the merger occurs?

A. SNC Stockholders

   If you are a holder of SNC common stock, you will receive ADSs of Havas Advertising. For a tabular presentation of the number of Havas Advertising ADSs and corresponding hypothetical value you would receive for each share of SNC common stock you own based on assumed prices for Havas Advertising shares and assumed exchange rates for converting euro into U.S. dollars, see "Terms of the Merger Agreement and Related Transactions--Merger Consideration." Instead of receiving fractional Havas Advertising ADSs in the merger, holders of SNC common stock will receive cash in an amount equal to the average market value at the time of the merger of the fraction of a Havas Advertising share represented by any fractional Havas Advertising ADS to which they would otherwise be entitled.

   Circle.com Stockholders

   If you are a holder of Circle.com common stock, you will continue to hold your Circle.com common stock in Snyder Communications after the merger. At that time, Snyder Communications will be a subsidiary of Havas Advertising.

Q. Will Havas Advertising ADSs be publicly traded in the U.S.?

A. Following the merger, Havas Advertising ADSs will be publicly traded in the U.S. and quoted on the Nasdaq National Market System under the symbol "HADV."

Q. What are Havas Advertising ADSs and Havas Advertising ADRs?

A. A Havas Advertising "ADS," which stands for American Depositary Share, is a security that allows shareholders to more easily hold and trade interests in Havas Advertising in the U.S. after the merger. Havas Advertising is a French company that issues ordinary shares that are equivalent in many respects to common stock in a U.S. company. Each Havas Advertising ADS will represent one Havas Advertising share. Havas Advertising ADSs generally will be similar to the underlying Havas Advertising shares and carry substantially the same rights. However, only Havas Advertising ADSs will be quoted on the Nasdaq National Market System.

   Havas Advertising shares are traded on the Paris Bourse, which is the French national stock exchange, and are quoted in euro.

   If you are a holder of SNC common stock, you will receive in the merger Havas Advertising ADSs, which are evidenced by Havas Advertising "ADRs," which stands for American Depositary Receipts. Morgan Guaranty Trust Company of New York will be the depositary which will issue Havas Advertising ADSs and be the record holder of the Havas Advertising shares represented by the Havas Advertising ADSs. You will be able to withdraw the Havas Advertising shares underlying your Havas Advertising ADSs whenever you want, if you pay a fee to the depositary for converting the Havas Advertising ADSs into Havas Advertising shares. The fee is currently $5.00 for each 100 or fewer Havas Advertising ADSs you convert into Havas Advertising shares. For a more detailed description of Havas Advertising ADSs, see "Description of American Depositary Shares and American Depositary Receipts." For a comparison of Havas Advertising shares to shares of SNC common stock, see "Comparative Rights of Havas Advertising Shareholders and SNC Stockholders."

Q. When and where will the special meeting be held?

A. The special meeting will be held at 9:00 a.m. eastern time on September 25, 2000 at the Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102.

Q.What will be the agenda for the special meeting?

A. At the special meeting, holders of SNC common stock and Circle.com common stock, voting together as a single class, will be asked to vote to adopt the merger agreement and approve the merger.

Q. What is the record date for the special meeting?

A. You can vote at the special meeting if you owned SNC common stock or Circle.com common stock at the close of business on August 21, 2000.
Q. What is the vote required to adopt the merger agreement and approve the merger?

A. Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the voting rights represented by the outstanding shares of SNC common stock and Circle.com common stock voting together as a single class.

Q. How many votes will I have for each share of SNC common stock or Circle.com common stock that I own?

A. Each holder of SNC common stock is entitled to one vote per share of SNC common stock. For the period from July 1, 2000 through September 30, 2000, each holder of Circle.com common stock is entitled to 0.45 of a vote per share of Circle.com common stock.

Q. What should I do now?

A. You should carefully read and consider the information contained in this proxy statement/prospectus. You should then complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares of SNC common stock and/or Circle.com common stock will be represented at the special meeting of Snyder Communications stockholders. You may also vote in person at the special meeting, or you may vote your shares by telephone by following the instructions provided on the enclosed proxy card. If your shares are held in "street name" (i.e., in the name of a broker, bank or other record holder), you should either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the special meeting of Snyder Communications stockholders.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker how to vote your shares of SNC common stock and/or Circle.com common stock, following the directions provided by your broker. If you do not instruct your broker how to vote, it will have the same effect as a vote against the merger.

Q. May I change my vote?

A. Yes. You may withdraw your proxy or change your vote by delivering a later-dated, signed written notice of revocation or proxy card to Snyder Communications before the special meeting or by voting in person at the special meeting. You may also withdraw your proxy or change your vote by telephone as described in this proxy statement/prospectus. The way you withdraw your proxy or change your vote does not have to be the same way as you originally voted your shares.

Q. What happens if I don't return a proxy card or otherwise do not vote?

A. If you do not return your proxy card or otherwise do not vote, it will have the same effect as voting against the merger. If you return your proxy card with the box marked "abstain" checked, your shares will be counted as present for purposes of determining the presence of a quorum, but they will not be voted in favor of or against the merger, which will have the same effect as voting against the merger.

Q. Should I send my stock certificate representing SNC common stock now?

A. No. You should not send in your stock certificate(s) representing SNC common stock with your proxy card. Promptly after the merger is completed, Havas Advertising will send written instructions to former holders of SNC common stock describing the process for exchanging their stock certificates representing SNC common stock for Havas Advertising ADRs evidencing Havas Advertising ADSs.

Q. Are holders of SNC common stock or Circle.com common stock entitled to dissenters' rights?

A. No. Under Delaware law, which governs Snyder Communications, neither the holders of SNC common stock nor the holders of Circle.com common stock are entitled to dissenters' rights of appraisal as a result of the merger.

Q. When do Havas Advertising and Snyder Communications expect the merger to be completed?

A. Havas Advertising and Snyder Communications are working to complete the merger as quickly as possible and expect to do so promptly after the special meeting of Snyder Communications stockholders.

Q. Whom should I call if I have questions?

A. Holders of SNC common stock or Circle.com common stock who have questions about the merger may call Innisfree M&A Incorporated, Snyder Communications' solicitation agent. Innisfree may be reached toll-free at 1-888-750-5834.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the additional documents referred to in this proxy statement/prospectus to fully understand the merger.


The Companies

Havas Advertising
84, rue de Villiers
92683 Levallois-Perret Cedex
France
(011)-33-1-41-34-30-00

  Havas Advertising is a global advertising and communications company. According to Adweek, Havas Advertising is the seventh largest advertising and communications company in the world based on 1999 revenues. With its headquarters located in Paris and two of its four operating divisions headquartered in Madrid and New York, Havas Advertising believes that it brings a multinational approach to its business which distinguishes it from other major advertising companies. Through its worldwide network of over 240 agencies located in over 65 countries, Havas Advertising offers a complete line of communications services, including general advertising, direct marketing, media planning and buying, corporate communications, sales promotion, design, human resources, multimedia interactive communications and public relations.

Snyder Communications, Inc.
6903 Rockledge Drive
Bethesda, Maryland 20817
(301) 468-1010

  Snyder Communications is an international provider of direct marketing, advertising and communications services and Internet professional services. Snyder Communications' Brann Worldwide and Bounty SCA Worldwide combined agencies were ranked as the largest direct response agency based on 1999 revenues and billings according to the Direct Marketing Association Annual Direct Response Agency Report. Advertising Age ranked Snyder Communications' Arnold Communications number 24 in a ranking of the top 100 U.S. advertising agencies based on 1999 revenue. Snyder Communications operates two separate businesses, which together comprise Snyder Communications:

  . "SNC," which consists of its direct marketing, advertising and communications business and

  . "Circle.com," which consists of its Internet professional services business.

  SNC provides direct marketing services to clients through Brann Worldwide and Bounty SCA Worldwide and advertising services through Arnold Commun- ications. SNC has operations in the United States, the United Kingdom and continental Europe. SNC's clients operate in a broad range of industries, including auto-motive, consumer packaged goods, financial services, telecommunications and gas and electric utilities.

  Circle.com creates Internet-based customer relationship management systems for its clients. Circle.com provides all the services necessary to create a client's customer management system, including consulting regarding e-commerce strategies and related business processes, consumer research, online media planning and creative design, as well as architecture, design, systems integration, implementation and ongoing performance analysis.

The Merger
(See Page 40)

  On February 20, 2000, Havas Advertising agreed to acquire all of the issued and outstanding shares of SNC common stock through the merger of one of its subsidiaries into Snyder Communications. After the merger, Snyder
Communications will be a subsidiary of Havas Advertising.

The Merger Consideration
(See Page 65)

  Overview of Merger Consideration. The consideration paid to holders of SNC common stock in the merger will consist of Havas Advertising ADSs. Holders of Circle.com common stock will continue to hold shares of Circle.com common stock in Snyder Communications after the merger. The Havas Advertising ADSs to be issued to holders of SNC common stock in the merger are expected to have an aggregate value of approximately $2.1 billion, based on the 20-day average closing price of the Havas Advertising shares that would have been issued in the merger if it had occurred on August 15, 2000 and the number of shares of SNC common stock outstanding on August 15, 2000.

  In general, the purpose of the merger consideration calculations detailed below in "--Merger Consideration Formulas" is to ensure that holders of SNC common stock receive $29.50 in value per share in the merger, so long as the 20-day average closing price of Havas Advertising shares immediately prior to the merger is between (Euro)24.65 and (Euro)33.35. However, if the 20-day average closing price of Havas Advertising shares prior to the merger is greater than (Euro)33.35 or less than (Euro)24.65, the value of the Havas Advertising ADSs to be received will be greater or less than $29.50.

  Merger Consideration Formulas. If the 20-day average closing price of Havas Advertising shares immediately prior to the merger is between (Euro)24.65 and
(Euro)33.35, then each share of SNC common stock will be converted into the right to receive a number of Havas Advertising ADSs equal to:

  $29.50 / 20-day average closing sales price of Havas Advertising shares on the Paris Bourse immediately prior to the merger, converted into U.S. dollars at the euro to U.S. dollar exchange rate on each trading day

  However, if the 20-day average closing price of Havas Advertising shares immediately prior to the merger is greater than (Euro)33.35, then each share of SNC common stock will be converted into the right to receive a number of Havas Advertising ADSs equal to:

  $29.50 / ((Euro)33.35 x 20-day average euro to U.S. dollar exchange rate immediately prior to the merger)

  Alternatively, if the 20-day average closing price of Havas Advertising shares immediately prior to the merger is less than (Euro)24.65, then each share of SNC common stock will be converted into the right to receive a number of Havas Advertising ADSs equal to:

  $29.50 / ((Euro)24.65 x 20-day average euro to U.S. dollar exchange rate immediately prior to be merger)

 For example, if the merger had occurred on August 15, 2000, the 20-day average closing sales price of Havas Advertising shares on the Paris Bourse immediately prior to that date was (Euro)24.05, which is less than
   (Euro)24.65, the low end of the price collar agreed to in the merger agreement. The 20-day average euro to U.S. dollar exchange ratio immediately prior to that date was 0.9194. Consequently, you would have received 1.3017 Havas Advertising ADSs for each share of SNC common stock you own, as shown in the following calculation.

  Calculation at August 15, 2000:
  $29.50 / ((Euro)24.65 X 0.9194) = 1.3017 Havas
                      Advertising ADSs


  The actual number of Havas Advertising ADSs that the holders of SNC common stock will have the right to receive in the merger will be determined immediately prior to the merger in accordance with formulas specified in the merger agreement and further described beginning on page 65.

  Havas Advertising ADSs and Circle.com Common Stock following the Merger. Havas Advertising ADSs, evidenced by Havas Advertising ADRs, have been registered with the SEC and will be quoted on the Nasdaq National Market System under the symbol "HADV" after the merger. The Havas Advertising shares underlying Havas Advertising ADSs will be listed on the Paris Bourse.

  Each share of Circle.com common stock issued and outstanding immediately prior to the effective time of the merger will remain outstanding after the merger as one share of Circle.com common stock of Snyder Communications, the surviving corporation of the merger and a subsidiary of Havas Advertising. After the merger, Circle.com common stock will continue to be quoted on the Nasdaq National Market System under the symbol "CIRC."

Differences in the Rights of Holders of Havas Advertising ADSs and SNC Common Stock
(See Page 160)

  As a result of the merger, shares of SNC common stock will be converted into the right to receive Havas Advertising ADSs. Because Snyder Communications is a corporation organized under the laws of Delaware and Havas Advertising is a societe anonyme, a corporation organized under the laws of France, there are important differences between the rights of holders of SNC common stock and the rights of holders of Havas Advertising ADSs. These important differences concern a number of topics, including:

  . The vote required to call a special meeting of shareholders. The affirmative vote of holders of 25% of the outstanding voting power is required for Snyder Communications. The affirmative vote of holders of 10% of the capital stock is required for Havas Advertising.

  . The vote required to amend corporate governing documents such as Snyder
    Communications' certificate of incorporation and Havas Advertising's statuts. The affirmative vote of holders of a majority of the outstanding voting power, and the holders of a majority of any class entitled to vote, is required for Snyder Communications. The affirmative vote of holders of 66.67% of the outstanding capital stock present or represented at the extraordinary general meeting is required for Havas Advertising.

  . The right of shareholders to demand the fair value of their shares upon the occurrence of a business combination transaction. Holders of SNC common stock may have the right to demand fair market value for their shares in some business combination transactions, though not in connection with the merger with Havas Advertising. No such right exists under French law, but an independent expert may be required by French law to be appointed in some circumstances to pass upon the fairness of business combination transactions involving Havas Advertising.

  . The right to subscribe for additional shares in a new offering. Holders of SNC common stock have no right to subscribe for additional shares. Holders of Havas Advertising shares generally have rights to subscribe for additional shares on a pro rata basis.

  . The ability of a shareholder to enforce a judgment against directors of
    Havas
   Advertising or Snyder Communications. Holders of SNC common stock may generally enforce a judgment against directors of Snyder Communications in the United States. Holders of Havas Advertising shares will generally be unable to enforce any judgment in the United States against directors of Havas Advertising who are not residents in the United States, and also may be unable to enforce in France a judgment rendered under U.S. federal or state law.

For a discussion of these differences and others, see "Comparative Rights of Havas Advertising Shareholders and SNC Stockholders."

Comparison of Rights of Holders of Havas Advertising ADSs with Holders of Havas Advertising Shares (See Page 142)

  The rights of a holder of Havas Advertising ADSs will in some cases be different from the rights of a holder of Havas Advertising shares. For example, if proposed amendments to Havas Advertising's statuts are to be adopted at a Havas Advertising shareholders' meeting, an individual holder of Havas Advertising shares will be entitled to attend, speak and vote at a general shareholders' meeting if the Havas Advertising shares are held of record by the holder. However, since the Havas Advertising shares represented by the ADSs will be held of record by Morgan Guaranty Trust Company of New York as depositary, an individual holder of Havas Advertising ADSs will not be entitled to attend or speak at a meeting, but will only be able to vote the Havas Advertising ADSs by instructing the depositary.

Summary of Material U.S. Federal Income Tax Consequences (See Page 58)

In general, holders of SNC common stock should not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except with respect to cash that is received in lieu of a fractional Havas Advertising ADS. Since shares of Circle.com common stock will remain outstanding after the merger under the terms of the merger agreement, holders of Circle.com common stock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. In addition, no gain or loss will be recognized for U.S. federal income tax purposes by Snyder Communications, Havas Advertising or existing Havas Advertising shareholders as a result of the merger.

Additional Terms of the Merger Agreement and Related Arrangements

  Conditions to the Merger. Snyder Communications and Havas Advertising will not complete the merger unless a number of conditions are satisfied or waived by them. These include:

  . approval of the merger by Snyder Communications stockholders

  . approval by the Havas Advertising shareholders of the capital increase required in order for Havas Advertising to issue the applicable number of new shares in the merger and

  . receipt of opinions of tax counsel to the effect that the merger should constitute a reorganization for U.S. federal income tax purposes.

  Termination of the Merger Agreement. Snyder Communications and Havas Advertising can agree to terminate the merger agreement at any time prior to the effective time of the merger, even after stockholder approval. In addition, either company can terminate the merger agreement in various circumstances, including the following:

  . if the merger has not been completed by December 31, 2000

  . if the stockholders of Snyder Communications fail to adopt the merger agreement and approve the merger

  . if the shareholders of Havas Advertising fail to authorize the capital increase necessary for completion of the merger and

  . if the other company breaches its representations or obligations under the merger agreement in a material manner.

  The merger agreement can also be terminated in other circumstances which are described beginning on page 76.

   Termination Payments. Snyder Communications will be required to pay Havas Advertising a termination fee of $85 million if:

  . Snyder Communications terminates the merger agreement as a result of an alternative business combination transaction or

  . Havas Advertising terminates the merger agreement because Snyder
    Communications' board of directors fails to recommend, withdraws, modifies or changes in a manner adverse to Havas Advertising its approval or recommendation of the merger agreement or the merger, or recommends an alternative business combination transaction to the stockholders of Snyder Communications or

  . Snyder Communications or Havas Advertising terminates the merger agreement because the stockholders of Snyder Communications fail to approve the merger agreement.

  Havas Advertising will be required to pay Snyder Communications a termination fee of $85 million if:

  . Snyder Communications or Havas Advertising terminates the merger agreement because the shareholders of Havas Advertising fail to authorize the capital increase necessary for completion of the merger or

  . Snyder Communications terminates the merger agreement because Havas
    Advertising's board of directors withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Snyder Communications, its approval or recommendation of the merger or the merger agreement.

  Additionally, if either party terminates the merger agreement due to willful breach of any representation, warranty, covenant or agreement of the other party under the merger agreement, the breaching party will pay to the non-breaching party an amount equal to the greater of $85 million or the actual damages resulting from the breach. EWDB North America, Inc., a wholly-owned indirect subsidiary of Havas Advertising, has guaranteed the payment of any termination fee due and payable to Snyder Communications under the terms of the merger agreement.

  Voting Agreements. Havas Advertising and each of Daniel M. Snyder, Michele D. Snyder, Mortimer Zuckerman, Fred Drasner and their affiliates that hold SNC common stock and Circle.com common stock, together with the Charles E. Smith Jewish Day School of Greater Washington,

Inc., entered into a voting agreement in which each of these stockholders agreed to vote their shares at the Snyder Communications special meeting for adoption of the merger agreement and approval of the merger and against other transactions that would impede or delay completion of the merger. These stockholders of Snyder Communications hold an aggregate of approximately 28% of the SNC common stock and approximately 22% of the Circle.com common stock, representing approximately 27% of the aggregate voting rights of the outstanding shares of SNC common stock and Circle.com common stock. Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the voting rights represented by the outstanding shares of SNC common stock and Circle.com common stock, voting together as a single class. The full text of this voting agreement is attached as Annex B.

  Snyder Communications and Havas S.A., which held approximately 19.4% of the outstanding Havas Advertising shares as of May 23, 2000, entered into a voting agreement in which Havas S.A. agreed to vote its shares at the meeting of Havas Advertising shareholders for the authorization of the capital increase required in connection with the merger and against other transactions that would impede or delay completion of the merger. The full text of this voting agreement is attached as Annex C.

Recommendations of Snyder Communications' Board of Directors
(See Page 44)
  Snyder Communications' board of directors believes the merger is advisable and in Snyder Communications' and your best interests and recommends that you vote for the proposal to adopt the merger agreement and approve the merger.

Opinion of Snyder Communications' Financial Advisor
(See Page 46)
  In deciding to approve the merger, Snyder Communications' board of directors considered the opinion of its financial advisor, Deutsche Bank Securities Inc. that, as of the date of its opinion, the exchange ratio for each share of SNC common stock to be converted in the merger was fair from a financial point of view to the holders of SNC common stock. The opinion, however, does not address the fairness of the proposed merger to the holders of Circle.com common stock. The full text of this opinion is attached as Annex D. You are encouraged to carefully read and consider this opinion.

Transfer Restrictions; Resales by Snyder Communications Stockholders Party to the Voting Agreement
(See Page 61)

   Daniel M. Snyder, Michele D. Snyder, Mortimer Zuckerman, Fred Drasner, each a director or executive officer of Snyder Communications, and their affiliates that hold SNC common stock and Circle.com common stock, together with the Charles E. Smith Jewish Day School of Greater Washington, Inc., entered into a voting agreement with Havas Advertising in which each stockholder agreed, among other things, not to transfer any shares of any class of common stock of Snyder Communications prior to completion of the merger. Each of these stockholders also agreed to restrictions on the resale of Havas Advertising ADSs that they receive in the merger. The stockholders that are a party to the voting agreement may not dispose of any Havas Advertising ADSs received in the merger for a period of 90 days following the merger, except for the Havas Advertising ADSs that will be subject to existing forward purchase contracts entered into by these stockholders with respect to shares of SNC common stock. If the merger had occurred on August 15, 2000, approximately 12% of the Havas Advertising ADSs issued in the merger would be subject to these forward purchase contracts. In addition, during the same ninety-day period following the merger, Havas Advertising has agreed to use its reasonable best efforts to facilitate or arrange a third party placement or underwriting of up to 50% of the difference between the number of Havas Advertising ADSs received in the merger by these stockholders and the Havas Advertising ADSs subject to the forward purchase contracts. If the merger had occurred on August 15, 2000, approximately 7.8% of the Havas Advertising ADSs issued in the merger would be subject to this commitment. Furthermore, for a period of 180 days following the merger, the stockholders that are a party to the voting agreement may not dispose of more than approximately 7.8% of the Havas Advertising ADSs that would have been issued if the merger had occurred on August 15, 2000. After that 180-day period has elapsed, stockholders have no restrictions on the sale of their Havas Advertising ADSs under the voting agreement. The full text of the voting agreement is attached as Annex B. SNC common stockholders may also be subject to additional resale restrictions on the Havas Advertising ADSs received in the merger under the Securities Act if these stockholders are deemed to be affiliates of Havas Advertising. See "The Merger--Restrictions on Resales by Affiliates."

Adoption of U.S. GAAP for Reporting Purposes (See Page 101)

  Overview. Historically, Havas Advertising has presented accounts prepared under French generally accepted accounting principles, or French GAAP, in both its annual and interim reports distributed to its shareholders. Although Havas Advertising is not required under SEC regulations to present its accounts under U.S. generally accepted accounting principles, or U.S. GAAP, Havas Advertising intends to present its year end financial statements prepared under U.S. GAAP in its SEC filings of its annual report on Form 20-F. In addition, following the merger, Havas Advertising will cause Snyder Communications to continue to present its accounts prepared under U.S. GAAP in its annual reports distributed to holders of Circle.com common stock.

  As discussed below, there are a number of differences between U.S. GAAP and French GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Havas Advertising."

  Increase of Compensation Expenses under U.S. GAAP. Agreements entered into by Havas Advertising which provide for the acquisition of other companies typically have included "earn out" and "buy out" clauses. Under these clauses, a portion of the acquisition price is paid out over time to the sellers of an agency, in amounts that vary based on the financial performance of the acquired business.

  Under U.S. GAAP, the portion of an earn out or buy out payment that is deemed to be conditioned upon the continued employment of the seller of an agency must be accrued as a compensation expense over the term of the earn out or buy out clause, as applicable. Under French GAAP applied by Havas Advertising, earn out and buy out payments were accounted for by Havas Advertising as goodwill resulting from the purchase price of the acquired business. Consequently, when Havas Advertising restated its financial statements under U.S. GAAP, the cost of most of these earn out payments was required to be recharacterized as a compensation expense during the period of payment. These additional expenses under U.S. GAAP totaled approximately (Euro)6.7 million in 1998 and (Euro)17.4 million in 1999. These expenses accounted for a reduction in Havas Advertising's earnings under U.S. GAAP compared to French GAAP of approximately 14.7% for 1998 and 31% for 1999. At December 31, 1999, total accruals for additional compensation expense under these clauses, as measured under U.S. GAAP, are approximately (Euro)29.8 million, based on the current profitability of the acquired businesses. At the time that Havas Advertising entered into the acquisition agreements containing these earn out or buy out clauses, the restatement of its financial statements in U.S. GAAP was not contemplated. Accordingly, Havas Advertising negotiated its earn out and buy out clauses in accordance with standard European and international market practices, without regard to the U.S. GAAP treatment of these clauses. Now that Havas Advertising intends to publish accounts in U.S. GAAP, Havas Advertising's management expects that U.S. GAAP consequences will be taken into consideration in the negotiation of the terms of future acquisitions, with the objective of clearly differentiating purchase price from compensation while achieving its objective of linking the price paid for an acquired business to the actual post-acquisition performance of that business, without conditioning the price on the continued employment of the seller.

  Accounting for the Business Combination between Media Planning, S.A. and Havas Advertising. In October 1999, Havas Advertising combined its media planning and buying businesses with those of Media Planning, S.A., a Spanish company specializing in media planning, to create "Media Planning Group." As a result of the business combination, the shareholders of Media Planning, S.A. received an aggregate of 55% of the shares of Media Planning Group and Havas Advertising received the remaining 45%.

  Under U.S. GAAP, the businesses contributed by Havas Advertising have been fully consolidated by Havas Advertising for the first nine months of 1999 and the 45% interest in Media Planning Group has been accounted for using the equity method for the last three months of 1999. However, under French GAAP, Havas Advertising fully consolidated Media Planning Group for the full year of 1999. This difference in accounting treatment has resulted in a reduction of
(Euro)35.9 million in consolidated revenues between Havas Advertising's financial statements prepared under U.S. GAAP and French GAAP for 1999. Under current French GAAP, Media Planning Group would continue to be fully consolidated in the future, and under current U.S. GAAP, Media Planning Group would continue to be accounted for in the future using the equity method. This difference in method of consolidation can be expected in the future to result in significant differences in consolidated revenues, although not in net income.

Interests of Members of Snyder Communications Management and Board of Directors (See Page 57)

  When considering the recommendation of Snyder Communications' board of directors that you vote in favor of adoption of the merger agreement and approval of the merger, you should be aware that the directors and officers of Snyder Communications may have interests in the merger that are different from, or in addition to, the interests of holders of SNC common stock and holders of Circle.com common stock. The interests include employment agreements, stock options and transaction bonuses relating to the merger.

Accounting Treatment
(See Page 63)

  Under French GAAP, the merger will be accounted for as a pooling of interests. Under U.S. GAAP, the merger will be accounted for using the purchase method.

Directors and Officers of Snyder Communications Following the Merger (See Page 120)

  Following the merger, Havas Advertising expects that the board of directors of Snyder Communications will be comprised of Alain de Pouzilhac and Bob Schmetterer, who are directors and members of the executive committee of Havas Advertising, Jacques Herail, who is a member of the executive committee of Havas Advertising, Michel Boutinard Rouelle, Richard Colker and Clement Vaturi, who are directors of Havas Advertising, and R. John Cooper. Havas Advertising expects that Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall will resign their positions as chief executive officer, president and chief operating officer and chief financial officer, respectively, immediately prior to the completion of the merger. The executive officers of Snyder Communications following the merger had not been determined as of the date of this proxy statement/prospectus.

Summary Historical Consolidated Financial Data of Havas Advertising

                           HAVAS ADVERTISING
                         SUMMARY FINANCIAL DATA
   (in (Euro) thousands except per share data and as otherwise noted)

  The following table summarizes historical financial data of Havas Advertising and is qualified in its entirety by reference to, and should be read in conjunction with, Havas Advertising's audited consolidated financial statements and the notes to the financial statements included in this proxy statement/prospectus. The historical financial data for the years ended December 31, 1999 and 1998 have been derived from the audited consolidated financial statements of Havas Advertising prepared using U.S. generally accepted accounting principles. The historical financial data for the year ended December 31, 1997 have been derived from the consolidated financial statements of Havas Advertising prepared using French GAAP. Following the merger, Havas Advertising intends to present its financial statements under U.S. GAAP in its SEC filings of its annual reports on Form 20-F. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Havas Advertising."

                                         For the Years Ended December 31,
                         -----------------------------------------------------------------
                             1999(1)           1999            1998             1997
                         ---------------- --------------- ---------------  ---------------
                                            U.S. GAAP                        French GAAP
                         ------------------------------------------------  ---------------
                         (in $ thousands)                                    (unaudited)
Income Statement Data:
  Net revenues..........    $1,027,121    (Euro)1,124,380 (Euro)  872,767  (Euro)  779,191
  Net income excluding
   goodwill
   amortization.........        41,823             45,783           4,858           39,942
  Net income (loss).....        23,043             25,225         (11,245)          24,812
Net income (loss) per
 share(2):
  Basic.................          0.16               0.18           (0.09)            0.22
  Diluted...............          0.15               0.16           (0.09)            0.24
Dividend per
 share(2)(3)............          0.21               0.23            0.19             0.17
Balance Sheet Data:
  Current assets........    $1,160,231    (Euro)1,270,094 (Euro)1,252,146  (Euro)1,296,513
  Total assets..........     2,089,034          2,286,846       1,912,506        1,968,357
  Financial debt
   (includes long and
   short term)..........       419,306            459,010         209,909          441,341
  Shareholders' Equity..       491,198            537,710         434,412          340,806

--------
(1) Translations of amounts from euro into U.S. dollars have been computed solely for the convenience of the reader based upon the noon buying rate of
    (Euro)1.00 = $0.9135 on August 15, 2000.
(2) Unaudited. Per share data have been adjusted for Havas Advertising's 20 for 1 stock split that occurred on May 26, 2000.
(3) These amounts reflect the dividend accrued for the year indicated, including the French avoir fiscal (before deduction of any French withholding tax). Actual payment of the annual dividend for each fiscal year occurs following Havas Advertising's annual ordinary general shareholders meeting in the subsequent year. For an explanation of the French avoir fiscal, see "Taxation--French Taxation--Withholding Tax and Avoir Fiscal" and "Taxation--Taxation of U.S. Investors--Taxation of Dividends--Withholding Tax and Avoir Fiscal."

Summary Historical Consolidated Financial Data of Snyder Communications

                          SNYDER COMMUNICATIONS, INC.
                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

  The following table summarizes historical financial data of Snyder Communications and is qualified in its entirety by reference to, and should be read in conjunction with, the Snyder Communications historical financial statements and related notes included in Snyder Communications' Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Report on Form 10-Q for the six months ended June 30, 2000. The historical financial data for the years ended December 31, 1999, 1998 and 1997 have been derived from the audited consolidated financial statements of Snyder Communications. Historical financial information may not be indicative of Snyder Communications' future performance. For all the periods presented, income
(loss) from discontinued operations includes the income (loss) from discontinued operations of the healthcare services business, which was spun off to stockholders of Snyder Communications on September 27, 1999. For the year ended December 31, 1997, the income (loss) from discontinued operations also includes the loss from discontinued operations of Bob Woolf Associates, Inc., which was spun off on October 31, 1997 to stockholders of one of the companies Snyder Communications acquired in 1998. Prior to their respective acquisitions, some of the U.S.-based acquirees were not subject to federal or state income taxes. Consequently, pro forma net income from continuing operations represents income from continuing operations adjusted to reflect a provision for income taxes as if all companies acquired by Snyder Communications which were accounted for as poolings of interests had been taxed similarly to a C corporation for all periods prior to their acquisition by Snyder Communications. Net income (loss) per share information is provided using the number of shares of SNC common stock and Circle.com common stock that would have been outstanding assuming that the recapitalization of Snyder Communications had occurred at the beginning of the earliest period presented.

                            For the Six Months
                              Ended June 30,      For the Years Ended December 31,
                          ----------------------- ---------------------------------
                             2000        1999        1999        1998       1997
                          ----------- ----------- ----------  ---------- ----------
                          (unaudited) (unaudited)
Income Statement Data:
  Net revenues..........   $350,892    $299,426   $  638,480  $  493,803 $  403,072
                           ========    ========   ==========  ========== ==========
  Income (loss) from
   continuing
   operations...........   $  5,040    $ 27,527   $   17,098  $   21,360 $  (16,636)
                           ========    ========   ==========  ========== ==========
  Income (loss) from
   discontinued
   operations...........   $     --    $ 12,639   $  (11,562) $    1,446 $  (10,225)
                           ========    ========   ==========  ========== ==========
  Net income (loss).....   $  5,040    $ 40,166   $    5,536  $   22,806 $  (26,861)
                           ========    ========   ==========  ========== ==========
Unaudited:
  Pro forma net income
   (loss) from
   continuing
   operations...........   $  5,040    $ 27,527   $   18,131  $   18,699 $  (19,191)
                           ========    ========   ==========  ========== ==========
SNC:
Historical net income
 (loss) per share:
Diluted net income
 (loss) per share:
  Continuing
   operations...........   $   0.19    $   0.39   $     0.39  $     0.30 $    (0.26)
  Discontinued
   operations...........   $     --    $   0.17   $    (0.16) $     0.02 $    (0.16)
                           --------    --------   ----------  ---------- ----------
  Total diluted net
   income (loss) per
   share................   $   0.19    $   0.56   $     0.23  $     0.32 $    (0.42)
                           ========    ========   ==========  ========== ==========
Unaudited:
  Pro forma diluted net
   income (loss) from
   continuing operations
   per share............   $   0.19    $   0.39   $     0.40  $     0.26 $    (0.29)
                           ========    ========   ==========  ========== ==========
Shares used in computing
 diluted per share
 amounts (1)............     73,921      75,347       74,037      72,343     63,752
                           ========    ========   ==========  ========== ==========

Circle.com:
Historical net loss per
 share:
  Diluted net loss per
   share................   $  (0.40)   $  (0.10)  $    (0.59) $       -- $    (0.01)
                           ========    ========   ==========  ========== ==========
Unaudited:
  Pro forma diluted net
   income (loss) per
   share................   $  (0.40)   $  (0.10)  $    (0.59) $     0.01 $    (0.04)
                           ========    ========   ==========  ========== ==========
Shares used in computing
 diluted per share
 amounts (1)............     22,520      18,485       19,787      17,397     15,938
                           ========    ========   ==========  ========== ==========

                          SNYDER COMMUNICATIONS, INC.

                     (in thousands, except per share data)

                                  As of June 30,       As of December 31,
                                  -------------- -------------------------------
                                       2000        1999      1998       1997
                                  -------------- --------- --------- -----------
                                   (unaudited)                       (unaudited)
Balance Sheet Data:
  Total assets...................    $825,768    $ 786,463 $ 615,614  $ 382,137
                                     ========    ========= =========  =========
  Long-term debt.................    $191,234    $ 190,964 $  12,283  $  12,856
                                     ========    ========= =========  =========
  Redeemable ESOP stock (2)......    $    --     $      -- $   2,960  $   5,278
                                     ========    ========= =========  =========
  Total equity...................    $291,810    $ 271,518 $ 357,378  $ 118,261
                                     ========    ========= =========  =========

(1) The number of shares used in computing the per share amounts assume that acquisitions accounted for as pooling of interest transactions had occurred at the beginning of each of the periods presented and reflect the issuance of additional shares of Snyder Communications in public offerings, the impact of stock options, and share repurchases. The number of shares also assumes that Snyder Communications' recapitalization transaction, as a result of which each share of Snyder Communications common stock was converted into one share of SNC common stock and 0.25 of a share of Circle.com common stock, had occurred at the beginning of the earliest period presented.

(2) Represents the balance necessary to satisfy the repurchase obligation associated with Snyder Communications' shares held by the employee stock ownership plan of an acquired company which have been allocated to former employees of the acquired company whose employment had terminated prior to its merger with Snyder Communications.

                                      SNC

                             SUMMARY FINANCIAL DATA

                                 (in thousands)

  The following table summarizes historical financial data of SNC and is qualified in its entirety by reference to, and should be read in conjunction with, the SNC historical financial statements and related notes included in Snyder Communications' Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the six months ended June 30, 2000. The historical financial data for the years ended December 31, 1999, 1998 and 1997 have been derived from the audited combined financial statements of SNC. Historical financial information may not be indicative of SNC's future performance. For all the periods presented, income (loss) from discontinued operations includes the income (loss) from discontinued operations of the healthcare services business which was spun off to stockholders of Snyder Communications on September 27, 1999. For the year ended December 31, 1997, the income (loss) from discontinued operations also includes the loss from discontinued operations of Bob Woolf Associates, Inc., which was spun off on October 31, 1997, to stockholders of one of the companies Snyder Communications acquired in 1998. Prior to their respective acquisitions, some of the U.S.- based acquirees were not subject to federal or state income taxes. Consequently, pro forma net income from continuing operations represents income from continuing operations adjusted to reflect a provision for income taxes as if all companies acquired by SNC which were accounted for as poolings of interests had been taxed similarly to a C corporation for all periods presented prior to their acquisition by SNC.

                           For the Six Months    For the Years Ended December
                             Ended June 30,                   31,
                         ----------------------- ------------------------------
                            2000        1999       1999       1998      1997
                         ----------- ----------- ---------  --------- ---------
                         (unaudited) (unaudited)
Income Statement Data:
  Net Revenues..........  $316,822    $287,388   $ 603,550  $ 480,289 $ 397,505
                          ========    ========   =========  ========= =========
  Income (loss) from
   continuing
   operations...........  $ 15,869    $ 29,918   $  31,488  $  21,362 $ (16,506)
                          ========    ========   =========  ========= =========
  Income (loss) from
   discontinued
   operations...........  $    --     $ 12,639   $ (11,562) $   1,446 $ (10,225)
                          ========    ========   =========  ========= =========
  Net income (loss).....  $ 15,869    $ 42,557   $  19,926  $  22,808 $ (26,731)
                          ========    ========   =========  ========= =========
Unaudited:
  Pro forma net income
   (loss) from
   continuing
   operations...........  $ 15,869    $ 29,918   $  32,521  $  18,576 $ (18,450)
                          ========    ========   =========  ========= =========
Balance Sheet Data:
  Total assets..........  $741,698               $ 683,673  $ 601,957 $ 379,222
                          ========               =========  ========= =========
  Long-term debt........  $167,669               $ 167,214  $  12,283 $  12,856
                          ========               =========  ========= =========
  Investments and
   advances from Snyder
   Communications.......  $238,238               $ 209,326  $ 351,232 $ 122,008
                          ========               =========  ========= =========

                                   CIRCLE.COM

                             SUMMARY FINANCIAL DATA
                                 (in thousands)

  The following table summarizes historical financial data of Circle.com and is qualified in its entirety by reference to, and should be read in conjunction with, the Circle.com historical financial statements and related notes included in Snyder Communications' Annual Reports on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Report on Form 10-Q for the six months ended June 30, 2000. The historical financial data for the years ended December 31, 1999, 1998 and 1997 have been derived from the audited combined financial statements of Circle.com. Historical financial information may not be indicative of Circle.com's future performance. The operations of Circle.com were contained within the Brann Worldwide and Arnold Communications networks of Snyder Communications until May 1999 when they were coordinated under the name Circle.com and placed under the responsibility of a single management team. Prior to their respective acquisition, some of the U.S.-based acquirees were not subject to federal or state income taxes. Consequently, pro forma net income (loss) respresents net income (loss) adjusted to reflect a provision for income taxes as if all companies acquired by Circle.com which were accounted for as poolings of interests had been taxed similarly to a C corporation for all periods prior to their acquisition by Circle.com.

                            For the Six Months       For the Years Ended
                              Ended June 30,             December 31,
                          ----------------------- ----------------------------
                             2000        1999       1999       1998     1997
                          ----------- ----------- ---------  --------  -------
                          (unaudited) (unaudited)
Income Statement Data:
  Net revenues...........  $ 34,397     $12,347   $  35,726  $ 13,514  $ 5,567
                           ========     =======   =========  ========  =======
  Net loss...............  $(10,829)    $(2,391)  $ (14,390) $     (2) $  (130)
                           ========     =======   =========  ========  =======
Unaudited:
  Pro forma net income
   (loss)................  $(10,829)    $(2,391)  $ (14,390) $    123  $  (741)
                           ========     =======   =========  ========  =======
Balance Sheet Data:
  Total assets...........  $115,520               $ 112,975  $ 13,697  $ 2,932
                           ========               =========  ========  =======
  Long-term debt.........  $ 23,565               $  23,750  $     --  $    --
                           ========               =========  ========  =======
  Investments and
   advances from Snyder
   Communications........  $ 53,572               $  62,192  $  9,106  $ 1,531
                           ========               =========  ========  =======

Summary Pro Forma Combined Financial Data

                               HAVAS ADVERTISING
                      SUMMARY UNAUDITED PRO FORMA COMBINED
                                 FINANCIAL DATA
       (in (Euro) thousands except per share data and as otherwise noted)


  The following unaudited pro forma condensed consolidated balance sheet as of December 31, 1999 has been prepared as if each of the following transactions had occurred as of December 31, 1999:

  . the October 5, 1999 contribution by Havas Advertising of its media planning and buying activities to Media Planning Group for a 45% equity interest in Media Planning Group, and

  . the contemplated acquisition of Snyder Communications for consideration to be paid in Havas Advertising ADSs.

  The following unaudited pro forma condensed consolidated income statement for the year ended December 31, 1999 has been prepared as if each of the following transactions had occurred on January 1, 1999:

  . the October 5, 1999 contribution by Havas Advertising of its media planning and buying activities to Media Planning Group for a 45% equity interest in Media Planning Group, and

  . the contemplated acquisition of Snyder Communications for consideration to be paid in Havas Advertising ADSs.

  The unaudited pro forma financial information reflecting the contribution of Havas Advertising's media planning and buying activities to Media Planning Group has been prepared to present the pro forma condensed consolidated income statement as if the 45% interest of Havas Advertising in the Media Planning Group has been recorded as an equity investment since January 1, 1999.

  The unaudited pro forma financial information reflecting the contemplated acquisition of Snyder Communications has been prepared using the purchase method of accounting whereby the assets and liabilities of Snyder Communications are adjusted to estimated fair market value and the excess of the purchase price over the net fair values of tangible and identifiable intangible assets and liabilities is recorded as goodwill. The assets and liabilities of the Circle.com business have been adjusted to their fair values on a pro rata basis, based on SNC's retained interest in Circle.com as of December 31, 1999 of 16.6%, similar to the accounting for the acquisition of a controlling, but less than 100%, interest of a business. The assets and liabilities of the SNC business have been recorded at their estimated fair values. The allocation is based upon preliminary estimates, which are subject to change as additional information is obtained. Therefore, the allocations reflected in the following unaudited pro forma financial information may differ from the amounts ultimately determined. In calculating the Havas Advertising pro forma information, the exchange ratio for the merger has been assumed to be 1.3017, which reflects the exchange ratio that would have applied if the merger had occurred on August 15, 2000.

  The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of what Havas Advertising's financial position or results of operations would have been if the Media Planning Group transaction and the contemplated acquisition of Snyder Communications had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of management, all material adjustments necessary to reflect the effects of these transactions have been made.

                                               December 31,    December 31,
                                                 1999(1)          1999(2)
                                             ---------------- ---------------
                                             (in $ thousands)
   Current Assets...........................    $1,414,177    (Euro)1,548,087
   Noncurrent Assets........................     3,303,717          3,616,548
   Current Liabilities......................     1,542,923          1,689,024
   Noncurrent Liabilities...................       494,076            540,860
   Minority interest........................        76,286             83,510
   Equity...................................     2,604,609          2,851,241

                                                Year Ended      Year Ended
                                               December 31,    December 31,
                                                 1999(1)          1999(3)
                                             ---------------- ---------------
                                             (in $ thousands)
   Income (loss) from operations............    $   38,371    (Euro)   42,004
   Income (loss) from continuing
    operations..............................       (19,105)           (20,914)
   Basic income (loss) per share from
    continuing operations...................         (0.08)             (0.09)
   Diluted income (loss) per share from
    continuing operations ..................         (0.08)             (0.09)

--------
(1) Translations of amounts from euro into U.S. dollars have been computed solely for the convenience of the reader based upon the noon buying rate of
    (Euro)1.00=$0.9135 on August 15, 2000.
(2) Translations of amounts from U.S. dollars into euro have been computed based upon the closing rate of (Euro)1.00=$1.004528 as of December 31, 1999, as published by the Banque de France, which is the French central bank.
(3) Translations of amounts from U.S. dollars into euro have been computed based upon the average rate of (Euro)1.00=$1.066597 for the year ended December 31, 1999, as published by the Banque de France.

Comparative Per Share Data

  The following table sets forth hypothetical historical per ADS data of Havas Advertising and historical per share data for SNC common stock and unaudited pro forma and equivalent pro forma combined per share data to reflect the completion of the merger based upon the historical financial results of Havas Advertising and Snyder Communications presented under U.S. GAAP and the conversion of each share of SNC common stock into 1.3017 Havas Advertising ADS, which reflects the exchange ratio that would have applied if the merger had occurred on August 15, 2000. The hypothetical Havas Advertising per ADS data are derived from the actual Havas Advertising per share data, since each Havas Advertising ADS will represent one Havas Advertising share, and reflect Havas Advertising's 20 for 1 stock split on May 26, 2000. The historical Havas Advertising per ADS data is referred to as "hypothetical" because Havas Advertising has not issued any Havas Advertising ADSs prior to the date of this proxy statement/prospectus. The equivalent pro forma combined per share data for SNC common stock are calculated by multiplying the pro forma combined data for the SNC common stock by the assumed exchange ratio of 1.3017. The actual exchange ratio may vary depending on the market price of Havas Advertising shares and the euro to U.S. dollar exchange rate prior to the merger. See "Terms of the Merger Agreement and Related Transactions--Merger Consideration."

  The hypothetical amount of cash dividends per Havas Advertising ADS reflects the dividend paid by Havas Advertising in May 2000 based on the financial performance of Havas Advertising for the year ended December 31, 1999. The hypothetical book value per Havas Advertising ADS and the book value per share of SNC common stock have been computed by dividing total stockholders' equity by:

  . in the case of Havas Advertising, the number of Havas Advertising ADSs which would have been outstanding at December 31, 1999 if all Havas Advertising shares were represented by Havas Advertising ADSs and

  . in the case of Snyder Communications, the number of shares of SNC common stock outstanding at December 31, 1999.

  The pro forma combined data include the pro forma financial results of Havas Advertising's 45% owned subsidiary, Media Planning Group, using the equity method as if the business combination transaction creating Media Planning Group had occurred on January 1, 1999. The pro forma data are not necessarily indicative of actual or future operating results or of the financial position that would have occurred or will occur upon consummation of the merger. This data should be read in conjunction with the selected historical financial data and the historical financial statements of Havas Advertising and the notes to the historical financial statements that are included elsewhere in this proxy statement/prospectus, as well as the selected historical financial data and the historical financial statements of Snyder Communications and the notes to the historical financial statements that are incorporated by reference into this proxy statement/prospectus.

                                     Year Ended December 31, 1999
                          ---------------------------------------------------
                          Hypothetical                                SNC
                             Havas                                Equivalent
                          Advertising       SNC       Pro Forma    Pro Forma
                           Historical  Historical(1)  Combined     Combined
                          ------------ ------------- -----------  -----------
Income from continuing
 operations per
 ADS/share:
 Basic...................  (Euro)0.18   (Euro)0.37   (Euro)(0.09) (Euro)(0.12)
 Diluted.................        0.16         0.36         (0.09)       (0.12)
 Cash dividends per
  ADS/share(2)...........        0.23           --          0.14         0.18
 Book value per
  ADS/share..............        3.69         2.76         11.87        15.45

(1) Translated solely for convenience into euro at the average rate for conversion of euro to U.S. dollars of (Euro)1.00 = $1.066597 during the year ended December 31, 1999, as published by the Banque de France.
(2) Historical Havas Advertising and pro forma combined information reflect the dividend accrued, or that would have been accrued, in 1999, including the French avoir fiscal, before deduction of any French withholding tax. Actual payment of the annual Havas Advertising dividend for each fiscal year occurs following Havas Advertising's annual ordinary general shareholders meeting in the subsequent year. For an explanation of the

   French avoir fiscal, see "Taxation--French Taxation--Withholding Tax and Avoir Fiscal" and "Taxation--Taxation of U.S. Investors--Taxation of Dividends--Withholding Tax and Avoir Fiscal."

   The value of pro forma combined earnings per share and of SNC equivalent pro forma combined earnings per share will vary with the market price of Havas Advertising shares. The following table demonstrates this variation, and is based on the number of Havas Advertising shares that would have been issued if the merger had occurred on August 15, 2000, assuming the 20-day average closing sales prices of Havas Advertising shares on the Paris Bourse immediately prior to that date are as indicated below. In each case, the four-day average closing price used for calculating the value of issued equity is assumed to equal the 20-day average closing price, except for the "Real at August 15, 2000," where the actual four-day average closing price of
(Euro)23.76 on that date has been used.

                                                                  Earnings Per
20-day average closing price of Havas Advertising   Earnings Per   SNC Share
shares ending on the trading day prior to closing    ADS/Share     Equivalent
-------------------------------------------------   ------------  ------------
                                                     Basic and     Basic and
                                                      Diluted       Diluted
Bottom of collar minus 10% ((Euro)22.19)........... (Euro)(0.06)  (Euro)(0.08)
Real at August 15, 2000 ((Euro)24.05)..............       (0.09)        (0.12)
Bottom of collar ((Euro)24.65).....................       (0.10)        (0.14)
Middle of collar ((Euro)29.00).....................       (0.11)        (0.12)
Top of collar ((Euro)33.35)........................       (0.12)        (0.11)
Top of collar plus 10% ((Euro)36.69)...............       (0.17)        (0.16)

-------

Comparative Stock Price Information

  The following table sets forth, for the periods indicated, the hypothetical high and low closing price per ADS for Havas Advertising ADSs based on the historical high and low closing price per share for Havas Advertising shares (since each Havas Advertising ADS will represent one Havas Advertising share) as reported on the Paris Bourse, which is the French national stock exchange. The high and low closing prices have been adjusted to reflect Havas Advertising's 20 for 1 stock split on May 26, 2000. The Havas Advertising ADS data are referred to as "hypothetical" because Havas Advertising has not issued any Havas Advertising ADSs prior to the date of this proxy statement/prospectus. As a result, there currently is no public trading market in the United States or elsewhere for Havas Advertising ADSs. However, upon completion of the merger, Havas Advertising ADSs will be quoted on the Nasdaq National Market System. The hypothetical prices per ADS for Havas Advertising ADSs in relation to Havas Advertising shares are not necessarily indicative of future trading prices for Havas Advertising ADSs in relation to Havas Advertising shares. The table also sets forth, for the periods indicated:

  . the high and low closing price per share of Snyder Communications common stock (prior to Snyder Communications' recapitalization transaction on October 22, 1999 when each share of Snyder Communications common stock was converted into one share of SNC common stock and 0.25 of a share of Circle.com common stock) and SNC common stock (after the recapitalization), in each case as reported on the New York Stock Exchange Composite Tape, and

  . the high and low closing price per share of Circle.com common stock (after the recapitalization), as reported on the Nasdaq National Market System.

  Snyder Communications common stock was first traded on the New York Stock Exchange on September 24, 1996, and SNC common stock was first traded on the New York Stock Exchange on October 29, 1999. Due to the October 22, 1999 recapitalization and the amendment to Snyder Communications' certificate of incorporation to provide for SNC common stock and Circle.com common stock, trading in Snyder Communications common stock ceased on October 28, 1999. The information regarding SNC common stock for the last quarterly period of the fiscal year ended December 31, 1999 is only available beginning on October 29, 1999, the first day of "regular way" trading for SNC common stock. The information regarding Circle.com common stock for the last quarterly period of the fiscal year ended December 31, 1999 is only available beginning on October 26, 1999, the first day of "when issued" trading for Circle.com common stock. Circle.com common stock began "regular way" trading on October 29, 1999. On September 27, 1999, Snyder Communications spun off its healthcare marketing services business, Ventiv Health, Inc., to its stockholders in the form of a dividend of one share of Ventiv Health common stock for every three shares of Snyder Communications common stock held on the record date for the distribution. Details on the distribution of Ventiv Health common stock are set forth in Snyder Communication's proxy statement/prospectus dated October 5, 1999, for the special meeting held on October 22, 1999.

                                           Hypothetical
                                               Havas         Snyder
                                            Advertising  Communications                SNC                 Circle.com
                                              ADS (1)     Common Stock            Common Stock           Common Stock
                                           ------------- --------------           -----------------      -------------
                                            High   Low    High         Low         High       Low         High         Low
                                           ------ ------ -------     -------      ------     ------      -------      ------
1998
First Quarter...........................   $ 8.11 $ 6.46 $   47 1/4  $   32 9/16     --         --           --          --
Second Quarter..........................    11.06   7.41     53 5/8      37 7/8      --         --           --          --
Third Quarter...........................    11.02   6.92     49 1/2      30 1/8      --         --           --          --
Fourth Quarter..........................     9.29   7.23     37 9/16     28 3/8      --         --           --          --
1999
First Quarter...........................   $10.32 $ 7.92 $    41     $   24 3/8      --         --           --          --
Second Quarter..........................    11.04   9.19      33         20 3/4      --         --           --          --
Third Quarter ..........................    12.24  10.67     32 1/2      14 11/16    --         --           --          --
Fourth Quarter..........................    22.24  12.19     15 1/8      11 3/4   $  21 3/16 $  11 13/16 $   21 11/16     $9
2000
First Quarter...........................   $34.89 $18.70     --          --          $27       $16 11/16    $14 3/4      $6 1/4
Second Quarter .........................    26.52  17.62     --          --           25        18 7/16       8 7/16      2 5/16
Third Quarter (through August 14, 2000)..   24.58  19.57     --          --          26 3/16    23 9/16       4 3/8        3

(1) Translated solely for convenience into U.S. dollars at the noon buying rate on the applicable trading day.

  On August 14, 2000, the last reported price for:

  .  a Havas Advertising share, as reported on the Paris Bourse, was
     (Euro)24.05, or $21.73 based on the noon buying rate of (Euro)1.00 = $0.9037 on August 14, 2000, which would suggest a hypothetical per ADS price for Havas Advertising ADSs on August 14, 2000 of $21.73 as well

  . a share of SNC common stock was $25.50, as reported on the New York Stock Exchange Composite Tape and

  . a share of Circle.com common stock was $3.13, as reported on the Nasdaq National Market System.

  The following table sets forth the hypothetical closing price per ADS for Havas Advertising ADSs, based on the historical closing price per Havas Advertising share, since each Havas Advertising ADS will represent one Havas Advertising share, the closing price per share of SNC common stock, the equivalent price per share of SNC common stock and the closing price per share of Circle.com common stock as of:

  . February 18, 2000, the trading date immediately preceding public announcement of the merger and

  . August 14, 2000, the last practicable trading day prior to the effective date of the registration statement of which this proxy statement/prospectus forms a part.

  The per share equivalent closing price information for the SNC common stock set forth below is calculated by multiplying the hypothetical Havas Advertising per ADS closing price information by 1.3017, which reflects the exchange ratio that would have applied if the merger had occurred on August 15, 2000.

                                   Hypothetical
                                      Havas
                                   Advertising     SNC        SNC     Circle.com
                                     Per ADS    Per Share  Per Share  Per Share
                                    Historical  Historical Equivalent Historical
                                   ------------ ---------- ---------- ----------
On February 18, 2000
 Closing price per share/ADS......    $26.00      $20.50     $33.84     $13.25
On August 14, 2000
 Closing price per share/ADS......    $21.73      $25.50     $28.29     $ 3.13

  Because the calculation of the actual exchange ratio for the conversion of SNC common stock into Havas Advertising ADSs in the merger will depend on the market price of Havas Advertising shares and the exchange rate for converting euro into U.S. dollars prior to the merger, a change in the market price of Havas Advertising shares or the euro to U.S. dollar exchange rate could affect the market value of the Havas Advertising ADSs that holders of SNC common stock will receive in the merger. For a tabular presentation of the value holders of SNC common stock will receive for each share of SNC common stock based on varying market prices for Havas Advertising shares and varying exchange rates for converting euro into U.S. dollars, see "Terms of the Merger Agreement and Related Transactions--Merger Consideration." There can be no assurance as to the market price of the Havas Advertising shares or the euro to U.S. dollar exchange rate at any time before the merger. Holders of SNC common stock are urged to obtain current market quotations for Havas Advertising shares, SNC common stock and the exchange rate for converting euro into U.S. dollars.

  The following table sets forth, for the periods indicated:

  . the average daily trading volume for Havas Advertising shares as reported on the Paris Bourse

  . the average daily trading volume for shares of Snyder Communications common stock (prior to Snyder Communications' recapitalization transaction on October 22, 1999) and SNC common stock (after the recapitalization), in each case as reported on the New York Stock Exchange Composite Tape, and

  . the average daily trading volume for shares of Circle.com common stock (after the recapitalization), as reported on the Nasdaq National Market System.

  The average daily trading volume for Havas Advertising shares has been adjusted to reflect Havas Advertising's 20 for 1 stock split on May 26, 2000, and is not necessarily indicative of future average daily trading volume for Havas Advertising shares.

                             Havas         Snyder
                          Advertising  Communications     SNC       Circle.com
                            Average       Average       Average      Average
                          Daily Volume  Daily Volume  Daily Volume Daily Volume
                          ------------ -------------- ------------ ------------
1998
 First Quarter...........   287,677       227,530           --           --
 Second Quarter..........   346,120       398,086           --           --
 Third Quarter...........   265,493       358,544           --           --
 Fourth Quarter..........   358,112       466,694           --           --

1999
 First Quarter...........   540,685       560,238           --           --
 Second Quarter..........   395,533       658,624           --           --
 Third Quarter...........   275,063       973,325           --           --
 Fourth Quarter..........   872,993       530,880       496,009      895,134

2000
 First Quarter...........   959,493           --        706,811      396,554
 Second Quarter..........   901,238           --        329,364      143,483
 Third Quarter (through
  August 14, 2000).......   435,633           --        312,917       85,427

  As of August 14, 2000, none of the 29,838,097 Havas Advertising shares held in registered form, which comprised 19.0% of the total amount of Havas Advertising shares outstanding, were owned by persons or entities residing in the United States. As of August 14, 2000, there were no persons or entities residing in the United States that owned Havas Advertising shares held in registered form. The remaining 81% of the Havas Advertising shares outstanding were held in bearer form. Havas Advertising has no basis to provide any estimation of the number of shares held in bearer form owned by persons or entities residing in the United States or the number of persons or entities residing in the United States that are holders of shares held in bearer form.

  As of July 31, 2000, approximately 99.43% of the holders of record of shares of SNC common stock resided in the United States and approximately 99.3% of the holders of record of shares of Circle.com common stock resided in the United States.

Comparative Dividend Information

  The following table sets forth, for the periods indicated, hypothetical dividend information per Havas Advertising ADS, based on historical per share information for Havas Advertising shares, since each Havas Advertising ADS will represent one Havas Advertising share. The Havas Advertising ADS data are referred to as "hypothetical" because Havas Advertising has not issued any Havas Advertising ADSs prior to the date of this proxy statement/prospectus. The dividend information is presented both without including the French avoir fiscal, or tax credit, and including the French avoir fiscal, before deduction of any French withholding tax. For an explanation of the French avoir fiscal, see "Taxation--French Taxation--Withholding Tax and Avoir Fiscal" and "Taxation--Taxation of U.S. Investors--Taxation of Dividends--Withholding Tax and Avoir Fiscal." Snyder Communications has never paid any cash dividends on either Snyder Communications common stock (prior to Snyder Communications' October 22, 1999 recapitalization transaction) or on SNC common stock or Circle.com common stock (after the recapitalization).

  Each year indicated in the following table represents the fiscal year of Havas Advertising to which the dividend relates. Actual payment of the annual dividend for each fiscal year occurs following Havas Advertising's annual ordinary general shareholders meeting in the subsequent year. The amounts set forth below have been translated solely for convenience into U.S. dollars at the noon buying rate on the respective dividend payment dates, or on the following business day if that date was not a business day in the United States. Avoir fiscal amounts have been converted into dollars at the noon buying rate on those dates although the amounts are paid subsequent to those payment dates. The noon buying rate may differ from the rate that may be used by the depositary to convert euro to U.S. dollars for purposes of making payments to holders of Havas Advertising ADSs. For the 1999 annual dividend paid on May 24, 2000, the amounts indicated have been converted into U.S. dollars at the noon buying rate of 0.9096 on May 24, 2000. The payment equivalent to the French avoir fiscal, less applicable French withholding tax, will be made by the French government only after receipt of a claim for the payment and, in any event, not before January 15 of the year following the calendar year in which the dividend is paid. Some U.S. tax-exempt holders of Havas Advertising ADSs will not be entitled to full payments of the avoir fiscal. See "The Merger--Material U.S. Federal Income Tax Consequences of the Merger" and "Taxation--French Taxation--Witholding Tax and Avoir Fiscal" and "Taxation--Taxation of U.S. Investors--Taxation of Dividends--Withholding Tax and Avoir Fiscal."

                                    Hypothetical Dividend
                                          Per Havas       Hypothetical Dividend
                                       Advertising ADS    Per Havas Advertising
                                           Without            ADS Including
Fiscal Year for Dividend                Avoir Fiscal          Avoir Fiscal
------------------------            --------------------- ---------------------
1995...............................         $0.12                 $0.17
1996...............................          0.11                  0.16
1997...............................          0.13                  0.19
1998...............................          0.13                  0.20
1999...............................          0.14                  0.20

                                  RISK FACTORS

  Holders of SNC common stock will be choosing to invest in Havas Advertising ADSs by voting in favor of the merger. Holders of Circle.com common stock will be choosing to become stockholders of a subsidiary of Havas Advertising by voting in favor of the merger. The merger and an investment in Havas Advertising ADSs involve risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, holders of SNC common stock and Circle.com common stock should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Relating to the Merger

The value of the Havas Advertising ADSs that holders of SNC common stock will receive in the merger may be less than $29.50 if the Havas Advertising shares decrease in value prior to the merger.

  The exchange ratio will be set based upon the average closing price of Havas Advertising shares on the Paris Bourse, which is the French national stock exchange, during the 20 trading days ending on the day prior to the merger, and the average exchange rate for converting euro into U.S. dollars during the same period. That price is sometimes referred to in this proxy statement/prospectus as the "average closing price of Havas Advertising shares."

  Holders of SNC common stock will receive $29.50 worth of Havas Advertising ADSs, based on the average closing price of Havas Advertising shares, for each share of SNC common stock exchanged in the merger if the average closing price of Havas Advertising shares is greater than or equal to (Euro)24.65 but not greater than (Euro)33.35. If the average closing price of Havas Advertising shares is less than (Euro)24.65, the value of the Havas Advertising shares will be fixed at (Euro)24.65 per share for purposes of computing the exchange ratio. This means that the value of the Havas Advertising ADSs that holders of SNC common stock would receive in exchange for each share of SNC common stock would be less than $29.50. For example, if the merger had occurred on August 15, 2000, the value of Havas Advertising ADSs that the holders of SNC common stock would have received for each share of SNC common stock would have been $28.78, based on the average closing price of Havas Advertising shares of (Euro)24.05 and the average euro to U.S. dollar exchange rate of 0.9194 as of that date. For a tabular presentation of the value that holders of SNC common stock would receive for each share of SNC common stock based on various trading values for Havas Advertising shares, see "Terms of the Merger Agreement and Related Transactions--Merger Consideration."

  At the time of the special meeting of Snyder Communications stockholders, holders of SNC common stock will not know the exact value of the Havas Advertising ADSs they will receive when the merger is completed, because the average closing price of Havas Advertising shares and the average euro to U.S. dollar exchange rate at the time the special meeting occurs is likely to be different from the average closing price of Havas Advertising shares and the average euro to U.S. dollar exchange rate used to determine the exchange ratio. This fluctuation could increase or decrease the actual value of the Havas Advertising ADSs that holders of SNC common stock will receive. The price of Havas Advertising shares may change as a result of changes in the business, operations or prospects of Havas Advertising or Snyder Communications, market assessments of the likelihood that the merger will be completed and the timing of its completion, regulatory considerations, general market and economic conditions, factors affecting the communications services industry in general and other factors. The euro to U.S. dollar exchange rate may change as a result of increases or decreases in relative interest rates between the European Union and the United States, public perceptions of relative levels of economic activity of the European Union and the United States and other factors. You should obtain current market quotations for Havas Advertising shares, SNC common stock and euro to U.S. dollar exchange rate and call Innisfree
M&A Incorporated, Snyder Communications' solicitation agent, at 1-888-750-5834 for current information on the average closing price and the exchange ratio.

Havas Advertising may not be able to realize the benefits it expects to achieve from the merger.

  Havas Advertising has entered into the merger agreement with the expectation that the merger will result in a number of benefits to Havas Advertising. The benefits Havas Advertising expects to achieve from the merger are described in "The Merger--Havas Advertising's Reasons for the Merger." Achieving the benefits of the merger will depend in part upon the efficient integration of the businesses of Snyder Communications with those of Havas Advertising. Havas Advertising cannot ensure you that this will occur. The integration will require substantial attention from, and pose challenges to, the managements of both Havas Advertising and Snyder Communications. The integration process could interrupt or disrupt Havas Advertising's and Snyder Communications' businesses and result in material negative effects on the combined operations of Havas Advertising and Snyder Communications. There can be no assurance that the combined company will realize any of the anticipated benefits of the merger.

Havas Advertising may forego potential revenues following the merger due to client conflicts of interest.

  Havas Advertising may not be retained following the merger by existing, new or potential clients of Havas Advertising or Snyder Communications if either Havas Advertising or Snyder Communications provides marketing or communications services for clients with competing products. Client conflicts of interest are inherent in the communications services industry due to the proprietary nature of clients' products and competitive pressures related to those products. Some of Snyder Communications' clients may have products or services that compete with the products or services of clients of Havas Advertising. Like many of its competitors, Havas Advertising's divisions have a general practice of not representing clients with competing product lines. In addition, Havas Advertising's divisions are often contractually precluded from representing companies with competing products or services.

In order for counsel to render their tax opinions, the valuation of Havas Advertising at the time of the merger must be at least equal to that of Snyder Communications.

  It is a condition to the completion of the merger that Snyder Communications' U.S. tax counsel and Havas Advertising's U.S. tax counsel each renders an opinion to the effect that the merger should constitute a reorganization for U.S. federal income tax purposes. In rendering these opinions, counsel will rely upon representations made by Havas Advertising, Snyder Communication and several stockholders of Snyder Communications. Among the representations made by Havas Advertising and Snyder Communications is a representation to the effect that, at the time of the merger, the fair market value of Havas Advertising will be at least equal to the fair market value of Snyder Communications. If either Havas Advertising or Snyder Communications is unable to make this representation at the time of the merger, Havas Advertising's and Snyder Communications' U.S. tax counsel will be unable to render their opinions as to the tax-free nature of the merger. In this case, if Snyder Communications were to waive the condition, Snyder Communications would resolicit the vote of its stockholders.

It is a condition of the merger that SNC common stock represent at least 80% of the total combined voting power of SNC common stock and Circle.com common stock, taken together.

  It is a condition to the merger that the SNC common stock represent "control" of Snyder Communications at the time of the merger. Under applicable current tax law, "control" is defined as stock possessing at least 80% of the total combined voting power of all classes entitled to vote and at least 80% of the total number of shares of each other class of stock. As of August 15, 2000, the SNC common stock represented approximately 87.7% of the total voting power of all classes of stock of Snyder Communications. If the closing of the merger occurs prior to October 1, 2000, the next date on which the Circle.com common stock vote is reset, the condition will continue to be satisfied. In the event that the closing does not occur prior to October 1, 2000, and, if on the date of the merger, the SNC common stock does not represent at least 80% of the total combined voting power of all classes of stock of Snyder Communications, Havas Advertising's and Snyder Communications' U.S. tax counsel will be unable to render their opinions as to the tax-free nature of the merger. In this case, if Snyder Communications were to waive the condition, Snyder Communications would resolicit the vote of its stockholders.

The merger and dispositions of Havas Advertising ADSs by directors and executive officers of Snyder Communications following the merger could cause Snyder Communications' prior distribution of the stock of Ventiv Health to be taxable to Snyder Communications and its stockholders.

  The favorable tax treatment generally afforded to spin-offs does not apply to a transaction used principally as a "device for the distribution of earnings and profits." The determination of whether a transaction was used principally as a "device" is made based on all the facts and circumstances, including the presence of factors evidencing these devices. A sale or exchange of stock of a corporation that distributes stock of a subsidiary in a spin-off (or a sale of stock received in exchange for such stock in a tax-free transaction) after the spin-off is evidence of a device. Accordingly, the IRS may assert that dispositions of Havas Advertising ADSs received in the merger by executive officers and directors of Snyder Communications may violate this requirement and therefore will cause any Ventiv Health stock received by you in the spin-off of Ventiv Health to Snyder Communications stockholders to be taxable to you as a dividend in an amount equal to the fair market value of the Ventiv Health stock at the time of the spin-off. On the date of the spin-off the average trading price of the Ventiv Health stock was $8.50 per share. In addition, it is possible that these dispositions, or the merger itself will cause Snyder Communications to recognize gain on the spin-off in an amount equal to the excess of the fair market value of the Ventiv Health stock at the time of the spin-off over Snyder Communications' basis in the Ventiv Health stock and some Snyder Communications' affiliates to recognize gain as a result of restructuring transactions undertaken incident to the spin-off.

The executive officers and directors of Snyder Communications have interests in the merger that are in conflict with, are different from or are in addition to, those of holders of SNC common stock and Circle.com common stock.

  You should be aware that the executive officers of Snyder Communications and members of the Snyder Communications board of directors have interests in the merger that are in conflict with, are different from or in addition to yours as a holder of SNC common stock or Circle.com common stock. These interests include employment agreements, stock options and transaction bonuses relating to the merger. For example, Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall, executive officers of the Company and members of the Snyder Communications board, will receive a transaction bonus in cash or other compensation equal to $800,000, $700,000 and $700,000, respectively, if the merger is completed. Daniel M. Snyder and Michele D. Snyder will also receive cash payments of approximately $1.9 million and $1.2 million, respectively, to cover excise tax payments resulting from the acceleration of the options to purchase shares of SNC common stock and Circle.com common stock.

  In addition, all of the outstanding and unvested stock options of Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall to purchase shares of SNC common stock and Circle.com common stock will vest immediately prior to the merger. Currently, options to purchase 909,504 shares of SNC common stock and 227,376 shares of Circle.com common stock held by Daniel M. Snyder, 454,752 shares of SNC common stock and 113,688 shares of Circle.com common stock held by Michele D. Snyder, and 60,634 shares of SNC common stock and 15,158 shares of Circle.com common stock held by A. Clayton Perfall, will vest immediately prior to the merger. Additionally, the other members of the board of directors of Snyder Communications each hold options to purchase 25,000 shares of SNC common stock and 6,250 shares of Circle.com common stock which will vest immediately prior to the merger. Under the terms of the merger agreement, these executive officers and board members will have the right, exercisable on or prior to the date of completion of the merger, to cause Havas Advertising to purchase for cash all of their options to purchase SNC common stock that accelerated as a result of the merger. The amount of cash that Havas Advertising would have been required to pay to purchase these options, if the merger had occurred on August 15, 2000, is approximately $33.1 million. These and other interests of the executive officers and directors of Snyder Communications are described in "The Merger--Interests of Snyder Communications Management and Board of Directors in the Merger." In addition, Daniel M. Snyder and Michele D. Snyder and their affiliates hold approximately 16.3% of the outstanding shares of SNC common stock and will receive a proportionate percentage of the Havas Advertising ADSs in the merger.

Following the merger, Havas Advertising will have the ability to allocate corporate opportunities in the Internet services business to itself or the SNC business rather than the Circle.com business.

  After the merger, Snyder Communications will be a subsidiary of Havas Advertising. Havas Advertising currently conducts an Internet services business similar to that of the Circle.com business and expects to continue to develop that business separate and apart from the Internet services business of Circle.com after the merger. Havas Advertising will have substantial control over allocating corporate opportunities to the SNC business, the Circle.com business, or to its operations that do not include Snyder Communications. These decisions could favor the SNC business owned by Havas Advertising or Havas Advertising's other businesses at the expense of the Circle.com business and may adversely affect the market price of the Circle.com common stock.

Snyder Communications' board of directors may change its management and allocation policies without stockholder approval to the detriment of the holders of Circle.com common stock.

  After the merger, Havas Advertising will hold over 80% of the voting rights of Snyder Communications, and consequently will have the power to elect all of the directors.

  Snyder Communications' board of directors may modify or rescind its policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in the exercise of its business judgement in accordance with the directors' fiduciary duties to Snyder Communications and all of its stockholders, in each case without stockholder approval. A decision by Snyder Communications' board to modify or rescind these policies, or adopt additional policies, could adversely effect the holders of Circle.com common stock as compared to Havas Advertising as the holder of the SNC common stock following the merger. For example, Snyder Communications' board of directors could modify its policy regarding competition between the groups to prohibit indirect competition altogether or to prohibit the provision of services between the SNC business and the Circle.com business. In particular, there can be no assurance that Snyder Communications' board of directors will not change its policies relating to the Internet services business currently conducted by the Circle.com business.

The merger may adversely impact Circle.com's ability to obtain financing to fund its operations.

  Circle.com has a history of operating losses, as well as net losses, since it began operations. Circle.com has historically relied on financing directly from Snyder Communications and third-party financing arrangements through Snyder Communications to fund its operations. Circle.com's cash on hand as of June 30, 2000 is not likely to be sufficient to fund its operations through the end of 2000. If Circle.com fails to generate sufficient cash from its operations to pay its expenses, management will need to identify other sources of funds, including Snyder Communications. Havas Advertising will have substantial control over decisions concerning Snyder Communications' financing arrangements, including any direct or indirect financing for Circle.com. Decisions concerning the level, terms and sources of financing for Circle.com may adversely affect Circle.com's results of operations and the market price of the Circle.com common stock.

Sales of Havas Advertising ADSs by officers and directors of Snyder Communications, or sales of Havas Advertising shares by Havas Advertising's largest shareholder, may adversely affect the price of Havas Advertising ADSs.

  Sales of significant amounts of Havas Advertising ADSs or Havas Advertising shares could create an excess supply and therefore cause a reduction in the price of Havas Advertising ADSs.

  Daniel M. Snyder and Michele D. Snyder, executive officers and members of the board of directors of Snyder Communications and holders of approximately 16.3% of the outstanding shares of SNC common stock, as well as Fred Drasner and Mortimer Zuckerman, members of the board of directors of Snyder Communications who, together with Mr. Snyder and Ms. Snyder and the Charles E. Smith Jewish Day School of Greater Washington, Inc., represent approximately 28% of the outstanding shares of SNC common stock, are party to a voting agreement where each stockholder has agreed to restrictions on the resale of Havas Advertising ADSs for a period of 180 days following the merger. For a period of 90 days following the effective date of the merger, no such stockholder may dispose of any Havas Advertising ADSs received in the merger except for approximately 12% of the aggregate number of Havas Advertising ADSs that will be outstanding after the merger, calculated as if the merger had occurred on August 15, 2000, in order to satisfy existing forward purchase contracts. In addition, during the same 90-day period, Havas Advertising has agreed to use its reasonable best efforts to facilitate or arrange a third party placement or underwriting for these stockholders of up to approximately 7.8% of the aggregate number of Havas Advertising ADSs that will be outstanding after the merger, calculated as if the merger had occurred on August 15, 2000. If no such placement or underwriting is arranged, this amount of Havas Advertising ADSs will be eligible for sale by these stockholders under the voting agreement for the period beginning 90 days and ending 180 days following the merger. After that 180-day period has elapsed, these stockholders will have no restrictions on the sale of their Havas Advertising ADSs under the voting agreement and will only be subject to restriction under U.S. securities laws. See "The Merger-- Restrictions on Resales by Affiliates."

  In addition to the foregoing, Havas S.A., Havas Advertising's largest shareholder, is a party to a voting agreement where it agreed to restrictions on the sale of Havas Advertising shares for a period of 180 days following the merger. Havas S.A. owns 29,939,200 Havas Advertising shares, which represented approximately 19.4% of the outstanding Havas Advertising shares as of May 23, 2000. After that 180-day period has elapsed, Havas S.A. will have no restrictions on the sale of its Havas Advertising shares under the voting agreement.

The board of directors of Snyder Communications will be able to determine the fair market value of the SNC common stock after the merger, which could have an adverse effect on the voting rights of the holders of Circle.com common stock.

  Because the SNC common stock will be delisted from the New York Stock Exchange upon completion of the merger and no public trading market will exist for shares of SNC common stock held by Havas Advertising, the board of directors of Snyder Communications will be required under the terms of Snyder Communications' certificate of incorporation to determine the fair market value of the SNC common stock on a quarterly basis when calculating the voting rights of the holders of Circle.com common stock. Under the terms of Snyder Communications' certificate of incorporation, once shares of SNC common stock are no longer publicly traded, the board must select an independent investment bank to determine the fair market value of the SNC common stock, or if an independent investment bank is unavailable, the board must determine the fair market value in its good faith judgment. The determination of the fair market value of the SNC common stock by either an independent investment bank or the board may be significantly different from the historical trading price of the SNC common stock on the New York Stock Exchange and could have an adverse effect on the voting rights of the holders of Circle.com common stock.

Risks Relating to Ownership of Havas Advertising ADSs

The trading price of Havas Advertising ADSs and dividends paid on Havas Advertising ADSs may be materially adversely affected by fluctuations in the exchange rate for converting euro into U.S. dollars.

  Fluctuations in the exchange rate for converting euro into U.S. dollars may affect the value of Havas Advertising ADSs. Specifically, as the relative value of the euro to U.S. dollar declines, each of the following values will also decline:

  . the U.S. dollar equivalent of the euro trading price of Havas Advertising shares in France, which may consequently cause the trading price of Havas Advertising ADSs in the United States to also decline

  . the U.S. dollar equivalent of the proceeds that a holder of Havas Advertising ADSs would receive upon the sale in France of any Havas Advertising share withdrawn from the depositary and

  . the U.S. dollar equivalent of cash dividends paid in euro on the Havas Advertising shares represented by the ADSs.

The holders of Havas Advertising ADSs may not be able to exercise their voting rights due to delays in notification to and by the depositary.

  The depositary may not receive voting materials for Havas Advertising shares represented by Havas Advertising ADSs in time to ensure that holders of Havas Advertising ADSs can instruct the depositary to vote their shares. In addition, the depositary's liability to holders of Havas Advertising ADSs for failing to carry out voting instructions or for the manner of carrying out voting instructions is limited by the deposit agreement. As a result, holders of Havas Advertising ADSs may not be able to exercise their right to vote and may not have any recourse against the depositary or Havas Advertising if their shares are not voted as they have requested.

If holders of Havas Advertising ADSs fail to comply with the legal notification requirements under French law and Havas Advertising's statuts, they could be deprived of some or all of their voting rights and be subject to a fine.

  Under Havas Advertising's statuts, if any person who becomes a direct or indirect holder of more than 2%, or any multiple of 2%, of the share capital or voting rights of Havas Advertising fails to notify Havas Advertising within 15 days of crossing each 2% threshold, the holder could be deprived of the voting rights for all shares in excess of the relevant notification threshold for up to two years at the request of any one or more Havas Advertising shareholders owning at least 5% of the share capital of Havas Advertising. In addition, French law requires any person who acquires more than 5%, 10%, 20%,

33.33%, 50% or 66.66% of the outstanding shares or voting rights of Havas Advertising, as a listed company, to file a report with Havas Advertising within 15 days of crossing any such threshold percentage. The person acquiring more than 10% or 20% of the share capital or voting rights of Havas Advertising must add to the report a statement of its intentions relating to future acquisitions or participation in the management of Havas Advertising for the following 12-month period. If any shareholder fails to comply with this legal notification requirement under French law, the shares or voting rights in excess of the relevant notification threshold will also be deprived of voting power for up to two years on the demand of any interested party who has suffered a loss. In addition, all or part of the shareholder's voting rights may be suspended for up to five years by the French commercial court and the shareholder may be subject to a fine of FF120,000 at the request of Havas Advertising's chairman, any Havas Advertising shareholder or the Commission des Operations de Bourse, or COB.

Holders of Havas Advertising ADSs will have limited rights to call shareholders' meetings or to submit shareholder proposals, which could adversely affect their ability to participate in the governance of Havas Advertising.

  Except under limited circumstances, only the Havas Advertising board of directors may call a meeting of Havas Advertising's shareholders. In limited circumstances, a shareholders' meeting may be called by Havas Advertising's shareholders at the request of the holders of 10% or more of Havas Advertising's capital stock. In addition, only shareholders or groups of shareholders representing at least (Euro)520,000 of the share capital of Havas Advertising or a duly qualified association of shareholders who have held their shares in registered form for at least two years and together hold at least 1% of Havas Advertising's voting rights may submit proposed resolutions for meetings of shareholders. As a result, the ability of holders of Havas Advertising ADSs to participate in and influence the governance of Havas Advertising will be limited.

Holders of Havas Advertising ADSs will have limited recourse if Havas Advertising or the depositary fail to meet their obligations under the deposit agreement or if they wish to involve Havas Advertising or the depositary in a legal proceeding.

  The deposit agreement expressly limits the obligations and liability of Havas Advertising and the depositary. Neither Havas Advertising nor the depositary will be liable if they:

  . are prevented or hindered in performing any obligation by circumstances beyond their control

  .  exercise or fail to exercise discretion under the deposit agreement

  .  perform their obligations without gross negligence or bad faith

  . take any action based upon advice from legal counsel, accountants, any person presenting shares for deposit, any holder or any other qualified person or

  . rely on any documents they believe in good faith to be genuine and properly executed.

In addition, the depositary has no obligation to participate in any action, suit or other proceeding in respect of the Havas Advertising ADSs. Havas Advertising only has the obligation to participate in an action, suit or other proceeding which may involve it in expense or liability if it is indemnified. These provisions of the deposit agreement will limit the ability of holders of Havas Advertising ADSs to obtain recourse if Havas Advertising or the depositary fail to meet their obligations under the deposit agreement or if they wish to involve Havas Advertising or the depositary in a legal proceeding.

Havas Advertising is subject to different corporate disclosure standards which may limit the information available to holders of Havas Advertising ADSs.

  As a foreign private issuer, Havas Advertising will not be required to comply with the notice and disclosure requirements under the Exchange Act relating to the solicitation of proxies for shareholder meetings. Although Havas Advertising will be subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. Therefore, there may be less publicly available information about Havas Advertising than is regularly published by or about other public companies in the United States.

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

Risks Relating to Operations

Havas Advertising has in the past and may in the future lose existing or potential client accounts or assignments to its competitors.

  The communications services industry is highly competitive, and Havas Advertising expects it to remain so. Havas Advertising's principal competitors in the advertising, direct marketing and related businesses are large multinational marketing and communications companies, as well as numerous smaller agencies that operate only in one or more regions, countries or local markets. Havas Advertising must compete with these other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. In addition, some clients require agencies to compete for business at mandatory periodic intervals.

  Recently, traditional advertising agencies also have been competing with major consulting firms which have developed practices in marketing and communications. New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and communications issues faced by clients.

  Havas Advertising's U.S. clients typically have the right to cancel contracts with agencies upon 90 days' notice, and Havas Advertising's non-U.S. clients typically also have the right to cancel contracts with agencies on 90 to 180 days' notice. In addition, clients generally remain free to move from one agency to another with relative ease. As is typical in the communications services industry, Havas Advertising has lost or resigned client accounts and assignments for a variety of reasons, including conflicts with newly acquired clients. Havas Advertising may not be successful in replacing clients that leave or in replacing revenues when a client significantly reduces its amount of work. A significant reduction in the marketing and communications spending by, or the loss of, one or more of Havas Advertising's largest clients could have a material adverse effect on Havas Advertising's results of operations and ability to further generate and sustain business in the communications services industry.

Havas Advertising may not be able to effectively compete with larger organizations for globally consolidated accounts.

  Havas Advertising believes that large multinational companies are consolidating their accounts with one organization that can fulfill their marketing and communications needs worldwide. This trend requires Havas Advertising and its competitors to make significant investments. These investments include additional offices and personnel around the world and new and improved technology for linking these offices and people. Havas Advertising is required to make significant capital expenditures for maintenance, expansion and upgrades of the computer networks that link its international network of employees and offices. To the extent that Havas Advertising's competitors may have broader geographic scope or greater financial resources to invest in additional offices, personnel or technology, they may be better able than Havas Advertising to take advantage of an opportunity for the consolidation of a global account.

Havas Advertising's financial results may be disproportionately affected by a downturn in the level of economic activity in its principal markets.

  Demand for advertising and marketing services is directly related to the amount of money that advertisers spend for promoting their products and services. In turn, the amount of money that advertisers spend for promoting their products and services is directly related to general economic conditions. However, advertising budgets are typically disproportionately impacted by declines in general economic conditions, resulting in greater negative effects on the communications services industry compared to other types of businesses. As a result, Havas Advertising's prospects, business, financial condition and results of operations may be disproportionately adversely affected by a downturn in general economic conditions in one or more of its markets.

Havas Advertising's ability to generate and sustain business in the communications services industry depends on its ability to attract and retain key personnel.

  Havas Advertising's ability to maintain its competitive position is highly dependent upon the skills of its creative, research, media and account personnel and practice group specialists, and their relationships with Havas Advertising's clients. Competition among communications services companies for qualified personnel is intense. If Havas Advertising cannot attract and develop additional key personnel or retain and motivate its existing key personnel, Havas Advertising's ability to generate and sustain business in the communications services industry could be adversely affected.

Loss of the services of key management personnel could have a material adverse effect on Havas Advertising's ability to manage its diverse group of businesses, which could slow Havas Advertising's growth and have a negative impact on the price of Havas Advertising shares and ADSs.

  Havas Advertising depends on the services of its key management personnel to coordinate the global activities of its four principal operating divisions and implement its acquisition strategy. Many of these personnel do not have written employment arrangements with Havas Advertising.

  In particular, Havas Advertising relies on Alain de Pouzilhac, the Chairman and Chief Executive Officer of Havas Advertising since 1989, to perform these functions. Mr. de Pouzilhac is also an officer of Havas Advertising's major shareholder, Havas S.A. Mr. de Pouzilhac was appointed as Havas Advertising's Chairman and Chief Executive Officer at the request of Havas S.A. and has no formal employment agreement with Havas Advertising. As a result, Mr. de Pouzilhac may terminate his position as Chairman and Chief Executive Officer of Havas Advertising at any time, whether at the request of Havas S.A. or otherwise.

  Havas Advertising believes that the loss of the services of its key management personnel such as Mr. de Pouzilhac could have a material adverse effect on Havas Advertising's ability to manage and coordinate effectively the activities of its four principal operating divisions while continuing to implement its acquisition strategy. This could slow the growth of Havas Advertising or lower the quality of services, which could reduce customer demand and have a negative impact on the price of Havas Advertising shares and ADSs.

If Havas Advertising cannot identify appropriate acquisition opportunities, complete these acquisitions on satisfactory terms and successfully integrate newly acquired businesses and companies, including Snyder Communications, Havas Advertising's growth could be slowed, which could have a negative impact on the price of Havas Advertising shares and ADSs.

  Havas Advertising has completed numerous acquisitions in the past and intends to continue to do so in the future to enhance its marketing capabilities and expand its geographic reach. Havas Advertising may not be successful in identifying suitable acquisition candidates or investment opportunities or consummating acquisitions or investments on terms satisfactory to it. Failures in identifying or consummating acquisitions could slow Havas Advertising's growth, which could in turn have a negative impact on the price of the Havas Advertising ADSs that holders of SNC common stock receive in the merger. Havas Advertising may use Havas Advertising shares as consideration for acquisitions, which could result in dilution for holders of Havas Advertising ADSs. Furthermore, any acquisition, including the merger transaction with Snyder Communications, involves a number of risks. These risks include the following:

  . difficulties of integrating the activities, technologies and service offerings of the acquired business

  . the concentration of senior management's efforts on these difficulties rather than the other affairs of Havas Advertising

  . the management of physically and culturally distant and diverse entities and

  .  the possible loss of key personnel in the business acquired.

  Failure to overcome these risks or other problems encountered in acquisitions could slow the growth of Havas Advertising or lower the quality of its services, which could reduce customer demand and have a negative impact on the price of the Havas Advertising ADSs that holders of SNC common stock receive in the merger.

Fluctuations in the exchange rates between the euro and the various currencies in which Havas Advertising conducts business may adversely affect its operating results.

  Havas Advertising records the revenues and expenses of its local operations in their home currencies and translates these amounts into euro. As a result, fluctuations in foreign currency exchange rates in markets where Havas Advertising derives significant revenues or has significant operations may adversely affect its revenues, expenses and results of operations as well as the value of its assets and liabilities. Fluctuations may also adversely affect the comparability of period-to-period results. For example, the value of the Brazilian Real fluctuated in relation to the euro during the 12 months ended December 31, 1999 and ended the period 22% lower than its value to the euro in the beginning of the year. Since each Brazilian Real converted to fewer euro, Havas Advertising's revenue in euro was reduced. In the past, the currencies of many Latin American countries, including Brazil and Mexico in particular, have experienced substantial devaluation and volatility.

Havas Advertising's Latin American and Asian markets have a history of political and economic instability which may disrupt Havas Advertising's operations and adversely affect its results.

  Havas Advertising derived approximately 9.1% of its revenues in 1999, and in the future expects to continue to derive a significant portion of its revenues, from Latin American and Asian markets. Both Latin America and Asia have experienced periods of political and economic instability recently. If these conditions were to reoccur, Havas Advertising's business could be adversely affected. Historically, political and economic instability in Latin American and Asian countries has been caused by:

  . extensive governmental involvement, control or ownership of industries in local economies, including financial institutions and other commerce infrastructure

  . unexpected changes in regulatory requirements such as imposing licensing requirements or levying new taxes

  . slow or negative growth as a result of recessionary trends caused by currency devaluations, interest rate hikes and inflation

  . imposition of trade barriers through trade restrictions, high tariffs and taxes and

  . wage and price controls that reduce potential profitability of businesses.

  Any reoccurrence of adverse political and economic conditions may deter economic growth in these regions, which may adversely impact Havas Advertising's business in comparison to companies in the communications services industry that do not derive such a significant portion of their revenues from these regions. Currently, Havas Advertising does not have political risk insurance to guard against business interruptions and other losses caused by political acts.

Government regulation relating to the advertising industry in the countries in which Havas Advertising operates could result in significant liabilities to Havas Advertising and put it at a competitive disadvantage with competitors having a large portion of their operations in countries with less advertising regulation.

  As the owner of advertising agencies operating in the United States which create and place print and Internet advertisements, Havas Advertising is subject to Section 5 and 12 of the U.S. Federal Trade Commission Act. These sections regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. In the event that any advertising that Havas Advertising has created is found to be false, deceptive or misleading, the Federal Trade Commission Act could potentially subject Havas Advertising to liability.

  In France, media buying activities are subject to specific regulations following the adoption in 1993 of Law No. 93-122, known as the "Loi Sapin." The Loi Sapin has profoundly redefined long-standing practices in the media industry in France and in particular the traditional role of advertising agencies. Since the introduction of the Loi Sapin, advertising agencies in France are no longer able to purchase advertising space from media providers and then resell the space on different terms to advertisers. In addition, advertising agencies cannot receive any commissions or discounts directly from media providers. The Loi Sapin has had in the past, and Havas Advertising expects that it will continue to have, a significant negative financial impact on Havas Advertising's media buying activities in France.

  In addition, Havas Advertising cannot make any assurances that other current or future government laws and regulations, or the application of existing laws and regulations, will not:

  .  subject Havas Advertising to significant liabilities

  .  significantly dampen growth in Internet usage

  . prevent Havas Advertising from offering some Internet content or services or

  . otherwise have a material adverse effect on the business, financial condition and operating results of Havas Advertising.

These government laws and regulations in the United States, France and other significant markets for Havas Advertising could put Havas Advertising at a competitive disadvantage with other communications services companies having a larger portion of their operations in countries with less advertising regulation.

Regulatory uncertainties regarding the collection and use of client data could harm Havas Advertising's business, and put it at a competitive disadvantage with competitors that derive a smaller percentage of their revenues from marketing services.

  Growing concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal, state and foreign scrutiny and legislative and regulatory activity concerning data collection and use practices. Various federal, state and foreign governments and agencies have recently proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that limits the collection and use of information regarding Internet users in Europe. In addition to government activity, a number of industry and privacy advocacy groups are considering various new, additional or different self-regulatory standards. Due to Havas Advertising's significant marketing services, which rely on the collection and use of client data, this scrutiny, and any legislation, regulations or standards promulgated, may disproportionately adversely impact Havas Advertising.

  Governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including consumer privacy laws, affecting Havas Advertising or its clients. Since many of the proposed laws or regulations are just being developed, and a consensus on privacy and data usage has not been reached, Havas Advertising cannot yet determine the impact these regulations may have on its business. Any of these laws, regulations, guidelines or other restrictions could have an adverse effect on Havas Advertising's business and put it at a competitive disadvantage with competitors that derive a smaller percentage of their revenues from marketing services.

Civil liabilities or judgments against Havas Advertising or its directors or officers based on U.S. federal or state securities laws may not be enforceable in the U.S. or in France.

  Havas Advertising has been advised by Clifford Chance Selafa, its French counsel, that holders of Havas Advertising ADSs may not be able to effect service of process within the United States upon Havas Advertising's directors and officers and its external auditors. As a result, it may not be possible to enforce, in U.S. courts, judgments against these persons or against Havas Advertising based on any civil liability provisions of the U.S. federal or state securities laws. In addition, Havas Advertising has been advised by Clifford Chance Selafa that civil liabilities based on U.S. federal or state securities laws may not be enforceable against Havas Advertising and its directors and officers in France. If an original action is brought in France, based solely on U.S. federal or state securities laws, French courts may not have the necessary jurisdiction to grant the remedies sought. Actions for enforcement in France of judgments of U.S. courts rendered against these French persons would require them to waive their right under the French Civil Code to be sued only in France. Havas Advertising believes that none of these French persons have waived this right with respect to actions based solely on the U.S. federal or state securities laws.

                              THE SPECIAL MEETING

Time and Place

  This proxy statement/prospectus is provided to you because the Snyder Communications board of directors is soliciting proxies for use at the special meeting. The special meeting will be held on September 25, 2000, at 9:00 a.m., eastern time, at The Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102. This proxy statement/prospectus is first being mailed
to stockholders of Snyder Communications on or about       , 2000.

Record Date

  Snyder Communications has established August 21, 2000 as the record date for the special meeting. Only holders of record of shares of SNC common stock and Circle.com common stock at the close of business on this date will be eligible to vote at the special meeting.

Purpose of the Special Meeting

  The purpose of the Snyder Communications special meeting is to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of August 3, 2000 and effective as of February 20, 2000, among Snyder Communications, Havas Advertising and HAS Acquisition Corp., providing for the merger of HAS Acquisition Corp. with and into Snyder Communications. After the merger, Snyder Communications will be a subsidiary of Havas Advertising.

Vote Required to Approve the Merger Proposal

  The merger proposal will require the favorable vote of the holders of a majority of the voting rights represented by the outstanding shares of SNC common stock and Circle.com common stock, voting together as a single class. As a result, abstentions and broker non-votes on the merger proposal will have the same effect as negative votes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

  Snyder Communications' common stock consists of SNC common stock and Circle.com common stock. Each outstanding share of SNC common stock is entitled to one vote on the proposal. As of the date of this proxy statement/prospectus and through and including September 30, 2000, each outstanding share of Circle.com common stock is entitled to 0.45 of a vote per share. The vote per share of each outstanding share of Circle.com common stock was calculated in accordance with the requirements set forth in Snyder Communications' certificate of incorporation as of July 1, 2000, by taking the average market value of a share of Circle.com common stock over the period beginning on October 22, 1999, the date of the recapitalization of Snyder Communications that created the SNC common stock and Circle.com common stock, and ending on June 30, 2000 (the last trading day for the Circle.com common stock in the previous quarter) divided by the average market value of a share of SNC common stock over the same period. As of August 15, 2000, the most recent practicable date prior to the date of this proxy statement/prospectus, Snyder Communications had issued and outstanding 72,423,503 shares of SNC common stock and 22,742,878 shares of Circle.com common stock. These shares represent approximately 84.7% and 15.3%, respectively, of the economic interest of Snyder Communications as of June 30, 2000, and 87.7% and 12.3%, respectively, of the voting interest of Snyder Communications as of August 15, 2000. The shares of SNC common stock and Circle.com common stock held in treasury will not be entitled to vote or be counted in determining the number of outstanding shares.

  As of August 15, 2000, Daniel M. Snyder, Michele D. Snyder, Fred Drasner and Mortimer Zuckerman, all directors and/or executive officers of Snyder Communications, and their affiliates, together with the Charles E. Smith Jewish Day School of Greater Washington, Inc., beneficially owned approximately 28% of the outstanding shares of SNC common stock and approximately 22% of the outstanding shares of Circle.com common stock, representing approximately 27% of the aggregate voting rights of the outstanding shares of

SNC common stock and Circle.com common stock. These stockholders entered into a voting agreement in which they agreed to vote their shares at the special meeting for adoption of the merger agreement and approval of the merger and against other transactions that would impede or delay completion of the merger.

  Holders of SNC common stock should not send stock certificates with the enclosed proxy card. If the merger is completed, Havas Advertising will furnish former holders of SNC common stock with instructions for exchanging their shares of SNC common stock for Havas Advertising ADSs at that time.

Quorum

  In order to carry on the business of the special meeting, there must be a quorum. This means the holders of a majority of the voting rights represented by the issued and outstanding shares of SNC common stock and Circle.com common stock entitled to vote at a meeting of the stockholders, considered together as a single class, must be represented in person or by proxy at the special meeting. Abstentions and broker non-votes will count for quorum purposes.

Proxies

  If you properly fill in your proxy card and send it to Snyder Communications in time to vote, your shares will be voted as you have directed. If you sign the proxy card without making a choice concerning a proposal, the individuals named on your proxy card will vote your shares in favor of approval and adoption of that proposal. If you mark "abstain" on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. If necessary, unless you have indicated on your proxy card that you wish to vote against one or more of the proposals, the individuals named on your proxy card may vote all shares represented by your proxy, whether it be an affirmative vote in favor of the proposal, an abstention or a broker non-vote, in favor of a proposal to adjourn the special meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

  A proxy card is enclosed for your use. To vote without attending the special meeting in person, you should complete, sign, date and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States. Stockholders who hold their SNC common stock and/or Circle.com common stock in their own name may authorize Snyder Communications' board of directors to execute a proxy to vote their shares by telephone by following the simple instructions on the enclosed proxy card. Stockholders whose shares are held in the name of a bank or broker should follow the voting instructions provided by the bank or broker. The availability of telephone and/or Internet voting for those stockholders will depend on the voting process offered by the bank or broker.

  If you have completed and returned a proxy card, you can still vote in person at the special meeting. If you hold your shares in your own name, you may revoke your proxy, regardless of how you submitted your previous proxy, before it is voted by:

  .  submitting a new proxy card with a later date

  .  voting by telephone after the date of a previously given proxy

  .  voting in person at the special meeting or

  . filing with the Secretary of Snyder Communications a written revocation of proxy.

  Attendance at the special meeting will not of itself constitute revocation of a proxy. Written notices of revocation must be received before stockholders vote at the special meeting. Any revocation by telephone must be done prior to the time of the special meeting.

  If you do not hold your shares of SNC common stock and/or Circle.com common stock in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party who is the registered owner of the shares.

Solicitation of Proxies

  The cost of soliciting proxies will be paid by Snyder Communications. In addition to solicitation by mail, officers, directors, employees and agents of Snyder Communications may solicit proxies by correspondence, telephone, telegraph, telecopy or other electronic means, or in person, but without extra compensation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners and Snyder Communications will, upon request, reimburse them for their reasonable expenses in doing so. Snyder Communications may request the return of proxy cards by telegram or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

                                   THE MERGER

Background of the Merger

  On September 27, 1999, Snyder Communications spun-off its healthcare services business as a new company known as Ventiv Health, Inc. The separation of Snyder Communications' healthcare services business from its direct marketing, advertising and communications business and its Internet-based professional services business was accomplished by transferring the assets and liabilities of the healthcare services business to Ventiv Health and then distributing shares of Ventiv Health common stock to Snyder Communications' common stockholders. Since completing the spin-off of Ventiv Health, Snyder Communications and Ventiv Health have operated as separate independent companies, and neither Ventiv Health nor Snyder Communications had any ownership interest in the other.

  The separation of Ventiv Health from Snyder Communications was undertaken because of the belief of Snyder Communications' management that separating the companies would allow each to tie compensation to the performance of its specific business, develop focused business strategies, improve access to capital and increase the visibility of its particular business to the capital markets. At the time Snyder Communications decided to create two distinct and independent companies by separating the healthcare services business from Snyder Communications' other businesses, it had no plan or intention to merge or consolidate with a competitor or to enter into any other business combination transaction that would result in the acquisition of Snyder Communications by a third party. Snyder Communications' management had in the past examined the benefits of acquiring smaller businesses as they became available for purchase as a way to grow and obtain the benefits of increased size, but its strategy for Snyder Communications did not involve the acquisition of Snyder Communications by a third party.

  During the fourth quarter of 1999, the stock prices of other major international marketing services and advertising agencies increased dramatically, while the SNC common stock price did not experience similar growth. During the period from October 1, 1999 to December 15, 1999, the average stock price and earnings multiples of a group of six major international marketing services and advertising agencies, including Havas Advertising, Interpublic Group of Companies, Inc., Omnicom Group Inc., Publicis SA, WPP Group Plc and Young & Rubicam Inc., increased an average of 39.6% compared with a 16.2% increase in the stock price and earnings multiples of SNC common stock during the same period. At December 15, 1999, based on earnings forecasts contained in published analyst reports, Snyder Communications estimated the price/earnings ratio of the SNC common stock to be 15.4 times 2000 projected earnings per share compared with an average price/earnings ratio of 36.5 times 2000 projected earnings per share for the group of six other companies noted above, making Snyder Communications an attractive acquisition target.

  On November 16, 1999, a representative of a major international advertising agency contacted Daniel M. Snyder, chairman and chief executive officer of Snyder Communications, requesting a meeting with Mr. Snyder. Mr. Snyder agreed to the meeting and met with representatives of the agency on November 24, 1999. During the November 24, 1999 meeting, the agency representatives expressed a possible interest in pursuing a potential transaction with Snyder Communications, which could include an acquisition of Snyder Communications. Mr. Snyder concluded the meeting by stating that Snyder Communications was not considering such a transaction and would only continue discussions concerning a potential transaction if the potential acquiror provided Snyder Communications with a written indication of interest.

  On November 29, 1999, a representative of Havas Advertising contacted Michele
D. Snyder, chief operating officer of Snyder Communications. A. Clayton Perfall, chief financial officer of Snyder Communications, called the Havas Advertising representative in response to the telephone call received by Ms. Snyder and agreed to meet with representatives of Havas Advertising on December 7, 1999. During the December 7, 1999 meeting, the Havas Advertising representatives expressed Havas Advertising's possible interest in pursuing a potential transaction with Snyder Communications, which could include an acquisition of Snyder Communications. Mr. Perfall concluded the meeting with Havas Advertising by stating that Snyder Communications was not considering such a transaction and would only continue discussions concerning a potential transaction if Havas Advertising provided Snyder Communications with a written indication of interest.

  On December 15, 1999, the board of directors of Snyder Communications held a regularly scheduled meeting in New York City. At that meeting, Snyder Communications' management informed the board of the preliminary conversations which had occurred between Snyder Communications and Havas Advertising, on the one hand, and Snyder Communications and the other major international advertising agency, on the other. The Snyder Communications board concluded that the two overtures should be pursued if written indications of interest were received and that a financial advisor should be retained to review available strategic alternatives and to determine whether additional parties might have an interest in a strategic transaction with Snyder Communications.

  On December 16, 1999, Snyder Communications received a written indication of interest from Havas Advertising.

  On December 17, 1999, Snyder Communications interviewed an investment bank as a potential financial advisor to assist Snyder Communications with a potential transaction.

  On December 18, 1999, Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall interviewed Deutsche Bank Securities Inc. as a potential financial advisor to assist Snyder Communications with a potential transaction. Snyder Communications signed an engagement letter with Deutsche Bank on December 20, 1999, under which Deutsche Bank agreed to provide financial advisory and investment banking services with respect to the exploration of various strategic alternatives. At the meeting, Snyder Communications' management requested that Deutsche Bank advise them concerning not only a possible transaction between Snyder Communications and a third party, but also the alternative of Snyder Communications remaining an independent company. At the meeting, Deutsche Bank discussed with Snyder Communications' management the fact that there was a clear trend in the industry towards consolidation and that Snyder Communications' valuation was below that of other marketing services companies. Deutsche Bank informed Snyder Communications that the alternatives were either to remain independent or combine with a larger company within the industry. Deutsche Bank advised Snyder Communications that, given the consolidation in the industry, it might become harder to remain independent and still create shareholder value in the future. Following consideration of the matters presented at the meeting, Snyder Communications' management authorized Deutsche Bank to solicit proposals regarding a business combination from a number of other large advertising and direct marketing companies.

  On December 20, 1999, Snyder Communications was contacted by another investment bank, who on behalf of a third major international advertising agency, expressed interest in a potential transaction with Snyder
Communications. Snyder Communications informed Deutsche Bank of the contact and directed Deutsche Bank to respond to the inquiry on behalf of Snyder Communications.

  Beginning on December 22, 1999, Deutsche Bank initiated contact with representatives from other potentially interested parties to explore whether there was any interest in a possible transaction with Snyder Communications. Deutsche Bank contacted a total of 13 companies about a potential transaction with Snyder Communications. Thereafter, Snyder Communications signed confidentiality/standstill agreements with 8 interested parties contacted by Deutsche Bank, including Havas Advertising.

  On January 7, 2000, Mr. Snyder was contacted by a representative from a diversified U.S. advertising agency. Snyder Communications notified Deutsche Bank of the contact and directed Deutsche Bank to respond to that party on behalf of Snyder Communications. This firm was not among the parties initially contacted by Deutsche Bank as a potential bidder for Snyder Communications.

  Following the execution of confidentiality/standstill agreements with those parties interested in exploring a possible transaction with Snyder Communications, Deutsche Bank set January 14, 2000 as the deadline for receiving proposals from potential bidders for Snyder Communications.

  On January 14, 2000, Deutsche Bank received proposals from Havas Advertising and another major international advertising agency concerning a potential business combination transaction with Snyder Communications. Both of the proposals contemplated the acquisition only of the SNC common stock and the SNC business and were subject to completion of due diligence. Havas Advertising's initial proposal contemplated merger consideration in the form of Havas Adverting ADSs at an exchange ratio for the holders of SNC common stock of approximately $20 - $25 per share and included the execution of a mutually acceptable merger agreement, voting agreement and option. The other initial proposal contemplated merger consideration in the form of stock at an exchange ratio for holders of SNC common stock of approximately $23 - $25 per share and included the execution of mutually acceptable documents customary for public company merger transactions.

  On January 17, 2000, the Snyder Communications board of directors met to review and discuss with its advisors the proposals received by Deutsche Bank on January 14, 2000. The Snyder Communications board discussed the results of Deutsche Bank's preliminary contacts and directed management to prepare management presentations and gather legal and financial information in anticipation of meetings with potential bidders.

  During the last two weeks of January 2000, Snyder Communications' management separately made presentations to representatives of Havas Advertising and the other interested party that had submitted a proposal to Deutsche Bank. Additionally, these two parties performed legal and financial due diligence reviews of documents made available by Snyder Communications. A form of merger agreement prepared by Weil, Gotshal & Manges LLP, Snyder Communications' legal advisor, was distributed to these two interested parties for use in submission of their final proposals.

  Deutsche Bank advised the two interested parties that Snyder Communications had set February 10, 2000 as the deadline for final proposals.

  On February 11, 2000, the Snyder Communications board of directors met with its advisors to review the proposal submitted by Havas Advertising, which was the only final proposal received by Deutsche Bank on or prior to the February 10, 2000 deadline. The Snyder Communications board also discussed industry consolidation, potential synergies resulting from a potential transaction with Havas Advertising and regulatory matters. Havas Advertising's final proposal submitted to Deutsche Bank included a proposed exchange ratio for the SNC common stock of $26.50 per share consisting of stock plus a cash component of approximately $350 million in the aggregate (or approximately $4.70 per share) or, alternatively, a proposed exchange ratio for the SNC common stock of $29.50 per share in an all-stock transaction. Havas Advertising's proposal also included a 10% collar to provide holders of SNC common stock price protection in the merger. The proposed termination fee in Havas Advertising's final proposal submitted to Deutsche Bank was approximately $85 million. Havas Advertising's final proposal to Deutsche Bank was conditioned upon the execution of a mutually acceptable merger agreement, voting agreement among Havas Advertising and significant stockholders of Snyder Communications and a stock option for SNC common stock. Following its review, the Snyder Communications board directed Deutsche Bank to inform Havas Advertising of its preference for an all-stock merger and urge representatives of Havas Advertising to, among other things, increase the value of its proposal, make changes to the proposed form of merger agreement that it had submitted with respect to regulatory and tax matters and withdraw its request for a stock option from Snyder Communications.

  Following the February 11, 2000 meeting of the Snyder Communications board, Havas Advertising's representatives advised Deutsche Bank that Havas Advertising was prepared to pursue its proposal to acquire all of the outstanding shares of SNC common stock in an all-stock transaction.

  Commencing on the morning of February 14, 2000, representatives of the legal advisors to Snyder Communications and Havas Advertising met to negotiate the final forms of the merger agreement and the other merger-related documents, including the voting agreement and the terms of the restrictions relating to the Havas Advertising ADSs to be received by the holders of SNC common stock party to the voting agreement in the proposed merger.

  The Snyder Communications board of directors next met on the afternoon of February 17, 2000. Snyder Communications' management, financial advisors and legal counsel made presentations concerning the terms of the merger agreement and related documentation and the proposed transaction. At the meeting, Deutsche Bank reviewed the merger with the Snyder Communications board of directors and subsequently delivered a written opinion dated February 20, 2000, to the effect that, as of the date of the merger agreement and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the exchange ratio for each share of SNC common stock to be converted in the merger was fair, from a financial point of view, to the holders of SNC common stock. See "--Opinion of Snyder Communications' Financial Advisor." After full discussion and consideration, the Snyder Communications board unanimously concluded that the proposed merger was in the best interest of Snyder Communications and its stockholders as a whole and approved the merger agreement and the merger and authorized Snyder Communications' management to finalize and execute the merger agreement on the terms discussed and approved at the meeting. The Snyder Communications board also determined to recommend that the stockholders of Snyder Communications vote to adopt the merger agreement. For a description of the reasons for the decision and recommendation, see "--Snyder Communications' Reasons for the Merger" and "--Factors Considered by, and Recommendation of, the Snyder Communications Board."

  During the evening of February 17, 2000 and from February 18, 2000 to February 19, 2000, Snyder Communications and Havas Advertising finalized the terms of the merger agreement, the voting agreement and the other related documents and executed those agreements on February 20, 2000.

  On the morning of February 21, 2000, before the opening of trading on the Paris Bourse, the French national stock exchange, and one day before the opening of trading on the New York Stock Exchange (due to the President's Day holiday), Snyder Communications and Havas Advertising issued a joint press release announcing that they had executed the merger agreement.

Snyder Communications' Reasons for the Merger

  Snyder Communications is pursuing the merger for the following reasons:

  Increasing Snyder Communications' Competitiveness. As the direct marketing, advertising and communications industry continues to consolidate and grow increasingly competitive, Snyder Communications believes that local and regional advertising and communications companies will suffer the disadvantages of smaller economies of scale and less purchasing power than international advertising and communications companies. According to Advertising Age, the combination of Havas Advertising and Snyder Communications will create the fourth largest advertising and communications company in the world based on 1999 revenues, with approximately 20,000 employees in over 65 countries. Snyder Communications believes that the merger will provide the combined company with opportunities for economies of scale, including combined purchasing power, operating efficiencies and access to each other's clients.

  Substantial Premium to Pre-Announcement Stock Price. In the merger, holders of SNC common stock will receive Havas Advertising ADSs worth $29.50 per share of SNC common stock (subject to adjustment based on the average closing price of Havas Advertising shares and the exchange rate for converting euro to U.S. dollars). This represents a premium of approximately 44% from the last sales price of SNC common stock on February 18, 2000, the last trading day prior to the date the merger was publicly announced.

  Best Transaction Following Solicitation of Proposals. In December 1999 and January 2000, the Snyder Communications board of directors, with the assistance of its financial and legal advisors, contacted 13 industry participants to solicit their interest in a possible transaction with Snyder Communications. See "--Background of the Merger." The Snyder Communications board gave consideration to the interests of each class of its common stock in determining that, given the available alternatives proposed by the interested parties contacted in this process, none of which included an offer for Circle.com common stock, the merger with Havas Advertising was in the best interests of Snyder Communications and all of its stockholders. The Snyder Communications board determined that the proposed merger with Havas Advertising was a good opportunity for the holders of SNC common stock, especially given the premium of the offer to its current trading price at the time, and a good combination for the SNC business. Although the Snyder Communications board recognized that there were risks associated with the merger that impacted the holders of Circle.com common stock more than the holders of SNC common stock, such as the potential loss of Internet opportunities and a change of management and allocation policies following the merger, it concluded that these risks existed irrespective of whether or not Snyder Communications merged with another company. The board determined that the opportunities of being part of a large international marketing company could provide benefits to the holders of Circle.com common stock and that the potential increased benefits outweighed the increases in the risks that already existed with holders of Circle.com common stock being a part of Snyder Communications, the same entity that conducts the SNC business. The Snyder Communications board also determined that the merger with Havas Advertising would provide an opportunity for the holders of Circle.com common stock to be part of a larger business that could add value to the Circle.com business and that, despite the possible risks associated with the Circle.com common stock being part of a larger company that provides similar Internet marketing services, this added value to the Circle.com business may be in the best interests of the holders of Circle.com common stock, since the Circle.com common stock would remain outstanding after the merger and this opportunity to add value to the Circle.com business could be recognized in the market.

Factors Considered by, and Recommendation of, the Snyder Communications Board

  At a meeting of the Snyder Communications board held on February 17, 2000, after due consideration, the Snyder Communications board unanimously:

  . determined that the terms of the merger agreement are advisable and fair to and in the best interests of Snyder Communications and its stockholders
  . voted to approve the merger and the merger agreement and related matters and
  . determined to recommend that the stockholders of Snyder Communications adopt the merger agreement and approve the merger.

  In reaching its decision to approve the merger agreement and the merger, and to recommend that stockholders of Snyder Communications adopt the merger agreement and approve the merger, the Snyder Communications board consulted with its management and its financial and legal advisors and considered several factors, including the following:
  . the reasons described under "--Snyder Communications' Reasons for the Merger"
  . the terms of the merger agreement, including without limitation, the form of consideration, the price risk presented by the "collar" provisions in the merger agreement and Snyder Communications' ability, under some circumstances, to terminate the merger agreement to accept an acquisition proposal deemed by the Snyder Communications board of directors to be superior to the merger upon payment of a termination fee to Havas Advertising
  . the long-term interests of Snyder Communications and its stockholders, as well as the interests of Snyder Communications' employees, customers, creditors, suppliers and the communities in which Snyder Communications operates
  . information concerning the business, earnings, operations, financial condition and prospects of Snyder Communications and Havas Advertising, both individually and on a combined basis, including the potential cost efficiencies in connection with the Snyder Communications corporate group which Deutsche Bank, Snyder Communications financial adviser, estimated to be a post-combination savings of approximately $10 million generated entirely by the elimination of a substantial portion of Snyder Communications' headquarters costs for executive officers and functions which are duplicative of Havas Advertising's headquarters requirements
  . information with respect to the past earnings and stock performance of each of Snyder Communications and Havas Advertising and the effect on the stockholders as part of the combined company of the effect of the merger on the capital structure and financial ratios
  . information on a pro forma basis of the impact of the merger based on calendar year 2000 estimated cash earnings per share which showed accretion of 8.8% based on an assumed share price of $29.50
  . the alternatives of either remaining independent or combining with a larger company, in light of the clear trend in the industry towards consolidation, Snyder Communications' low valuation compared with other large marketing services companies and Deutsche Bank's advice that it might be difficult for Snyder Communications to remain independent and still create shareholder value
  . the ability to complete the merger, including, in particular, the likelihood of obtaining regulatory approvals and the terms of the merger agreement regarding the obligations of both companies to pursue these regulatory approvals
  . the familiarity of the Snyder Communications board with the business, properties and prospects of Snyder Communications, including the opportunities and alternatives available to Snyder Communications if the merger were not to be undertaken

  . the analysis and presentation of Deutsche Bank, and Deutsche Bank's opinion to the effect that, as of the date of the merger agreement, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the exchange ratio for each share of SNC common stock to be converted in the merger was fair, from a financial point of view, to the holders of SNC common stock
  . the fact that the directors and executive officers that were to become party to the voting agreement with Havas Advertising, in the form presented to the board, indicated their agreement to vote their shares of SNC common stock and Circle.com common stock (which shares represent approximately 28% of the outstanding SNC common stock and approximately 22% of the outstanding Circle.com common stock) in favor of the adoption of the merger agreement and the merger and

  . the interests of the directors and executive officers of Snyder Communications in the merger as described in "--Interests of Snyder Communications Management and Board of Directors in the Merger" on page 57.

  The Snyder Communications board also was aware of potential risks relating to the merger, including the following:

  . the terms and conditions of the merger agreement, including but not limited to:

    . the obligation of Snyder Communications to pay a termination fee of $85 million to Havas Advertising under some circumstances upon termination of the merger agreement

    . the prohibition against solicitation of alternative transactions and the restrictions on engaging in discussions with third parties regarding alternative transactions and

    . the limitations upon the interim business operations of Snyder Communications imposed by the merger agreement and the risks to Snyder Communications' continuing business if the merger is not completed

  . the impact of the merger on Snyder Communications' customers and employees and the potential negative impact on the ability of Snyder Communications to retain key employees if the merger is not completed

  . the risk associated with integrating some of the support functions of the combined company and the achievement of anticipated cost savings

  . the costs of completing the merger, which Snyder Communications estimated to be approximately $27.0 million, consisting of a $12.0 million financial advisory fee payable to Deutsche Bank, $3.5 million of legal, accounting and tax fees, $10.5 million of transaction-related bonuses and excise tax reimbursement payments for Snyder Communications' executive officers and other key employees and $1.0 million for other costs such as printing and stockholder meeting costs and

  .  the other risks described under "Risk Factors" on page 27.

  The foregoing discussion of the information and factors considered and given weight by the Snyder Communications board is not intended to be exhaustive, but includes the material factors considered by the Snyder Communications board. The Snyder Communications board relied on the experience and expertise of Deutsche Bank, its financial advisor, for quantitative analysis of the financial terms of the merger. See "--Opinion of Snyder Communications' Financial Advisor" on page 46. In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement to the stockholders of Snyder Communications, the Snyder Communications board did not assign any relative or specific weights to the various factors considered. Instead, the Snyder Communications board conducted an overall analysis of the factors described above, including by participating in discussions with and asking questions of its management and its legal and financial advisors. In considering the factors above, individual directors may have given different weight to different factors.

  For the reasons discussed above, the Snyder Communications board has unanimously approved and deemed advisable and in the best interests of Snyder Communications and its stockholders the merger agreement and the merger, and recommends that stockholders of Snyder Communications vote "FOR" adoption of the merger agreement and the merger.

Opinion of Snyder Communications' Financial Advisor

  Under an engagement letter dated December 20, 1999, the Snyder Communications board of directors retained Deutsche Bank to act as its financial advisor for a possible business combination transaction involving Snyder Communications and, if requested, to render an opinion to the Snyder Communications board as to the fairness, from a financial point of view, of the consideration to be received in a business combination transaction.

  At a meeting of the Snyder Communications board of directors held on February 17, 2000, to evaluate and consider the proposed merger with Havas Advertising, representatives from Deutsche Bank reviewed the merger with the Snyder Communications board of directors and subsequently delivered a written opinion dated February 20, 2000, to the effect that, as of the date of the merger agreement and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion and summarized below, the exchange ratio for each share of SNC common stock to be converted in the merger was fair, from a financial point of view, to the holders of SNC common stock.

  The full text of Deutsche Bank's written opinion dated February 20, 2000, which sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken by Deutsche Bank in rendering its opinion, is attached as Annex D to this proxy statement/prospectus. Deutsche Bank's opinion was delivered to the Snyder Communications board of directors in connection with the board's evaluation of the proposed merger, addresses only the fairness of the exchange ratio from a financial point of view to the holders of SNC common stock, and does not constitute a recommendation to any stockholder of Snyder Communications as to how to vote at the Snyder Communications special meeting. The opinion does not address the fairness of the proposed merger to the holders of Circle.com common stock. While the opinion only addresses the fairness of the exchange ratio of the SNC common stock converted to Havas Advertising ADSs in the merger, all stockholders of Snyder Communications are urged to read the opinion carefully and in its entirety. The summary of Deutsche Bank's opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

  In rendering its opinion and in its role as financial advisor to Snyder Communications, Deutsche Bank:

  . reviewed publicly available financial information and other relevant information concerning Snyder Communications and Havas Advertising and internal analyses and other information furnished to it by Snyder Communications and Havas Advertising

  . held discussions with members of the senior management of Snyder Communications and Havas Advertising regarding the businesses and prospects of their respective companies and the joint prospects of a combined company

  . reviewed the reported prices and trading activity for SNC common stock and Havas Advertising shares

  .  compared financial and stock market information for Snyder
     Communications and Havas Advertising with similar information for other publicly-traded companies in the marketing services industry similar to Snyder Communications and Havas Advertising

  . reviewed the financial terms, to the extent publicly available, of other recent business combinations which it deemed comparable in whole or in part

  . reviewed the terms of the merger agreement and the other merger-related documents and

  . performed other studies and analyses and considered other factors as it deemed appropriate.

  In preparing its opinion, Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information that was publicly available or furnished to it concerning Snyder

Communications or Havas Advertising, including, without limitation, any financial information, forecasts or projections considered in rendering its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied on the accuracy and completeness of all financial and operational information, forecasts, projections and discussions with management. Deutsche Bank did not conduct a physical inspection of any of the properties or assets of Snyder Communications or Havas Advertising, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Snyder Communications or Havas Advertising.

  With respect to the financial forecasts, projections and guidance from Snyder Communications made available to and used by Deutsche Bank in its analyses, Deutsche Bank assumed that those financial forecasts, projections and guidance were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Snyder Communications. Snyder Communications believes the information it provided to Deutsche Bank in this regard was reasonably prepared on bases reflecting the best currently available estimates and judgments of its management. With respect to the guidance from Havas Advertising made available to and used by Deutsche Bank in its analyses, Deutsche Bank assumed that the guidance it received was reasonable and based on the best currently available judgments of the management of Havas Advertising. Havas Advertising believes the guidance it provided to Deutsche Bank in this regard was reasonably prepared on bases reflecting the best available judgments of its management. In rendering this opinion, Deutsche Bank expressed no view as to the reasonableness of these forecasts, projections and guidance or the assumptions on which they were based.

  Deutsche Bank's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressed no opinion as to the price at which SNC common stock or Havas Advertising shares will trade following the announcement of the merger. Also, Deutsche Bank expressed no opinion as to the successful listing of the Havas Advertising ADSs or the price at which the Havas Advertising ADSs or Havas Advertising shares may trade at any time following completion of the merger. Although subsequent developments may affect its opinion, Deutsche Bank has assumed no obligation to update, revise or reaffirm it.

  For purposes of rendering its opinion, Deutsche Bank assumed, with the consent of Snyder Communications' board of directors, that in all respects material to its analysis:

  . the representations and warranties of Snyder Communications and Havas Advertising contained in the merger agreement are true and correct

  . each of Snyder Communications and Havas Advertising will perform all of the covenants and agreements to be performed by it under the merger agreement and all the conditions necessary to complete the merger will be satisfied without any waiver thereof and

  . all material governmental, regulatory or other approvals and consents required to complete the merger will be obtained and that when obtaining any of these necessary approvals, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Snyder Communications or Havas Advertising or materially reduce the contemplated benefits of the merger to Snyder Communications.

  In the event any condition necessary to complete the merger is waived by Snyder Communications or Havas Advertising, Snyder Communications will obtain a new fairness opinion which will evaluate the fairness of the proposed merger taking into account the waiver of these conditions.

  The Deutsche Bank opinion and the summary set forth below do not take into account the 20 for 1 stock split of Havas Advertising approved by the Havas Advertising shareholders on May 26, 2000.

  The following is a brief summary of the material financial analyses performed and factors considered by Deutsche Bank in rendering its opinion:

  Historical Financial Position. In rendering its opinion, Deutsche Bank reviewed and analyzed the historical and current financial condition of Snyder Communications by assessing Snyder Communications' recent financial statements and analyzing Snyder Communications' revenue, profitability, growth prospects and operating performance trends and prospects.

  Historical and Comparative Stock Price Performance. Deutsche Bank reviewed the daily closing per share market prices for SNC common stock for the following periods:

                                                  As of             As of
                                            February 18, 1999 February 18, 2000
                                            ----------------- -----------------
   Movement of SNC common stock price over
    a one year period.....................       $26.39            $20.50
                                                  As of
                                            December 22, 1999
                                            -----------------
   SNC common stock price per share one
    day prior to Snyder Communications'
    public announcement that it was
    evaluating strategic alternatives.....       $15.81
                                                  As of             As of
                                            December 23, 1999 February 18, 2000
                                            ----------------- -----------------
   Movement of SNC common stock price from
    the date of its public announcement
    that it was evaluating strategic
    alternatives until the day prior to
    the public announcement of the
    merger................................       $19.00            $20.50

February 18, 2000 was the last trading date prior to the public announcement of the merger. The SNC common stock price as of February 18, 1999, obtained from FactSet Research Systems Inc., was adjusted to take into account the spin-off of Ventiv Health and the recapitalization of Snyder Communications' common stock into SNC common stock and Circle.com common stock, which occurred in the third and fourth quarter of 1999.

  Deutsche Bank also reviewed the daily closing per share market prices of SNC common stock and compared the movement of these daily closing prices with the movement of the S&P 500 composite index, and the movement of an index comprised of other marketing services companies over the period from February 18, 1998 through February 18, 2000 and over the period from February 18, 1999 through February 18, 2000. The companies included in the marketing services companies index were:

  .  Acxiom Corporation

                                             .  Ha-Lo Industries, Inc.
  .  Advo, Inc.


                                             .  Harte-Hanks, Inc.
  .  Catalina Marketing Corporation


                                             .  Mosaic Group Inc.
  .  infoUSA Inc.

  As shown in the table below, Deutsche Bank noted that between February 18, 1998 and February 18, 2000, the performance of SNC common stock on a relative basis lagged both the S&P 500 composite index and the marketing services companies index. Deutsche Bank also noted that between February 18, 1999 and February 18, 2000, the SNC common stock on a relative basis also lagged both of these same indices.

  The information contained in the chart below is based on information obtained from FactSet Research Systems Inc., and has been adjusted to take into account the spin-off of Ventiv Health and the recapitalization of Snyder
Communications' common stock into SNC common stock and Circle.com common stock, which occurred in the third and fourth quarter of 1999.

                                                  Increase/(Decrease) For
                                                     Selected Periods
                                            -----------------------------------
                                            February 18, 1998 February 18, 1999
                                                   to                to
                                            February 18, 2000 February 18, 2000
                                            ----------------- -----------------
   SNC common stock........................       (25.7)%           (22.3)%
   S&P 500 composite index.................        30.4%              8.8%
   Marketing services companies index......        36.4%             28.8%

  Deutsche Bank also reviewed the daily closing per share market price of Havas Advertising shares and compared the movement of these daily closing prices with the movement of the CAC 40 index (a broad-based index of common stocks based on 40 of the 100 largest companies on the Paris Bourse), the movement of an index comprised of other advertising companies, and the movement of the other major French advertising company, Publicis SA, over the period from February 18, 1998 through February 18, 2000 and over the period from February 18, 1999 through February 18, 2000. The companies included in the advertising companies index were:

                                             .  Saatchi & Saatchi Plc
  .  Cordiant Communications Plc


                                             .  True North Communications Inc.
  .  Interpublic Group of Companies, Inc.


                                             .  WPP Group Plc
  .  Omnicom Group Inc.


                                             .  Young & Rubicam Inc.
  .  Publicis SA

  As shown in the table below, Deutsche Bank noted that, on a relative basis, the performance of Havas Advertising shares exceeded the CAC 40 index and the index of advertising companies referred to above since February 18, 1998 but lagged Publicis SA over this same period. Deutsche Bank also noted that, on a relative basis, the performance of Havas Advertising shares was better than the CAC 40 index and the advertising companies index since February 18, 1999, but underperformed relative to Publicis SA for the same period.

                                                   Increase/(Decrease) For
                                                      Selected Periods
                                             -----------------------------------
                                             February 18, 1998 February 18, 1999
                                                    to                to
                                             February 18, 2000 February 18, 2000
                                             ----------------- -----------------
   Havas Advertising shares.................       292.7%            191.7%
   CAC 40 index.............................        84.7%             50.1%
   Advertising companies index..............       120.4%             43.0%
   Publicis SA shares.......................       481.3%            260.9%

  Analysis of Other Publicly Traded Companies. Deutsche Bank compared relevant financial information (based on the commonly used valuation measurements described below) of Snyder Communications to corresponding information from Havas Advertising and the companies comprising the marketing services index and the advertising companies index previously described above. This financial information included, among other things:

  . ratios of common equity market value as adjusted for debt and cash, commonly referred to in the investment community as "adjusted market value," to revenues and earnings before interest, taxes, depreciation and amortization, also known as "EBITDA", each for the latest reported twelve month periods as derived from publicly available information and

  . ratios of common stock price per share divided by earnings per share, using estimated earnings per share for calendar years 2000 and 2001, except for Havas Advertising and Publicis where the ratio of common stock price per share divided by earnings per share before goodwill amortization, commonly referred to in the investment community as "cash EPS," was utilized given the statistical relevancy of cash EPS in Havas Advertising's and Publicis's home market.

  The financial information used to calculate the multiples provided below for Snyder Communications, Havas Advertising and both the marketing services and advertising companies indices is as of February 18, 2000 and is based on the latest reported twelve month period as derived from publicly available information. The information also includes estimated earnings per share for calendar years 2000 and 2001 as reported by the Institutional Brokers Estimating System, except that the calendar year 2000 and 2001 estimates for Havas Advertising were based on other equity research obtained by Deutsche Bank as well as guidance provided by Havas Advertising.

                                                                 Share Price
                                                              as a Multiple of
                                                             -------------------
                                                             Calendar  Calendar
                                           Adjusted Market   Year 2000 Estimated
                                         Value as a Multiple Earnings  Year 2001
                                          of Last 12 Months  Estimated Earnings
                                               EBITDA        per Share per Share
                                         ------------------- --------- ---------
Marketing services companies
 High...................................        35.8x          46.3x     33.9x
 Low....................................         7.2x          11.9x     16.4x
 Average................................        14.5x          28.0x     23.5x
Snyder Communications...................        14.5x          24.7x     20.1x
Advertising companies
 High...................................        28.7x          59.0x     48.5x
 Low....................................        12.9x          19.5x     16.7x
 Average................................        20.5x          35.2x     30.1x
Havas Advertising.......................        26.0x          46.4x     40.9x

  As a result of the foregoing analysis, Deutsche Bank noted that as of February 18, 2000, Snyder Communications' multiples were generally consistent with the mean for the marketing services companies and lagged the relevant multiples for both the advertising companies and Havas Advertising. Deutsche Bank further noted that it was reasonable to assume that the SNC common stock price during the period had been affected by speculation regarding a potential transaction involving SNC.

  Due to the inherent differences between the operations and financial conditions of Snyder Communications, Havas Advertising, the marketing services and advertising companies, Deutsche Bank believes that a comparable analysis is not simply mathematical, but involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these marketing services companies and advertising companies, as well as other factors and differences in the businesses of Snyder Communications and Havas Advertising.

  Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of ten pending or completed mergers or acquisitions in the advertising or marketing services industries, which sectors Deutsche Bank deemed to have similar economic and/or internal competitive dynamics to Snyder Communications' SNC business. Deutsche Bank calculated various financial multiples based on publicly available information for each of the transactions and compared them to corresponding financial multiples for the merger, based on the value of the exchange ratio for each share of SNC common stock to be converted in the merger as of February 18, 2000.

  The selected transactions include:

  . The acquisition of NFO Worldwide, Inc. by Interpublic Group of Companies,
     Inc.

  . The acquisition of Nielsen Media Research, Inc. by VNU NV

  . The acquisition of Donnelley Marketing Inc., a subsidiary of First Data
     Corp., by infoUSA Inc.

  . The acquisition of Market Facts Inc. by Aegis Group

  . The acquisition of May & Speh, Inc. by Acxiom Corporation

  . The acquisition of Metromail Corporation by Great Universal Stores PLC

  . The acquisition of CGT Group PLC by Omnicom Group Inc.

  . The acquisition of Bozzell, Jacobs, Kenyon and Eckhardt Inc. by True
     North Communications Inc.

  . The acquisition of Direct Marketing PLC by Great Universal Stores PLC

  . The acquisition of Experian, a subsidiary of TRW Inc., by Great Universal
     Stores PLC

  The following table summarizes the calculations by Deutsche Bank comparing the adjusted market value as a multiple of revenues and EBITDA over the twelve months ended December 31, 1999 for the merger and the selected transactions:

                                                       Adjusted Market Value
                                                         as a multiple of
                                                   -----------------------------
                                                   Last 12 months Last 12 months
                                                      Revenue         EBITDA
                                                   -------------- --------------
   Selected Transactions
         Average..................................      3.0x          13.6x
         High.....................................      6.5x          20.4x
         Low......................................      0.9x           7.0x
   Merger at $29.50 per share.....................      3.9x          21.4x

  As a result of the foregoing analysis, Deutsche Bank noted that at the assumed offer price of $29.50 per share, the multiple of adjusted market valuation to revenue over the twelve month period ending December 31, 1999 for the merger exceeded the mean for the selected transactions and was in the range of the high and low multiples for these selected transactions. Deutsche Bank further noted that at the assumed offer price of $29.50 per share, the multiple of adjusted market valuation to EBITDA over the twelve month period ending December 31, 1999 for the merger exceeded the mean, high and low multiples for the selected transactions.

  All multiples for the transactions analyzed were based on available public information, without taking into account differing market and other conditions existing during the periods in which the transactions occurred. Because the reasons for and circumstances surrounding each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Snyder Communications, Havas Advertising and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. The comparable transaction analysis involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies as well as the businesses of Snyder Communications and Havas Advertising.

  Premiums Paid Analysis. Deutsche Bank reviewed the premiums paid over market value, to the extent publicly available, in 46 merger or acquisition transactions completed since January 1, 1996. For purposes of its analysis, Deutsche Bank selected recent transactions which were similar in structure to the merger, especially in terms of value size, form of consideration and accounting treatment. Deutsche Bank analyzed the premium paid to the target above its share price (A) one day prior and (B) four weeks prior to the announcement of the applicable transaction. These transactions were accounted for under the purchase accounting method, included only stock consideration and had adjusted market valuations (equity market valuation, plus debt less cash) between $1.0 billion and $3.0 billion. The following table presents a comparison of the premium paid over market value at one day prior and four weeks prior to the announcement of the transaction for the average of the premium transactions and the merger:

                                                      Premium to Market at
                                                 -------------------------------
                                                     One Day       Four Weeks
                                                      Prior           Prior
                                                 to Announcement to Announcement
                                                 --------------- ---------------
   Premium transactions
    High........................................      223.6%          365.1%
    Low.........................................      (52.3)%         (51.2)%
    Average.....................................       20.1%           36.0%
   Merger at $29.50 per share...................       43.9%           43.0%

  As a result of the foregoing analysis, Deutsche Bank noted that at the assumed offer price of $29.50 per share, the premium paid to the holders of SNC common stock exceeded the average of the premium transactions for both the one day prior to announcement time period and the four weeks prior to announcement period.

  Historical Exchange Ratio Analysis. Deutsche Bank derived the average historical exchange ratio by dividing the average daily closing price per share of SNC common stock by the average daily closing price per share of Havas Advertising common stock, converted to U.S. dollars from euro, over selected periods prior to the announcement of the merger. As set forth in the table below, Deutsche Bank then compared these average historical exchange ratios to the implied merger exchange ratio of 0.0559 (based upon the assumed offer price of $29.50 per share as of February 18, 2000).

                                                                        Exchange
                                                                         Ratio
                                                                        --------
   At the close of trading on February 18, 2000........................  0.0388
   Prior 15 day trading average........................................  0.0392
   Prior 30 day trading average........................................  0.0414
   Prior 90 day trading average........................................  0.0409
   Merger at $29.50 per share..........................................  0.0559

  Deutsche Bank noted that the results of the foregoing analysis indicated that the implied merger exchange ratio of 0.0559 (based upon the assumed offer price of $29.50 per share as of February 18, 2000) compared favorably with each of the average historical exchange ratios for the periods selected.

  Discounted Cash Flow Analysis. Deutsche Bank performed discounted cash flow analyses for Snyder Communications and Havas Advertising. The discounted cash flow methodology values a business based on the current value of the future cash flows that the business will generate. To establish a current value utilizing this methodology, future cash flows must be estimated and an appropriate discount rate determined. For purposes of its discounted cash flow analysis, Deutsche Bank used the SNC common stock price as of February 18, 1999 obtained from FactSet Research Systems Inc. which was adjusted to take into account the spin-off of Ventiv Health and the recapitalization of Snyder Communications' common stock into SNC common stock and Circle.com common stock, which occurred in the third and fourth quarter of 1999.

  Deutsche Bank aggregated the present value of the projected Snyder Communications cash flows from 2000 through 2004 based on projections provided by Snyder Communications' management. Deutsche Bank utilized discount rates ranging from 13.0% to 15.0% and terminal multiples ranging from 11.0x to 14.0x. A terminal multiple is a number which is then multiplied by the EBITDA of the business or company in year 2004. The result is also known as the terminal value. Deutsche Bank selected these discount rates based on its judgment of the cost of capital of the companies comprising the marketing services companies index and determined the terminal multiple values based on its review of the public trading characteristics of SNC common stock and the common stock of the companies comprising the marketing services companies index. This analysis indicated a range of values of:

                                                          Snyder Communications
                                                             Value Per Share
                                                          ---------------------
   Discounted cash flow implied valuation...............    $20.00 to $27.00
   High price of SNC common stock from February 18, 1999
    to February 18, 2000................................         $27.60
   Low price of SNC common stock from February 18, 1999
    to February 18, 2000................................         $ 9.88
   Average price of SNC common stock for the 180 trading
    days ended February 18, 2000........................         $16.19
   Implied valuation via merger exchange ratio..........         $29.50

  As a result of the foregoing analysis, Deutsche Bank noted that the implied valuation via the merger exchange ratio of $29.50 per share was higher than the range of values computed using the discounted cash flow analysis.

  Deutsche Bank also aggregated the present value of the projected Havas Advertising cash flows from 2000 through 2004 based upon projections and assumptions provided by publicly available equity research reports as well as guidance provided by Havas Advertising's management. Deutsche Bank utilized discount rates ranging from 12.0% to 14.0% and terminal multiples ranging from 17.0x to 21.0x. Deutsche Bank selected these discount rates based on its judgment of the cost of capital of companies comprising the advertising companies index and determined the terminal multiple values based on its review of the trading characteristics of Havas Advertising shares and the common stock of companies comprising the advertising companies index. This analysis indicated a range of values of:

                                                          Havas Advertising
                                                           Value Per Share
                                                        ----------------------
   Discounted cash flow implied valuation.............. (Euro)543 to (Euro)700
   High price of Havas Advertising shares from
    February 18, 1999 to February 18, 2000.............      (Euro)609.5
   Low price of Havas Advertising shares from
    February 18, 1999 to February 18, 2000.............      (Euro)164.5
   Average price of Havas Advertising shares for the
    180 trading days ended February 18, 2000...........      (Euro)307.25
   As of February 18, 2000.............................      (Euro)528

  As a result of the foregoing analysis, Deutsche Bank noted that the Havas Advertising share price of (Euro)528 as of February 18, 2000 was generally consistent with the range of values computed using the discounted cash flow analysis.

  Pro Forma Combined Earnings Analysis. Notwithstanding the fact Havas Advertising is using purchase accounting for the merger for U.S. GAAP purposes, and given the statistical relevancy of cash EPS analysis in Havas Advertising's home market, Deutsche Bank analyzed the pro forma effects of the merger on the cash EPS for Havas Advertising in calendar year 2000 based on research analyst estimates obtained by Deutsche Bank as well as guidance provided by Havas Advertising. At the time when this analysis was performed, the exchange rate between the euro and the US dollar was approximately 1:1. The results of this analysis are set forth below:

                                                                        Based on
                                                                        Exchange
                                                                         Ratio
                                                                        --------
   Havas Advertising cash EPS (pre-acquisition)........................  $11.38
   Havas Advertising pro forma cash EPS................................  $12.38
   Pro forma accretion.................................................  $ 1.00
   Pro forma accretion (%).............................................     8.8%

  As a result of the foregoing analysis, Deutsche Bank noted that at the assumed share price of $29.50, the holders of Havas Advertising shares could benefit from accretion as a result of the acquisition. Deutsche Bank also noted that this analysis did not assume synergies in the form of revenue enhancements or expense savings.

  This summary does not purport to be a complete description of the opinion of Deutsche Bank to the Snyder Communications board of directors or the financial analyses performed and factors considered by Deutsche Bank when formulating its opinion. The preparation of a fairness opinion is a complex analytic process involving the application of subjective business judgment in various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and therefore, a fairness opinion is not readily susceptible to summary description. Deutsche Bank believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analysis, without considering its analysis as a whole or selecting portions of the above summary without considering all factors and analysis contained in its opinion, could create a misleading or incomplete view of the processes underlying its analysis and opinion. In arriving at its fairness determination, Deutsche Bank did not assign a specific weight to any particular analysis.

  In performing its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the board of directors of Snyder Communications as to the fairness, from a financial point of view, of the exchange ratio for each share of SNC common stock to be converted in the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. During its analysis, Deutsche Bank made, and Snyder Communications and Havas Advertising management provided Deutsche Bank with, numerous assumptions with respect to industry performance and general business, economic, market and financial conditions and other matters, many of which are beyond the control of Snyder Communications and Havas Advertising. The assumptions and estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual historical values or future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of Snyder Communications, Havas Advertising or their respective advisors, none of Snyder Communications, Deutsche Bank or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

  The type and amount of consideration payable in the merger were determined through negotiations between Snyder Communications and Havas Advertising and were approved by the Snyder Communications' board of directors. The decision to enter into the merger agreement and recommend approval of the merger was solely that of Snyder Communications' board. Deutsche Bank's opinion and financial analyses were only one of a number of factors taken into consideration by the Snyder Communications' board in its evaluation of the proposed merger and should not be viewed as determinative of its views with respect to the exchange ratio for each share of SNC common stock to be converted in the merger or the merger as a whole.

  Pursuant to the terms of Deutsche Bank's engagement, Snyder Communications has agreed to pay $2,500,000 to Deutsche Bank for rendering its opinion, which amount will be credited against an aggregate advisory fee calculated as a percentage of the aggregate consideration payable upon consummation of the merger. Upon completion of the merger, Deutsche Bank will receive an aggregate fee of 0.50% of the aggregate value of the merger, which will amount to approximately $12.0 million, calculated as if the merger were completed on August 15, 2000. In addition, Snyder Communications has agreed to reimburse Deutsche Bank for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Deutsche Bank and its related parties against specific liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

  Snyder Communications selected Deutsche Bank as its financial advisor for the merger based on Deutsche Bank's reputation, expertise and familiarity with Snyder Communications and its business. Deutsche Bank is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Deutsche Bank is an affiliate of Deutsche Bank AG. One or more members of the Deutsche Bank group have from time to time provided investment banking, commercial banking (including extension of credit) and other financial and advisory services to Snyder Communications for which it has received customary compensation. In connection with the commercial banking (including extension of credit) services provided to Snyder Communications, Deutsche Bank received non-interest income fees approximately in the amount of $200,000 and interest income comparable to competitive commercial banking fees applicable at the time of the transaction. Members of the Deutsche Bank group hold approximately $35 million of Snyder Communications debt which will become due upon completion of the merger. Additionally, Deutsche Bank provided financial advisory services and received fees of approximately $3.0 million for its services in the issuance of Snyder Communications' Circle.com common stock in October 1999.

  Deutsche Bank publishes research reports regarding the marketing services industry, the advertising industry and the business and securities of Snyder Communications, Havas Advertising and other publicly owned companies in these industries. In the ordinary course of business, members of the Deutsche Bank group may actively trade or hold securities of both Snyder Communications and Havas Advertising for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in the securities, instruments and obligations of Snyder Communications and Havas Advertising.

Havas Advertising's Reasons for the Merger

  Havas Advertising has identified the following potential benefits of the merger:

  .  enhancing Havas Advertising's multinational client base

  . providing Havas Advertising with the opportunity to offer a wider range of services to clients of the combined company

  . providing Havas Advertising with a position as the world's largest marketing services provider, according to the Direct Marketing Association, Inc. based on 1999 revenues of the marketing services business of Havas Advertising and Snyder Communications

  . focusing Havas Advertising more toward marketing services, which Havas Advertising believes is a faster growing sector than traditional advertising, based on its own market experience and estimates of Donaldson, Lufkin and Jenrette that traditional advertising will grow at a long term rate of 5% compared to 8% growth for sales promotion and 9% growth for direct marketing, which are principal components of marketing services

  . developing Havas Advertising's global client base in fast-growing business sectors such as telecommunications and media and financial services

  . increasing Havas Advertising's earnings margin as a percentage of total revenues and increasing its gross income and

  . increasing revenues outside of France and in particular U.S. revenues as a percentage of total revenues and, as a result, creating a geographic balance of revenues that is more representative of the international advertising and communications services industry.

  Additionally, Havas Advertising considered various other matters, including industry trends, recent consolidation among industry participants, Snyder Communications' financial condition and the specific terms of the merger agreement. In light of the wide variety of factors considered in evaluating the merger, Havas Advertising did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors it considered. There can be no assurance that the foregoing benefits will be realized.

Projected Financial Information and Targeted Levels of Financial Performance

  Combined Operations. The following information regarding Havas Advertising's pro forma gross income for 2000 giving effect to the merger with Snyder Communications is based on Havas Advertising's French GAAP accounts. It is not comparable to Havas Advertising's U.S. GAAP financial information presented elsewhere throughout this proxy statement/prospectus.

  At a presentation to investors and analysts on June 27-28, 2000, Havas Advertising estimated that its pro forma gross income under French GAAP for 2000, giving effect to the completion of the merger as if it had occurred as of January 1, 2000 and including 100% of the gross income of Media Planning Group, would be approximately (Euro)2.2 billion. This estimate was based on Havas Advertising and Snyder Communications financial information for the first three months of 2000 and Havas Advertising and Snyder Communications management estimates of financial performance for the remainder of 2000 at the time of the presentation.

  In a presentation to investors and analysts beginning on February 21, 2000, Havas Advertising estimated that its growth in pro forma gross income under French GAAP for 2000, giving effect to the completion of the merger as if it had occurred as of January 1, 2000 and including 100% of the gross income of Media Planning Group, would be greater than 20%. Havas Advertising also estimated that its growth in pro forma gross income under French GAAP for 2000, giving effect to the completion of the merger as if it had occurred as of January 1, 2000, excluding other acquisitions during 2000 and including 100% of the gross income of Media Planning Group, would be greater than 10%. These estimates were based on Havas Advertising and Snyder Communications financial information and Havas Advertising and Snyder Communications management estimates of financial performance for the remainder of 2000 at the time of the presentation.

  Operations of SNC Business Divisions of Snyder Communications. Also in the presentation to investors and analysts beginning on February 21, 2000, Havas Advertising indicated that the targeted levels of annual growth in revenue for 2000 to 2002 and targeted earnings before interest and taxes (EBIT) for each of these years as a percentage of revenue for the three divisions comprising Snyder Communications' SNC business, based on materials provided by Snyder Communications to Havas Advertising, were as follows:

                                          Targeted Annual    Targeted EBIT as
   SNC Business Division                  Revenue Growth   Percentage of Revenue
   ---------------------                  --------------- ----------------------
   Arnold Communications.................      15-20%             10-15%
   Brann Worldwide.......................      15-20%             13-14%
   Bounty SCA Worldwide..................      17-20%             21-23%

These do not represent projections of the performance of these divisions, but rather performance goals set by Snyder Communications prior to the February 21, 2000 presentation.

  Discussion of Projected Financial Information and Financial Targets. The foregoing projections and financial targets constitute forward-looking statements, and are subject to numerous risks and uncertainties that could cause the actual financial performance of Havas Advertising and Snyder Communications following the merger, or the operations of the three divisions comprising the SNC business, to differ materially from management estimates at the time they were made. These include risks and uncertainties related to general economic conditions, the ability to retain clients and key personnel after the merger, and the ability of Havas Advertising to successfully integrate Snyder Communications. See "Risk Factors" and "Forward-Looking Statements."

Interests of Snyder Communications Management and Board of Directors in the
Merger

  General. In considering the recommendation of the Snyder Communications board that stockholders of Snyder Communications vote to adopt the merger agreement and approve the merger, stockholders should be aware that members of the Snyder Communications board and Snyder Communications' management have interests in the merger that are different from, and in addition to, the interests of stockholders of Snyder Communications. The Snyder Communications board was aware of such interests and considered them, among other matters, when voting to approve the merger.

  The merger agreement provides that, following the effective time of the merger, Havas Advertising will honor all obligations under employment or severance agreements and pay all benefits accrued through the effective time under employee benefit plans, policies and arrangements in accordance with the terms thereof, including those that provide, under some circumstances, for payment or acceleration of benefits upon or as a result of a change of control of Snyder Communications. The employment of some of the current executive officers of Snyder Communications will be terminated following the merger.

  Transaction Bonuses. The compensation committee of the Snyder Communications board authorized transaction bonuses for some employees of Snyder
Communications upon the completion of the merger. Upon completion of the merger, each of Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall, each an executive officer and a director of Snyder Communications, will receive transaction bonuses of cash and/or other compensation equal to $800,000, $700,000 and $700,000, respectively.

  Stock Options. Snyder Communications has entered into stock option agreements with the executives and members of the board of directors of Snyder Communications that accelerate vesting of outstanding and unvested options to purchase shares of SNC common stock and Circle.com common stock upon the disposition of Snyder Communications by merger. Options to acquire an aggregate of 1,524,890 shares of SNC common stock and 381,222 shares of Circle.com common stock will vest for the executives and members of the board of directors of Snyder Communications upon the adoption of the merger agreement by the stockholders of Snyder Communications. In addition, under the terms of the merger agreement, the holders of these options to purchase SNC common stock will have the right, exercisable by written notice to Havas Advertising on or prior to the effective date of the merger, to cause their options to purchase SNC common stock to be purchased for cash in an amount equal to the difference of

  . the product of (A) the average of the closing sale prices of a share of Havas Advertising reported on the Paris Bourse for the 20 Paris Bourse trading days ending on the day immediately prior to the closing date of the merger, converted into U.S. dollars at the euro to U.S. dollar exchange rate on each trading day, multiplied by (B) the number of Havas Advertising ADSs issuable upon exercise of the option to purchase SNC common stock, less

  . the aggregate exercise price for the Havas Advertising ADSs subject to the accelerated option to purchase SNC common stock.

  The amount of cash that may have to be paid to purchase the options of the executives and board members, calculated as if the merger had occurred on August 15, 2000, is approximately $33.1 million.

  Excise Tax Payments. Daniel M. Snyder and Michele D. Snyder will also receive cash payments of approximately $1.9 million and $1.2 million, respectively, to cover excise tax payments resulting from the acceleration of stock options to purchase shares of SNC common stock and Circle.com common stock.

  Indemnification and Insurance. Under the terms of the merger agreement, Havas Advertising will indemnify and advance expenses, including fees of counsel, to present and former directors, officers and employees of Snyder Communications and its subsidiaries for liabilities from their acts or omissions in those capacities occurring prior to the effective time of the merger. In addition, for not less than six years after the

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effective time of the merger, Havas Advertising will provide officers' and directors' liability insurance covering acts or omissions occurring prior to the effective time of the merger by each person currently covered by Snyder Communications' officers' and directors' liability insurance policy. This Havas Advertising policy must be no less favorable than the Snyder Communications policy in effect on February 20, 2000, except that Havas Advertising is obligated to pay in the aggregate no more than 300% of the annual premium paid by Snyder Communications for insurance as of February 20, 2000.

No Dissenters' Rights

  Under Delaware law, neither holders of SNC common stock nor holders of Circle.com common stock have any dissenters' appraisal rights which would give them the right to obtain payment of cash as a result of the merger.

  Under Delaware law, dissenters' appraisal rights are not available to holders of shares:

  .  listed on a national securities exchange

  . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc. or

  .  held of record by more than 2,000 stockholders

unless holders of stock are required to accept in the merger anything other than any combination of:

  . shares of stock or depositary receipts of the surviving corporation in the merger

  . shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either

    .  listed on a national securities exchange

    . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc. or

    .  held of record by more than 2,000 holders or

  . cash in lieu of fractional shares of the stock or depositary receipts received.

  Dissenters' appraisal rights are not available to holders of SNC common stock because each holder of SNC common stock will receive only shares of Havas Advertising ADSs, which will be traded on the Nasdaq National Market System, a national securities exchange, and will be held of record by more than 2,000 shareholders, and cash in lieu of fractional shares. Holders of Circle.com common stock are not entitled to any dissenters' appraisal rights because they will not receive any consideration as a result of the merger, as their shares of Circle.com common stock will remain outstanding after the merger.

Material U.S. Federal Income Tax Consequences of the Merger

  Overview. The following is a discussion of the material U.S. federal income tax consequences of the merger to the holders of SNC common stock and Circle.com common stock, and to Snyder Communications, Havas Advertising and HAS Acquisition Corp. The summary is based upon current provisions of the U.S. Internal Revenue Code, existing regulations promulgated under the U.S. Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment upon all U.S. federal income tax consequences of the merger that may be relevant to particular holders in light of their particular investment circumstances or to holders that are subject to special tax treatment under the U.S. Internal Revenue Code, for example, dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities, persons who hold their shares as part of a "straddle," "hedge" or "conversion transaction" and holders who received their shares from the exercise of stock options or

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

otherwise as compensation. Holders of SNC common stock and Circle.com common stock are advised to consult their own tax advisors regarding the U.S. federal income tax consequences of the merger in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

  In general, for U.S. federal income tax purposes, beneficial owners of ADSs are treated as the owners of the underlying stock represented by the ADSs. Accordingly, except as otherwise noted, references in this proxy statement/prospectus to ownership of Havas Advertising shares include ownership of the Havas Advertising shares underlying the corresponding Havas Advertising ADSs. This summary assumes that each obligation provided for in, or otherwise contemplated by, the applicable deposit agreement and any related agreement regarding the Havas Advertising ADSs will be and has been performed in accordance with its terms.

  Snyder Communications has received from its counsel, Weil, Gotshal & Manges LLP, an opinion to the effect that the merger should constitute a reorganization for U.S. federal income tax purposes within the meaning of
Section 368(a) of the U.S. Internal Revenue Code. Havas Advertising has received from its counsel, Hogan & Hartson L.L.P., an opinion to the effect that the merger should constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the U.S. Internal Revenue Code. In rendering their opinions, counsel to each of Snyder Communications and Havas Advertising have relied upon representations made by Snyder Communications, Havas Advertising and specified stockholders of Snyder Communications.

  In the opinions of Weil, Gotshal & Manges LLP and Hogan & Hartson LLP the merger should constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the U.S. Internal Revenue Code.
Accordingly:

  . a holder of SNC common stock should not recognize gain or loss on the exchange of SNC common stock for Havas Advertising ADSs as a result of the merger, except as described below for cash received by holders of SNC common stock in lieu of a fraction of a Havas Advertising ADS,

  . the aggregate tax basis of the Havas Advertising ADSs received by a holder of SNC common stock, including any fraction of a Havas Advertising ADS deemed received, should be the same as the aggregate tax basis of the SNC common stock surrendered therefor and

  . the holding period of the Havas Advertising ADSs, including any fraction of a Havas Advertising ADS deemed received, should include the holding period of the SNC common stock surrendered therefor, provided that the shares of SNC common stock are held as capital assets at the time of the merger.

Since the shares of Circle.com common stock will remain unchanged as a result of the merger, holders of Circle.com common stock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

  No gain or loss will be recognized for U.S. federal income tax purposes by Snyder Communications, Havas Advertising or HAS Acquisition Corp. as a result of the merger.

  There are numerous technical requirements that must be satisfied in order for the merger to be accorded tax-free treatment under the Internal Revenue Code. Among the requirements for tax-free treatment is the requirement that Havas Advertising hold at least 80% of the total combined voting power of SNC common stock and Circle.com common stock, taken together, after the merger. It is a condition to the merger that, at the closing, the SNC common stock represent at least 80% of the total combined voting power of SNC common stock and Circle.com common stock, taken together. However, because by their terms the vote of the SNC common stock and Circle.com common stock is reset at the beginning of each fiscal quarter and there is no governing authority applying the 80% requirement to stock containing this feature, Weil, Gotshal & Manges LLP and Hogan & Hartson LLP are unable to render unqualified opinions as to the tax-free nature of the merger under the tax-free reorganization provisions of the Internal Revenue Code. Weil, Gotshal & Manges LLP and Hogan & Hartson LLP have advised Snyder Communications and Havas Advertising that if the merger does not qualify as a tax-free reorganization, each holder of SNC common stock would be required to

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

recognize gain equal to the excess of the fair market value of the Havas Advertising ADSs received in the merger (plus any cash received in lieu of a fractional interest therein) over such holder's respective basis in the SNC common stock surrendered in the merger.

  Cash In Lieu of Fractional ADSs. Cash received by a holder of SNC common stock in lieu of a fractional Havas Advertising ADS will be treated as received in exchange for the fractional share interest, and gain or loss will be recognized for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the SNC common stock allocable to the fractional share interest. The gain or loss will be capital gain or loss provided that the shares of SNC common stock were held as capital assets and will be long term capital gain or loss if the SNC common stock had been held for more than one year at the time of the merger.

  Backup Withholding. Under the U.S. Internal Revenue Code, a holder of SNC common stock may be subject, under some circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of a fraction of a Havas Advertising ADS unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

Quotation on the Nasdaq National Market System

  The Havas Advertising ADSs will be quoted on the Nasdaq National Market System under the symbol "HADV" at the time the merger is completed. The principal trading market for Havas Advertising shares is the Paris Bourse, which is the French national stock exchange.

  Following the merger, the SNC common stock will no longer be listed on the New York Stock Exchange. The Circle.com common stock will continue to be quoted on the Nasdaq National Market after the merger.

Governmental and Regulatory Approvals

  The merger is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the Hart-Scott-Rodino Act, the merger may not be completed until notifications have been given and information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. On March 28, 2000 Snyder Communications and Havas Advertising filed Notification and Report Forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Snyder Communications and Havas Advertising received confirmation of the early termination of the waiting period on April 14, 2000. At any time before or after the completion of the merger, and notwithstanding the early termination of the waiting period under the Hart-Scott-Rodino Act, any U.S. state could take action under the antitrust laws as it deems necessary, desirable or in the public interest. The action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Snyder Communications or Havas Advertising's subsidiaries in the U.S. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

  On April 19, 2000, Havas Advertising filed a notification with the Irish Minister for Enterprise, Trade and Employment informing the Minister of the merger and asking for confirmation that the Mergers and Takeovers (Control) Acts 1978 to 1996, as amended, are not applicable to the merger because the applicable thresholds have not been met in Ireland. On April 27, 2000, the Irish Department of Enterprise, Trade and Employment confirmed that the merger does not require notification under the Acts.

  There can be no assurance that the merger will not be challenged on antitrust or competition grounds or, if a challenge is made, what the outcome would be.

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

Restrictions on Resales by Affiliates

  Recipients of Havas Advertising ADSs issued in the merger can freely transfer their Havas Advertising ADSs under the Securities Act of 1933, except that persons who are deemed to be "affiliates," as that term is defined under the Securities Act, of Snyder Communications prior to the merger may only sell their Havas Advertising ADSs:

  . in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 promulgated under the Securities Act in the case of persons who become affiliates of Havas Advertising

  . through a transaction not required to be registered under the Securities
    Act or

  . pursuant to an effective registration statement under the Securities Act.

Individuals or entities that control, are controlled by, or are under common control with, Snyder Communications, including directors and officers of Snyder Communications, are typically considered to be affiliates.

  In addition to the restrictions above, Daniel M. Snyder, Michele D. Snyder, Fred Drasner and Mortimer Zuckerman, all executive officers and/or members of the board of directors of Snyder Communications, and their affiliates that hold SNC common stock and Circle.com common stock, together with the Charles
E. Smith Jewish Day School of Greater Washington, Inc., have entered into a voting agreement with Havas Advertising in which each stockholder has agreed to further restrictions on resales. In the voting agreement each stockholder agreed, among other things, not to transfer any shares of SNC common stock or Circle.com common stock prior to completion of the merger and to specific restrictions on the resale of the Havas Advertising ADSs it receives in the merger. For a period of 90 days after the merger, no such stockholder may dispose of any Havas Advertising ADSs received in the merger except for approximately 12% of the Havas Advertising ADSs, calculated as if the merger had occurred on August 15, 2000, subject to the two existing forward purchase contracts described below. In addition, during the same 90-day period following the merger, Havas Advertising has agreed to use its reasonable best efforts to facilitate or arrange a third party placement or underwriting of up to 50% of the difference between the number of Havas Advertising ADSs received in the merger by each such stockholder and any Havas Advertising ADSs subject to the forward purchase contracts, which would amount to 7.8% of the Havas Advertising ADSs that will be outstanding after the merger, calculated as if the merger had occurred on August 15, 2000. If no such placement or underwriting is arranged, this amount of Havas Advertising ADSs will be eligible for sale by these stockholders under the voting agreement for the period beginning 90 days and ending 180 days following the merger. As a result, for a period of 180 days after the merger, no stockholder party to the agreement may dispose of more than 50% of the difference between the number of Havas Advertising ADSs received by that stockholder in the merger and the number of Havas Advertising ADSs of such stockholder subject to the forward purchase contracts. After that 180-day period has elapsed, these stockholders will have no restrictions on the sale of their Havas Advertising ADSs under the voting agreement and will only be subject to the restrictions under U.S. securities laws. The total number of shares subject to the voting agreement consists of approximately 28% of the outstanding shares of SNC common stock and approximately 22% of the outstanding shares of Circle.com common stock. The full text of the voting agreement is attached as Annex B. For further information regarding resales, see "Terms of the Merger Agreement and Related Transactions--Other Merger-Related Agreements."

  Daniel M. Snyder, Michele D. Snyder, Mortimer Zuckerman and Fred Drasner, either individually or through their affiliates, have entered into forward purchase contracts with unaffiliated third parties obligating them to deliver shares or cash on pre-arranged settlement dates. The percentage of Havas Advertising ADSs that will be available for resale under these forward purchase contracts, calculated as if the merger had been completed on August 15, 2000, will be approximately 12% of the aggregate amount of outstanding Havas Advertising ADSs.

  The STRYPES forward purchase contract, evidenced by the forward purchase contract, dated September 18, 1997, among the Snyder STRYPES Trust, The Bank of New York, as collateral agent and administrator, and

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

D.M.S. Endowment, LLC, F.D. Sutton, LLC, A.O. Roberts, LLC and USN College Marketing, L.P. obligates the contracting party to deliver to the Snyder STRYPES Trust shares of SNC common stock and Circle.com common stock on the exchange date of November 15, 2000. A disposition of Snyder Communications by merger would accelerate the exchange date of the STRYPES agreement.

  The number of shares of SNC common stock and Circle.com common stock deliverable on the exchange date pursuant to the STRYPES agreement is computed as follows:

  . if the exchange price is greater than or equal to $30.975, 0.9836 shares of SNC common stock and 0.2459 shares of Circle.com common stock per STRYPES;

  . if the exchange price is less than $30.975 but is greater than $25.8125, a fractional share of SNC common stock and Circle.com common stock (in the ratio of 4:1 of SNC common stock to Circle.com common stock) per STRYPES so that the value (determined based on the exchange price) equals $25.8125; and

  . if the exchange price is less than or equal to $25.8125, 1.1804 shares of SNC common stock and 0.2951 shares of Circle.com common stock per STRYPES.

  In the case of any disposition by merger of Snyder Communications, the exchange price will equal the product of 1.1804 times the amount of any cash, the market value of any property other than securities and the average closing price of any securities (for a period of 20 trading days immediately prior to, but not including, the second trading day preceding the tenth business day after the effective date of the merger), in each case issued in the merger in respect of one share of SNC common stock and one-fourth of one share of Circle.com common stock.

  Daniel M. Snyder and Michele D. Snyder, together through their affiliate D.M.S. Endowment, LLC, beneficially own 2,921,490 and 1,416,480 shares of SNC common stock and 730,373 and 354,120 shares of Circle.com common stock, respectively, subject to the STRYPES agreement. Fred Drasner, through his affiliates F.D. Sutton, LLC and USN College Marketing, L.P., beneficially owns 1,298,440 shares of SNC common stock and 324,610 shares of Circle.com common stock subject to the STRYPES agreement.

  Each of the STAMPS forward purchase contracts, evidenced by the purchase agreements, dated July 29, 1998, between Bear, Stearns & Co. Inc. and each of Daniel M. Snyder, Michele D. Snyder and USN College Marketing, L.P., respectively, obligates the contracting party to deliver to Bear Stearns & Co. Inc. shares of SNC common stock, Circle.com common stock and Ventiv Health, common stock on the settlement date of July 30, 2001. A disposition of Snyder Communications by merger would accelerate the settlement date of the STAMPS agreements.

  On July 18, 2000, Daniel M. Snyder contributed the shares of SNC common stock, Circle.com common stock and Ventiv Health common stock subject to his STAMPS forward purchase contract and assigned his interests and obligations under his STAMPS forward purchase contract to Charles E. Smith Jewish Day School of Greater Washington, Inc. and Charles E. Smith Jewish Day School assumed the obligations under the STAMPS forward purchase contract with Mr. Snyder. On July 18, 2000, USN College Marketing, L.P. distributed the shares of SNC common stock, Circle.com common stock and Ventiv Health common stock subject to its STAMPS forward purchase contract to each of its limited partners, Mortimer B. Zuckerman and Fred Drasner, pro rata and assigned its interests and obligations under its STAMPS forword purchase contract to Mr. Zuckerman and Mr. Drasner, pro rata, who each assumed their respective portion of the obligations under the STAMPS forward purchase contract with USN College Marketing L.P. Fred Drasner, in turn, contributed the shares of SNC common stock, Circle.com common stock and Ventiv Health common stock subject to the STAMPS forward purchase contract with USN College Marketing L.P. and assigned his interests and obligations under the STAMPS forward purchase contract with USN College Marketing L.P. to Charles E. Smith Jewish Day School and Charles E. Smith Jewish Day School assumed the obligations under the STAMPS forward purchase contract with USN College Marketing L.P.

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

  The number of shares of SNC common stock, Circle.com common stock and Ventiv Health common stock deliverable on the settlement date pursuant to each STAMPS agreement is as follows:

  . if the settlement price is greater than or equal to $55.88, one share of SNC common stock, .25 shares of Circle.com common stock and .3333 shares of Ventiv Health common stock

  . if the settlement price is less than $55.88 but is greater than $46.57, a fractional share of SNC common stock, Circle.com common stock and Ventiv Health common stock (in the ratio of one share of SNC common stock to one-fourth of a share of Circle.com common stock to one-third of a share of Ventiv Health common stock) so that the value (determined based on the settlement price) equals $46.57 and

  . if the settlement price is less than or equal to $46.57, one share of SNC common stock, one-fourth of a share of Circle.com common stock and one-third of a share of Ventiv Health common stock.

  If the case of any disposition by merger of Snyder Communications, the settlement price would equal the sum of the amount of any cash, the market value of any property other than securities and the average closing price of any securities issued in the merger in respect of one share of SNC common stock and one-fourth of one share of Circle.com common stock, plus the average closing bid price of one-third of one share of Ventiv Health common stock (in each case for a period of 20 trading days following the effective date of the merger).

  Michele D. Snyder beneficially owns 278,448 shares of SNC common stock and 69,612 shares of Circle.com common stock subject to her STAMPS agreement. Mortimer Zuckerman beneficially owns 634,610 shares of SNC common stock and 158,653 shares of Circle.com common stock subject to his STAMPS agreements. The Charles E. Smith Jewish Day School of Greater Washington, Inc. beneficially owns 1,086,942 shares of SNC common stock and 271,736 shares of Circle.com common stock subject to a STAMPS agreement.

Anticipated Accounting Treatment and Effects

  Havas Advertising intends to account for the merger as a pooling of interests under French GAAP. This method consists of an addition of the results, assets, liabilities and shareholders' equity of Havas Advertising and Snyder Communications at their respective book values. The combined results of operations for the year ending December 31, 2000 will include Snyder Communications' results for the period commencing on the closing date and ending on December 31, 2000. Under U.S. GAAP, the merger will be accounted for under the purchase method in accordance with APB Opinion No. 16 "Business Combinations." Accordingly, from and after the merger, Snyder Communications' consolidated results of operations will be included in Havas Advertising's consolidated results of operations. Snyder Communications' financial statements will be kept under U.S. GAAP. For purposes of preparing Havas Advertising's consolidated financial statements under French GAAP, Havas Advertising will convert Snyder Communications' financial statements from U.S. GAAP to French GAAP. The purchase accounting adjustments made in connection with the development of the pro forma consolidated financial data appearing elsewhere in this proxy statement/prospectus are preliminary and have been made solely for purposes of developing the pro forma consolidated financial data to comply with the disclosure requirements of the SEC. Although the final allocation will differ, the pro forma consolidated financial data reflects Havas Advertising's best estimate based upon currently available information.

Other Effects of the Merger

  Required SEC Disclosure. The content and timing of reports and notices that Havas Advertising will file with the SEC following the merger differ in several respects from the reports and notices that Snyder Communications currently files. Havas Advertising will be a foreign private issuer for purposes of the reporting rules under the Exchange Act.

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  As a U.S. reporting company, Snyder Communications must file with the SEC, among other reports and notices:

  . an annual report on Form 10-K within 90 days after the end of each fiscal year

  . quarterly reports on Form 10-Q within 45 days after the end of each of the first three quarters of the fiscal year and

  .  reports on Form 8-K upon the occurrence of specified corporate events.

  As a foreign private issuer, in accordance with the rules and regulations promulgated under the Exchange Act, Havas Advertising will be required to:

  . file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year and

  . furnish reports on Form 6-K relating to information material to Havas Advertising which is required to be publicly disclosed in France or filed with the Paris Bourse, or relating to information distributed or required to be distributed by Havas Advertising to its shareholders.

  Havas Advertising will not be required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each financial quarter.

  In addition, the content and timing of reports and notices that holders of Havas Advertising ADSs will receive will differ from the reports and notices that are currently received by Snyder Communications stockholders. As a U.S. reporting company, Snyder Communications must mail to its stockholders in advance of each annual meeting of stockholders:

  .  an annual report containing audited financial statements and

  .  a proxy statement that complies with the requirements of the Exchange
     Act.

  As a foreign private issuer, Havas Advertising will be exempt from the rules under the Exchange Act prescribing the furnishing and content of annual reports and proxy statements to its shareholders. However, Havas Advertising will cause registered holders of Havas Advertising ADRs representing Havas Advertising ADSs to be furnished with an annual report which contains audited financial statements prepared in conformity with U.S. GAAP and a discussion of Havas Advertising's financial results that is comparable to the management's discussion and analysis that is contained in annual reports on Form 10-K. Havas Advertising will also furnish registered holders of Havas Advertising ADRs with notices of meetings of shareholders and related documents in accordance with the requirements of French law. As promptly as practicable after each of those reports is ready for distribution to shareholders, Havas Advertising will furnish the depositary, Morgan Guaranty Trust Company of New York, with sufficient copies of these reports as well as other communications and notices that Havas Advertising generally makes available to its shareholders. Then, at the request of Havas Advertising, the depositary will arrange for the mailing of the documents to registered holders of Havas Advertising ADRs as promptly as possible thereafter. Holders of Havas Advertising ADRs will also be able to obtain from the depositary a copy of Havas Advertising's most recent annual report on Form 20-F. The depositary has also agreed to make these documents available for inspection at the depositary's office. See "Description of American Depositary Shares and American Depositary Receipts."

  Havas Advertising also plans to allow copies of Havas Advertising's annual reports and other information to be ordered by mail from its Internet web site at www.havas-advertising.com.

  Delisting of SNC Common Stock. Upon the completion of the merger, the SNC common stock will be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act. Shares of Circle.com common stock outstanding after the merger will continue to be quoted on the Nasdaq National Market System and, as a result, Snyder Communications will continue to be a U.S. reporting company and will continue to file periodic reports with the SEC as required under the Exchange Act. See "Risk Factors--Risks Relating to the Merger--The board of directors of Snyder Communications will be able to determine the fair market value of the SNC common stock after the merger, which could have an adverse effect on the voting rights of the holders of Circle.com common stock."

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             TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

  The following section describes the material terms of the merger agreement. The complete text of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the entire merger agreement because it is the legal document that governs the merger.

The Merger

  When the merger occurs, HAS Acquisition Corp., a wholly-owned subsidiary of Havas Advertising, will merge with and into Snyder Communications, with Snyder Communications surviving as a subsidiary of Havas Advertising.

Closing and Effective Time

  The closing of the merger will take place on the second business day after the satisfaction or waiver of the latest to occur of all of the closing conditions, other than those conditions that by their nature are to be satisfied at the closing.

  At the closing of the merger, Snyder Communications and HAS Acquisition Corp. will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by Havas Advertising and Snyder Communications and specified in the certificate of merger.

Merger Consideration

  The consideration will consist of Havas Advertising ADSs that are expected to have an aggregate value of approximately $2.1 billion, based on the 20-day average closing price of Havas Advertising shares that would have been issued in the merger if it had occurred on August 15, 2000, and the number of shares of SNC common stock outstanding on August 15, 2000. At the effective time of the merger, each outstanding share of SNC common stock will be automatically converted into the right to receive a number of fully paid and non-assessable Havas Advertising ADSs, each representing one Havas Advertising share, calculated as described below. Havas Advertising ADSs, evidenced by Havas Advertising ADRs issued by Morgan Guaranty Trust Company of New York, have been registered with the SEC and will be quoted on the Nasdaq National Market System after the closing of the merger. The Havas Advertising shares underlying the Havas Advertising ADSs will be listed on the Paris Bourse, which is the French national stock exchange.

  Each share of Circle.com common stock issued and outstanding immediately prior to the effective time of the merger will remain outstanding in the merger as one share of Circle.com common stock of Snyder Communications, the surviving corporation in the merger.

  For purposes of the merger agreement, the "exchange ratio" for each share of SNC common stock converted in the merger shall be calculated as follows:

  . If the average of the closing sale prices in euro of a share of Havas Advertising reported on the Paris Bourse on the applicable trading date for the 20 Paris Bourse trading days ending on the day immediately prior to the closing date of the merger is at least equal to (Euro)24.65 but not greater than (Euro)33.35, the exchange ratio will equal the quotient (rounded to the nearest ten thousandth) of

    .  $29.50 divided by

    . the 20-day average closing price per Havas Advertising share, converted daily into U.S. dollars.

  . If the average of the closing sale prices in euro of a Havas Advertising share reported on the Paris Bourse on the applicable trading date for the 20 Paris Bourse trading days ending on the day

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     immediately prior to the closing date of the merger is greater than
     (Euro)33.35, then the exchange ratio shall equal the quotient (rounded to the nearest ten thousandth) of

    .  $29.50 divided by

    .  the product of

      .  (Euro)33.35 multiplied by

      . the average exchange rate for the 20 Paris Bourse trading days ending on the date immediately prior to the closing date of the merger.

  . If the average of the closing sale prices in euro of a Havas Advertising share reported on the Paris Bourse on the applicable trading date for the 20 Paris Bourse trading days of trading ending on the day immediately prior to the closing date of the merger is less than
     (Euro)24.65, then the exchange ratio shall equal the quotient (rounded to the nearest ten thousandth) of

    .  $29.50 divided by

    .  the product of

      .  (Euro)24.65 multiplied by

      . the average exchange rate for the 20 Paris Bourse trading days ending on the date immediately prior to the closing date of the merger.

  Set forth below is a tabular presentation of the merger consideration each holder of SNC common stock would receive based on varying average closing prices for Havas Advertising shares.

                      Calculation of Merger Consideration

If the 20-day average
closing price in euro of
Havas Advertising shares       You will receive the following for each
at the time of the merger is:  share of SNC common stock that you own:
-----------------------------  ---------------------------------------

Less than
 (Euro)24.65                   A number of Havas Advertising ADSs equal to:

                                $29.50  /  ((Euro)24.65 x 20-day average euro to U.S. dollar exchange rate immediately prior to the merger)

                               For example, if the merger had occurred on August 15, 2000, the 20-day average closing price of Havas Advertising shares immediately prior to August 15, 2000 was (Euro)24.05 (and therefore less than
                                    (Euro)24.65), the
                                    20-day average euro to U.S. dollar exchange rate immediately prior to August 15, 2000 was 0.9194, and consequently you would have received 1.3017 Havas Advertising ADSs for each share of SNC common stock you own, as you can see from the following calculation.



                          Calculation at August 15, 2000:


                           $29.50  /  ((Euro)24.65 x 0.9194) = 1.3017 Havas
                                      Advertising ADSs



 Between
 (Euro)24.65 and (Eu-
  ro)33.35                A number of Havas Advertising ADSs equal to:

                          $29.50  /  20-day average closing sales price of
                                   Havas Advertising
                                   shares on the Paris Bourse immediately prior to the merger, converted into U.S. dollars at the euro to U.S. dollar exchange rate on each trading day

                          For example, if the merger had occurred on August 15,
                              2000, assuming the 20-day average closing sales price of Havas Advertising shares on the Paris
                              Bourse immediately prior to August 15, 2000 was
                              (Euro)29.00, the mid-point of the price collar range, and assuming the 20-day average euro to U.S. dollar exchange rate of 0.9194 immediately prior to that date was constant over the period, then the 20-day average closing sales price converted into U.S. dollars at the euro to U.S.
                              dollar exchange rate on each trading day would have been $26.66 and consequently you would have received 1.1064 Havas Advertising ADSs for each share of SNC common stock you own, as you can see from the following calculation.

                          Calculation at August 15, 2000, assuming the 20-day
                              average closing sales price of Havas Advertising shares immediately prior to August 15, 2000 was
                              (Euro)29.00:


                             $29.50  /  $26.66 = 1.1064 Havas Advertising
                                      ADSs



 Greater than
  (Euro)33.35             A number of Havas Advertising ADSs equal to:

                            $29.50  /  ((Euro)33.35 x 20-day average euro to
                                      U.S. dollar exchange rate
                                      immediately prior to the merger)

                          For example, if the merger had occurred on August 15,
                              2000, assuming the 20-day average closing price of Havas Advertising shares immediately prior to August 15, 2000 was greater than (Euro)33.35 and using the 20-day average euro to U.S. dollar exchange rate of 0.9194 immediately prior to August 15, 2000, you would have received 0.9621
                              Havas Advertising ADSs for each share of SNC common stock you own, as you can see from the following calculation.

                          Calculation at August 15, 2000, assuming the 20-day
                              average closing sales price of Havas Advertising shares immediately prior to August 15, 2000 was greater than (Euro)33.35:


                            $29.50  /  ((Euro)33.35 x 0.9194) = 0.9621 Havas
                                      Advertising ADSs

  Set forth below is a tabular presentation of the merger consideration that holders of SNC common stock would receive in the merger based on varying closing prices for Havas Advertising shares and varying exchange rates for the conversion of euro to U.S. dollars. The table shows three groups of 20-day average closing prices for Havas Advertising shares:

    . the bottom ((Euro)24.65), the midpoint ((Euro)29.00) and the top ((Euro)33.35) of the range over which the exchange ratio varies with the closing price, with the top and bottom of the range being 15% greater or lesser than the midpoint

    . prices that are 5%, 10% and 15% greater than the top of the range and

    . the actual at August 15, 2000 ((Euro)24.05), followed by prices that are 5%, 10% and 15% below the bottom of the range.

Within each range of closing prices, the three exchange rates selected represent the actual 20-day average euro to U.S. dollar exchange rate at August 15, 2000 of 0.9194 and exchange rates 10% above and 10% below that rate. The total number of Havas Advertising shares/ADSs to be issued is based on the 72,423,503 shares of SNC common stock outstanding as of August 15, 2000.

    Merger Consideration Based on Varying Havas Advertising Share Prices and
                                 Exchange Rates

                                    And the
     If the 20-day average      20-day average                                    Representing a   Total number of
    closing price of Havas       exchange rate                                    value per share Havas Advertising
     Advertising shares at      for converting    Then each share of SNC common    of SNC common  shares/ADSs to be
  the time of the merger is:  euro to dollars is: stock will be converted into:    stock of: (1)       issued
  --------------------------  ------------------- -----------------------------   --------------- -----------------
  Between (Euro)24.65 and
   (Euro)33.35
          (Euro)24.65               0.8274(2)        1.4464 Havas Advertising         $29.50         104,753,355
                                                               ADSs
            (-15%)                  0.9194(2)        1.3017 Havas Advertising         $29.50          94,273,674
                                                               ADSs
                                    1.0113(2)        1.1834 Havas Advertising         $29.50          85,705,973
                                                               ADSs
          (Euro)29.00               0.8274(2)        1.2294 Havas Advertising         $29.50          89,037,455
                                                               ADSs
          (midpoint)                0.9194(2)        1.1064 Havas Advertising         $29.50          80,129,364
                                                               ADSs
                                    1.0113(2)        1.0059 Havas Advertising         $29.50          72,850,802
                                                               ADSs

          (Euro)33.35               0.8274(2)        1.0691 Havas Advertising         $29.50          77,427,967
                                                               ADSs
            (+15%)                  0.9194(2)        0.9621 Havas Advertising         $29.50          69,678,652
                                                               ADSs
                                    1.0113(2)        0.8747 Havas Advertising         $29.50          63,348,838
                                                               ADSs

  Greater than (Euro)33.35
          (Euro)35.02               0.8274           1.0691 Havas Advertising         $30.98          77,427,967
                                                               ADSs
             (+5%)                  0.9194           0.9621 Havas Advertising         $30.98          69,678,652
                                                               ADSs
                                    1.0113           0.8747 Havas Advertising         $30.98          63,348,838
                                                               ADSs

          (Euro)36.69               0.8274           1.0691 Havas Advertising         $32.45          77,427,967
                                                               ADSs
            (+10%)                  0.9194           0.9621 Havas Advertising         $32.45          69,678,652
                                                               ADSs
                                    1.0113           0.8747 Havas Advertising         $32.46          63,348,838
                                                               ADSs

          (Euro)38.36               0.8274           1.0691 Havas Advertising         $33.93          77,427,967
                                                               ADSs
            (+15%)                  0.9194           0.9621 Havas Advertising         $33.93          69,678,652
                                                               ADSs
                                    1.0113           0.8747 Havas Advertising         $33.93          63,348,838
                                                               ADSs

  Less than (Euro)24.65

          (Euro)24.05               0.9194           1.3017 Havas Advertising         $28.78          94,273,674
                                                               ADSs
  (Actual at August 15, 2000)


          (Euro)23.42               0.8274           1.4464 Havas Advertising         $28.02         104,753,355
                                                               ADSs
             (-5%)                  0.9194           1.3017 Havas Advertising         $28.03          94,273,674
                                                               ADSs
                                    1.0113           1.1834 Havas Advertising         $28.03          85,705,973
                                                               ADSs

          (Euro)22.19               0.8274           1.4464 Havas Advertising         $26.56         104,753,355
                                                               ADSs
            (-10%)                  0.9194           1.3017 Havas Advertising         $26.56          94,273,674
                                                               ADSs
                                    1.0113           1.1834 Havas Advertising         $26.56          85,705,973
                                                               ADSs

          (Euro)20.96               0.8274           1.4464 Havas Advertising         $25.08         104,753,355
                                                               ADSs
            (-15%)                  0.9194           1.3017 Havas Advertising         $25.08          94,273,674
                                                               ADSs
                                    1.0113           1.1834 Havas Advertising         $25.08          85,705,973
                                                               ADSs

--------
(1) Calculated based on the assumed 20-day average closing price of Havas Advertising shares and the assumed 20-day average exchange rate for converting euro to dollars.
(2) Reflects an assumed constant exchange rate over the 20-day period for purposes of calculating the number of Havas Advertising ADSs.

  The number of Havas Advertising ADSs you actually receive will depend on the 20-day average closing sales price of Havas Advertising shares on the Paris Bourse immediately prior to the merger and the exchange rate for converting euro to U.S. dollars during such period.

Procedures for Exchange of Certificates

  Upon completion of the merger, Havas Advertising will make available to Morgan Guaranty Trust Company of New York, the exchange agent, certificates for the Havas Advertising ADRs representing Havas Advertising ADSs issuable in exchange for outstanding shares of SNC common stock, cash in lieu of any fractional shares and any dividends or distributions to which holders of shares of SNC common stock may be entitled.

  Promptly after the merger, the exchange agent will mail to each holder of record of SNC common stock prior to the merger a letter of transmittal and instructions for effecting the exchange of their shares of SNC common stock for the consideration to be received by them in the merger.

  Upon surrender of a certificate for cancellation to the exchange agent or to any other agent appointed by Havas Advertising, together with a letter of transmittal duly completed and validly executed in accordance with the instructions provided with the letter of transmittal, the holder of the certificate representing SNC common stock will be entitled to receive a Havas Advertising ADR representing the Havas Advertising ADSs issued in the merger, and the surrendered certificate will then be cancelled. Until surrendered, each outstanding certificate representing SNC common stock will be deemed from and after the merger, subject to the payment of dividends declared after the merger but prior to surrender of certificates, to evidence only the ownership of the number of full Havas Advertising ADSs into which the shares of SNC common stock evidenced by the certificate has been converted and cash in lieu of fractional shares.

  Certificates representing shares of Circle.com common stock shall remain outstanding and shall not be exchanged, but shall represent the equivalent number of shares of Circle.com common stock of Snyder Communications as the surviving corporation in the merger.

  Holders of SNC common stock that do not have their SNC common stock certificates may make an affidavit of that fact. In addition, Havas Advertising may require that they post a bond in a reasonable amount determined by Havas Advertising as indemnity against any claim that may be made against Havas Advertising with respect to the missing SNC common stock certificate. Upon receipt of the affidavit and any required bond the exchange agent will issue the requisite number of Havas Advertising ADSs.

Fractional Shares

  Havas Advertising will not issue any fractional shares in the merger. Each person who would otherwise be entitled to receive a fraction of a Havas Advertising ADS will receive from Havas Advertising an amount of cash equal to the product of:

  . the fraction of a Havas Advertising ADS that person would otherwise be entitled to receive and

  . the average of the closing sale prices per Havas Advertising share reported on the Paris Bourse for the 20 Paris Bourse trading days ending on the day immediately prior to the closing date of the merger, converted into U.S. dollars at the euro to U.S. dollar exchange rate on each such trading day.

Representations and Warranties

  In the merger agreement, each of Snyder Communications and Havas Advertising makes representations and warranties about itself and its business in favor of the other party, which include representations and warranties about such matters as:

  . the organization of the parties and their subsidiaries and similar corporate matters

  .  the parties' capital structures

  . authorization, execution, delivery, performance and enforceability of the merger agreement and related matters

  . absence of breach or conflict and compliance with applicable laws, regulations, organizational documents, agreements and other existing obligations

  .  regulatory approvals, licenses and permits

  . reports and financial statements filed with the SEC and Commission des Operations de Bourse, or COB, as the case may be, and the accuracy of the information contained therein

  . absence of material adverse changes and corporate and other events such as dividends, amendments of outstanding securities, incurrences of debt and increases in compensation to directors and officers

  .  pending or threatened litigation

  . the accuracy of information supplied by each of Snyder Communications and Havas Advertising for use in the registration statement of which this document forms a part and

  .  brokers' and finders' fees incurred in the merger.

  In addition, Snyder Communications made additional representations with respect to the following matters:

  .  tax matters

  . retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended

  .  environmental compliance and liability

  .  intellectual property and

  .  non-applicability of specified takeover provisions to the merger.

Covenants

  Under the merger agreement, Snyder Communications has agreed prior to the merger to operate its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its officers and employees.

  In addition, the merger agreement places restrictions on the ability of Snyder Communications and its subsidiaries to:

  .  amend their charter or bylaws

  .  engage in extraordinary corporation transactions

  . make any investment in or acquisition of any business of any person or any material amount of assets, except for acquisitions for cash not to exceed $500,000 per acquisition and $5,000,000 in the aggregate for all acquisitions

  . dispose of any material assets except in the ordinary course of business consistent with past practice

  . declare or pay any dividend with respect to its capital stock other than cash dividends payable by any subsidiary of Snyder Communications to Snyder Communications

  .  issue any securities other than

    .  issuances pursuant to exercises of stock-based awards or options

    . issuances by any subsidiary of Snyder Communications to Snyder Communications and

    . issuances of options to purchase shares of common stock granted to newly hired employees in accordance with Snyder Communications' past practice provided that such issuance shall not be greater than 75,000 shares of common stock to any one individual and 300,000 shares in the aggregate

  .  redeem or otherwise acquire any of their outstanding capital stock

  . enter into any new lease or purchase or acquire any real estate outside the ordinary course of business

  . except for items or projects committed to or budgeted for prior to the merger agreement, make or commit to make any capital expenditure except for individual capital expenditure projects or items not exceeding $150,000 per project or item or $1,200,000 in the aggregate

  .  take any material action regarding taxes

  . increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice

  . pay, discharge or satisfy any material claims, liabilities or obligations other than those reflected or reserved against on Snyder Communications' balance sheet or incurred in the ordinary course of business consistent with past practice and the payment of all obligations under Snyder Communications' existing bank credit facility

  .  revalue any assets

  . change any accounting principles or practices currently in use except as may be required by law or in generally accepted accounting principles

  . settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the merger agreement

  .  agree or commit to do any of the foregoing and

  . take or agree or commit to take any action that would make any representation and warranty of Snyder Communications under the merger agreement inaccurate in any material respect at, or as of any time prior to, the merger.

  Under the merger agreement, Havas Advertising has agreed that it will not, nor will it permit any subsidiary of Havas Advertising to, take or agree or commit to take any action that would make any representation or warranty of Havas Advertising under the merger agreement inaccurate in any material respect prior to the effective time of the merger. Notwithstanding the foregoing, Havas Advertising was permitted under the merger agreement to purchase Havas Advertising shares in accordance with applicable law prior to the date of mailing this proxy statement/prospectus. Snyder Communications had the right to cause these purchases to be suspended for a period of up to two trading days in the event it determined the purchases could reasonably be expected to have an adverse effect on the exchange ratio from the standpoint of a holder of SNC common stock.

  Under the merger agreement, Havas Advertising has also agreed promptly after the effective time of the merger to transfer all of the SNC common stock it acquires in the merger to Havas Advertising International, a wholly owned subsidiary of Havas Advertising. Following this contribution, Havas Advertising has agreed to cause Havas Advertising International to contribute the shares of SNC common stock to EWDB North America, Inc., a wholly owned subsidiary of Havas Advertising International. Havas Advertising has also agreed to cause EWDB North America to contribute to Snyder Communications a note receivable from EWDB North America in the principal amount of not less than $500,000,000. The note receivable is being transferred to Snyder Communications to help ensure that Havas Advertising retains at least 80% of the voting power of Snyder Communications after the merger, since the voting rights of the SNC common stock and the Circle.com common stock will vary following the merger based on the relative values of the SNC common stock and Circle.com common stock. If Havas Advertising were unable to retain at least 80% of the voting power of Snyder Communications for a period of time following the merger, the merger would fail to qualify as a tax-free reorganization. See "The Merger-- Material U.S. Federal Income Tax Consequences of the Merger."

No Solicitation

  Until the termination of the merger agreement, Snyder Communications will not, and will cause its subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of Snyder Communications and its subsidiaries not to, take any action to solicit, initiate, encourage or facilitate the making of any "Acquisition Proposal."

  The term "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Snyder Communications or any of its subsidiaries, or the acquisition of any equity interest in, or a substantial portion of the assets of, or any tender offer or exchange offer that, if completed, would result in any person beneficially owning 20% or more of any class of equity securities of, Snyder Communications or any of its subsidiaries, other than the transactions contemplated by the merger agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to Snyder Communications and its subsidiaries taken as a whole, that Snyder Communications has no reason to believe would lead to a change of control of Snyder Communications (or to the acquisition of a substantial portion of the assets of Snyder Communications and its subsidiaries).

  However, the merger agreement permits Snyder Communications to furnish information to, or enter into negotiations with, any party that has made an unsolicited bona fide offer relating to an Acquisition Proposal if the Snyder Communications board has determined that the Acquisition Proposal is reasonably likely to lead to a "Superior Proposal."

  The term "Superior Proposal" means any bona fide Acquisition Proposal

  . on terms that the Snyder Communications board determines in its good faith judgment are more favorable to stockholders of Snyder
     Communications than the merger agreement and the merger taken as a whole

  . for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Snyder Communications board and

  . in which no less than 100% of the SNC common stock (or a corresponding amount of assets of Snyder Communications and its subsidiaries) is proposed to be acquired.

  Snyder Communications has agreed to inform Havas Advertising of any Acquisition Proposal or any discussion or negotiations regarding an Acquisition Proposal. Snyder Communications has also agreed to use all reasonable efforts to keep Havas Advertising informed of the status and terms of any developments with respect to discussions and negotiations regarding any Acquisition Proposal.

Effect on Stock Options

  Upon completion of the merger, each option outstanding immediately prior to the merger, whether vested or unvested, to purchase shares of SNC common stock under the option plans of Snyder Communications will be converted into an option to purchase the number of Havas Advertising ADSs, rounded up to the nearest whole share, equal to:

  . the number of shares of SNC common stock subject to the option multiplied by

  .  the exchange ratio.

The exercise price per Havas Advertising ADS, rounded down to the nearest whole cent, will be equal to the aggregate exercise price for the shares of SNC common stock subject to such stock option divided by the number of Havas Advertising ADSs purchasable under the corresponding adjusted option.

  In addition, for any SNC common stock option to which Section 421 of the U.S. Internal Revenue Code applies by reason of its qualification under Section 422 of the U.S. Internal Revenue Code (a so-called Incentive

Stock Option), the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the U.S. Internal Revenue Code. Except as set forth above, the converted options will be subject to the same terms and conditions as were applicable to the converted option immediately prior to the effective time of the merger.

  Upon completion of the merger, each option outstanding immediately prior to the merger, whether vested or unvested, to purchase shares of Circle.com common stock under the option plans of Snyder Communications will remain outstanding and be subject to the same terms and conditions as were applicable to the option immediately prior to the effective time of the merger. Accordingly, the option will remain an option to purchase the number of shares of Circle.com common stock of Snyder Communications, as the surviving corporation, subject to such option. The exercise price per share of Circle.com common stock will be equal to the exercise price per share of Circle.com common stock under the option immediately prior to the effective time of the merger.

  Options granted to the directors and executive officers of Snyder Communications, as well as nine other employees of Snyder Communications whose option agreements provide for acceleration of vesting upon a change of control of Snyder Communications, will have the right, exercisable by written notice to Havas Advertising, to cause their options to purchase SNC common stock to be purchased for cash in an amount equal to the difference of:

  . the product of (A) the average of the closing sale prices of a share of Havas Advertising reported on the Paris Bourse for the 20 Paris Bourse trading days ending on the day immediately prior to the closing date of the merger, converted into U.S. dollars at the euro to U.S. dollar exchange rate on each trading day, multiplied by (B) the number of Havas Advertising ADSs issuable upon exercise of the option to purchase SNC common stock, less

  . the aggregate exercise price for the Havas Advertising ADSs subject to the accelerated option to purchase SNC common stock.

Effect on Employee Benefit Matters

  Following the merger, Havas Advertising will cause Snyder Communications to honor all obligations under employment or severance agreements of Snyder Communications and its subsidiaries and pay all benefits accrued through the effective time under employee benefit plans, programs, policies and arrangements of Snyder Communications and its subsidiaries in accordance with their terms.

  Specifically, Havas Advertising will provide, or cause Snyder Communications as the surviving corporation of the merger to provide, the employees of Snyder Communications who continue to be employed by the surviving corporation or its subsidiaries after the merger, for a period of no less than two years following the merger, with annual compensation no less favorable than the annual compensation which they were receiving immediately prior to the merger and benefits which, in the aggregate, are no less favorable than the benefits provided to those employees immediately prior to the merger.

  Additionally, for a period of two years following the merger, Havas Advertising will establish and maintain a plan to provide severance and termination benefits to all non-union employees of Snyder Communications and its subsidiaries which are no less favorable than the severance and termination benefits provided under current plans and arrangements of Snyder Communications. If any current Snyder Communications employees are included in any benefit plan of Havas Advertising after the merger, they will receive credit for their time as employees of Snyder Communications and its subsidiaries for service prior to the merger to the same extent their service was counted under similar Snyder Communications benefit plans for purposes of eligibility, vesting, eligibility for retirement and benefit accrual. If any Snyder Communications employees are included in any medical, dental or health plan other than the plan or plans they participated in prior to the merger, these plans will not include pre-existing condition exclusions, except to the extent the exclusions were applicable under the similar Snyder Communications benefit plan and the plans will provide credit for any deductibles and co-payments applied or made with respect to each employee in the calendar year of the change.

  Upon the effective time of the merger, Snyder Communications' employee stock purchase plan will be terminated with the effect that the then current offering period under the plan, to the extent not already terminated, will be terminated effective as of the merger.

Conditions to Completion of the Merger

  Conditions to Each Party's Obligations to Effect the Merger. The obligations of Havas Advertising and Snyder Communications to complete the merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

  . the adoption of the merger agreement by the holders of a majority of the voting rights represented by the outstanding shares of SNC common stock and Circle.com common stock, voting together as a single class, and the authorization of the capital increase and related issuance of Havas Advertising shares in the merger by the holders of at least 66 2/3% of the outstanding Havas Advertising shares present in person or represented by proxy at a meeting called to approve the capital increase

  . the expiration of the applicable waiting period under any foreign merger regulations and the receipt of all authorizations and the submission of any filings required under any other applicable antitrust laws, all of which have been received or submitted as of the date of this proxy statement/prospectus

  . the absence of any applicable law, regulation, judgment, injunction, order or decree prohibiting or enjoining the completion of the merger

  . the effectiveness of the registration statement registering the Havas Advertising ADSs to be issued in the merger and the absence of a stop order suspending the effectiveness of the registration statement or any proceedings for that purpose pending before or threatened by the SEC and Havas Advertising having received all appropriate approvals from the Conseil des Marches Financiers, or CMF, and the COB

  . the approval for quotation of the Havas Advertising ADSs to be issued in the merger by the Nasdaq National Market System, subject to official notice of issuance and

  . the SNC common stock representing control of Snyder Communications within the meaning of Section 368(c) of the U.S. Internal Revenue Code

  Conditions to the Obligations of Havas Advertising. The obligations of Havas Advertising and HAS Acquisition Corp. to complete the merger are subject to the compliance by Snyder Communications with its obligations under the merger agreement, the representations and warranties of Snyder Communications contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective date, receipt by Havas Advertising of an opinion rendered by counsel for Havas Advertising substantially to the effect that the merger should constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the U.S. Internal Revenue Code, and the compliance by the holders of SNC common stock and Circle.com common stock that are parties to a voting agreement with Havas Advertising with their obligations under the voting agreement. If requested by Snyder Communications, Havas Advertising has agreed to waive the condition that it receive a tax opinion and waive the condition that the SNC common stock represent control of Snyder Communications within the meaning of Section 368(c) of the U.S. Internal Revenue Code, and effect any modifications to this proxy statement/prospectus as may be reasonably requested to reflect the merger as a taxable transaction.

  Conditions to the Obligations of Snyder Communications. The obligations of Snyder Communications to complete the merger are subject to the compliance by Havas Advertising with its obligations under the merger agreement, the representations and warranties of Havas Advertising contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective date, receipt by Snyder Communications of an opinion rendered by counsel for Snyder Communications substantially to the effect that the merger should constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the U.S. Internal Revenue Code, and the compliance by Havas S.A. with its obligations under

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

the voting agreement with Snyder Communications. If Snyder Communications' tax counsel is unable to render its opinion and the material federal income tax consequences are materially different from those described herein, then Snyder Communications may elect to waive that condition, in which case it would resolicit the vote of its stockholders before proceeding with a merger with Havas Advertising.

Termination

  The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the stockholders of Snyder Communications have approved the merger agreement:

  .  by mutual written consent of Snyder Communications and Havas Advertising

  .  by either Snyder Communications or Havas Advertising if:

    .  the merger has not been completed by December 31, 2000

    . the stockholders of Snyder Communications fail to adopt the merger agreement and approve the merger at a duly held meeting of stockholders of Snyder Communications

    . the shareholders of Havas Advertising fail to authorize the capital increase necessary for completion of the merger at a duly held meeting of shareholders of Havas Advertising or

    . the completion of the merger is prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Snyder Communications or Havas Advertising from completing the merger is entered and the injunction, judgment, order or decree has become final and nonappealable or

  .  by Snyder Communications:

    . if the Snyder Communications' board has received an Acquisition Proposal which it has determined in good faith is a Superior Proposal and it pays the required termination fee to Havas
       Advertising

    . upon a breach of any representation, warranty, covenant or agreement of Havas Advertising under the merger agreement if the breach is not cured within 30 days after notice of the breach or

    . if Havas Advertising's board shall have withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Snyder Communications, its approval or recommendation of the merger or the merger agreement or

  .  by Havas Advertising:

    . if the Snyder Communications board shall have withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Havas Advertising, its approval or recommendation of the merger or the merger agreement, or approved or recommended, or publicly proposed to approve or recommend, an Acquisition Proposal or

    . upon a breach of any representation, warranty, covenant or agreement of Snyder Communications under the merger agreement if the breach is not cured within 30 days after notice of the breach.

Effects of Termination

  If the merger agreement is terminated, there will be no liability on the part of Havas Advertising, Snyder Communications or HAS Acquisition Corp., except as otherwise provided in the merger agreement and as set forth below under "-- Termination Payments." Nothing, however, will relieve any party of any liability or damages resulting from any willful material breach by that party of the merger agreement.

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

Termination Payments

  Snyder Communications will be required to pay to Havas Advertising a termination fee of $85 million if:

  . Snyder Communications terminates the merger agreement because it received an Acquisition Proposal which Snyder Communications determined in good faith is a Superior Proposal

  . Havas Advertising terminates the merger agreement because Snyder Communications' board of directors fails to recommend or withdraws or modifies or changes in a manner adverse to Havas Advertising its approval or recommendation of the merger agreement or the merger or recommends a Superior Proposal to the stockholders of Snyder Communications or

  . Snyder Communications or Havas Advertising terminate the merger agreement because the stockholders of Snyder Communications fail to approve the merger agreement at a duly held meeting of stockholders of Snyder Communications.

  Additionally, if Havas Advertising terminates the merger agreement due to a willful breach of any representation, warranty, covenant or agreement of Snyder Communications under the merger agreement and such willful breach is not cured within 30 days after notice of the breach, then Snyder Communications will be required to pay to Havas Advertising an amount equal to the greater of $85 million or the actual damages resulting from the breach.

  Havas Advertising will be required to pay to Snyder Communications a termination fee of $85 million if:

  . Snyder Communications or Havas Advertising terminate the merger agreement because the shareholders of Havas Advertising fail to authorize the capital increase necessary for consummation of the merger at a duly held meeting of shareholders of Havas Advertising or

  . Snyder Communications terminates the merger agreement because Havas Advertising's board shall have withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Snyder Communications, its approval or recommendation of the merger or the merger agreement.

  Additionally, if Snyder Communications terminates the merger agreement due to a willful breach of any representation, warranty, covenant or agreement of Havas Advertising under the merger agreement and the willful breach is not cured within 30 days after notice of the breach, then Havas Advertising will be required to pay to Snyder Communications an amount equal to the greater of $85 million or the actual damages resulting from the breach.

Other Expenses

  Except as otherwise provided for in the merger agreement or agreed in writing by the parties, all costs and expenses incurred as a result of the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring the cost or expense.

Indemnification

  The merger agreement provides that Havas Advertising will, or will cause Snyder Communications to, indemnify each person who was an employee, agent, director or officer of Snyder Communications or its subsidiaries prior to February 20, 2000, to the fullest extent such persons can be indemnified by Snyder Communications under applicable law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of counsel, against the person in their capacity as an employee, agent, officer or director of Snyder Communications or its subsidiaries, based in whole or in part, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the merger.

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

  Havas Advertising also will cause Snyder Communications to maintain Snyder Communications' existing directors' and officers' liability insurance policy (or a policy with substantially similar coverage) for not less than six years after the merger but only to the extent related to facts or circumstances occurring at or prior to the merger, provided that the aggregate annual premium for maintaining the insurance during the six year period does not exceed 300% of the per annum aggregate premium paid by Snyder Communications on February 20, 2000, in which case Havas Advertising will cause Snyder Communications to provide the most advantageous coverage then available at an annual premium of 300% of such rate.

Amendments and Waivers

  Any provision of the merger agreement may be amended or waived prior to the merger if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Snyder Communications and Havas Advertising or, in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the merger agreement by the stockholders of Snyder Communications, there shall be no amendment that by law requires further approval by stockholders without the approval of Snyder Communications stockholders. In addition, each of Snyder Communications and Havas Advertising intend to resolicit the vote of Snyder Communications' stockholders if a material amendment is entered into among the parties to the merger agreement or a material condition is waived either before or after the stockholders of Snyder Communications approve the merger.

Other Merger-Related Agreements

  Snyder Communications Stockholder Voting Agreement. Each of Daniel M. Snyder, Michele D. Snyder, Fred Drasner and Mortimer Zuckerman, all executive officers and/or directors of Snyder Communications, and their affiliates that hold SNC common stock and Circle.com common stock, together with the Charles E. Smith Jewish Day School of Greater Washington, Inc., entered into a voting agreement with Havas Advertising. In the voting agreement, these stockholders agreed to vote their approximately 20 million shares of SNC common stock (which represent approximately 28% of the outstanding SNC common stock) and their approximately 5 million shares of Circle.com common stock (which represent approximately 22% of the outstanding Circle.com common stock) in favor of the merger. The shares subject to the voting agreement represent approximately 27% of the aggregate voting rights of the outstanding shares of SNC common stock and Circle.com common stock. Each stockholder party to the voting agreement also agreed to restrictions on the resale of the Havas Advertising ADSs it receives in the merger. For a period of 90 days after the merger, no stockholder party to the voting agreement may dispose of any Havas Advertising ADSs received in the merger, except for approximately 12% of the Havas Advertising ADSs, calculated as if the merger had occurred on August 15, 2000, subject to existing forward purchase contracts. In addition, during the same ninety-day period following the merger, Havas Advertising has agreed to use its reasonable best efforts to facilitate or arrange a third party placement or underwriting of up to 50% of the difference between the number of Havas Advertising ADSs received in the merger by these stockholders and the number of Havas Advertising ADSs subject to the forward purchase contracts, which would amount to approximately 7.8% of the Havas Advertising ADSs, calculated as if the merger had occurred on August 15, 2000. For a period of 180 days after the merger, none of these stockholders may dispose of more than 50% of the difference between the Havas Advertising ADSs received by the stockholder in the merger and any Havas Advertising ADSs of the stockholder subject to the forward purchase contracts. A copy of this voting agreement is attached to this proxy statement/prospectus as Annex B.

  Havas Advertising Shareholder Voting Agreement. Contemporaneously with the execution of the merger agreement, Havas S.A. entered into a voting agreement with Snyder Communications. In the voting agreement, Havas S.A. agreed to vote its 29,939,200 Havas Advertising shares, which represented approximately 19.4% of the outstanding Havas Advertising shares as of May 23, 2000, in favor of the capital increase of Havas Advertising shares. Havas S.A. also agreed that it would not transfer any of its Havas Advertising shares at any

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

time prior to the merger and for the first 180 days following the merger. In the event the merger agreement is terminated, the voting agreement will also automatically terminate. In any event, if the merger does not occur on or before December 31, 2000, the voting agreement may be terminated by Havas S.A. A copy of this voting agreement is attached to this proxy statement/prospectus as Annex C.

  Guaranty in Favor of Snyder Communications. Contemporaneously with the execution of the merger agreement, EWDB North America, Inc., a wholly-owned subsidiary of Havas Advertising, entered into a guaranty in favor of Snyder Communications. In this agreement, EWDB North America, Inc. guaranteed the payment of the termination fee by Havas Advertising to Snyder Communications in the event Havas Advertising is obligated to pay the termination fee under the merger agreement.


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

                        DESCRIPTION OF HAVAS ADVERTISING

Overview

  Havas Advertising is a global advertising and communications company. According to Adweek, Havas Advertising is the seventh largest advertising and communications company in the world based on 1999 revenues. With its headquarters located in Paris and two of its four operating divisions headquartered in Madrid and New York, Havas Advertising believes that it brings a multinational approach to its business which distinguishes it from other major advertising companies. Through its worldwide network of over 240 agencies located in over 65 countries, Havas Advertising offers a complete line of communications services, including general advertising, direct marketing, media planning and buying, corporate communications, sales promotion, design, human resources, multimedia interactive communications and public relations.

  Havas Advertising is a holding company that conducts its business through the following four principal operating divisions:

  EURO RSCG Worldwide. From its divisional headquarters in New York, EURO RSCG Worldwide manages Havas Advertising's principal international brand--EURO RSCG--and owns and operates a network of more than 150 agencies in Europe, the United States, Latin America and the Asia-Pacific region. Through this network, EURO RSCG Worldwide offers a complete range of advertising and communications services and is extending its activities into the strategically important fields of interactivity, marketing services and healthcare.

  Campus. Campus is a network of six advertising agencies that emphasize their creative work product and seek to establish strong local identity in the markets they serve. Campus primarily focuses on general advertising services and currently operates in Europe and Brazil.

  Media Planning Group. From its headquarters in Madrid, Media Planning Group provides media planning and buying services to its clients and currently operates primarily in Europe, Latin America and the United States. Havas Advertising owns 45% of this division, which was created in 1999 through the merger of Havas Advertising's media planning activities with those of Media Planning, S.A., a Spanish company.

  Diversified Agencies Group. The Diversified Agencies Group operating division is comprised of more than 50 "independent" agencies. These agencies are wholly or partially owned by Havas Advertising but are referred to as "independent" because they generally are managed and operated autonomously, have operations that are local or regional in scope, and are not part of either the EURO RSCG Worldwide or Campus networks. In addition to general advertising, these agencies focus on specific disciplines such as marketing services, design, research and public relations.


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

  Although Havas Advertising is organized into four divisions, the general legal ownership structure of the agencies comprising these four divisions is as set forth below.

                                  [FLOW CHART]

  The table below shows Havas Advertising's total revenues by geographic region over the last two fiscal years.

       Geographic Region                                 1999          1998
       -----------------                             ------------- -------------
                                                        (in (Euro) thousands)
       France....................................... (Euro)290,975 (Euro)265,463
       Rest of Europe...............................       353,896       260,977
       North America................................       375,132       269,095
       Asia/Pacific.................................        60,764        42,949
       Latin America................................        43,613        34,283

History

  Havas Advertising strives to maintain an operating structure that is capable of continuously evolving to take advantage of opportunities in the advertising and communications services industry. Havas Advertising's current operating structure is less than ten years old. This relatively new structure is designed to allow Havas Advertising to adapt quickly to meet the needs of clients, especially those in dynamic and competitive industries such as telecommunications and technology.

  Havas Advertising was incorporated in 1968 under the name "Havas Conseil." At that time, its sole shareholder was Havas S.A., a French media group. Since then, Havas S.A.'s shareholding in Havas Advertising has steadily declined, from 100% in 1968, to 45% in 1972, to 31% in 1998 and to its current level of approximately 19.4% of the outstanding Havas Advertising shares. Havas S.A. was acquired by Vivendi, a communications and environmental services company, in 1998.

  At the time of Havas Advertising's incorporation, Havas Advertising's activity was concentrated in France and was focused on traditional advertising and media buying services. Since the mid-1970s, Havas Advertising has expanded its activity significantly, both geographically and in the breadth of services that it is able to offer. This expansion has been carried out through internal growth and the selective acquisition of complementary agencies. Acquisitions remain an important part of Havas Advertising's growth strategy. Over the last nine

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

years, the portion of Havas Advertising's revenues (including 100% of the revenue from Media Planning Group) derived outside of France has increased to 75% in 1999 compared to 48% in 1991.

  In the 1990s, Havas Advertising made a number of significant changes to its organization which Havas Advertising believes have substantially expanded its geographic reach, the scope of its services, and its positioning in an increasingly global market. These changes included the following:

  . In 1992, Havas Advertising acquired RSCG Group, then a major French advertising group, and merged its "RSCG" network into Havas Advertising's own "Eurocom" network to create EURO RSCG Worldwide. Havas Advertising chose to merge these two networks in order to create a single organization with an expanded global reach and an enhanced offering of services. The combination created what Havas Advertising considers to be a world class network capable of accommodating its clients in their local, regional and international businesses.

  . In 1997, Havas Advertising moved the divisional headquarters of EURO RSCG Worldwide from Paris to New York. This has allowed Havas Advertising to move closer to the U.S. advertising market, which accounted for about half of 1999 worldwide advertising expenditures, and to U.S. advertisers. In addition, Havas Advertising believes its introduction of worldwide branding and a global network linking all members of EURO RSCG Worldwide has raised the level of cooperation among the agencies comprising the EURO RSCG Worldwide network.

  . In 1999, Havas Advertising entered into an agreement with Media Planning, S.A., a Spanish company, to create a new media planning group combining the media planning and buying activities of Media Planning, S.A. and Havas Advertising in 15 countries. Havas Advertising owns 45% of this new group. Havas Advertising believes that operating its media planning and buying activities as separate entities rather than solely as departments within its agencies is the most effective structure to capitalize on growth opportunities in the media business. By combining its media planning and buying activities with those of Media Planning, S.A., Havas Advertising believes that it has created a powerful network of media expertise which has the management skills and resources necessary to compete in the media market.

  Beginning in 1999, Havas Advertising has pursued an aggressive strategy of growth through acquisition, acquiring over 40 companies in 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Havas Advertising--Strategic Acquisition Plan" and Note 3 to the consolidated financial statements of Havas Advertising included elsewhere in this proxy statement/prospectus for additional information about some of these acquisitions.

  In 1982 Havas Advertising shares were first listed on the Paris Bourse, which is the French national stock exchange. They have traded on the Premier Marche of the Paris Bourse, which is the principal trading market for securities in France, since May of 1985.

Advertising and Communications Services

  Havas Advertising offers the following products and services:

                                          .  Direct marketing. Direct
  .  General advertising. General            marketing services consist of
     advertising services consist of         providing communications (for
     defining the nature, the                example, direct mail) and
     content and the targets of an           related database support which
     appropriate advertising message         are designed to develop and
     for the promotion of brands,            maintain a measurable contact
     products or services, creating          between the message sender and
     work product, advising clients          the receiver.
     in the choice of media to
     disseminate creative work
     product, and studies and
     research to monitor the
     effectiveness of the
     advertising message and work
     product.

  .  Media planning and buying.           .  Corporate communications.
     Media planning and buying               Corporate communications
     services consist of optimizing          services consist of providing
     the efficiency of                       communications relating to a
     advertisements by determining           company (for example, annual
     the media best suited for               reports to stockholders)
     reaching the largest and most           intended to make the company
     targeted sample of readers,             better known or improve its
     listeners or viewers and                image to stockholders, suppliers
     planning and buying media for           or the financial markets.
     advertisers.


  .  Sales promotion. Sales               .  Design. Design services are
     promotion services consist of           intended to boost the sales of
     designing communications which          products or services through the
     aim to induce consumer                  design of products themselves,
     purchasing, promote consumer            their packaging, the visual
     loyalty, boost consumer                 identity of companies or the
     interest in a product or react          architecture of business
     to a competitor's attack.               establishments.


  .  Television sponsorship.              .  Human resources. Human resources
     Television sponsorship services         services are a specialty
     are a relatively recent                 provided to companies for their
     communications specialty and            hiring, training, promotion and
     consist of associating a brand          related internal communications.
     or a product to a television
     program.


  .  Multimedia interactive               .  Public relations. Public
     communication. Multimedia               relations services consist of
     interactive communication               inducing the public to have an
     services consist of providing           understanding of and goodwill
     communications using on-line,           for a client.
     off-line and interactive
     multimedia.


Key Industry Trends

  Starting in the mid-1990s, the advertising and communications services industry entered a period of profound changes that Havas Advertising expects will redefine it in the years ahead. Havas Advertising believes this evolution will have wide impact and is characterized by the following trends:

  Strong Overall Growth. According to Universal McCann, the worldwide advertising and communications services markets have grown to approximately $429.1 billion in 1999, from $406.8 billion in 1998, representing an annual growth rate of approximately 5.5%. Havas Advertising believes that this positive trend will continue as the world economy expands. While all regions of the world experienced growth, the United States remained the largest single market, accounting for approximately 50.2% of worldwide advertising spending in 1999, according to Universal McCann.

  Continuing Globalization and Alignment. In the 1990s, large companies continued to consolidate and expand internationally, creating a need for global advertising of their products. This trend has affected the advertising industry in two significant ways. First, agency networks have expanded internationally to service their clients' global needs by establishing local branches or acquiring or establishing partnership arrangements with existing local agencies. As a result, the industry is experiencing a polarization between a small number of global networks on the one hand and a large number of smaller local and regional agencies on the other hand. Second, as local products and brands have become more international, large advertisers have sought to streamline their advertising and communication strategy across markets by aligning themselves with fewer agencies, and sometimes a single agency. This second trend has increased competition among agencies.

  Growth of Marketing Services. Havas Advertising believes there is an ongoing trend of faster growth for marketing services than traditional advertising, based on its own market experience and estimates of analysts, including Donaldson, Lufkin & Jenrette and Warburg Dillon Read. Havas Advertising believes this trend is the

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

result of new technologies that enhance the ability of advertisers to reach their target audiences more effectively than through traditional mass media, develop customer loyalty and measure the efficiency of their communications. Havas Advertising also believes that this technological development has led to a decrease in the importance of traditional mass media in favor of thematic television channels and the Internet, and a rapid expansion and sophistication of direct marketing techniques and market research tools such as targeted databases generally referred to in the industry as "one-to-one" or "one-to-few" communications. This trend is particularly significant because, due to the increased measurability of returns on marketing services, they tend to be more profitable activities for communications companies than traditional mass media advertising.

  Growth of the Internet. In only a few years, the Internet has dramatically affected the advertising and communications industry. In 1999, Internet advertising expenditure increased to $3.5 billion from $2.2 billion in 1998 according to Zenithmedia. Havas Advertising believes the Internet represents a formidable potential for business, from consulting services and one-to-one marketing to web site creation, web advertising campaigns designed to attract customers to web sites, and e-commerce consulting.

  Growth of Media Planning and Buying. In recent years, media planning and buying has changed significantly due to a number of factors, including the following:

  . the globalization of the needs of major advertisers who require media consultants to help them optimize their investments, not only locally, but also on a regional or worldwide scale
  . the requirement of considerable investments in the area of research and information technologies in order to improve productivity and efficiency measuring and
  . consolidation among large sellers of media space, making it necessary for advertisers to be represented by media buying groups that have grown to similar proportions in order to equalize relative bargaining powers.

  In order to develop the resources and specialized skills required in this new environment, media planning and buying functions have evolved from a complementary service within the structure of the full service agency to a specialized autonomous service. Although this trend has advanced furthest in Europe, Havas Advertising believes it has also accelerated markedly in the United States and in Asia over the last two years.

Business Objectives

  In 1999, Havas Advertising established a three-year plan defining objectives for 2001. The following objectives relate to Havas Advertising's financial performance under French GAAP. It is not comparable to the U.S. GAAP financial information presented elsewhere in this proxy statement/prospectus or that will be presented by Havas Advertising in the future in its annual reports on Form 20-F. As a French company, Havas Advertising measures its financial performance under French GAAP and will continue to report and communicate to the financial markets on the basis of French GAAP. Havas Advertising's 2001 objectives under this plan are to:

  . be one of the five largest advertising companies in the world, based on French GAAP revenues

  .  increase Havas Advertising's annual gross income under French GAAP to
     (Euro)2.0 billion or more, which is double its 1998 level

  . derive more than 56% of its gross income under French GAAP from marketing services

  . derive more than 80% of its gross income under French GAAP from outside of France

  . derive more than 40% of its gross income under French GAAP from the United States

  .  be a major force in interactivity

  . develop a global client base, representing at least 40% of its business, in the dynamic sectors of telecommunications, high tech, health care, media and financial services

  . increase earnings before interest, income taxes and amortization (EBITA) margins under French GAAP to 14% or more of gross income

At a presentation to investors and analysts on June 5, 2000, Havas Advertising indicated that it believed, based on financial information for the first three months of 2000 and Havas Advertising and Snyder Communications

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

management estimates of financial performance in 2000 at that time, that the combination of Havas Advertising and Snyder Communications would result in these objectives being met in 2000 on a pro forma basis under French GAAP after giving effect to the completion of the merger as if it had occurred on January 1, 2000. The foregoing projection constitutes a forward-looking statement, and is subject to numerous risks and uncertainties that could cause the actual financial performance of Havas Advertising and Snyder Communications in 2000 to differ materially from management estimates at that time. These include risks and uncertainties related to general economic conditions, the ability to retain clients and key personnel after the merger, and the ability of Havas Advertising to successfully integrate Snyder Communications. See "Risk Factors" and "Forward-Looking Statements."

  Havas Advertising plans to establish a new three-year plan following the merger.

Business Strategy

  As reflected in the foregoing objectives, Havas Advertising's primary business goal is to consolidate and enhance its position as one of the largest worldwide providers of advertising and communications services, based on revenues. In order to accomplish this goal, Havas Advertising relies on a strategy consisting of the following key components:

  Emphasize Global Coordination to Attract Major International Clients. Major international clients increasingly require the global coordination of advertising and communications services. Havas Advertising believes that EURO RSCG Worldwide, with over 150 agencies in over 65 countries, is particularly well positioned to provide global coordination of those services. In addition, Havas Advertising believes that Campus, with its smaller network of six agencies in Europe and Brazil, is able to provide coordinated creative advertising services to major international clients in the key markets that it serves. Finally, Havas Advertising believes that Media Planning Group, with more than 25 agencies in Europe, the United States and Latin America, can offer coordination of media planning and buying in these markets for major international clients seeking to have those services provided by one firm. In addition to attracting major new clients, Havas Advertising believes that its emphasis on global coordination will also permit EURO RSCG Worldwide, Campus and Media Planning Group to obtain a greater share of the communications services expenditures of their existing major international clients.

  Expand or Consolidate Advertising and Communications Services Offerings in Targeted Sectors. Havas Advertising intends for each of its four operational divisions to expand their advertising and communications services offerings, primarily in high growth sectors, through selective acquisitions of agencies that meet Havas Advertising's financial criteria and creative standards. For a discussion regarding Havas Advertising's financial criteria and creative assessments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Havas Advertising--Strategic Acquisition Plan." In particular, Havas Advertising is seeking to expand the capabilities of EURO RSCG Worldwide in healthcare advertising, marketing services and interactive media services, and to increase the focus of Diversified Agencies Group on direct marketing, interactive services, public relations and sports marketing services.

  Expand or Consolidate Geographically in Targeted Regions. Havas Advertising intends for each of its four operational divisions to expand or consolidate geographically, primarily through selective acquisitions of agencies that meet Havas Advertising's financial criteria and creative standards. Havas Advertising expects Campus to expand into the United States, Latin America and the Asia-Pacific region and the Media Planning Group to consolidate its positions in Europe, the United States and Latin America and expand into the Asia-Pacific region. For EURO RSCG Worldwide, Havas Advertising plans a consolidation of its position as the sixth largest advertising network in the United States and largest advertising network in Europe, according to Advertising Age and Advertising Age International, respectively, based on 1999 revenues. Havas Advertising also plans an expansion of EURO RSCG Worldwide positions in Latin America and the Asia-Pacific region. Finally, Havas Advertising intends for Diversified Agencies Group to expand primarily in the United States and continental Europe.

  Improve Margins by Focusing on Profitable Markets and Controlling Costs. Havas Advertising believes that there are opportunities to improve its profit margins by targeting acquisitions in high profit sectors, such as marketing services, and by controlling its labor and overhead costs.

  Focus on Creative Work Product. Havas Advertising expects its three divisions that provide general advertising services to constantly focus on the technical and artistic quality, innovation and creativity of their creative work product. Havas Advertising also expects each of its divisions to maintain its level of service as it expands. Havas Advertising typically undertakes an exhaustive review of the creative work product of any proposed acquisition in order to ascertain whether the agency to be acquired meets Havas Advertising's quality, innovation and creativity standards.

Organization into Four Divisions
  Havas Advertising believes that its organization into four divisions provides Havas Advertising with distinct advantages over other international advertising and communications services groups that are not organized in this structure.

  Because Havas Advertising operates through several divisions utilizing independent brands, including EURO RSCG Worldwide and Campus, Havas Advertising is often able to represent clients with competing products and services, allowing Havas Advertising to continue to expand internationally.

  The separation of Havas Advertising's operations into four divisions also facilitates the diversification of its investment in different types of advertising and communications services. For example, Havas Advertising accomplishes much of its investment in local and regional agencies that specialize in one or more communications services through Diversified Agencies Group. Havas Advertising believes ownership of these agencies offers strong economic benefits, such as allowing Havas Advertising to provide the local and specialized services and know-how of these agencies to clients of the other divisions and to offer the services of the other divisions to clients of the Diversified Agencies Group. Havas Advertising also recognizes that many of these agencies cannot be successfully integrated into a multinational agency such as EURO RSCG Worldwide or Campus. As a result, Havas Advertising's organization into divisions allows Havas Advertising to realize the economic benefits of ownership of integrated multinational advertising and communications firms such as EURO RSCG Worldwide and of specialized local and regional firms such as those comprising Diversified Agencies Group.

  Set forth below is a summary of each of Havas Advertising's four divisions.

   EURO RSCG Worldwide

  Overview. EURO RSCG Worldwide was founded in 1991 and is Havas Advertising's principal international brand. In less than a decade, the division has progressively expanded to an international network of agencies. This has been accomplished primarily through acquisitions of independent local agencies around the world. Today, the network is comprised of over 150 agencies in over 65 countries. EURO RSCG Worldwide was ranked by Advertising Age as the fifth largest advertising agency network worldwide in April 2000, based on 1999 revenues. In addition, EURO RSCG Worldwide was ranked by Advertising Age International in June 2000 as the number one agency network in Europe and the fifth agency network globally, based on 1999 gross income.

  EURO RSCG Worldwide offers a full range of communications services necessary to support major international clients. While traditional advertising remains the network's main activity, it is increasingly active in marketing, healthcare, public relations and interactive communications. In 1999, 66% of the division's revenues were in traditional advertising (compared to 70% in 1998) and 34% in other services (compared to 30% in 1998), and Havas Advertising believes this trend will continue.

  The network's decentralized management style reflects EURO RSCG Worldwide's historical development from a loose federation of a few local agencies to a global multicultural network. Agencies typically retain their local management and branding, and in many cases, local management retains a minority equity stake in the agencies. To insure coordination between agencies, EURO RSCG Worldwide has in place a small group of managers, each responsible for a geographic region or activity sector. There are also brand managers who are solely dedicated to the relationship with a particular client and for channeling the network's resources to service the global needs of that client. To improve exchanges and enable more rapid communication between the agencies, in 1997 the network developed and launched StarLink, a sophisticated intranet tool that links all members of EURO RSCG Worldwide with the goal of globally coordinating EURO RSCG Worldwide's delivery of client services.

  EURO RSCG Worldwide formed its interactive business, EURO RSCG Interaction, in 1998 with 12 agency offices in eight countries. EURO RSCG Interaction was organized to take advantage of the growing Internet advertising market by offering interactive expertise across multiple disciplines. EURO RSCG Interaction specializes in digital production, entertainment and third party content, e-commerce, dot.com brand building, database analysis and management and interactive television. It also focuses on utilizing integrated digital media to provide creative integrated business solutions and overall brand communications strategies for its clients. EURO RSCG Interaction presently has 46 offices in 26 countries and represents many multinational clients, including Intel, Peugeot, Philips Electronics, Iomega, New Balance, Volvo, L.V.M.H., Sara Lee, Air France and Dell Computer Corp. In February 2000, Adweek named EURO RSCG Worldwide among the top ten agencies in the world for such services, based on projected 1999 revenues.

  Strategic Expansion. EURO RSCG Worldwide is in the process of a strategic expansion, both geographically and through the development of particular communications services, that is intended to further enhance its position among the world's top five largest advertising agency networks, based on 1999 revenues as ranked by Advertising Age.

  With respect to geographic expansion, EURO RSCG Worldwide intends to continue to consolidate its operations in the United States and Europe through selective acquisitions of agencies whose specialties and client bases will complement its existing offerings and client bases in those markets. EURO RSCG Worldwide also intends to continue expansion in the Asia-Pacific region. Although this region has recently experienced an economic downturn, Havas Advertising believes that the EURO RSCG Worldwide agencies in this region were relatively unharmed in comparison to many of their competitors and Havas Advertising believes that further expansion would be appropriate at this time or in the near future. EURO RSCG Worldwide also intends to continue expansion throughout Latin America while also developing its marketing services in the region. EURO RSCG Worldwide's expansion in the Asia-Pacific region and in Latin America is expected primarily to occur through selective acquisitions of compatible agencies in those regions.

  With respect to the development of particular advertising and communications services, EURO RSCG Worldwide intends to further expand its operations in the healthcare advertising, marketing services and interactive media areas. EURO RSCG Worldwide expects to continue to strengthen its existing network of 35 agencies that provide advertising and communications services to the healthcare industry through a combination of internal growth and acquisitions. With respect to marketing services, EURO RSCG Worldwide currently has a network of over 70 agencies throughout the world which provide direct marketing and related services. In May 1999, EURO RSCG Worldwide launched the "Sales Machine Network," which is a network of marketing services agencies of EURO RSCG Worldwide designed to better coordinate their marketing services and strengthen their ability to provide global creative solutions. EURO RSCG Worldwide intends to increase its presence in this market through the acquisition of integrated direct marketing activities that are capable of establishing and managing direct contact with consumers. In particular, EURO RSCG Worldwide intends to strengthen its interactive media services offerings through a combination of the internal growth of its existing network of EURO RSCG Worldwide agencies that provide interactive media and related services and also through selective acquisitions.


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

   Campus

  Overview. Campus is a network of six advertising agencies that emphasize their creative work product and seek to establish a strong local identity in the markets they serve. Campus primarily focuses on general advertising services and currently operates in Europe and Brazil only. The Campus approach to managing its projects involves using a team of advertising experts in the country of origin of the project to develop a multinational advertising campaign that is carefully coordinated with the other Campus agencies. As a result of this collaboration with other Campus agencies, Havas Advertising believes that Campus provides high quality creative work and precise and rapid international coordination. Although, as discussed below under "-- Strategic Expansion," Campus intends to expand in the near future, the geographic coverage of Campus will remain intentionally limited to the countries with the most advertising activity in order to best tailor the services to the needs of its target clients, major global advertisers.

  Strategic Expansion. Campus intends to expand its operations through the selective acquisition of several agencies in each of the United States, Latin America and the Asia-Pacific region. Campus intends to target agencies that Havas Advertising believes are generally recognized for the high quality of their work product and that will foster the Campus approach to careful coordination of multinational advertising campaigns.

   Media Planning Group

  Overview. In recent years the media services industry has been affected by the increasing segmentation of the media and audiences, the increasing importance of high technology and the increasingly global needs of clients. In response to these changes, Havas Advertising decided to reorganize its media operations to become part of an autonomous operating company, with the size, geographic reach, expertise and dedicated management that Havas Advertising believes are required to succeed in the industry's new environment. Accordingly, through a business combination transaction agreed to in March 1999, Havas Advertising combined its existing media services agencies with Media Planning, S.A., a private Spanish-based media specialist, in October 1999 and received in exchange a 45% equity interest in Media Planning, S.A., which then changed its name to Media Planning Group. For a detailed description of the Media Planning Group transaction, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Havas Advertising--Creation of Media Planning Group."

  Media Planning Group, which is headquartered in Madrid, had a team of more than 1,300 employees and operated in 15 countries as of December 31, 1999. Havas Advertising estimates that approximately 76% of the division's revenues in 1999 came from the division's own clients, with the rest coming from clients of Havas Advertising's other agencies. Havas Advertising believes that these figures show that Media Planning Group can generate more business as a stand-alone operation. Since its creation, Media Planning Group has become one of the largest media service groups worldwide. Media Planning Group is ranked by Institut RECMA as the second largest independent media service group in the world, including first in Spain and Portugal and second in France, the largest independent media service group in Latin America, including first in Mexico, and the twelfth largest media service group in the United States, in each case based on 1999 billings.

  Strategic Expansion. In the media services industry, Havas Advertising believes larger media services firms can often benefit from their size by obtaining more favorable terms for media purchases for their clients and are also better able to analyze for their clients the effects of their planning and purchasing of media due to their greater resources. As a result of these considerations, Media Planning Group intends to continue its pattern of growth by consolidating its positions in Europe, the United States and Latin America through acquisitions and internal growth. At the same time, Media Planning Group intends to expand into the Asia-Pacific region primarily through acquisitions. As part of its business combination with Media Planning, S.A., Havas Advertising gave Media Planning Group an option to purchase the media activities of all its full service agencies worldwide, which Havas Advertising believes provides Media Planning Group with a unique platform for geographic growth.

  Diversified Agencies Group

  Overview. Diversified Agencies Group was formed in 1996 and is comprised of more than 50 agencies in seven countries. Unlike EURO RSCG Worldwide, Campus or Media Planning Group, the agencies that comprise Diversified Agencies Group have maintained their independence and identity. Though able to call upon the resources of Havas Advertising's other operating divisions, these agencies generally operate as independent business units. In addition, most of the agencies are intent on maintaining their autonomy, individual values and business culture. Havas Advertising believes that they present strong economic potential for Havas Advertising, such as allowing Havas Advertising to provide local and specialized services and know-how of the agencies of Diversified Agencies Group to clients of the other divisions and to offer the services of other divisions to clients of Diversified Agencies Group, despite the fact that they are not intended to be integrated with each other or with any of Havas Advertising's other operating divisions.

  Strategic Expansion. Diversified Agencies Group intends to continue selectively acquiring agencies that wish to have the support of a larger firm such as Havas Advertising while maintaining their autonomy. With respect to expansion into particular lines of business, Diversified Agencies Group intends to acquire agencies that are generally recognized within the industry in their markets for the quality of their services and that specialize in marketing services, multimedia interactive communications, design, public relations, human resources or recruiting advertising. Another intended area of expansion for Diversified Agencies Group is sports media services. Havas Advertising believes that sports will likely be one of the most powerful media of the future. This market is currently experiencing very strong expansion worldwide in areas such as sponsoring, consulting activities and the creation and organization of sporting events. In addition, advertisers are showing a desire to add value to their brands through association with the world of sports. As a result, Diversified Agencies Group intends to devote itself to further developing its sports media services. In June 1999, Diversified Agencies Group created Havas Advertising Sports to offer sports media services to sports institutions, federations, clubs, broadcasters and advertisers. With respect to geographic expansion, Diversified Agencies Group intends to focus on expanding in the United States and continental Europe, primarily through selective acquisitions.

Competition

  The advertising and communications services industry is highly competitive, and Havas Advertising expects it to remain so. At the holding company level, Havas Advertising's principal competitors are other large multinational marketing and communications companies, including Omnicom Group, The Interpublic Group of Companies, WPP Group plc, BMD, Dentsu, Young & Rubicam, True North Communications, Grey Advertising, Publicis, Hakuhodo and Saatchi & Saatchi. As reported by Adweek, Havas Advertising was the seventh largest advertising and communications company in the communications services industry based on 1999 worldwide gross income. The actual competition for clients, however, generally takes place at the agency level. Havas Advertising's principal networks in the advertising industry are EURO RSCG Worldwide and Campus. These networks compete with other similar multinational agencies and networks of agencies, including BBDO, DDB Needham, McCann Erickson, Leo Burnett, Young & Rubicam, Dentsu, J. Walter Thompson, Lowe Lintas, Grey Advertising, as well as numerous smaller agencies that operate only in regional or local markets.

  Havas Advertising must compete with these other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. In addition, some clients require agencies to compete for business at mandatory periodic intervals. Havas Advertising believes that it competes principally on the basis of the following factors:

  .  creative reputation

  .  knowledge of media

  .  quality and breadth of services

  .  experience and expertise in interactive services

  .  geographic coverage and diversity

  .  relationships with clients and

  .  size and financial resources.

  Recently, traditional advertising agencies also have been competing with major consulting firms which have developed practices in marketing and communications. New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and communications issues faced by clients. In addition, the trend towards consolidation of global accounts requires companies seeking to compete effectively in the international communications services industry to make significant investments. These investments include additional offices and personnel around the world and new and improved technology for linking these offices and people.

Intellectual Property

  The name "Havas" is a registered trademark owned by Havas S.A. Since 1996, Havas Advertising has licensed the use of the name "Havas Advertising" from Havas S.A. under annual license agreements, which have been renewed every fiscal year. Havas Advertising paid Havas S.A. an annual royalty of approximately (Euro)610,000 under the license agreement for 1999. Havas Advertising does not anticipate any difficulty in continuing to use the name Havas Advertising in the future.

  The name "Havas" is registered, or in the process of being registered, in the following countries:

 African Intellectual       Colombia                 Liechtenstein              Saint Marin
  Property Organization     Croatia                  Lithuania                  Sierra Leone
 Albania                    Cuba                     Mexico                     Singapore
 Algeria                    Egypt                    Monaco                     South Africa
 Allemagne                  Estonia                  Mongolia                   Spain
 Argentina                  European Union           Morocco                    Sudan
 Armenia                    France                   Mozambique                 Switzerland
 Australia                  Georgia                  New Zealand                Tadjikistan
 Austria                    Greece                   Ouzbekistan                Taiwan
 Azerbaidjian               Hong Kong                Poland                     Thailand
 Belarus                    Hungary                  Portugal                   Tunisia
 Benelux                    Italy                    Republic of                Turkey
 Bosnia-Herzegovina         Japan                     Czechoslovakia            Ukraine
 Brazil                     Kazakhstan               Republic of Macedonia      United States
 Bulgaria                   Kenya                    Republic of Moldova        Uruguay
 Canada                     Kirghizistan             Republic of North Korea    Venezuela
 Chile                      Lesotho                  Republic of South Korea    Vietnam
 China                      Lettonia                 Romania                    Yugoslavia
                            Liberia                  Russia

Government Regulation

  Havas Advertising's business is subject to government regulation, both within and outside the United States. In the United States and abroad, federal, state and local governments and their agencies and various consumer groups have directly or indirectly affected or attempted to affect the scope, content and manner of presentation of advertising. The continued activity by government and by consumer groups regarding advertising may cause further change in advertising practices in coming years. While Havas Advertising is unable to estimate the effect of these developments on its business, Havas Advertising believes the total volume of advertising in traditional media will not be materially reduced due to future legislation or regulation, even though the form, content and manner of presentation of advertising may be modified through regulation.

  As the owner of advertising agencies operating in the United States which create and place print and Internet advertisements, Havas Advertising is subject to Section 5 and 12 of the U.S. Federal Trade Commission Act. These sections regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. In the event that any advertising that Havas Advertising has created is found to be false, deceptive or misleading, the Federal Trade Commission Act could potentially subject Havas Advertising to liability.

  In France, media buying activities are subject to specific regulations following the adoption in 1993 of Law No. 93-122, known as the "Loi Sapin." The Loi Sapin, the objective of which is to encourage greater transparency in media buying dealings, has profoundly redefined long-standing practices in the media industry and in particular the traditional role of advertising agencies. Prior to the adoption of the Loi Sapin, agencies acted as intermediaries between advertisers and media providers. Since the introduction of the Loi Sapin, agencies must act as agents for advertisers. As a result, agencies are no longer able to purchase advertising space from media providers and then resell the space on different terms to advertisers. In addition, media providers must bill advertisers directly for advertising space and agencies cannot receive any commissions or discounts directly from media providers. The Loi Sapin only applies in France and in situations where both the media provider and the advertiser or the agency are French or located in France. The Loi Sapin has had in the past, and continues to have, a significant negative financial impact on Havas Advertising's media buying activities in France. Havas Advertising is not aware of any existing, or contemplated, similar legislation in the other countries in which it operates.

  Various federal, state and foreign governments and agencies have recently proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that limits the collection and use of information regarding Internet users in Europe. In addition to government activity, a number of industry and privacy advocacy groups are considering various new, additional or different self-regulatory standards. Due to Havas Advertising's significant marketing services, which rely on the collection and use of client data, this scrutiny, and any legislation, regulations or standards promulgated, may have a material adverse impact on Havas Advertising.

Employees and Labor Relations

  Havas Advertising is highly dependent upon the skills of its creative, research, media and account personnel and their relationships with Havas Advertising's clients. In France, Havas Advertising's employees generally have employment contracts, many of which contain covenants not to compete. Havas Advertising's top management employees also are generally bound by covenants not to compete. However, Havas Advertising's remaining employees generally are not subject to covenants not to compete and are, therefore, typically able to move within the industry with relative ease. Competition among Havas Advertising and its competitors for qualified personnel is substantial, and Havas Advertising, like its principal competitors, is vulnerable to the potentially adverse consequences which would arise from the inability to attract or retain qualified personnel. Havas Advertising believes the compensation arrangements for its key employees are highly competitive with those of other advertising and communications services companies.

  During the year ended December 31, 1999, Havas Advertising employed approximately 11,967 employees (including employees of Media Planning Group) worldwide, including approximately 6,042 in Europe, approximately 2,422 in the United States, approximately 1,230 in Asia/Pacific and approximately 665 in Latin America.

  None of Havas Advertising's U.S. employees are covered by any collective bargaining agreements or similar arrangements. In Europe, membership of Havas Advertising's employees in labor unions varies from country to country, and a number of countries prohibit Havas Advertising from keeping records of union membership. Havas Advertising is subject to various collective bargaining agreements in Europe. In most continental European countries, collective bargaining agreements are imposed by law on the entire industry.

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

Havas Advertising's principal collective bargaining agreements are as follows:

      Country                              Number of Employees  Expiration Date
      -------                              ------------------- -----------------
      Argentina...........................          131            No expiration
      Austria.............................           43        December 31, 2000
      Belgium.............................          205            No expiration
      France..............................        2,603            No expiration
      Italy...............................          171        December 31, 2002
      Portugal............................          101            No expiration
      Portugal............................          108        December 31, 2000
      Spain...............................          625        December 31, 2000

Havas Advertising is not aware of any material arrangements whose expiration is pending and which are not expected to be satisfactorily renewed or replaced in a timely manner. Havas Advertising believes that relations with its employees are good.

Properties

  Havas Advertising operates in more than 65 countries. In each location, Havas Advertising generally leases office properties, although in a few locations Havas Advertising owns its office properties.

  Havas Advertising's headquarters are located in Levallois-Perret, France, where it occupies approximately 294,000 square feet, for a base annual rent of
(Euro)7,280,495. The lessee under the lease is Havas Advertising. The lease expires on December 31, 2002.

  EURO RSCG Worldwide's headquarters are located in New York, New York, where it occupies approximately 129,369 square feet for a fixed annual rent of $2,349,506, as adjusted for increases in the fair market value of the property but in no event greater than $2,996,366. The lessee under the lease is a wholly owned subsidiary of Havas Advertising. The lease is guaranteed by Havas Advertising. The lease expires on August 31, 2002.

  In addition to these leases, Havas Advertising's principal office leases are located in the United States, the United Kingdom and France. In the United States, Havas Advertising leases properties in New York City, Chicago, San Francisco, Salt Lake City and Pittsburgh for an aggregate current annual base rent of $11.6 million, excluding EURO RSCG Worldwide's headquarters. The U.S. leases expire at various dates ranging from April 30, 2002 to November 31, 2014. In the United Kingdom, Havas Advertising leases properties in London, Birmingham, Glasgow, Kent, Manchester, Nottingham, Bristol, Newcastle, Edinburgh and Cardiff, for an aggregate current annual base rent of (Euro)3.7 million. The U.K. leases expire at various dates ranging from September 29, 2001 to March 25, 2015. In France, Havas Advertising leases property in Paris and its suburbs, Bordeaux, Lyon, Rennes, Lille, Reims, Tours, Toulouse, Annecy, Strasbourg, Marseille, Montpelier, Nice, Metz and Roubaix, for an aggregate current annual base rent of (Euro)5.8 million, excluding Havas Advertising's headquarters. The French leases expire at various dates ranging from December 31, 2000 to December 31, 2008. In all other countries where Havas Advertising leases office properties, the aggregate annual base rent to be paid during 2000 is expected to be approximately (Euro)11.7 million.

  Havas Advertising believes that all of its facilities are suitable for their use, and that it generally has sufficient space for existing needs and expected near term growth.

Legal Proceedings

  The French tax authorities have alleged that Havas Advertising acquired investments from employees at overstated prices. Havas Advertising and its tax counsel believe that the position of the tax authorities is unfounded and intend to defend Havas Advertising's position vigorously. Havas Advertising brought the matter before the Paris Tribunal Administratif, or tax court and the proceedings are pending. Based upon the current assessment established by the tax authorities, the possible maximum liability is approximately (Euro)5 million. Based upon presently available information, Havas Advertising is not in a position to give an estimate of a range of possible loss.

  Havas Advertising is also from time to time involved in legal actions in the ordinary course of its business. Havas Advertising is not aware of any pending or threatened litigation, arbitration or administrative proceedings relating to claims or amounts which (individually or in the aggregate) Havas Advertising believes are likely to have a material adverse effect on its business, financial condition or future results of operations. Any litigation, however, involves risk and potentially significant litigation costs, and therefore Havas Advertising cannot give any assurance that any litigation which may arise in the future will not have a material adverse effect on its business, financial condition or future results of operations.

           SELECTED CONSOLIDATED FINANCIAL DATA OF HAVAS ADVERTISING

                               HAVAS ADVERTISING
                            SELECTED FINANCIAL DATA
       (in (Euro) thousands except per share data and as otherwise noted)

  The following table summarizes selected financial data of Havas Advertising and is qualified in its entirety by reference to, and should be read in conjunction with, Havas Advertising's audited consolidated financial statements and the notes to the financial statements included in this proxy statement/prospectus. The historical financial data for the years ended December 31, 1999 and 1998 have been derived from the audited consolidated financial statements of Havas Advertising prepared using U.S. GAAP. The historical financial data for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 have been derived from the consolidated financial statements of Havas Advertising prepared using French GAAP. Following the merger, Havas Advertising intends to present its financial statements under U.S. GAAP in its SEC filings of its annual reports on Form 20-F. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Havas Advertising."

  The 1998, 1997, 1996 and 1995 historical financial data were previously presented in French francs and are now presented in euro. Solely for the convenience of the reader, these historical financial data denominated in French francs have been translated into euro using the fixed exchange rate applicable as of January 1, 1999 ((Euro)1.00=FF6.55957) for all periods presented. The historical financial data for December 31, 1999 have been translated into U.S. dollars at the noon buying rate of (Euro)1.00 = $0.9135 on August 15, 2000. See Note 2 to Havas Advertising's audited consolidated financial statements for further information.

                                                                 For the Years Ended December 31,
                    -----------------------------------------------------------------------------------------------------------
                       1999         1999            1998             1999            1998            1997            1996
                    ---------- --------------- ---------------  --------------- --------------- --------------- ---------------
                                    U.S. GAAP                                                     French GAAP
                    ------------------------------------------  ---------------------------------------------------------------
                      (in $                                       (unaudited)     (unaudited)     (unaudited)     (unaudited)
                    thousands)
 Income Statement
  Data:
 Net revenues....   $1,027,121 (Euro)1,124,380   (Euro)872,767  (Euro)1,208,085   (Euro)874,407   (Euro)779,191   (Euro)665,379
 Net income
  (loss)
  excluding
  goodwill
  amortization...       41,823          45,783           4,858           78,841          61,434          39,942          29,093
 Net income
  (loss).........       23,043          25,225         (11,245)          56,106          45,486          24,812          15,975
 Net income
  (loss) per
  share (1):
 Basic...........         0.16            0.18           (0.09)            0.40            0.36            0.22            0.15
 Diluted.........         0.15            0.16           (0.09)            0.34            0.34            0.24            0.18
 Dividend per
  share (1)(2)...         0.21            0.23            0.19             0.23            0.19            0.17            0.15
 Balance Sheet
  Data:
 Current assets..   $1,160,231 (Euro)1,270,094 (Euro)1,252,146  (Euro)2,170,483 (Euro)1,406,293 (Euro)1,296,513 (Euro)1,117,384
 Total assets....    2,089,034       2,286,846       1,912,506        3,231,289       2,099,372       1,968,357       1,739,465
 Financial debt
  (includes long
  and short
  term)..........      419,306         459,010         209,909          680,691         316,922         441,341         404,448
 Shareholders'
  equity.........      491,198         537,710         434,412          643,097         524,873         340,806         279,642
                         1995
                    ---------------
                      (unaudited)
 Income Statement
  Data:
 Net revenues....     (Euro)609,805
 Net income
  (loss)
  excluding
  goodwill
  amortization...            23,094
 Net income
  (loss).........            10,443
 Net income
  (loss) per
  share (1):
 Basic...........              0.10
 Diluted.........              0.15
 Dividend per
  share (1)(2)...              0.13
 Balance Sheet
  Data:
 Current assets..   (Euro)1,055,445
 Total assets....         1,641,855
 Financial debt
  (includes long
  and short
  term)..........           379,462
 Shareholders'
  equity.........           265,452

--------
(1) Unaudited. Per share data have been adjusted for the 20 for 1 stock split that occurred on May 26, 2000.
(2) These amounts reflect the dividend accrued for the year indicated, including the French avoir fiscal (before deduction of any French withholding tax). Actual payment of the annual dividend for each fiscal year occurs following Havas Advertising's annual ordinary general shareholders meeting in the subsequent year. For an explanation of the French avoir fiscal, see "Taxation--French Taxation--Withholding Tax and Avoir Fiscal" and "Taxation--Taxation of U.S. Investors--Taxation of Dividends--Withholding Tax and Avoir Fiscal."

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF HAVAS ADVERTISING

                               HAVAS ADVERTISING
                          UNAUDITED PRO FORMA COMBINED
                                 FINANCIAL DATA
                  (in (Euro) thousands except per share data)

  The following unaudited pro forma condensed consolidated balance sheet as of December 31, 1999 has been prepared as if each of the following transactions had occurred as of December 31, 1999:

  . the October 5, 1999 contribution by Havas Advertising of its media planning and buying activities to Media Planning Group for a 45% equity interest in Media Planning Group, and

  . the contemplated acquisition of Snyder Communications for consideration to be paid in Havas Advertising ADSs.

  The following unaudited pro forma condensed consolidated income statement for the year ended December 31, 1999 has been prepared as if each of the following transactions had occurred on January 1, 1999:

  . the October 5, 1999 contribution by Havas Advertising of its media planning and buying activities to Media Planning Group for a 45% equity interest in Media Planning Group, and

  . the contemplated acquisition of Snyder Communications for consideration to be paid in Havas Advertising ADSs .

  The unaudited pro forma financial information with respect to the contribution of Havas Advertising's media planning and buying activities to Media Planning Group has been prepared to present the pro forma condensed consolidated income statement as if the 45% interest of Havas Advertising in the Media Planning Group has been recorded as an equity investment since January 1, 1999.

  The unaudited pro forma financial information with respect to the contemplated acquisition of Snyder Communications has been prepared using the purchase method of accounting whereby the assets and liabilities of Snyder Communications are adjusted to estimated fair market value and the excess of the purchase price over the net fair values of tangible and identifiable intangible assets and liabilities is recorded as goodwill. The assets and liabilities of the Circle.com business have been adjusted to their fair values on a pro rata basis (based on SNC's retained interest in Circle.com as of December 31, 1999 of 16.6%) similar to the accounting for the acquisition of a controlling, but less than 100%, interest of a business. The assets and liabilities of the SNC business have been recorded at their estimated fair values. The allocation is based upon preliminary estimates, which are subject to change as additional information is obtained. Therefore, the allocations reflected in the following unaudited pro forma financial information may differ from the amounts ultimately determined. In calculating the Havas Advertising pro forma information, the exchange ratio for the merger has been assumed to be
1.3017 (which reflects the exchange ratio that would have applied if the merger had occurred on August 15, 2000).

  The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of what Havas Advertising's financial position or results of operations would have been if the Media Planning Group transaction and the contemplated acquisition of Snyder Communications had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of management, all material adjustments necessary to reflect the effects of these transactions have been made.

                               HAVAS ADVERTISING

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                   December 31, 1999
                         ------------------------------------------------------------------------
                                                Snyder           Snyder
                         Havas Advertising  Communications   Communications     Havas Advertising
                            Historical        Historical        Pro Forma       Pro Forma Balance
                           Balance Sheet   Balance Sheet (1) Adjustments (1)          Sheet
                         ----------------- ----------------- ---------------    -----------------
                                     (in (Euro) thousands, except per share data)
ASSETS
Cash and cash
 equivalents............   (Euro)270,943     (Euro)89,141     (Euro)(78,979)(2)   (Euro)281,105
Receivables, net........         786,234          215,875               --            1,002,109
Other current assets....         212,917           51,956               --              264,873
                           -------------     ------------     -------------       -------------
  Total Current Assets..       1,270,094          356,972           (78,979)          1,548,087
                           -------------     ------------     -------------       -------------
Property and equipment,
 net....................         132,807           84,857               --              217,664
Goodwill and other
 intangibles, net.......         769,049          239,817         2,149,624 (3)       3,158,490
Other assets............         114,896          101,273            24,225 (4)         240,394
                           -------------     ------------     -------------       -------------
    Total Assets........       2,286,846          782,919         2,094,870           5,164,635
                           =============     ============     =============       =============
LIABILITIES AND EQUITY
Accounts payable and
 other short-term
 items..................       1,055,147          288,613               --            1,343,760
Other current
 liabilities............         315,017           30,247               --              345,264
                           -------------     ------------     -------------       -------------
  Total Current
   Liabilities..........       1,370,164          318,860               --            1,689,024
                           -------------     ------------     -------------       -------------
Long-term debt..........         288,546          190,103               --              478,649
Other liabilities.......          58,550            3,661               --               62,211
                           -------------     ------------     -------------       -------------
  Total Non-Current
   Liabilities..........         347,096          193,764               --              540,860
                           -------------     ------------     -------------       -------------
Minority interest.......          31,876              --             51,634 (5)          83,510

Equity:
 Common stock...........          60,756              100            37,609 (6)          98,465
 Additional paid-in
  capital...............         489,007          528,246         1,796,064 (7)       2,813,317
 Treasury stock.........         (13,512)         (81,604)           81,604 (8)         (13,512)
 Retained earnings
  (deficit).............         (17,305)        (171,814)          171,814 (8)         (17,305)
 Other equity...........          18,764           (4,633)          (43,855)(9)         (29,724)
                           -------------     ------------     -------------       -------------
  Total Equity..........         537,710          270,295         2,043,236           2,851,241
                           -------------     ------------     -------------       -------------
   Total Liabilities,
    Minority Interest
    and Equity..........       2,286,846          782,919         2,094,870           5,164,635
                           =============     ============     =============       =============

--------
(1) Translations of amounts from U.S. dollars into euro have been computed based upon the closing rate of (Euro)1.00=$1.004528 as of December 31, 1999, as published by the Banque de France.
(2) The cash adjustment is comprised of the estimated cash consideration for vested options to purchase shares of SNC common stock and other cash transaction costs, consisting primarily of investment banking fees, legal, accounting and other fees.
(3) The estimated total purchase price for the acquisition of Snyder Communications, which includes the SNC business' 16.6% retained interest in the Circle.com business, is (Euro)2,440,997 calculated below:

    Issuance of 94,273,674 Havas Advertising ADSs using the
     exchange ratio computed based on the average closing price of Havas Advertising shares for the 20 Paris Bourse
     trading day period ended August 14, 2000 ((Euro)24.05,
     taking into account the 20 for 1 stock split) and the
     number of shares of SNC common stock outstanding as of
     August 15, 2000 (72,423,503) and valuing these shares by
     averaging the Havas Advertising closing share price over
     the last four days of the 20-day period ((Euro)23.76 for
     the four trading days ending August 14, 2000).............  (Euro)2,239,943
    Estimated cash consideration for vested options to purchase
     shares of SNC common stock................................           45,531
    Estimated fair value of options to purchase shares of SNC
     common stock converted into options exercisable for Havas
     Advertising ADSs..........................................          122,075
    Transaction costs and other................................           33,448
                                                                 ---------------
    Total......................................................  (Euro)2,440,997
                                                                 ===============

  This amount was allocated as follows:

     Estimated fair value of SNC business' net assets.......... (Euro)  208,383
     Estimated fair value of 16.6% of Circle.com business' net
      assets...................................................          10,277
     Deferred tax asset related to deductible cash and option
      consideration included in purchase consideration.........          24,225
     Unearned compensation related to unvested options to
      purchase shares of SNC common stock converted into
      options exercisable for Havas Advertising ADSs...........          48,488
     Goodwill..................................................       2,149,624
                                                                ---------------
     Total..................................................... (Euro)2,440,997
                                                                ===============

  Goodwill of (Euro)2,149,624 represents the consideration paid in excess of the estimated net fair values of tangible assets and identifiable intangible assets and liabilities. The allocation is based upon preliminary estimates, which are subject to change as additional information is obtained. Goodwill has been allocated between the SNC and Circle.com business units based on the relative market capitalization of SNC and Circle.com at August 15, 2000.

  The value of issued equity, purchase price and pro forma earnings per share that will be recorded will vary with the evolution of the market price of Havas Advertising shares. The following table demonstrates this variation, and is based on the number of Havas Advertising shares that would have been issued if the merger had occurred on August 15, 2000 assuming the 20-day average closing sales prices of Havas Advertising shares on the Paris Bourse immediately prior to that date is as indicated below. In each case, the four-day average closing price used for calculating the value of issued equity is assumed to equal the 20-day average closing price, except for the "Real at August 15, 2000," where the actual four-day average closing price of (Euro)23.76 on that date has been used.

      20-day average closing
      price of Havas                                                            Earnings
      Advertising ending on                                                      Per SNC
      the trading day prior to      Value of                     Earnings Per     Share
      closing                     issued equity  Purchase price   Share/ADR    Equivalent
      ------------------------   --------------- --------------- ------------  -----------
                                                                  Basic and     Basic and
                                                                   Diluted       Diluted
      Bottom of collar minus
       10% ((Euro)22.19)......   (Euro)2,091,933 (Euro)2,278,700 (Euro)(0.06)  (Euro)(0.08)
      Real at August 15, 2000
       ((Euro)24.05)..........         2,239,942       2,440,997       (0.09)        (0.12)
      Bottom of collar
       ((Euro)24.65)..........         2,323,846       2,529,383       (0.10)        (0.14)
      Middle of collar
       ((Euro)29.00)..........         2,323,752       2,529,282       (0.11)        (0.12)
      Top of collar
       ((Euro)33.35)..........         2,323,783       2,529,316       (0.12)        (0.11)
      Top of collar plus 10%
       ((Euro)36.69)..........         2,556,510       2,780,879       (0.17)        (0.16)


  For information regarding the number of Havas Advertising shares to be issued in the merger based on varying Havas Advertising share prices and exchange rates, see "Terms of the Merger Agreement and Related
  Transactions--Merger Consideration."

(4) This amount represents the establishment of the estimated net federal and state deferred tax asset at a combined rate of 40% related to deductible cash and option consideration included in the purchase price.
(5) This amount represents the minority interest related to the Circle.com common stock which will not be purchased as part of the acquisition. The minority interest equals 83.4% of the historical cost basis of the net assets of the Circle.com business unit at December 31, 1999. The Circle.com business' net assets were (Euro)61,912 at December 31, 1999.

(6) This amount represents the elimination of the par value of shares of Snyder Communications common stock and the addition of the par value of Havas Advertising ADSs issued in the transaction. Components of the amount are as follows:

     Par value of shares of Snyder Communications common stock at
      December 31, 1999..........................................    (Euro)(100)
     Nominal value of 94,273,674 Havas Advertising ADSs to be
      issued using the exchange ratio computed based on the
      average closing price of Havas Advertising shares for the
      20 Paris Bourse trading day period ended August 14, 2000
      ((Euro)24.05, taking into account the 20 for 1 stock split)
      and the number of shares of SNC common stock outstanding as of August 15, 2000 (72,423,503) and valuing these shares by averaging the Havas Advertising closing share price over
      the last four days of the 20-day period ((Euro)23.76 for
      the four trading days ending August 14, 2000)..............        37,709
                                                                   ------------
     Total.......................................................  (Euro)37,609
                                                                   ============

(7) This amount represents the elimination of Snyder Communications additional paid-in capital and paid-in capital related to Havas Advertising ADSs to be issued in the transaction. Components of the amount are as follows:

     Amount of Snyder Communications additional paid-in
      capital at December 31, 1999.......................... (Euro) (528,246)
     Total purchase price...................................       2,440,997
     Cash component of purchase price.......................         (78,979)
     Par value of Havas Advertising ADSs....................         (37,709)
                                                             ---------------
     Total.................................................. (Euro)1,796,063
                                                             ===============

(8) This amount represents the elimination of shares of Snyder Communications common stock held as treasury stock and retained deficit at December 31, 1999.
(9) This amount represents the elimination of (Euro)4,633 Snyder Communications' other equity at December 31, 1999, and the recording of unearned compensation related to unvested options to purchase shares of SNC common stock converted into options exercisable for Havas Advertising ADSs ((Euro)48,488).

                               HAVAS ADVERTISING

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                                                   Year ended December 31, 1999
                          -----------------------------------------------------------------------------------------
                               Havas
                            Advertising           Media              Snyder           Snyder             Havas
                            Historical        Planning Pro       Communications   Communications    Advertising Pro
                              Income              Forma         Historical Income   Pro Forma        Forma Income
                             Statement         Adjustments        Statement(1)    Adjustments(1)       Statement
                          ---------------     -------------     ----------------- --------------    ---------------
                                           (in (Euro) thousands, except per share data)
Net Revenues............  (Euro)1,124,380     (Euro)(47,776)(2)  (Euro) 598,614    (Euro)  --       (Euro)1,675,218
Compensation and other
 operating expense......       (1,013,366)           43,165 (2)        (522,040)       (21,297)(3)       (1,513,538)
Goodwill amortization...          (20,558)              313 (2)          (8,217)       (51,838)(4)          (80,300)
Other expense...........          (17,442)              --              (21,934)           --               (39,376)
                          ---------------     -------------      --------------    -----------      ---------------
  Total operating
   expenses.............       (1,051,366)           43,478            (552,191)       (73,135)          (1,633,214)
Income (loss) from
 operations.............           73,014            (4,298)(2)          46,423        (73,135)              42,004
Interest income
 (expense), net.........            2,525            (2,343)(2)          (2,740)           --                (2,558)
Income tax provision....          (39,379)            2,897 (2)         (27,653)          (178)(5)          (64,313)
Equity in earnings from
 affiliates.............            4,580             3,635 (2)             --             --                 8,215
Minority interests......          (15,515)              --                  --          11,252 (6)           (4,263)
                          ---------------     -------------      --------------    -----------      ---------------
Income (loss) from
 continuing operations..           25,225              (109)             16,030        (62,061)             (20,915)
Basic average number of
 shares outstanding.....      138,809,700               --                  --      94,273,674 (7)      233,083,374
Diluted average number
 of shares outstanding..      169,466,280               --                  --      94,733,998 (8)      264,200,278
Basic income (loss) per
 share from continuing
 operations.............             0.18 (9)                                                                 (0.09)
Diluted income (loss)
 per share from
 continuing operations..             0.16 (9)                                                                 (0.09)

--------
(1) Translations of amounts from U.S. dollars into euro have been computed based upon the average rate of (Euro)1.00=$1.066597 for the year ended December 31, 1999, as published by the Banque de France.
(2) This amount represents the elimination in Havas Advertising's statement of income of the subsidiaries contributed to Media Planning Group as if the transaction occurred on January 1, 1999 and the addition of Havas Advertising's share in Media Planning Group equity for the nine-month period ending September 30, 1999 to the figures already recorded for Havas Advertising's share in Media Planning Group for the three-month period ending December 31, 1999. Media Planning Group has preliminarily allocated the excess of purchase price over net assets acquired to customer base (amortized over 12.5 years). Residual goodwill is amortized over 20 years.
(3) This amount represents amortization of unearned compensation related to unvested options to purchase shares of SNC common stock converted into options exercisable for Havas Advertising ADSs. The amortization period for each option is based on the remaining vesting schedule.
(4) This amount represents incremental goodwill amortization as follows:

     Elimination of historical SNC goodwill amortization for the year ended December 31, 1999..............................  (Euro)(4,695)
     Elimination of 16.6% of historical Circle.com goodwill
      amortization for the year ended December 31, 1999.........          (584)
     Goodwill amortization for excess purchase price allocated
      to SNC....................................................        53,857
     Goodwill amortization for excess purchase price allocated
      16.6% retained interest in Circle.com.....................         3,260
                                                                  ------------
     Total......................................................  (Euro)51,838
                                                                  ============

  Goodwill allocated to the SNC business unit is to be amortized using the straight-line method over 40 years. Goodwill allocated to the Circle.com business unit is to be amortized using the straight-line method over seven years. The allocation of the purchase price is preliminary. Therefore, the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized.
(5) This amount represents the income tax effect of the elimination of certain deductible goodwill amortization at a combined federal and state income tax rate of 40%.
(6) This amount represents 83.4% of the Circle.com business unit's net loss attributable to minority shareholders. The Circle.com business unit's net loss was (Euro)13,492 for the year ended December 31, 1999.
(7) This amount represents the number of ADSs to be issued by Havas Advertising computed using the exchange ratio calculated as if the merger had occurred on August 15, 2000 (1.3017) multiplied by the number of shares of SNC common stock outstanding as of August 15, 2000 in order to determine the number of Havas Advertising ADSs issued.
(8) This amount represents the number of Havas Advertising ADSs to be issued by Havas Advertising using the exchange ratio as described in note (7) plus the dilutive effect of options to purchase shares of SNC common stock that are to be converted into options exercisable for Havas Advertising ADSs (460,324 Havas Advertising ADSs).
(9) The earnings per share have been computed giving effect to Havas Advertising's 20 for 1 stock split that occurred on May 26, 2000.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                        OPERATIONS OF HAVAS ADVERTISING

  On January 1, 1999, the euro was introduced as the common legal currency of the 11 member states of the European Economic and Monetary Union, including France. Havas Advertising adopted the euro as its reporting currency and restated its consolidated financial statements in euro for prior years based on the fixed exchange rate between French francs and the euro applicable as of January 1, 1999 ((Euro)1.00 = FF6.55957). Although Havas Advertising's consolidated financial statements depict the same trends as would have been shown had they been presented in French francs, they may not be directly comparable to the consolidated financial statements of other companies that have also been restated in euro. Prior to the adoption of the euro, the currencies of other countries fluctuated against the French franc, but because the euro did not exist prior to January 1, 1999, historical exchange rates for the euro are not available. Consequently, comparison of Havas Advertising's consolidated financial statements and those of another company that had historically used a reporting currency other than the French franc that takes into account actual fluctuations in exchange rates could give a much different impression than a comparison of Havas Advertising's consolidated financial statements and those of another company translated into euro. For further information, see "Exchange Rate Information" and Note 2 to Havas Advertising's consolidated financial statements.

  The following discussion of Havas Advertising's results of operations and financial condition should be read together with its 1998 and 1999 consolidated financial statements and the accompanying notes. These financial statements and notes are included elsewhere in this proxy statement/prospectus. Havas Advertising has traditionally prepared its financial statements in accordance with French GAAP, and its 1998 and 1999 financial statement were originally prepared using French GAAP principles. In order to facilitate comparison with other groups in the advertising industry, the financial statements of Havas Advertising included in this document have been restated using U.S. GAAP. In the future, Havas Advertising intends to continue to prepare annual financial statements in accordance with U.S. GAAP. Interim financial statements will continue to be prepared in accordance with French GAAP.

  Readers should also consider the financial statements of Media Planning, S.A., the Spanish group with which Havas Advertising combined its media planning and buying businesses in 1999. The consolidated financial statements of Media Planning, S.A. for the year 1998 and the nine months ended September 30, 1999 are included elsewhere in this proxy statement/prospectus.

Overview

  Havas Advertising's results of operations in 1998 and 1999 have been marked by three principal factors:

  . the rapid pursuit by Havas Advertising of its strategic acquisition plan, which in 1998 and 1999 resulted in a large number of acquisitions in North America, Europe, South America and the Asia-Pacific region, with a particular emphasis on acquisitions in the marketing services and media services sectors

  . strong organic growth driven by the development of Havas Advertising's main international brands, and the expansion of its activity with clients in the high-growth telecommunications, Internet and healthcare sectors and

  . the combination of Havas Advertising's media planning and buying businesses with those of the Spanish company Media Planning, S.A., to create the new "Media Planning Group."

  On February 20, 2000, Havas Advertising and Snyder Communications entered into the merger agreement providing for the merger of a subsidiary of Havas Advertising into Snyder Communications. When completed, the merger will have a significant impact on the results of operations and financial position of Havas Advertising for 2000 and subsequent years. This Management's Discussion and Analysis discusses only the historical results of Havas Advertising for the periods presented, and does not discuss the potential impact of the merger on subsequent periods. For a pro forma presentation of Havas Advertising's results of operations and financial position, presented as though the merger had been completed on January 1, 2000, see "Unaudited Pro Forma Condensed Consolidated Financial Data of Havas Advertising."

Financial Highlights (French GAAP)

  The following information is based on Havas Advertising's French GAAP accounts or its management accounts. It is not comparable to Havas Advertising's U.S. GAAP financial information presented elsewhere throughout this proxy statement/prospectus. As a French company, Havas Advertising measures its financial performance under French GAAP and will continue to report and communicate to the financial markets on the basis of French GAAP. Havas Advertising's management accounts are internal accounts prepared by each Havas Advertising agency to track its financial performance and are not maintained in accordance with French GAAP.

  Three Months Ended March 31, 2000 and Six Months Ended June 30, 2000. Based on Havas Advertising's French GAAP accounts, Havas Advertising reported to the financial markets in France and to the COB that its gross income under French GAAP (including 100% of the gross income from Media Planning Group) for (A) the first three months of 2000 compared to the first three months of 1999 and (B) the first six months of 2000 compared to the first six months of 1999, increased by the following percentages:

                                               Growth in         Growth in
                                           Three Months Ended Six Months Ended
                                             March 31, 2000     June 30, 2000
                                           ------------------ ----------------
Total                                            39.5%             38.8%
Excluding the effects of acquisitions            20.4%             20.6%
Excluding the effects of acquisitions and
 currency fluctuations                           12.2%             12.9%

  Havas Advertising estimates that net new billings (including 100% of Media Planning Group's net new billings) on an annualized basis totaled (Euro)1,045 million for the first three months of 2000 and (Euro)1,338 million for the first six months of 2000. Net new billings are a common industry measure of new business wins and are calculated based on management estimates of the total advertising budgets over 12 months of all new business won during the period, less the estimated amount of the total advertising budgets over 12 months of all business lost during the period. The calculation of the "total advertising budget" for a project includes both the estimated fees and commissions of Havas Advertising and the estimated amount of all advertising and other products and services to be purchased by or on behalf of the client. For example, if management estimates that the fees and commissions over 12 months for a new advertising campaign won from a client will be (Euro)1.5 million, and that the media space and other advertising products and services to be purchased by or on behalf of the client in connection with that advertising campaign will be
(Euro)8.5 million, then the total advertising budget over 12 months for the new business would be equal to (Euro)10.0 million.

  Year Ended December 31, 1999. In 1999, Havas Advertising's earnings before interest, income taxes and amortization (EBITA) under French GAAP was approximately (Euro)150.9 million and EBITA margin (EBITA/gross income, or EBITA/GI) was approximately 12.5%. Havas Advertising has included this EBITA and EBITA/GI data because they are measures commonly used in the industry. EBITA is not a measure of financial performance under French GAAP or U.S. GAAP and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

  Based on managment accounts (including 100% of the 1999 gross income of Media Planning Group as from January 1, 1999 and full year gross income from all acquisitions as if each had occurred on January 1, 1999), Havas Advertising estimates that in 1999 55% of its pro forma gross income was derived from traditional advertising activities and 45% of its pro forma gross income was derived from non-traditional advertising activities, such as marketing services and public relations.

  The following table is based on management accounts and shows by geographic region the growth in Havas Advertising's 1999 gross income compared to 1998 gross income as reported by Havas Advertising to the financial markets in France and to the COB:

Growth of 1999 Gross Income by Geographic Region:

Europe (1)          +34.6%
of which: France    + 8.1%
   Great Britain    +49.4%
North America       +39.1%
Asia Pacific        +48.1%
Latin America       +78.0%

  (1) Calculation includes 100% of the 1999 gross income of Media Planning Group as from January 1, 1999.

  The following table is based on management accounts and shows by business activity the estimated growth in Havas Advertising's 1999 gross income compared to 1998 gross income:

Estimated Growth of 1999 Gross Income by Business Activity:

     Traditional Advertising  + 14.9%
     Marketing Services       + 51.6%
     Public Relations         +101.1%
     Healthcare               + 73.3%
     Media (1)                + 75.9%

  (1) Calculation includes 100% of the 1999 gross income of Media Planning Group as from January 1, 1999.

  Based on management accounts, Havas Advertising estimates that net new billings (including 100% of Media Planning Group net new billings) on an annualized basis for 1999 totaled (Euro)1,216 million. For a description of net new billings, see "--Financial Highlights (French GAAP)--Six Months Ended June 30, 2000."

Strategic Acquisition Plan

  One of the key elements of Havas Advertising's business strategy is the expansion into new and specialized markets with high growth potential, such as marketing services and media services. Since late 1998, this strategy has been actively pursued through selective acquisitions of agencies that meet Havas Advertising's financial criteria and creative assessments. Havas Advertising generally requires all acquisitions to meet the following minimum financial criteria:

  .  expected internal rate of return in excess of 15% over 10 years

  . expected pay back period, calculated as the number of years necessary to recover the investment amount from free cash flow of the acquired business, of seven years or less

  . expected return on capital employed, calculated by dividing earnings before interest and taxes by the investment amount, in excess of 11%

  . expected immediate positive earnings impact on Havas Advertising's consolidated financial statements after goodwill amortization, based on a 20-year amortization period, and interest costs on the investment amount

  Havas Advertising also generally requires that the creative work product of all acquisitions be carefully reviewed by management to determine whether it meets Havas Advertising's quality, innovation and creativity standards. This assessment is typically based on available objective factors, like advertising awards won, and a subjective review and analysis of the technical and artistic quality, creativity and innovation of the work product.

  Acquisitions have also been made to extend the geographic reach of Havas Advertising's networks. In late 1998 and in 1999, the pursuit of this strategy resulted in a large number of acquisitions around the world. In 1998, Havas Advertising acquired more than 20 companies. In 1999, Havas Advertising acquired more than 40 companies.

  The following information is based on Havas Advertising's French GAAP and management accounts. It is not comparable to Havas Advertising's U.S. GAAP financial information presented elsewhere throughout this proxy statement/prospectus.

  The following tables are based on management accounts and show the estimated breakdown by geographic region and division of the pro forma gross income of Havas Advertising's 1999 acquisitions, calculated as if each acquisition had occurred on January 1, 1999:

Estimated Geographic Breakdown of Pro Forma Gross Income of 1999 Acquisitions:

   Europe (1)                  62%
   North America               23%
   Asia Pacific                 4%
   Latin America               10%

  (1)Includes 100% of the 1999 gross income of Media Planning Group as from January 1, 1999.

Estimated Divisional Breakdown of Pro Forma Gross Income of 1999 Acquisitions:

   EURO RSCG Worldwide         48%
   Campus                       4%
   Media Planning Group (1)    25%
   Diversified Agencies Group  23%

  (1)Includes 100% of the 1999 gross income of Media Planning Group as from January 1, 1999.

  Financial Impact of Acquisitions. In 1998 and 1999, the total consideration paid by Havas Advertising for the companies Havas Advertising acquired was approximately (Euro)40.9 million and (Euro)255.4 million, respectively, and the total amount of goodwill acquired was approximately (Euro)38.6 million and
(Euro)263.7 million, respectively. The total contribution of acquired businesses to Havas Advertising's revenues was (Euro)48.8 million in 1998 and
(Euro)137.0 million in 1999. Of this amount, Havas Advertising's management estimates that more than 70% was derived from companies specialized in marketing services and media services, reflecting Havas Advertising's strategic focus on these activities.

  Principal Acquisitions. Most of the financial impact of Havas Advertising's 1999 acquisitions was attributable to the following principal acquisitions from unaffiliated third parties:

  . In the United States, Havas Advertising acquired all of the assets of Jordan McGrath Case & Partners Inc., a U.S. company specialized in advertising and healthcare communications, on January 1, 1999. Jordan McGrath has been fully consolidated by Havas Advertising since January 1, 1999. The total consideration to be paid by Havas Advertising for the Jordan McGrath acquisition will be based on the cumulative profits before taxes of Jordan McGrath from 1999 through 2001. The consideration was structured as an initial cash payment of
     (Euro)44.1 million on January 1, 1999, with possible earn out payments in 2000, based on profits before taxes in 1999, and in 2002, based on profits before taxes in 2000 and 2001. Havas Advertising made a cash earn out payment of approximately (Euro)15.5 million in April 2000 based on the 1999 financial performance of Jordan McGrath. Havas Advertising also acquired all of the assets of Devon Direct Marketing and Advertising, Inc., a U.S. company specialized in marketing services, on September 27, 1999. Devon Direct has been fully consolidated by Havas Advertising since July 1, 1999. The total consideration paid by Havas Advertising for the Devon Direct acquisition will be based on the profit before taxes of Devon Direct for the years 1999 through 2002. The consideration was structured as an initial cash payment of (Euro)44.4 million on September 27, 1999, with possible earn out payments in 2001, 2002 and 2003 based on profit before taxes for the preceding fiscal years. Goodwill from the Jordan McGrath acquisition was (Euro)45.1 million, and from the Devon Direct acquisition was (Euro)41.8 million, each of which will be amortized over 40 years. These acquisitions contributed (Euro)53.1 million to Havas Advertising's 1999 revenues.

  . In Europe, Havas Advertising acquired all of the outstanding shares of Lopex Plc, a U.K.-based marketing services and public relations firm, following a public tender offer in cash of 120 pence per share, valuing Lopex at approximately (Euro)100 million. Havas Advertising's cash tender offer price represented a 20% premium above a competing tender offer, and a 27% premium over the closing share price of Lopex plc on the day before the offer. This tender offer price was established based on Havas Advertising's estimate of the minimum price necessary to win the bidding contest for Lopex and its determination that Lopex would meet Havas Advertising's minimum financial criteria for acquisitions at that price. This acquisition was accounted for as a purchase as of July 1, 1999. The total purchase price paid by Havas Advertising, including acquisition costs, was approximately (Euro)110.8 million. Goodwill from this acquisition was (Euro)120.5 million, which will be amortized over 40 years. Lopex contributed (Euro)35.1 million to Havas Advertising's 1999 revenues.

  . In addition, Havas Advertising completed approximately 40 small and medium-sized acquisitions in the United States, Europe, Asia and Latin America, most of them in marketing services. Total cash consideration for these acquisitions was (Euro)56.1 million, resulting in (Euro)56.4 million of goodwill that will be amortized over 40 years. These acquisitions contributed (Euro)47.5 million to Havas Advertising's 1999 revenues.

  Most of the financial impact of Havas Advertising's 1998 acquisitions was attributable to over 20 small and medium-sized acquisitions in the United States, Canada, Europe, Pacific and Latin America, primarily in the general advertising and marketing services sectors. Total cash consideration for these acquisitions was (Euro)40.9 million, resulting in (Euro)38.6 million of goodwill. These acquisitions contributed (Euro)48.8 million to Havas Advertising's 1998 revenues.

  Increase of Compensation Expenses under U.S. GAAP. Havas Advertising believes that intangible assets constitute an essential part of the "value" of most acquired businesses in the advertising industry and that these assets are by definition difficult to evaluate. Consequently, Havas Advertising believes that it is important to link the acquisition price that it pays to the actual post-acquisition performance of the business. To address this issue, the agreements entered into by Havas Advertising for the acquisition of agencies have typically included "earn out" and "buy out" clauses. Under these clauses a portion of the acquisition price is paid out over time to the sellers, in amounts that vary based on the financial performance of the acquired business.

  Earn out clauses have generally been used in situations in which Havas Advertising has acquired all or a fixed portion of a company, with an initial payment to the sellers being made at the time of acquisition and a subsequent "earn out" payment being made at the end of an agreed upon term of three to five years. The amount of the earn out payment generally varies on the basis of a multiple of some measure of the financial performance of the acquired business during the period following the acquisition. Buy out clauses have generally been used in situations in which Havas Advertising has acquired less than all of the shares of a company. In these cases, the buy out clause allows or obliges Havas Advertising to purchase additional shares at a price based on a multiple of some measure of the financial performance of the acquired business. The multiple generally increases over time, until the end of an agreed upon period, typically of five years. Until recently, Havas Advertising has generally conditioned earn out and buy out payment obligations on the continued employment of the seller.

  Under U.S. GAAP, the portion of an earn out or buy out payment that is deemed to be conditioned upon the continued employment of the seller must be accrued as a compensation expense over the term of the earn out or buy out clause, as applicable. Under French GAAP as applied by Havas Advertising, earn out and buy out payments were accounted for by Havas Advertising as goodwill resulting from the purchase price of the acquired business. Consequently, when Havas Advertising restated its financial statements in U.S. GAAP, the cost of most of these earn out payments was required to be recharacterized as a compensation expense during the period of payment. These expenses under U.S. GAAP totalled
(Euro)6.7 million and (Euro)17.4 million in 1998 and 1999, respectively. At December 31, 1999, total accruals for earn out and buy out payments were
(Euro)29.8 million. On the basis of financial performance in 1999, Havas Advertising estimates that the payments it will be required to make under the earn out and buy out clauses that it had entered into on or prior to December 31, 1999 would total (Euro)63.5 million. Actual expense could be higher or lower, depending upon the actual financial performance of these acquired businesses.

  At the time that Havas Advertising entered into the acquisition agreements containing these earn out or buy out clauses, the restatement of its financial statements in U.S. GAAP was not contemplated. Accordingly, Havas Advertising negotiated its earn out and buy out clauses in accordance with standard European and international market practices, without regard to the U.S. GAAP treatment of earn out and buy out clauses. Now that Havas Advertising intends to publish accounts in U.S. GAAP, Havas Advertising's management expects that U.S. GAAP consequences will be taken into consideration in the negotiation of the terms of future acquisitions, with the objective of clearly differentiating purchase price from compensation while achieving its objective of linking the price paid for an acquired business to the actual post-acquisition performance of that business, without conditioning such price on the continued employment of the seller.

Creation of Media Planning Group

  Media planning and buying services have traditionally been offered by most advertising agencies as a complement to other advertising services. In the complexity of today's market, Havas Advertising believes that media planning and buying are of tremendous importance to advertisers and should be offered as separate services. Havas Advertising believes that media planning and buying offer high growth potential for those groups capable of providing specialized media services to their clients.

  Accordingly, in March 1999 Havas Advertising and the shareholders of Media Planning, S.A., a Spanish media group, entered into an agreement to combine their respective media planning and buying activities to create "Media Planning Group." The business combination transaction was completed on October 5, 1999, as an exchange of similar assets, when Havas Advertising contributed its media planning and buying businesses in France, the United Kingdom, Spain, Italy, the Netherlands and the United States to Media Planning Group, a Spanish joint venture company. At the same time, the shareholders of Media Planning, S.A. contributed to the joint venture the media planning and buying businesses of Media Planning, S.A. in Spain, Portugal and Latin America. The aggregate fair value of the businesses and other assets contributed to Media Planning Group by Havas Advertising and Media Planning, S.A. were (Euro)140.3 million and
(Euro)171.5 million, respectively. The valuations of the businesses contributed by Havas Advertising and Media Planning, S.A. were generally based on the product of earnings before interest, taxes, depreciation and amortization for the applicable business and a valuation multiple which applied to both Havas Advertising's and Media Planning, S.A.'s contributions to Media Planning Group. Havas Advertising will be required to make additional contributions based on the failure of its contributed businesses to retain clients and associated value following the transaction. The liability for these additional contributions by Havas Advertising is expected to be approximately (Euro)8.0 million. Other than these additional contributions to be made by Havas Advertising, there are no material adjustments to the purchase price for Havas Advertising's and Media Planning, S.A.'s contributions to Media Planning Group, either based on economic performance of the contributed businesses or otherwise.

  To facilitate its future growth, Media Planning Group has a right to acquire any of the remaining media planning and buying assets of Havas Advertising and any media planning and buying assets acquired in the future. In the event that this right is exercised, the price to be paid by Media Planning Group is to be agreed upon by the parties or referred to an independent expert.

  In exchange for their respective contributions, the shareholders of Media Planning, S.A received an aggregate of 55% of the shares of Media Planning Group, and Havas Advertising received the remaining 45%. Havas Advertising is the largest single shareholder of Media Planning Group.

  Havas Advertising and the other shareholders of Media Planning Group entered into a shareholders agreement to govern the management of Media Planning Group. Under the shareholders agreement, any transfer of shares of Media Planning Group by a shareholder is subject to a preemptive right of the other shareholders at the price offered by the third party. If the proposed transferee is a competitor of Havas Advertising, and the proposed transfer would result in the competitor holding more than 50% of the shares or voting rights of Media Planning Group, Havas Advertising may exercise an additional preemptive right allowing Havas Advertising to purchase an amount of Media Planning Group shares necessary to give it 51% of all Media Planning Group shares and voting rights. The shareholders agreement also provides for the unwinding of Media Planning Group, in which the business, assets and liabilities of Media Planning Group will be allocated among the shareholders of Media Planning Group, if:

  . one or more shareholders of Media Planning Group, representing more than 25% of the share capital of Media Planning Group, request the unwinding in the event of a material disagreement among the shareholders which could reasonably result in substantial damage to the interests of one or more shareholders

  . Havas Advertising requests the unwinding under circumstances where, for any reason not attributable to Havas Advertising, it is unable to continue consolidating Media Planning Group's accounts with its own accounts under French GAAP

  . Havas Advertising requests the unwinding under circumstances where Media Planning Group does not elect to acquire the media planning and buying assets from a company acquired by Havas Advertising that has gross income from media activities not higher than 25% of its total gross income or

  . all of the shareholders other than Havas Advertising, by unanimous decision, request the unwinding under circumstances involving a change of control of Havas Advertising.

The merger transaction between Havas Advertising and Snyder Communications will not constitute a change of control of Havas Advertising under the shareholders agreement. The shareholders agreement will expire on October 5, 2007.

  Havas Advertising and the other shareholders of Media Planning Group also entered into a put option agreement. Under the put option agreement, the other shareholders of Media Planning Group have the right to put their shares of Media Planning Group to Havas Advertising, for a purchase price equal to the market price of the shares plus an additional 20%. In the event of exercise of the put option under circumstances involving a change of control of Havas Advertising or the sale of EURO RSCG Worldwide, Havas Advertising will be obligated to pay a purchase price equal to the market price of the shares plus 30%. The put option is generally exercisable during the period of July 1 to September 30 inclusive of the year 2001 and during the period of April 1 to June 30 inclusive of the years 2002 through 2007. See Note 7 to the consolidated financial statements of Havas Advertising included elsewhere in this proxy statement/prospectus for additional information about these events and the pricing of the put.

  Under U.S. GAAP, the businesses contributed by Havas Advertising have been fully consolidated by Havas Advertising for the first nine months of 1999, and the 45% interest in Media Planning Group has been accounted for using the equity method for the last three months of 1999. However, under French GAAP, Havas

Advertising fully consolidated Media Planning Group for the full year 1999. This difference in accounting treatment has resulted in a reduction of
(Euro)35.9 million in consolidated revenues between Havas Advertising's U.S. GAAP and French GAAP financial statements for 1999. Due primarily to this difference in accounting treatment, Havas Advertising's consolidated revenues for 1999 under U.S. GAAP were (Euro)1,124.4 million and under French GAAP were
(Euro)1,208.1 million, representing a 6.9% reduction in revenues for 1999 under U.S. GAAP. Under current French GAAP, Media Planning Group would continue to be fully consolidated in the future, and under current U.S. GAAP, Media Planning Group would continue to be accounted for in the future using the equity method. This difference in method of consolidation can be expected in the future to result in significant differences in consolidated revenues, although not in net income.

  In the first nine months of 1999, the media planning and buying businesses that were contributed by Havas Advertising to Media Planning Group had consolidated revenues of (Euro)48.2 million. In the last three months of 1999, Media Planning Group had a net income under U.S. GAAP of (Euro)10.0 million, of which 45% or (Euro)5.0 million (after amortization of negative goodwill in the amount of (Euro)(0.5) million) was included by Havas Advertising in its consolidated statement of income using the equity method. On a pro forma basis assuming that Media Planning Group had been created on January 1, 1999, its total revenues would have been (Euro)139.9 million, and its net income would have been (Euro)15.3 million, of which 45% or (Euro)8.7 million (after amortization of negative goodwill of (Euro)(1.8) million) would have been included in Havas Advertising's net income. The fourth quarter net income of Media Planning Group is more than five times the average of the first three quarters, which reflects the ordinary seasonality of purchases of media space as a result of commercial preparations for fourth quarter holidays and other year-end festivities.

Impact of Changes in Foreign Currency Exchange Rates and Interest Rates

  Foreign Currency Exchange Rates. In 1999, Havas Advertising had operations in over 65 countries. The geographic diversity of Havas Advertising's operations is reflected in the diversity of the currencies that make up its results of operations. In 1999, 58.7% of Havas Advertising's revenues were realized in currencies other than the euro, including notably 30.4% realized in U.S. dollars and 15.6% realized in British pounds (these figures are presented on a pro forma basis, assuming the full consolidation of Media Planning Group for the full year).

  The majority of Havas Advertising's subsidiaries carry out businesses which are essentially local, with almost all of their revenues received in local currency and almost all of their costs incurred in local currency. For those subsidiaries that are involved in more international businesses, non-local currency expenses are generally billed to the clients for whom those expenses are incurred on a basis which protects the subsidiary from currency exchange rate fluctuations between the time that it incurs the expenses and the time that it receives payment from the client. In addition, most of the acquisitions by Havas Advertising in the United States and the United Kingdom have been funded through local borrowings, resulting in financial expenses and repayment obligations in the same local currency. For these reasons, Havas Advertising's exposure to losses resulting from mismatches between the currencies in which it receives revenues and the currencies in which it incurs costs tends to be limited. Because these mismatches tend to be limited, Havas Advertising does not systematically hedge its exposure to foreign currencies and at December 31, 1999 had no significant foreign currency hedges, with the exception of a currency and interest rate swap arrangement entered into with respect to a $30 million collateral deposit made by Havas Advertising used to secure a borrowing in the same amount made by a U.S. subsidiary. For a discussion of the terms of this arrangement and for a discussion of the valuation of this arrangement and Havas Advertising's other financial instruments, see Notes 8 and 17 to the consolidated financial statements of Havas Advertising included elsewhere in this proxy statement/prospectus. However, no assurance can be given that Havas Advertising will be able to avoid mismatches in the future and that any mismatches will not be costly.

  Because of the geographic diversity of Havas Advertising's operations, its subsidiaries record their revenues, expenses, assets and liabilities in a number of different currencies. When Havas Advertising prepares its consolidated financial statements, the value of these different revenues, expenses, assets and liabilities is translated into euro. Fluctuations in the value of the euro will have an impact on the value of these revenues, expenses, assets and liabilities reflected in Havas Advertising's financial statements. For this reason, changes in foreign currency exchange rates can have a significant impact on Havas Advertising's results of operations and financial position when expressed in euro. This is particularly true with respect to changes in U.S. dollar/euro exchange rate and the British pound/euro exchange rate.

  Interest Rates. In the course of its operations, Havas Advertising is exposed to interest rate changes, primarily as a result of its credit facilities used to finance its investment activity and to maintain financial liquidity. Havas Advertising borrows at both fixed and variable rates. At December 31, 1999, Havas Advertising had (Euro)118.6 million outstanding long-term borrowings (including current maturities) comprised principally of

  . (Euro)2.7 million in Deutsche mark denominated bank loans, at fixed rates ranging from 4.1% to 4.2%, due 2000 to 2002,

  . (Euro)112.2 million in U.S. dollar denominated bank loans, primarily at variable rates ranging from 5.6% to 6.6%, due 2000 to 2006,

  . approximately (Euro)404,000 in British pound denominated bank loans, primarily at variable rates ranging from 8.3% to 11.0%, due 2000 to 2002, and

  . (Euro)3.3 million in other borrowings (including (Euro)3.2 million at fixed rates and (Euro)107,000 at variable rates).

  Havas Advertising generally does not hedge its interest rate exposure, with the exception of the currency and interest rate swap arrangement described above. Based on approximately (Euro)112.7 million of outstanding long-term borrowings at variable rates as of December 31, 1999, the impact on pre-tax earnings resulting from a one-percentage point increase or decrease in interest rates would be approximately (Euro)1.1 million, holding other variables constant. See Notes 8 and 17 to Havas Advertising's consolidated financial statements included elsewhere in this proxy statement/prospectus.

Explanation of Key Line Items

  Net Revenues. Havas Advertising's revenues consist of fees and commissions received from its clients. Revenues are presented net of amounts that Havas Advertising's clients pay to it to cover costs that are incurred on their behalf with third parties, such as for the purchase of television, radio or print advertising space.

  Compensation Cost. Havas Advertising's compensation cost consists principally of salaries, bonuses and benefits to employees. Compensation cost does not include payments made under earn out or buy out clauses to employees who were stockholders of businesses acquired by Havas Advertising. These costs are accounted for as "Compensation to former stockholders of subsidiaries." Compensation cost does include all other compensation paid or payable to such individuals.

  Compensation to Former Stockholders of Subsidiaries. This item consists of earn out and buy out payments made or accrued to employees who were stockholders of businesses acquired by Havas Advertising and conditioned on the continued employment of those employees.

  Amortization of Goodwill. This item consists of the amortization over a fixed period (generally 40 years) of the excess of acquisition costs over the fair value of the assets acquired and liabilities assumed. Havas Advertising presents this item separately on its income statement to facilitate the analysis of its earnings before amortization.

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

Results of Operations

  1999 Compared to 1998

  Net Revenues. Havas Advertising's net revenues for 1999 were (Euro)1,124.4 million, representing an increase of 28.8% as compared to net revenues of
(Euro)872.8 million in 1998. Management estimates that (Euro)137.0 million of this increase was driven by acquisitions during 1999, and that (Euro)117.4 million of this increase was driven by internal growth in revenues of Havas Advertising's existing businesses, excluding the effects of currency fluctuations and excluding revenues from businesses sold or otherwise disposed of in 1999.
Havas Advertising's revenues in 1999 were also positively impacted by the increase in the value of the U.S. dollar during the course of 1999, which had the effect of increasing the value in euro of Havas Advertising's U.S. dollar-denominated revenues by (Euro)11.4 million.

  Havas Advertising's internal growth reflected a number of positive developments in Havas Advertising's business and in Havas Advertising's markets:

  . As a general matter, all of Havas Advertising's activities in 1998 and in 1999 benefitted from increases in advertising budgets worldwide, reflecting the favorable economic conditions prevailing in most of Havas Advertising's major geographic markets.

  . In 1999, Havas Advertising gained a number of major new client accounts, including Air France, Telefonica, Novartis and Microsoft Europe by EURO RSCG Worldwide, Alcatel and Dreamcast by Campus, and Liberty Surf, Virgin Net, Virgin Atlantic and Sky TV by Diversified Agencies Group. Havas Advertising did not lose any clients in 1999 that had accounted for a significant portion of Havas Advertising's revenues in the prior year.

  . Havas Advertising's strategy has been to pursue new business from clients in growth industries. In 1999, Havas Advertising derived an increasingly larger portion of Havas Advertising's revenues from clients in high growth businesses such as telecommunications, technology, financial services, media and healthcare. Havas Advertising also has a large number of "dot com" clients. In 1999, Havas Advertising estimates on the basis of its unaudited management accounts that customers in these industries accounted for approximately 53.0% of its total revenues as compared to approximately 49.0% in 1998.

  . There has been a tremendous growth in demand for interactive services. For example, Universal McCann estimates that U.S. expenditures on interactive services increased by 75% in 1999. Havas Advertising places great strategic importance on these activities and, in 1998 and 1999, focused on developing its ability to provide interactive services, primarily through strategic acquisitions. In February 2000, Adweek named EURO RSCG Worldwide among the top ten agencies in the world for such services, based on projected 1999 revenues.

  For a discussion of Havas Advertising's external growth activities in 1999 and 1998, see "--Strategic Acquisition Plan" above.

  Geographic Breakdown of Revenues. The following table sets forth a geographic breakdown of Havas Advertising's revenues expressed as a percentage of total revenues for 1998 and 1999 on an actual basis, and on a pro forma basis for 1999 giving effect to the creation of Media Planning Group as of January 1, 1999 and assuming that Media Planning Group had been fully consolidated for the entire year. In preparing this table, Havas Advertising has allocated revenues to the country or region of the subsidiary realizing the revenues:

                                                               1999 Pro Forma
                                                            to Fully Consolidate
      Region                                    1998  1999  Media Planning Group
      ------                                    ----  ----  --------------------
      France................................... 30.4% 25.9%         25.1%
      Rest of Europe........................... 30.0% 31.5%         34.4%
      North America............................ 30.8% 33.4%         30.8%
      Asia Pacific.............................  4.9%  5.4%          4.9%
      Latin America............................  3.9%  3.8%          4.8%

  In 1999 as in 1998, the United States, France and the rest of Europe remained Havas Advertising's most important regions in terms of revenues. The substantial increase in revenues derived from the U.S. and the rest of Europe as compared to France was primarily attributable to an increase in U.S. revenues of (Euro)100.8 million and an increase in U.K. revenues of (Euro)61.5 million.

  Compensation Cost and Stock Based Compensation. Compensation cost and stock based compensation in 1999 was (Euro)664.0 million, representing an increase of 23.0% as compared to compensation cost and stock based compensation of
(Euro)539.7 million in 1998. (Euro)74.1 million of this increase reflected new businesses acquired and (Euro)50.2 million of this increase reflected an increase in work volume in Havas Advertising's existing businesses. As a percentage of revenues, compensation cost and stock based compensation decreased from 61.7% in 1998 to 59.0% in 1999. Havas Advertising believes this decrease was primarily attributable to the above-average operating efficiency of a number of the new businesses acquired in 1999, which in the aggregate had compensation cost and stock based compensation representing 54% of revenues for 1999, and to increased productivity in Havas Advertising's existing businesses, which in the aggregate had compensation cost and stock based compensation representing 59.7% of revenues.

  General and Administrative Non-Payroll Costs. General and administrative non-payroll costs in 1999 were (Euro)349.4 million, representing an increase of 29.2% as compared to general and administrative non-payroll costs of
(Euro)270.4 million in 1998. (Euro)41.2 million of this increase reflected the cost of integrating newly-acquired businesses and (Euro)37.8 million of this increase reflected the overall increase in Havas Advertising's billings in its existing businesses in 1999. Expressed as a percentage of total revenues, general and administrative non-payroll costs were stable at 31.0% in both 1999 and 1998.

  Compensation to Former Stockholders of Subsidiaries. Compensation to former stockholders of subsidiaries in 1999 was (Euro)17.4 million, as compared to
(Euro)6.7 million in 1998, representing an increase of 159.7%. This increase was principally attributable to the substantial acceleration in 1999 of acquisitions made under Havas Advertising's strategic acquisition plan.
(Euro)5.6 million of this increase resulted from new acquisitions in 1999. Under French GAAP, this compensation was allocated directly to goodwill with an impact on Havas Advertising's operating income spread over the goodwill amortization period.

  Amortization of Goodwill. Amortization of goodwill in 1999 was (Euro)20.6 million, as compared to amortization of goodwill of (Euro)16.1 million in 1998, representing an increase of 28%. This increase was attributable to the large number of acquisitions made in 1999 under Havas Advertising's strategic acquisition plan. Amortization of goodwill from businesses acquired in 1999 will increase in 2000, as 1999 amortization did not reflect a full year of ownership of these businesses by Havas Advertising.

  Interest Expense. Interest expense in 1999 was (Euro)28.2 million, representing a decrease of 7% as compared to interest expense of (Euro)30.4 million in 1998. This decrease resulted primarily from a decrease of (Euro)3.4 million due to the conversion in July 1998 of (Euro)149.4 million of convertible bonds issued in 1992 and 1994 into Havas Advertising shares, a decrease of (Euro)3.0 million due to a reduction in other financial debt, and an increase of (Euro)4.2 million due to the issuance in 1999 of (Euro)230 million of convertible bonds at a lower rate of interest.

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

  Interest Income. Interest income in 1999 was (Euro)26.2 million representing an increase of 26.0%, as compared to (Euro)20.8 million in 1998. The improvement in interest income in 1999 resulted from an increase of (Euro)3.2 million due to increased interest income in subsidiaries with positive cash positions in 1999 and an increase of (Euro)2.2 million due to a (Euro)230 million increase in cash following the issuance in 1999 of convertible bonds and before this additional cash was used to pay for acquisitions.

  Provision for Income Taxes. Provision for income taxes in 1999 was (Euro)39.4 million, representing an increase of 16.6% as compared to (Euro)33.8 million in 1998. (Euro)4.1 million of this increase was due to an increase in taxes paid outside of France as a result of acquisitions, and (Euro)1.5 million of this increase resulted from the general increase in Havas Advertising's earnings worldwide. Havas Advertising's effective tax rate in 1999 was 52.2%. Havas Advertising records a valuation allowance with respect to deferred tax assets whenever it determines, based on the available evidence, that it is more likely than not that some or all of the tax benefits reflected in the deferred tax assets are not recoverable. In 1999, Havas Advertising recorded a (Euro)4.449 million reduction of the valuation allowance on deferred tax assets. This reduction was due primarily to the use of tax loss carryforwards to offset tax charges resulting from better than expected results of subsidiaries in tax jurisdictions where Havas Advertising had previously recorded a valuation allowance. Havas Advertising had recorded this valuation allowance at December 31, 1998, following its determination, based on projections of future results and the history of losses of the relevant subsidiaries, that it was more likely than not that these subsidiaries would not be able to recover the tax benefits of their deferred tax assets.

  Minority Interests. Minority interests in 1999 were (Euro)15.5 million, representing an increase of 66.7% as compared to minority interests of
(Euro)9.3 million in 1998. In more than half of the acquisitions made by Havas Advertising in 1998 and 1999, the prior owners of the acquired businesses retained an equity interest in these businesses. (Euro)2.6 million of the increase in minority interests in 1999 was attributable to acquisitions in 1999, and (Euro)3.6 million was attributable to growth in revenues of previously acquired businesses.

  Net Income. As a result of the foregoing, Havas Advertising's net income improved to (Euro)25.2 million in 1999 as compared to a net loss of (Euro)11.2 million in 1998.

Liquidity and Capital Resources

  Havas Advertising's primary source of funds in 1998 and 1999 was cash generated from operations and, in 1999, the issuance of (Euro)230 million of convertible bonds. The primary uses of cash have been Havas Advertising's strategic acquisition program. In 2000, additional liquidity requirements may be imposed on Havas Advertising as a result of its proposed acquisition by merger of Snyder Communications. Specifically, Havas Advertising may be required to refinance a $180 million credit facility of Snyder Communications which contains a change in control clause that will be triggered as a result of the merger. Under the merger agreement with Snyder Communications, Havas Advertising may also be required to cash out the options to purchase shares of SNC common stock held by Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall, each a director and executive officer, of Snyder Communications, and the other members of the board of directors of Snyder Communications, if these executive officers and directors exercise their right to cause Havas Advertising to purchase their options to purchase SNC common stock on or prior to the date of the completion of the merger. These options by their terms will automatically vest upon the occurrence of the merger. If all of these options are required to be cashed out, total payments would be approximately $33.1 million, calculated as if the merger had occurred on August 15, 2000. See "Terms of the Merger Agreement and Related Transactions--Merger Consideration."

  Liquidity. In February 1999, Havas Advertising issued (Euro)230 million of convertible bonds due January 1, 2004. These convertible bonds bear interest at 1%, with a gross yield to maturity of 1.759% and an implicit interest rate, including issue costs, of 2.18%. Each bond is convertible and/or exchangeable into 20 newly-issued or existing shares. Net proceeds were used for general corporate purposes, including to reduce borrowings on existing loan facilities as well as to finance acquisitions. For a description of the material terms of the convertible bonds, see "Description of Havas Advertising Share Capital-- Convertible/Exchangeable Bonds, Warrants and Stock Options."

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

  In June 1999, EWDB North America Inc. borrowed $30 million from Banque Nationale de Paris, New York Branch. In connection with this loan, Havas Advertising agreed to deposit with Banque Nationale de Paris, New York Branch, $30 million to allow the subsidiary to borrow the funds. The loan bears interest at a rate of LIBOR plus a margin. The deposit earns interest at a rate of LIBOR less a margin. The deposit and loan mature simultaneously in six equal annual installments from June 4, 2001 to June 5, 2006.

  On January 19, 2000, Evelink plc issued a (Pounds)40,000,000 convertible bond due July 19, 2007 to Banque Nationale de Paris S.A. This convertible bond bears interest at the rate of 7% per annum. The bond is convertible (at the option of the holder) at any time from January 19, 2000 until January 19, 2007 into ordinary shares of Evelink plc. The number of shares into which the bond is convertible will be determined by dividing (Pounds)40,000,000 by the share price of Evelink plc on the date of conversion. Net proceeds are to be used for general corporate purposes. In conjunction with this bond issuance, Havas Advertising agreed to pay the holder of the bond any amounts under the bond which become due and are not paid by Evelink plc.

  Also on January 19, 2000, Evelink plc, an indirect, wholly owned subsidiary of Havas Advertising, issued a warrant to Banque Nationale de Paris S.A. authorizing the holder of the warrant, upon payment of (Pounds)40,000,000, to purchase from Evelink plc 117,131 shares of Evelink plc on January 19, 2007. The right to purchase shares under the warrant will lapse in the event that the conversion rights of the (Pounds)40,000,000 convertible bond issued on January 19, 2000 are exercised. In addition, Havas Advertising International S.A. and Banque Nationale de Paris S.A. (as the initial holder of the bond) entered into a Forward Sale Agreement under which Havas Advertising International S.A. paid (Pounds)25,176,927.52 to Banque Nationale de Paris S.A. for the future purchase of the Evelink plc shares issuable on conversion of the (Pounds)40,000,000 convertible bond, and Banque Nationale de Paris S.A. agreed to convert, or arrange for a third party to convert, the (Pounds)40,000,000 convertible bond into shares of Evelink plc on January 19, 2007 (or prior to January 19, 2007 under some circumstances) and to sell, or arrange for a third party to sell, those shares to Havas Advertising International S.A. The number of shares subject to the Forward Sale Agreement will be determined by dividing (Pounds)40,000,000 by the share price of Evelink plc on the date Banque Nationale de Paris S.A. sells, or arranges for a third party to sell, the shares to Havas Advertising International S.A.

  On January 25, 2000, Havas Advertising entered into a term loan agreement with Credit Commercial de France and Banque Nationale de Paris in the principal amount of (Euro)38 million. The loan bears interest at a rate of EURIBOR plus 0.275%. The loan is payable in full on January 25, 2005. Havas Advertising is subject to financial covenants requiring Havas Advertising to have a ratio of net debt to consolidated equity of less than 0.8 to one and a ratio of earnings before interest and taxes to consolidated net financial income (expense) of greater than five to one. There are no restrictions on the use of the proceeds of the loan. If Havas Advertising merges, is spun-off or voluntarily liquidates during the term of the loan, payment under the loan agreement is accelerated.

  In May 2000, Havas Advertising, Havas Advertising International SA, HAS Acquisition Corp. and EWDB North America Inc., as borrowers, entered into a $400 million multicurrency 364 day term loan facility with Morgan Guaranty Trust Company of New York, as Agent, and J.P. Morgan Securities Ltd. and Societe Generale, as arrangers. The funds available under the facility are to be used by to refinance approximately $180 million of existing borrowings of Snyder Communications, to finance or refinance the consideration for the cash-out of stock options as a result of the merger, to finance acquisitions and costs and expenses relating to the merger and for general corporate purposes. The rate of interest in respect of each advance under the facility will be a rate per annum based on the rate shown on Telerate page 3750 applicable to dollars, LIBOR, if the advance is made in dollars, or the rate shown on Telerate page 248 applicable to euro, EURIBOR, if the advance is made in euro, in each case plus a margin ranging from 0.50% to 0.65% and a costs rate determined by the agent under the facility. Havas Advertising is subject to a financial covenant requiring that the ratio of earnings before interest, taxes, depreciation and amortization to interest expense for the periods ending on June 30, 2000 and December 31, 2000 be no less than five to one, as well as other customary covenants for term loan facilities. If Havas Advertising is acquired by another entity or ceases to own and control, directly or indirectly, all the SNC common stock or all of the voting shares of Havas Advertising International SA, EWDB North America Inc. or Evelink plc through a merger or change of control, the agent may cancel the facility and demand immediate repayment of the loan. The facility is guaranteed by Havas Advertising, Havas Advertising

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

International SA, HAS Acquisition Corp., EWDB North America Inc. and Evelink plc. However, the facility is not secured by the stock or assets of Havas Advertising or its subsidiaries.

  Havas Advertising borrows at both fixed and variable rates. Havas Advertising generally does not hedge its interest rate exposure, with the exception of the currency and interest rate swap arrangement described above. For a discussion of Havas Advertising's debt and lines of credit, see Note 8 to the consolidated financial statements of Havas Advertising included elsewhere in this proxy statement/prospectus.

  As of December 31, 1999, Havas Advertising's subsidiaries had outstanding
(Euro)95.8 million under long-term notes with U.S. banks. These loans bear interest at rates ranging from LIBOR plus 0.175% to LIBOR plus 0.65% and mature at dates ranging from January 7, 2002 to March 6, 2006. The borrowing subsidiaries are subject to customary financial covenants under these notes. Examples of the financial covenants under these notes include:

  . a ratio of total debt to earnings before interest, taxes, depreciation and amortization of less than 3.8 to one

  . a ratio of earnings before interest and taxes to interest expense of greater than three to one

  .  a ratio of total debt to equity of less than 2.5 to one

  .  a minimum net worth of greater than $3 million

  .  a minimum current assets ratio greater than 0.95 and

  .  a free cash flow to debt service ratio greater than 1.3.

  Under one of these loans, for an aggregate principal amount of (Euro)14.9 million, Havas Advertising is also subject to the following financial covenants:

  .  a net financial debt to operating cash flow ratio less than three and

  .  shareholders' equity greater than FF2.5 million.

  As of December 31, 1999, Havas Advertising's subsidiaries were also subject to (Euro)38.6 million in short-term borrowing arrangements. The weighted average interest rate on short-term borrowings that were outstanding as of December 31, 1999 was 5.6%. Havas Advertising's subsidiaries were also subject to various lines of credit in an amount equal to (Euro)100.7 million as of December 31, 1999. These lines of credit bear interest at the prevailing market rates in the countries of the subsidiaries.

  Havas Advertising and its subsidiaries are subject to restrictive covenants under the above borrowings related to total borrowing levels at either the subsidiary level or country level on some of their borrowings. Covenants on Havas Advertising's debt include total borrowing levels in some countries and minimum shareholders' consolidated equity, among others. As of December 31, 1999, Havas Advertising was in compliance with all debt covenants related to the above borrowings. In addition, Havas Advertising frequently guarantees significant loans of its subsidiaries.

  At December 31, 1999, Havas Advertising had unused lines of credit totalling
(Euro)63.7 million, comprised of short-term money market and overdraft facilities.

  Cash Flows. Havas Advertising's net cash provided by operating activities in 1999 increased to (Euro)118.2 million from (Euro)86.9 million in 1998. This substantial increase was primarily due to an increase in Havas Advertising's operating profit and improvements in working capital management practices in subsidiaries.

  Net cash used in investing activities in 1999 increased to (Euro)(362.7) million from (Euro)(72.3) million in 1998. This substantial increase was primarily due to the cost of Havas Advertising's strategic acquisition program.

  Net cash provided by financing activities was (Euro)302.2 million as compared to (Euro)10.2 million in 1998. This substantial increase was primarily due to the issuance of (Euro)230 million of convertible bonds in 1999.

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

         MANAGEMENT OF HAVAS ADVERTISING AND THE SURVIVING CORPORATION

Board of Directors of Havas Advertising

  In accordance with French law, Havas Advertising's affairs are managed by its board of directors and by its Chairman and Chief Executive Officer, who has full authority to manage Havas Advertising's affairs and has broad powers to act on behalf of Havas Advertising within its corporate purpose and to represent Havas Advertising in dealings with third parties, subject only to the powers expressly reserved to the board of directors or Havas Advertising's shareholders by law, by Havas Advertising's statuts or by decision of Havas Advertising's board of directors or shareholders.

  Under Havas Advertising's statuts, the board of directors must consist of between three and 24 directors. At present, Havas Advertising's board of directors consists of 17 directors. Havas Advertising's statuts provide that each director is elected for a term of six years, and is eligible for reelection when the term expires. The board of directors has the power to appoint and remove the Chairman and Chief Executive Officer at any time. There are no family relationships among Havas Advertising's officers or directors.

  The table below shows the names and ages of the members of Havas Advertising's board of directors, their principal occupation or employment, the dates of their initial appointment as directors and the expiration of their current positions. Three of Havas Advertising's directors are independent, which means generally that they are not officers, employees or family members of officers of Havas Advertising or its affiliates.

                                                                         Director    Term
 Name                          Position Age   Principal Occupation        Since     Expires
 ----                          -------- --- ------------------------   ------------ -------
 Alain de Pouzilhac........... Chairman  54 Chairman of the Board of   April 1989    2006
                                            Directors and Chief
                                            Executive Officer, Havas
                                            Advertising
 Michel Boutinard Rouelle(1).. Director  54 Consultant                 March 1997    2004
 Paul Camous.................. Director  77 Director, Groupe Andre     August 1988   2002
 Jean-Michel Carlo............ Director  55 Vice Chairman, Havas       October 1997  2003
                                            Advertising (in charge
                                            of Diversified Agencies
                                            Group)
 Alain Cayzac................. Director  58 Vice Chairman, Havas       October 1997  2003
                                            Advertising
 Richard Colker(1)............ Director  54 Managing Partner, Acadia   June 1995     2003
                                            Investment Corporation
 Nicolas Duhamel.............. Director  46 Executive Vice-            June 1994     2004
                                            President, Havas S.A.
 Philippe Faure............... Director  50 Chairman, Marsh &          June 1995     2001
                                            McLennan France
 Pierre Lescure............... Director  54 Chairman, Canal +          June 1994     2002
 Jacques Mayoux............... Director  75 Vice-Chairman, Goldman     August 1988   2006
                                            Sachs Europe
 Thierry Meyer................ Director  61 Advisor to the General     June 1995     2005
                                            Management, Alcatel
 Jean-Laurent Nabet........... Director  36 Director of Development,   October 1998  2006
                                            Havas S.A.
 Bob Schmetterer.............. Director  56 Chairman and Chief         May 1998      2004
                                            Executive Officer, EURO
                                            RSCG Worldwide
 Jacques Seguela.............. Director  66 Vice Chairman and Chief    June 1992     2004
                                            Creative Officer, Havas
                                            Advertising

                                                                     Director     Term
Name                     Position Age     Principal Occupation         Since     Expires
----                     -------- --- ---------------------------- ------------- -------
Patrick Soulard......... Director  48 Director of the              December 1999  2004
                                      Investment Banking Division,
                                      Societe Generale
Havas S.A.,                           Managing Director, Vivendi;
represented by Eric      Director  62 Chairman and Chief Executive May 1998       2004
Licoys..................              Officer, Havas S.A.
SOCIF,
represented by Clement                Chairman and Chief Executive
Vaturi(1)............... Director  60 Officer, Immobiliere         August 1988    2004
                                      Hoteliere S.A.

--------
(1) Member of the Audit Committee

The Executive Committee of Havas Advertising

  The table below presents information regarding the current members of Havas Advertising's executive committee, which is its group of executive officers:

                                                                             Executive
                                                                              Officer
Name                                        Position                    Age    Since
----                     --------------------------------------------- ---- ------------
Alain de Pouzilhac...... Chairman and Chief Executive Officer           54    April 1989
Jean-Michel Carlo....... Vice Chairman (in charge of Diversified        55    April 1997
                         Agencies Group)
Alain Cayzac............ Vice Chairman                                  58     June 1992
Jacques Herail.......... Managing Director and Chief Financial Officer  47    April 1992
Fernando Rodes Vila..... Chief Executive Officer, Media Planning, S.A.  39  October 1999
Bob Schmetterer......... Chairman and Chief Executive Officer, EURO     56     June 1998
                         RSCG Worldwide
Jacques Seguela......... Vice Chairman and Chief Creative Officer       66     June 1992

  The following are summary biographies of the members of the executive committee:

  Alain de Pouzilhac. Alain de Pouzilhac is currently the Chairman and Chief Executive Officer of Havas Advertising and a member of its executive committee. He began his career at Publicis Conseil, a French advertising company, in 1969 as an Assistant Account Executive. In 1970, he joined the French advertising company DDB as account executive. In 1982, he was appointed Chairman and Chief Executive Officer of Havas Conseil, a subsidiary of Havas Advertising. Between 1984 and 1989, he served as Chairman of HCM, an advertising joint venture comprised of Havas Conseil and Marsteller (an agency affiliated with the U.S. advertising company Young & Rubicam), and HCM's successor, HDM, an advertising joint venture comprised of Havas Conseil, Dentsu and Marsteller. Alain was appointed Chairman and Chief Executive Officer of Havas Advertising in 1989. Alain was appointed as Havas Advertising's Chairman and Chief Executive Officer at the request of Havas S.A. and has no formal employment agreement with Havas Advertising.

  Jean Michel Carlo. Jean-Michel Carlo is currently a Vice Chairman of Havas Advertising in charge of the Diversified Agencies Group and a member of Havas Advertising's executive committee. Jean-Michel, a Ph.D. in Economics and a graduate of the Institut d'Etudes Politiques de Paris, began his career at Havas Conseil in 1972. In 1977, he left Havas Conseil to join FCA, a French advertising company. Jean-Michel then went on to found the Avril advertising agency of Havas Advertising in 1978. In 1982, he was appointed Chairman and Chief Executive Officer of Young & Rubicam in France and Europe. From 1991 to 1996, he served as Chairman of BDDP France, a French advertising company. In April 1997, Mr. Carlo was appointed a Vice Chairman of Havas Advertising.

  Alain Cayzac. Alain Cayzac is currently a Vice Chairman of Havas Advertising and a member of the executive committee. Alain, a graduate of Hautes Etudes Commerciales (HEC) and of Berlin University, began his career in advertising in 1972 as an Associate Director of RSCG. He was appointed Chairman of RSCG in 1984. In 1996, he was appointed Chairman and Chief Executive Officer of EURO RSCG Worldwide. He was appointed a Vice Chairman of Havas Advertising in 1997. He currently is responsible for the development of sports marketing within Havas Advertising and is also working on Havas Advertising's human resources policies. Alain is also Vice Chairman of the PSG soccer team and Chairman of the AACC, the French association of advertising agencies.

  Jacques Herail. Jacques Herail is currently Managing Director and Chief Financial Officer of Havas Advertising and a member of its executive committee. Jacques, a graduate of Sciences Economiques at the Institut d'Etudes Politiques and the Ecole Superieure des Sciences Economiques et Commerciales (ESSEC), began his career at the accounting firm Arthur Andersen in 1976. In 1984, he was appointed Chief Financial Officer of HCM and later served as Chief Financial Officer of HDM. Between 1989 and 1996, he served as Executive Vice President of EURO RSCG Worldwide. Since 1996, Jacques has served as Managing Director and Chief Financial Officer of Havas Advertising.

  Fernando Rodes Vila. Fernando Rodes Vila is currently the Chief Executive Officer of the Media Planning Group and a member of Havas Advertising's executive committee. Fernando, a graduate of UCB University and of Gresham College in London in Economics and Finance Management, began his career in banking. In 1985, he joined Manufacturers Hannover Trust, a financial institution, as the Director of Capital Markets. In 1989, he became Director of company banking services at Banco Espanol de Credito. Fernando was appointed Chief Executive Officer of Media Planning, S.A. in 1994. In 1999, concurrently with the combination of Havas Advertising's media services with those of Media Planning, S.A., Fernando was appointed as the Chief Executive Officer of Media Planning Group.

  Bob Schmetterer. Bob Schmetterer is currently the Chairman and Chief Executive Officer EURO RSCG Worldwide and a member of Havas Advertising's executive committee. Bob began his career in advertising at Scali McCabe Sloves in 1971. In 1987, he became one of the founding partners of the New York advertising agency Messner Vetere Berger McNamee Schmetterer EURO RSCG. In 1984 he was appointed Chief Executive Officer of HCM and later served as Chief Executive Officer of HDM. Bob has served as Chairman and Chief Executive Officer of EURO RSCG Worldwide since 1997.

  Jacques Seguela. Jacques Seguela is currently a Vice Chairman and the Chief Creative Officer of Havas Advertising and a member of its executive committee. Jacques, who has a Ph.D. in Pharmacy, began his career as a reporter for Paris-Match and then for France-Soir. In 1969, he created RSCG, which merged with Eurocom in 1991 to create EURO RSCG Worldwide. Jacques is the author of fifteen books on advertising and related matters and has been involved in numerous political campaigns in France and elsewhere.

The Audit Committee of Havas Advertising

  Havas Advertising's board of directors has a standing audit committee. The purpose of the audit committee is to:

  . make recommendations concerning the engagement of independent public accountants

  . review with Havas Advertising's management and independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits

  . approve the professional services provided by the independent public accountants and

  . review the adequacy and effectiveness of Havas Advertising's internal accounting controls.

The current members of the audit committee are Messrs. Boutinard Rouelle, Colker and Vaturi. For summary biographies of Messrs. Boutinard Rouelle, Colker and Vaturi, please see "--Board of Directors of the Surviving Corporation."

Compensation Of Directors and Officers of Havas Advertising

  The aggregate amount of compensation which Havas Advertising paid to its principal executive officers and directors as a group (23 persons in all in 1999) for services in all capacities in 1999 was approximately (Euro)6.4 million. The aggregate amount which Havas Advertising set aside or accrued to provide pension, retirement or similar benefits for the same executive officers and directors as a group for the 1999 fiscal year was approximately
(Euro)136,000.

Options to Purchase Securities from Havas Advertising

  Havas Advertising shareholders have authorized Havas Advertising's board of directors to grant options for an aggregate of up to 31,104,508 Havas Advertising shares during various periods ending on or before May 22, 2005. As of August 15, 2000, Havas Advertising's board of directors had granted options for an aggregate of 25,073,700 Havas Advertising shares under these authorizations, of which options to purchase an aggregate of 14,134,060 Havas Advertising shares were outstanding with exercise prices ranging from
(Euro)3.34 to (Euro)27.65 and expiring at various times from 2002 to 2007. As of August 15, 2000, there were outstanding options to purchase an aggregate of 6,617,060 Havas Advertising shares granted to directors and officers of Havas Advertising. All of the options granted by Havas Advertising are subject to adjustment on the occurrence of dilutive events.

  The Havas Advertising board of directors will fix the number of Havas Advertising shares and the exercise price under the authorized option plans in accordance with the laws in effect at the time the board of directors decides to grant the options. At that time, Havas Advertising also will establish the conditions for exercising the options and the periods during which the options may be exercised.

  Havas Advertising's option plans typically permit the board of directors to grant options to purchase up to an aggregate percentage of Havas Advertising's issued shares from time to time. For example, the June 1999 plan authorized Havas Advertising's board of directors to grant options to purchase up to an aggregate of 2.0% of the then issued Havas Advertising shares, including treasury shares, from time to time. Each authorization of option plans by Havas Advertising shareholders is effective for five years from the date of authorization or until all of the options under the plan have been granted. On May 23, 2000, Havas Advertising's shareholders approved a new option plan allowing the board of directors to grant options to purchase up to an aggregate of 2.5% of the then issued Havas Advertising shares, including treasury shares, from time to time, provided that the aggregate number of shares purchasable under options outstanding from time to time may not exceed 12% of the then issued Havas Advertising shares, including treasury shares. As of August 15, 2000, Havas Advertising had issued 162,830,400 Havas Advertising shares and had outstanding options to purchase an aggregate of 14,134,060 Havas Advertising shares. Therefore, the Havas Advertising board of directors could have granted options to purchase up to 4,070,760 Havas Advertising shares under the May 2000 plan as of that date. As of August 15, 2000, the only new options that may be granted by the Havas Advertising board are options to purchase up to 1,960,048 Havas Advertising shares under the June 1999 plan and options to purchase shares under the May 2000 plan.

  The table below shows information relating to Havas Advertising's various option plans, as of August 15, 2000.

                     June      June           June                                   June
                   1991 Plan 1994 Plan     1996 Plan                               1997 Plan
                   --------- --------- ------------------ ---------------------------------------------------------------
                     March     Dec.      Dec.     March     June      March      Feb.       June       Sep.
                     1995      1995      1996      1997     1997      1998       1999       1999       1999     Dec. 1999
                     Grant     Grant     Grant    Grant     Grant     Grant      Grant      Grant      Grant      Grant
                   --------- --------- --------- -------- --------- ---------  ---------  ---------  ---------  ---------
Date of
 shareholders'
 meeting.........   06/18/91  06/30/94  06/27/96 06/27/96  06/19/97  06/19/97   06/19/97   06/19/97   06/19/97   06/19/97
Date of board of
 directors'
 meeting.........   03/23/95  12/07/95  12/05/96 03/06/97  06/19/97  03/05/98   02/25/99   06/17/99   09/30/99   12/02/99
Options
 issuable........  4,826,180 3,977,140 3,347,260  820,680 8,000,000 3,098,860  2,066,780  4,233,320  3,933,320  3,733,320
Options issued...    685,260 3,837,280 2,541,280   80,000 6,000,000 1,590,000    710,220    300,000    200,000    865,000
Options
 exercised.......    646,780 1,657,080 1,133,210   80,000       --    294,940        --         --         --         --
Of which: shares
 issuable to
 members of the
 executive
 committee.......    229,800   903,400 1,001,320      --  3,070,000   410,000    324,220        --         --     500,000
Number of
 executive
 officers
 concerned.......          2         5         3      --          5         3          2        --         --           2
Exercisable
 from............   03/23/95  12/07/95  12/05/96 01/01/98  06/19/02  03/05/98   02/25/99   01/01/00   01/01/00   01/01/00
Expiration date..   03/22/02  12/31/02  12/31/03 12/31/03  06/19/04  12/31/04   02/24/06   06/16/06   09/29/06   12/01/06
Option exercise
 price per share
 (FF)............         22      21.9     27.75    31.60     30.25     41.65    50.0165     59.692    71.1715    102.985
 ((Euro))........      3.354    3.3385    4.2305   4.8175    4.6115    6.3495      7.625      9.100      10.85       15.7
Conditions
 applicable......        --        --        --       --        --         (1)        (1)        (2)        (3)        (4)
                          June             May
                        1999 Plan       2000 Plan
                   -------------------- ---------
                     March
                     2000     May 2000
                     Grant      Grant
                   ---------- --------- ---------
Date of
 shareholders'
 meeting.........   06/17/99   06/17/99  05/23/00
Date of board of
 directors'
 meeting.........   03/02/00   05/23/00       --
Options
 issuable........  3,029,340  2,304,535 4,070,760
Options issued...    888,120    400,000       --
Options
 exercised.......        --         --        --
Of which: shares
 issuable to
 members of the
 executive
 committee.......    288,120    400,000       --
Number of
 executive
 officers
 concerned.......          2          1       --
Exercisable
 from............   01/01/01   05/23/00       --
Expiration date..   03/01/07   05/22/07       --
Option exercise
 price per share
 (FF)............    181.372     163.99       --
 ((Euro))........      27.65      25.00       --
Conditions
 applicable......         (5)       --        --

------
(1) 410,000 of these options are exercisable from March 5, 1998, 393,340 in 2000 and the remainder in 2001.
(2) 100,000 of these options are exercisable in 2000, 100,000 in 2001 and the remainder in 2002.
(3) 66,660 of these options are exercisable in 2000, 66,680 in 2001 and the remainder in 2002.
(4) 173,000 of these options are exercisable in 2000, 346,000 in 2001 and the remainder in 2002.
(5) 296,040 of these options are exercisable in 2001, 296,040 in 2002 and the remainder in 2003.

Transactions Involving Directors, Officers and Shareholders of Havas
Advertising

  Trademark License Agreement with Havas S.A. Havas Advertising has entered into a trademark license arrangement with Havas S.A., a Havas Advertising shareholder holding approximately 19.4% of the outstanding Havas Advertising shares. As part of this arrangement, Havas Advertising has entered into a series of annual trademark license agreements with Havas S.A. In accordance with the trademark license agreement for 1999, Havas Advertising paid a license fee to Havas S.A. in the amount of (Euro)610,000 for the exclusive license to use the "Havas Advertising" trademark and a non-exclusive license to use the Havas S.A. logo. Havas S.A. reserved the right to use or have a third party use the name "Havas," either alone or in combination with any other terms other than the combination of "Havas Advertising."

  Havas Advertising was permitted to use the "Havas Advertising" trademark or logo only to the extent that, and so long as, Havas S.A. remained Havas Advertising's largest shareholder. The trademark license agreement also provided that the trademark could be used by Havas Advertising in all countries in which Havas S.A. applied for and obtained trademark protection. Either Havas Advertising or Havas S.A. was permitted to terminate the trademark license agreement:

  . in the event Havas S.A. lost its status as Havas Advertising's largest shareholder, subject to a six month notice period or

  . after a breach of the other party's obligations under the trademark license agreement and the failure to cure the breach for six months.

This agreement became effective retroactively as of January 1, 1999 for a one-year term expiring December 31, 1999. Havas Advertising anticipates that the license agreement will be established on substantially the same basis for 2000.

  Transactions with Vivendi. Havas Advertising rendered advertising services to Vivendi, the parent company of Havas S.A., and its affiliates in the amount of
(Euro)18.6 million and (Euro)17.1 million for the years ended December 31, 1999 and 1998, respectively. Havas Advertising also purchased media space from affiliates of Vivendi on behalf of its clients. The accounts receivable and payable (including payable to media companies affiliated with Vivendi) from these services amounted to (Euro)8.2 million and (Euro)3.1 million as of December 31, 1999 (and (Euro)14.1 million and (Euro)18.4 million as of December 31, 1998).

Board of Directors of the Surviving Corporation

  The table below shows the names and ages of the persons who Havas Advertising expects will comprise the board of directors of Snyder Communications after the merger, together with their principal occupation or employment. Three of these directors will be independent, which means generally that they are not officers, employees or family members of Snyder Communications or its affiliates.

Name                      Position Age              Principal Occupation
----                      -------- --- ----------------------------------------------
Alain de Pouzihac         Chairman  54 Chairman of the Board of Directors and Chief
                                       Executive Officer, Havas Advertising
Bob Schmetterer           Director  56 Chairman and Chief Executive Officer, EURO
                                       RSCG Worldwide
Jacques Herail            Director  47 Managing Director and Chief Financial Officer,
                                       Havas Advertising
R. John Cooper            Director  58 Attorney, Hogan & Hartson L.L.P.
Michel Boutinard Rouelle  Director  54 Consultant
Richard Colker            Director  54 Managing Partner, Acadia Investment
                                       Corporation
Clement Vaturi            Director  60 Chairman and Chief Executive Officer,
                                       Immobiliere Hoteliere S.A.

  The following are summary biographies of Messrs. Cooper, Boutinard Rouelle, Colker and Vaturi.

  R. John Cooper. John is currently Of Counsel in the New York office of Hogan & Hartson L.L.P. and a member of the firm's Business and Finance Group. His areas of practice include general corporate and litigation, with an emphasis on providing general counsel to corporations and executives. John received his A.B. in English literature from Amherst College and his J.D. from Harvard Law School. He also holds a graduate degree from the University of Oslo. From 1982 to 1984, John was General Counsel of Time Inc.'s Video Group. From 1984 to 1995, he was the Executive Vice President, General Counsel and Secretary of Young & Rubicam, and served as a member of the Board of Directors and the Executive Committee of Young & Rubicam.

  Michel Boutinard Rouelle. Michel Boutinard Rouelle is a director of Havas Advertising, a position he has held since March 1997. Michel, a graduate of the Institut d'Etudes Politiques de Paris and the Ecole Nationale d'Administration
(ENA), began his career in government and public affairs, holding a variety of national, regional and local offices in France from 1971 to 1988, including Chief of Staff of the Mayor of Paris from 1977 to 1979 and Counsellor to the Prime Minister from 1986 to 1988. From 1989 to 1999, Michel held a variety of positions with Havas S.A., a French media group, and its affiliates. These positions included Vice President of Havas S.A. from 1997 to 1998 and Chairman and Chief Executive Officer of Havas S.A.'s affiliate Havas Media Communication from 1995 to 1999. Since 1999, Michel has acted as a free-lance management consultant.

  Richard Colker. Richard Colker is currently Managing Partner of Acadia Investment Corporation, a private investment company, and Colker, Gelardin & Co., a private investment banking partnership. Richard has held these positions since 1990. A graduate of Michigan State University, Richard began his career at Wells Fargo Bank N.A., a financial institution, as Manager, Corporate Finance Department. From 1976 to 1983, Richard served as Vice President of Banque de la Societe Financiere Europeenne, a French financial institution. From 1983 to 1990, Richard served as Managing Director, Investment Banking, and a Member of the London Management Committee of the investment bank Kidder, Peabody International Limited and its affiliate Kidder, Peabody & Co., and a Member of the Board of Directors of another affiliate, Kidder, Peabody Italia S.p.A. Richard has been a director of Havas Advertising since June 1995.

  Clement Vaturi. Clement Vaturi has served as Chairman and Chief Executive Officer of Immobiliere Hoteliere, a French hotel real estate development company, since 1983. Clement is also Chairman and Chief Executive Officer of several of Immobiliere Hoteliere's affiliates, including Immobiliere Hoteliere Montparnasse and SOCIF. Clement, who received his Bachelor of Science, Civil Engineering, from the Massachusetts Institute of Technology and his Master of Science, Industrial Management, from the Sloan School of Management at the Massachusetts Institute of Technology, also serves as Chairman of Credicom NV, a Belgian financial institution. Clement has been a director of Havas Advertising since August 1988.

  Summary biographies of Messrs. de Pouzilhac, Schmetterer and Herail are set forth in "--The Executive Committee of Havas Advertising."

Officers of the Surviving Corporation

  Executive Officers. At the time of this proxy statement/prospectus, the executive officers of Snyder Communications following the merger had not been determined. Havas Advertising expects that the current executive officers of Snyder Communications, Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall, will resign their positions as chief executive officer, president and chief operating officer and chief financial officer, respectively, effective upon the completion of the merger. Havas Advertising expects that Mr. Snyder, Ms. Snyder and Mr. Perfall will be replaced either with officers of Havas Advertising or other persons with appropriate experience and qualifications for these positions.

  Division Level Officers. Havas Advertising generally expects the management of Snyder Communications' three principal divisions comprising the SNC business, Brann Worldwide, Bounty SCA

Worldwide and Arnold Communications, to remain substantially the same following the merger. In addition, Havas Advertising also expects the management of the division comprising Snyder Communications' Circle.com business will also remain substantially the same following the merger.

Compensation of Directors and Executive Officers of the Surviving Corporation

  Compensation of Directors. At the time of this proxy statement/prospectus, the compensation of members of the board of directors of Snyder Communications following the merger had not been finalized.

  Compensation of Executive Officers. Because at the time of this proxy statement/prospectus, the executive officers of Snyder Communications following the merger had not been determined, their respective levels of compensation had also not been determined. Havas Advertising expects that each executive officer of Snyder Communications after the merger will receive compensation commensurate with their position and consistent with the compensation levels of previous executive officers of Snyder Communications.

Potential Conflict of Interest of Directors and Officers of the Surviving Corporation

  Following the merger the directors of Snyder Communications will be appointed by Havas Advertising by virtue of its ownership of all of the outstanding shares of SNC common stock, which would have represented 87.7% of the voting interests in Snyder Communications if the merger had occurred on August 15, 2000. Each of these directors, other than the three independent directors that will serve on the Snyder Communications board, is an executive officer or director of Havas Advertising or otherwise affiliated with Havas Advertising. These directors may have conflicts of interest with the holders of Circle.com common stock. For a description of these conflicts of interest, see "Risk Factors--Risks Relating to the Merger--Following the merger, Havas Advertising will have the ability to allocate corporate opportunities in the Internet services business to itself or the SNC business rather than the Circle.com business." and "Risk Factors--Risks Relating to the Merger--Snyder Communications' board of directors may change its management and allocation policies without stockholder approval to the detriment of the holders of Circle.com common stock." In addition, the directors of Snyder Communications following the merger will appoint the executive officers of Snyder Communications who will serve following the merger. Some or all of these executive officers may be officers of Havas Advertising and therefore subject to the same potential conflicts of interest.

                      DESCRIPTION OF SNYDER COMMUNICATIONS

  Snyder Communications' businesses are its direct marketing, advertising and communications business ("SNC") and its Internet professional services business ("Circle.com"). SNC, with operations throughout the United States, the United Kingdom and continental Europe, provides direct marketing services to clients through Brann Worldwide and Bounty SCA Worldwide and advertising services through Arnold Communications. The Brann Worldwide and Bounty SCA Worldwide combined agencies were ranked as the largest direct response agency based on 1999 revenues and billings according to the Direct Marketing Association Annual Direct Response Agency Report and Advertising Age ranked Arnold Communications number 24 in a ranking of the top 100 U.S. advertising agencies based on 1999 revenue. SNC's clients operate in a broad range of industries, including automotive, consumer packaged goods, financial services, telecommunications and gas and electric utilities. Circle.com is an Internet professional services provider that creates Internet-based customer relationship management systems for its Fortune 1000 and emerging Internet-based clients. These systems use Circle.com's proprietary technology process to enable Circle.com's clients to identify, acquire and retain customers while creating and establishing new revenue channels. Circle.com provides all the services necessary to create these systems, including consulting regarding e-commerce strategies and related business processes, consumer research, online media planning and creative design, as well as architecture, design, systems integration, implementation and ongoing performance analysis.

         SELECTED CONSOLIDATED FINANCIAL DATA OF SNYDER COMMUNICATIONS

                          SNYDER COMMUNICATIONS, INC.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

  The following table summarizes historical financial data of Snyder Communications and is qualified in its entirety by reference to, and should be read in conjunction with, the Snyder Communications historical financial statements and related notes included in Snyder Communications' Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Report on Form 10-Q for the six months ended June 30, 2000. The historical financial data for the years ended December 31, 1999, 1998 and 1997 have been derived from the audited consolidated financial statements of Snyder Communications. Historical financial information may not be indicative of Snyder Communications' future performance. For all the periods presented, income
(loss) from discontinued operations includes the income (loss) from discontinued operations of the healthcare services business, which was spun off to stockholders of Snyder Communications on September 27, 1999. For the years ended December 31, 1997 and 1996, the income (loss) from discontinued operations also includes the loss from discontinued operations of Bob Woolf Associates, Inc., which was spun off on October 31, 1997 to stockholders of one of the companies Snyder Communications acquired in 1998. Prior to their respective acquisitions, some of the U.S.-based acquirees were not subject to federal or state income taxes. Consequently, pro forma net income from continuing operations represents income from continuing operations adjusted to reflect a provision for income taxes as if all companies acquired by Snyder Communications which were accounted for as poolings of interests had been taxed similarly to a C corporation for all periods prior to their acquisition by Snyder Communications. Net income (loss) per share information is provided using the number of shares of SNC common stock and Circle.com common stock that would have been outstanding assuming that the recapitalization of Snyder Communications had occurred at the beginning of the earliest period presented.

                            For the Six Months
                              Ended June 30,                For the Years Ended December 31,
                          ----------------------- -------------------------------------------------------
                             2000        1999       1999       1998      1997        1996        1995
                          ----------- ----------- ---------  --------- ---------  ----------- -----------
                          (unaudited) (unaudited)                                 (unaudited) (unaudited)
Income Statement Data:
 Net revenues...........   $350,892    $299,426   $ 638,480  $ 493,803 $ 403,072   $ 349,223   $ 286,435
                           ========    ========   =========  ========= =========   =========   =========
 Income (loss) from
  continuing
  operations............   $  5,040    $ 27,527   $  17,098  $  21,360 $ (16,636)  $  15,481   $  19,425
                           ========    ========   =========  ========= =========   =========   =========
 Income (loss) from
  discontinued
  operations............   $    --     $ 12,639   $ (11,562) $   1,446 $ (10,225)  $  (1,415)  $   6,930
                           ========    ========   =========  ========= =========   =========   =========
 Extraordinary item(1)..   $    --     $    --    $     --   $     --  $     --    $  (1,216)  $     --
                           ========    ========   =========  ========= =========   =========   =========
 Net income (loss)......   $  5,040    $ 40,166   $   5,536  $  22,806 $ (26,861)  $  12,850   $  26,355
                           ========    ========   =========  ========= =========   =========   =========
Unaudited:
 Pro forma net income
  (loss) from continuing
  operations............   $  5,040    $ 27,527   $  18,131  $  18,699 $ (19,191)  $  11,398   $  23,575
                           ========    ========   =========  ========= =========   =========   =========
SNC:
Historical net income
 (loss) per share:
Diluted net income
 (loss) per share:
 Continuing operations..   $   0.19    $   0.39   $    0.39  $    0.30 $   (0.26)  $    0.26   $    0.33
 Discontinued
  operations............   $    --     $   0.17   $   (0.16) $    0.02 $   (0.16)  $   (0.02)  $    0.12
 Extraordinary item.....   $    --     $    --    $     --   $     --  $     --    $   (0.02)  $     --
                           --------    --------   ---------  --------- ---------   ---------   =========
 Total diluted net
  income (loss) per
  share.................   $   0.19    $   0.56   $    0.23  $    0.32 $   (0.42)  $    0.22   $    0.45
                           ========    ========   =========  ========= =========   =========   =========
Unaudited:
 Pro forma diluted net
  income (loss) from
  continuing operations
  per share.............   $   0.19    $   0.39   $    0.40  $    0.26 $   (0.29)  $    0.20   $    0.40
                           ========    ========   =========  ========= =========   =========   =========
Shares used in computing
 diluted per share
 amounts (2)............     73,921      75,347      74,037     72,343    63,752      60,109      58,913
                           ========    ========   =========  ========= =========   =========   =========
Circle.com (4):
Historical net loss per
 share:
 Diluted net loss per
  share.................   $  (0.40)   $  (0.10)  $   (0.59) $     --  $   (0.01)  $   (0.01)
                           ========    ========   =========  ========= =========   =========
Unaudited:
 Pro forma diluted net
  income (loss) per
  share.................   $  (0.40)   $  (0.10)  $   (0.59) $    0.01 $   (0.04)  $   (0.03)
                           ========    ========   =========  ========= =========   =========
Shares used in computing
 diluted per share
 amounts (2)............     22,520      18,485      19,787     17,397    15,938      15,015
                           ========    ========   =========  ========= =========   =========

                          SNYDER COMMUNICATIONS, INC.

                     (in thousands, except per share data)

                         As of June 30,                   As of December 31,
                         -------------- -------------------------------------------------------
                              2000        1999      1998       1997        1996        1995
                         -------------- --------- --------- ----------- ----------- -----------
                          (unaudited)                       (unaudited) (unaudited) (unaudited)
Balance Sheet Data:
 Total assets...........    $825,768    $ 786,463 $ 615,614  $ 382,137   $ 273,728   $ 193,928
                            ========    ========= =========  =========   =========   =========
 Long-term debt.........    $191,234    $ 190,964 $  12,283  $  12,856   $  36,028   $  37,059
                            ========    ========= =========  =========   =========   =========
 Redeemable ESOP stock
  (3)...................    $    --     $     --  $   2,960  $   5,278   $   2,452   $     269
                            ========    ========= =========  =========   =========   =========
 Total equity...........    $291,810    $ 271,518 $ 357,378  $ 118,261   $  67,123   $  36,044
                            ========    ========= =========  =========   =========   =========

(1) Net income for the year ended December 31, 1996 includes an extraordinary item of $1.2 million that was recorded in conjunction with the early redemption of subordinated debentures which were due to related parties. The extraordinary item is net of a $0.8 million tax benefit and consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

(2) The number of shares used in computing the per share amounts assume that acquisitions accounted for as pooling of interest transactions had occurred at the beginning of each of the periods presented and reflect the issuance of additional shares of Snyder Communications in public offerings, the impact of stock options and share repurchases. The number of shares also assumes that the recapitalization transaction (in which each share of Snyder Communications common stock was converted into one share of SNC common stock and 0.25 of a share of Circle.com common stock) had occurred at the beginning of the earliest period presented.

(3) Represents the balance necessary to satisfy the repurchase obligation associated with Snyder Communications' shares held by the employee stock ownership plan of an acquired company which have been allocated to former employees of the acquired company whose employment had terminated prior to its merger with Snyder Communications.

(4) There were no operations of Circle.com prior to 1996.

                                      SNC

                            SELECTED FINANCIAL DATA
                                 (in thousands)

  The following table summarizes historical financial data of SNC and is qualified in its entirety by reference to, and should be read in conjunction with, the SNC historical financial statements and related notes included in Snyder Communications' Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the six months ended June 30, 2000. The historical financial data for the years ended December 31, 1999, 1998 and 1997 have been derived from the audited combined financial statements of SNC. Historical financial information may not be indicative of SNC's future performance. For all the periods presented, income (loss) from discontinued operations includes the income (loss) from discontinued operations of the healthcare services business which was spun off to stockholders of record of Snyder Communications on September 27, 1999. For the years ended December 31, 1997 and 1996, the income (loss) from discontinued operations also includes the loss from discontinued operations of Bob Woolf Associates, Inc., which was spun off on October 31, 1997 to stockholders of one of the companies Snyder Communications acquired in 1998. Prior to their respective acquisitions, certain of the U.S.-based acquirees were not subject to federal or state income taxes. Consequently, pro forma net income from continuing operations represents income from continuing operations adjusted to reflect a provision for income taxes as if all companies acquired by SNC which were accounted for as poolings of interests had been taxed similarly to a C corporation for all periods prior to their acquistion by SNC.

                           For the Six Months
                             Ended June 30,                For the Years Ended December 31,
                         ----------------------- -------------------------------------------------------
                            2000        1999       1999       1998      1997        1996        1995
                         ----------- ----------- ---------  --------- ---------  ----------- -----------
                         (unaudited) (unaudited)                                 (unaudited) (unaudited)
Income Statement Data:
 Net Revenues...........  $316,822    $287,388   $ 603,550  $ 480,289 $ 397,505   $ 345,915   $ 286,435
                          ========    ========   =========  ========= =========   =========   =========
 Income (loss) from
  continuing
  operations............  $ 15,869    $ 29,918   $  31,488  $  21,362 $ (16,506)  $  15,721   $  19,425
                          ========    ========   =========  ========= =========   =========   =========
 Income (loss) from
  discontinued
  operations............  $    --     $ 12,639   $ (11,562) $   1,446 $ (10,225)  $  (1,415)  $   6,930
                          ========    ========   =========  ========= =========   =========   =========
 Extraordinary item
  (1)...................  $    --     $    --    $      --  $      -- $      --   $  (1,216)  $      --
                          ========    ========   =========  ========= =========   =========   =========
 Net income (loss)......  $ 15,869    $ 42,557   $  19,926  $  22,808 $ (26,731)  $  13,090   $  26,355
                          ========    ========   =========  ========= =========   =========   =========
Unaudited:
 Pro forma net income
  (loss) from continuing
  operations............  $ 15,869    $ 29,918   $  32,521  $  18,576 $ (18,450)  $  11,915   $  23,575
                          ========    ========   =========  ========= =========   =========   =========
Balance Sheet Data:
 Total assets...........  $741,698               $ 683,673  $ 601,957 $ 379,222   $ 271,706   $ 193,928
                          ========               =========  ========= =========   =========   =========
 Long-term debt.........  $167,669               $ 167,214  $  12,283 $  12,856   $  36,028   $  37,059
                          ========               =========  ========= =========   =========   =========
 Investments and
  advances from Snyder
  Communications........  $238,238               $ 209,326  $ 351,232 $ 122,008   $  68,805   $  36,313
                          ========               =========  ========= =========   =========   =========

(1) Net income for the year ended December 31, 1996 includes an extraordinary item of $1.2 million that was recorded in conjunction with the early redemption of subordinated debentures which were due to related parties. The extraordinary item is net of a $0.8 million tax benefit and consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

                                   CIRCLE.COM

                            SELECTED FINANCIAL DATA
                                 (in thousands)

  The following table summarizes historical financial data of Circle.com and is qualified in its entirety by reference to, and should be read in conjunction with, the Circle.com historical financial statements and related notes included in Snyder Communications' Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Report on Form 10-Q for the six months ended June 30, 2000. The historical financial data for the years ended December 31, 1999, 1998 and 1997 have been derived from the audited combined financial statements of Circle.com. There were no operations of Circle.com prior to 1996. Historical financial information may not be indicative of Circle.com's future performance. The operations of Circle.com were contained within the Brann Worldwide and Arnold Communications networks of Snyder Communications until May 1999 when they were coordinated under the name Circle.com and placed under the responsibility of a single management team. Prior to their respective acquisition, some of the U.S.-based acquirees were not subject to federal or state income taxes. Consequently, pro forma net income (loss) respresents net income (loss) adjusted to reflect a provision for income taxes as if all companies acquired by Circle.com which were accounted for as poolings of interests had been taxed similarly to a C corporation for all periods prior to their acquisition by Circle.com.

                           For the Six Months
                             Ended June 30,        For the Years Ended December 31,
                         ----------------------- ----------------------------------------
                            2000        1999       1999      1998     1997       1996
                         ----------- ----------- --------  --------  -------  -----------
                         (unaudited) (unaudited)                              (unaudited)
Income Statement Data:
 Net revenues...........  $ 34,397     $12,347   $ 35,726  $ 13,514  $ 5,567    $ 3,308
                          ========     =======   ========  ========  =======    =======
 Net loss...............  $(10,829)    $(2,391)  $(14,390) $     (2) $  (130)   $  (240)
                          ========     =======   ========  ========  =======    =======
Unaudited:
 Pro forma net income
  (loss)................  $(10,829)    $(2,391)  $(14,390) $    123  $  (741)   $  (545)
                          ========     =======   ========  ========  =======    =======
Balance Sheet Data:
 Total assets...........  $115,520               $112,975  $ 13,697  $ 2,932    $ 1,441
                          ========               ========  ========  =======    =======
 Long-term debt.........  $ 23,565               $ 23,750  $    --   $   --     $   --
                          ========               ========  ========  =======    =======
 Investments and
  advances from Snyder
  Communications........  $ 53,572               $ 62,192  $  9,106  $ 1,531    $   770
                          ========               ========  ========  =======    =======

                  PRINCIPAL SHAREHOLDERS OF HAVAS ADVERTISING

  The following table shows, to Havas Advertising's knowledge, as of May 23, 2000, the number of shares and the percentage of the Havas Advertising shares owned by

  . each person known to Havas Advertising to be the owner of more than 10% of its outstanding shares and

  . its directors and executive officers as a group

Havas Advertising holds 6,000,000 shares as treasury stock. These Havas Advertising shares do not have voting rights. As a result, the percentage of the issued Havas Advertising shares owned by each of Havas Advertising's shareholders translates into a slightly greater percentage of total voting rights.

                                                          Percentage Percentage
                                                              of         of
                                               Number of    Issued     Voting
            Identity of Person or Group          Shares     Shares     Rights
            ---------------------------        ---------- ---------- ----------
      Havas S.A.(1) .......................... 29,939,200    18.7       19.4
      Putnam Investment Management, Inc. and
       The Putnam Advisory Company, Inc. ..... 16,070,980    10.0       10.4
      All directors and executive officers of
       Havas Advertising as a group (19
       persons, including Havas S.A.)......... 30,504,160    19.1       19.8

  --------
  (1) Havas S.A. is a wholly owned subsidiary of Vivendi, a communications and environmental services company. Eric Licoys, as Chairman and Chief Executive Officer of Havas S.A., may be deemed to share voting power with respect to the Havas Advertising shares owned by Havas S.A. and, consequently, be a beneficial owner of those Havas Advertising shares. Mr. Licoys disclaims any beneficial ownership of Havas Advertising shares owned by Havas S.A.

  As of May 23, 2000, Havas S.A. owned approximately 19.4% of Havas Advertising's outstanding shares. In addition, Havas S.A., represented by Eric Licoys, serves on Havas Advertising's board of directors and two executive officers of Havas S.A., Nicholas Duhamel and Jean-Laurent Nabet, also are members of Havas Advertising's board of directors. In addition, Alain de Pouzilhac, the Chairman and Chief Executive Officer of Havas Advertising since 1989, is also an officer of Havas S.A. Mr. de Pouzilhac was appointed as Havas Advertising's Chairman and Chief Executive Officer at the request of Havas S.A. and has no formal employment agreement with Havas Advertising. As a result, Mr. de Pouzilhac may terminate his position as Chairman and Chief Executive Officer of Havas Advertising at any time, whether at the request of Havas S.A. or otherwise.

  Havas Advertising has obtained 14 consecutive approvals from its shareholders to buy-back Havas Advertising shares within the limits set by French law. See "Description of Havas Advertising Share Capital--Repurchases of Havas Advertising Shares." In 1999, pursuant to shareholders' resolutions adopted on May 27, 1998 and June 17, 1999, respectively, Havas Advertising purchased 161,400 Havas Advertising shares at an average price of (Euro)8.45, excluding transaction costs ((Euro)8.06 including transaction costs) and Havas Advertising sold 1,497,100 Havas Advertising shares at an average price of
(Euro)8.08, excluding transaction costs ((Euro)8.06 including transaction costs). Havas Advertising has not purchased or sold any Havas Advertising shares under these authorizations in 2000. On May 23, 2000, Havas Advertising's shareholders renewed their authorization for Havas Advertising to purchase its own shares, subject to the following conditions: (A) the number of Havas Advertising shares purchased must not exceed 10% of the total share capital of Havas Advertising and (B) the aggregate amount spent by Havas Advertising must not be more than (Euro)250 million. Under this authorization, as of August 18, 2000 Havas Advertising had agreed to purchase 76,050 Havas Advertising shares on the monthly settlement market of the Premier Marche of the Paris Bourse, at prices ranging from (Euro)22.20 to (Euro)23.50. Settlement of these purchases will occur on August 31, 2000.

                PRINCIPAL STOCKHOLDERS OF SNYDER COMMUNICATIONS

  Set forth below is specified information as of August 15, 2000, with respect to the beneficial ownership of common stock of Snyder Communications by
  . each person who, to the knowledge of Snyder Communications, is the beneficial owner of more than 5% of outstanding common stock
  . each director and
  . each executive officer.

The number of shares listed next to each person's name reflects any vested options to purchase shares of either SNC common stock or Circle.com common stock (including, where noted, any options that will vest upon a change of control of Snyder Communications).

  Name and Address of           Nature of         Number of           Percentage
    Beneficial Owner      Beneficial Ownership     Shares            of Class (1)
  -------------------    ----------------------- -----------         ------------
Daniel M. Snyder........ SNC common stock          9,685,344 (2)(19)     13.2
                         Circle.com common stock   2,416,335 (3)(19)     10.5
Michele D. Snyder....... SNC common stock          3,968,306 (4)(19)      5.4
                         Circle.com common stock     987,076 (5)(19)      4.3
Mortimer B. Zuckerman... SNC common stock          4,885,236 (6)(19)      6.7
                         Circle.com common stock   1,221,309 (7)(19)      5.4
Fred Drasner............ SNC common stock          2,215,616 (8)(19)      3.1
                         Circle.com common stock     553,902 (9)(19)      2.4
A. Clayton Perfall...... SNC common stock            562,763 (10)          *
                         Circle.com common stock     139,440 (11)          *
Mark E. Jennings........ SNC common stock            52,338 (12)           *
                         Circle.com common stock     13,085 (13)           *
Philip Guarascio........ SNC common stock             47,738 (12)          *
                         Circle.com common stock      11,935 (13)          *
All directors and
 executive officers of
 Snyder Communications
 as a group............. SNC common stock        21,417,341 (14)         28.6
                         Circle.com common stock  5,343,082 (15)         22.9
Capital Research and.... SNC common stock          7,385,000 (16)        10.2
 Management Company      Circle.com common stock   1,196,250 (16)         5.3
K Capital Partners,
 LLC.................... Circle.com common stock   1,295,400 (17)         5.7
Havas Advertising....... SNC common stock         19,972,431 (18)        27.6
                         Circle.com common stock   4,983,106 (18)        21.9

--------
* Denotes less than 1%.

(1) Based upon 72,423,503 shares of SNC common stock and 22,742,878 shares of Circle.com common stock outstanding as of August 15, 2000.

(2) Includes 909,504 options to purchase shares of SNC common stock which will vest immediately prior to the effective time of the merger. Includes 2,921,490 shares subject to forward purchase contracts. Amount of shares includes those shares beneficially owned by Daniel M. Snyder and Michele D. Snyder under the DMS Endowment, LLC Operating Agreement dated September 18, 1997, and amended September 30, 1997. The address for Daniel M. Snyder is 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland, 20817.

(3) Includes 227,376 options to purchase shares of Circle.com common stock which will vest immediately prior to the effective time of the merger. Includes 730,373 shares of Circle.com stock subject to forward purchase contracts. The number of shares of Circle.com common stock includes those shares beneficially owned by Daniel M. Snyder and Michele D. Snyder under the DMS Endowment, LLC Operating Agreement dated September 18, 1997, and amended September 30, 1997.

(4) Includes 454,752 options to purchase shares of SNC common stock which will vest immediately prior to the effective time of the merger. Includes 1,694,928 shares subject to forward purchase contracts. DMS Endowment, LLC owns 1,416,480 of the shares subject to forward purchase contracts, and Ms. Snyder is the beneficial owner of all of these shares. The number of shares includes those shares beneficially owned by Daniel M. Snyder and Michele D. Snyder under the DMS Endowment, LLC Operating Agreement dated September 18, 1997, and amended September 30, 1997. The address for Michele D. Snyder is 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland, 20817.

(5) Includes 113,688 options to purchase shares of Circle.com common stock which will vest immediately prior to the effective time of the merger. Includes 423,732 shares of Circle.com common stock subject to forward purchase contracts. DMS Endowment, LLC owns 354,120 of the shares subject to forward purchase contracts, and Ms. Snyder is the beneficial owner of all of these shares. The number of shares includes those shares beneficially owned by Daniel M. Snyder and Michele D. Snyder under the DMS Endowment, LLC Operating Agreement dated September 18, 1997, and amended September 30, 1997.

(6) Includes 25,000 options to purchase shares of SNC common stock which will vest immediately prior to the effective time of the merger. Includes shares of SNC common stock held by USN College Marketing, L.P. ("College Marketing") (a limited partnership in which USN College Marketing, Inc. ("USN Inc.") is the general partner and Fred Drasner is the sole limited partner) and attributable to USN Inc.'s general partnership interest in College Marketing. USN Inc. is owned one-third by Mortimer B. Zuckerman and two-thirds by the MBZ Trust of 1996, for which an outside person acts as the Trustee. Mr. Zuckerman is the sole director of USN Inc. Includes 634,610 shares of SNC common stock subject to a forward purchase contract. Mr. Zuckerman's address is 599 Lexington Avenue, Suite 1300, New York, New York 10022. The address of MBZ Trust of 1996 is c/o Boston Properties, 8 Arlington Street, Boston, Massachusetts 02116.

(7) Includes 6,250 options to purchase shares of Circle.com common stock which will vest immediately prior to the effective time of the merger. Includes shares of Circle.com common stock held by College Marketing and attributable to USN Inc.'s general partnership interest in College Marketing. USN Inc. is owned one-third by Mortimer B. Zuckerman and two-thirds by the MBZ Trust of 1996, for which an outside person acts as the Trustee. Mr. Zuckerman is the sole director of USN Inc. Includes 158,653 shares of Circle.com common stock subject to a forward purchase contract.

(8) Includes 25,000 options to purchase shares of SNC common stock which will vest immediately prior to the effective time of the merger. Includes (A) 325,303 shares of SNC common stock owned by Mr. Drasner in his individual capacity and over which he exercises sole voting and investment discretion,
    (B) 1,065,403 shares of SNC common stock beneficially owned by Mr. Drasner as limited partner in College Marketing and (C) 800,000 shares of SNC common stock beneficially owned by Mr. Drasner as a result of his ownership of F.D. Sutton, LLC ("Sutton"), a limited liability company of which Mr. Drasner is the sole member. Includes 1,298,440 shares subject to forward purchase contracts.

(9) Includes 6,250 options to purchase shares of Circle.com common stock which will vest immediately prior to the effective time of the merger. Includes
    (A) 81,325 shares of Circle.com common stock owned by Mr. Drasner in his individual capacity and over which he exercises sole voting and investment discretion, (B) 266,327 shares of Circle.com common stock beneficially owned by Mr. Drasner as limited partner in

College Marketing and (C) 200,000 shares of Circle.com common stock beneficially owned by Mr. Drasner as a result of his ownership of Sutton. Includes 324,610 shares subject to forward purchase contracts.

(10) Includes 60,634 and 60,621 options to purchase shares of SNC common stock which will vest immediately prior to the effective time of the merger and on September 4, 2000, respectively.

(11) Consists of options to purchase shares of Circle.com common stock which will be exercisable at the effective time of the merger, 15,158 of which will vest immediately prior to the effective time of the merger and 15,155 of which will vest on September 4, 2000.

(12) Includes 25,000 options to purchase shares of SNC common stock which will vest immediately prior to the effective time of the merger.

(13) Includes 6,250 options to purchase shares of Circle.com common stock which will vest immediately prior to the effective time of the merger.

(14) Includes 1,585,511 options to purchase shares of SNC common stock which will vest prior to the effective time of the merger.

(15) Includes 396,377 options to purchase shares of Circle.com common stock which will vest prior to the effective time of the merger.

(16) Reported on Schedule 13G filed with the SEC on February 16, 2000.

(17) Reported on Schedule 13D filed with the SEC on August 17, 2000, by a group of entities which comprise a limited partnership of which K Capital Partners, LLC is the general partner and which therefore has the sole power to vote and the sole power to dispose of the shares.

(18) Havas Advertising has entered into a voting agreement with each of Daniel
     M. Snyder, Michele D. Snyder, Mortimer B. Zuckerman, Fred Drasner and their affiliates and Charles E Smith Jewish Day School of Greater Washington, Inc., under which Havas Advertising and Jacques Herail and Bob Schmetterer, as officers of Havas Advertising, have received an irrevocable proxy to vote the shares of SNC common stock and Circle.com common stock owned by Mssrs. Snyder, Zuckerman and Drasner and Ms. Snyder and their affiliates and Charles E. Smith Jewish Day School at the Snyder Communications special meeting for adoption of the merger and against other transactions that would impede or delay completion of the transaction. See footnote (19).

(19) Each of Daniel M. Snyder, Michele D. Snyder, Mortimer B. Zuckerman and Fred Drasner and their affiliates and Charles E. Smith Jewish Day School of Greater Washington, Inc. who, in the aggregate, own 19,972,431 shares of SNC common stock and 4,983,106 shares of Circle.com common stock, representing approximately 27% of the aggregate voting rights of the outstanding shares of SNC common stock and Circle.com common stock, have entered into a voting agreement with Havas Advertising under which they have agreed to vote their shares at the Snyder Communications special meeting for adoption of the merger and against other transactions that would impede or delay completion of the merger. These shareholders may be deemed a "group" under the SEC's beneficial ownership rules and as a group, would be deemed to acquire beneficial ownership of all such shares. Each of such person has given to Havas Advertising and Jacques Herail and Bob Schmetterer, as officers of Havas Advertising, an irrevocable proxy to vote their shares at the Snyder Communications special meeting for adoption of the merger and against other transactions that would impede or delay completion of the merger.

Daniel M. Snyder, Michele D. Snyder, Mortimer Zuckerman and Fred Drasner, either individually or through their affiliates, own shares that are subject to forward purchase contracts with unaffiliated third parties. The contracts obligate the contracting party to deliver shares or cash on pre-arranged settlement dates. To the extent that the value of the SNC common stock appreciates between the date of each contract and its settlement date, the number of shares or amount of cash that must be delivered on the settlement date is reduced in accordance with a formula contained in the applicable contract. Prior to the settlement date, the beneficial owner or his or her affiliate retains voting and dividend rights for the shares that are the subject of each contract. A disposition of Snyder Communications by merger would accelerate the settlement date in each forward purchase contract. For more information on the forward purchase contracts, see "Restrictions on Resales by Affiliates."

                 DESCRIPTION OF HAVAS ADVERTISING SHARE CAPITAL

General

  Havas Advertising is a societe anonyme, a corporation organized under the laws of France.

  In this section, Havas Advertising summarizes material information concerning its share capital, together with material provisions of applicable French law and its Articles of Association, or statuts. An unofficial English translation of Havas Advertising's statuts is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. Copies of Havas Advertising's statuts in French may be obtained from the Greffe of the Registry of Commerce and Companies of Nanterre, France.

  Havas Advertising's statuts specify that its corporate affairs are governed by the French Company Law No. 66-537 of July 24, 1966 and the statuts themselves.

Share Capital

  Havas Advertising's share capital at August 15, 2000 was (Euro)65,132,160 represented by 162,830,400 shares of (Euro)0.40 each (186,710,341 Havas Advertising shares on a fully diluted basis, assuming the exercise of all outstanding options, warrants and rights). All of the Havas Advertising shares are fully paid.

Shareholders' Meetings and Voting Rights

  General. In accordance with the French Company Law, there are two types of general shareholders' meetings, ordinary and extraordinary.

  Ordinary general shareholders' meetings are required for matters such as:

  .   electing, replacing and removing directors

  .   appointing independent auditors

  .   approving the annual accounts

  .   declaring dividends or authorizing dividends to be paid in Havas
     Advertising shares and

  .   issuing specific types of debt securities.

  Extraordinary general shareholders' meetings are required for approval of matters such as amendments to Havas Advertising's statuts, including any amendment required for extraordinary corporate actions. Extraordinary corporate actions include:

  .   changing Havas Advertising's name or corporate purpose

  .   increasing or decreasing Havas Advertising share capital

  .   creating a new class of equity securities

  .   authorizing the issuance of investment certificates, convertible or exchangeable securities

  .   establishing any other rights to equity securities

  .   selling or transferring substantially all of Havas Advertising's assets
     and

  .   the voluntary liquidation of Havas Advertising.

  Convening Ordinary and Extraordinary Meetings. French Company Law requires Havas Advertising's board of directors to convene an annual ordinary general shareholders' meeting to approve the annual financial statements. This meeting must be held within six months of the end of each fiscal year. This period may be extended by an order of the President of the Tribunal de Commerce. The board of directors may also convene an ordinary or extraordinary shareholders' meeting upon proper notice at any time during the year. If the board of directors fails to convene a shareholders' meeting, Havas Advertising's independent auditors may call the meeting. In a bankruptcy, Havas Advertising's liquidator or court-appointed agent may also call a shareholders' meeting in some instances. At any time, any of the following may request the court to appoint an agent to call a shareholders' meeting:

  . one or several shareholders holding at least 10% of Havas Advertising's share capital

  .  any interested party in cases of urgency or

  . duly qualified associations of shareholders who have held their shares in registered form for at least two years and who together hold at least one percent of the voting rights of Havas Advertising.

  Notice of Shareholders' Meetings. Havas Advertising must announce general meetings at least 30 days in advance by means of a preliminary notice which is published in the Bulletin des Annonces Legales Obligatoires, or "BALO." The preliminary notice must first be sent to the Commission des Operations de Bourse, or "COB." The COB also recommends that the preliminary notice should be published in a financial newspaper of national circulation in France. It must contain, among other things, the time, date and place of the meeting, the agenda, a draft of the resolutions to be submitted to the shareholders, a description of the procedures which holders of bearer shares must follow to attend the meeting and the procedure for voting by mail.

  At least 15 days prior to the date set for the meeting on first call, and at least six days before any second call, Havas Advertising must send a final notice containing the final agenda and other information for the meeting. The final notice must be sent by mail to all registered shareholders who have held shares for more than one month prior to the date of the preliminary notice and published in a newspaper authorized to publish legal announcements in the local administrative department (departement) in which Havas Advertising is registered as well as in the BALO, with prior notice having been given to the COB.

  Actions To Be Taken At Shareholders' Meetings. In general, shareholders can only take action at shareholders' meetings on matters listed on the agenda for the meeting. As an exception to this rule, shareholders may take action with respect to the dismissal of directors and various other matters even though these actions have not been included on the agenda. Additional resolutions to be submitted for approval by the shareholders at the meeting may be proposed to the board of directors within ten days of the publication of the preliminary notice in the BALO by:

  .  one or several shareholders holding a specified percentage of shares or

  . a duly qualified association of shareholders who have held their shares in registered form for at least two years and who together hold at least 1% of its voting rights

The board of directors must submit these resolutions to a vote of the shareholders.

  During the two weeks preceding a meeting of shareholders, any shareholder may submit written questions to the board of directors relating to the agenda for the meeting. The board of directors must respond to these questions.

  Attendance and Voting at Shareholders' Meetings. Each Havas Advertising share confers on the shareholder the right to one vote, except the Havas Advertising shares held as treasury stock by Havas Advertising, in respect of which Havas Advertising is not entitled to vote. Shareholders may attend ordinary general meetings and extraordinary general meetings and exercise their voting rights subject to the conditions specified in the French Company Law and statuts. There is no requirement that a shareholder have a minimum number of shares in order to attend or to be represented at an ordinary or extraordinary general meeting.

  Under some circumstances, French Company Law limits a shareholder's right to vote. In particular:

  . shares held by Havas Advertising or by an entity directly or indirectly under the control of Havas Advertising are not entitled to voting rights, as discussed above,

  . shares held by shareholders who paid in-kind for any shares are not entitled to voting rights with respect to resolutions relating to the contribution in-kind and

  . shares held by interested parties are not entitled to voting rights with respect to resolutions relating to those shareholders.

  In order to participate in any general meeting, a holder of shares held in registered form must have its shares registered in its name in a shareholder account maintained by Havas Advertising or on the shareholder's behalf by an agent appointed by Havas Advertising at least five days prior to the date set for the meeting. A holder of bearer shares must obtain a certificate from the accredited intermediary with whom the holder has deposited its shares. This certificate must indicate the number of bearer shares the holder owns and must state that these shares are not transferable until the time fixed for the meeting. The holder must deposit this certificate at the place specified in the notice of the meeting at least five days before the meeting.

   Proxies and Votes By Mail. In general, all shareholders who have properly registered their shares or duly presented a certificate from their accredited financial intermediary may participate in general meetings either in person or by proxy. In addition, shareholders may vote by mail.

  Proxies will be sent to any shareholder on request. In order to be counted, proxies must be received at Havas Advertising's registered office, or at any other address indicated on the notice convening the meeting, prior to the date of the meeting. A shareholder may grant proxies to his or her spouse or to another shareholder. A shareholder that is a corporation may grant proxies to a legal representative. Alternatively, the shareholder may send Havas Advertising a blank proxy without nominating any representative. In this case, the chairman of the meeting will vote the blank proxies in favor of all resolutions proposed by the board of directors and against all others.

  With respect to votes by mail, Havas Advertising must send shareholders a voting form. The completed form must be returned to Havas Advertising at least three days prior to the date of the shareholders' meeting.

   Quorum. French Company Law requires that shareholders having at least 25% of the shares entitled to voting rights must be present in person or by proxy or voting by mail to fulfill the quorum requirement for:

  .  an ordinary general meeting

  . an extraordinary general meeting where an increase in share capital is proposed through incorporation of reserves, profits or share premium

  The quorum requirement is 33 1/3% of the shares entitled to voting rights, on the same basis, for any other extraordinary general meeting.

  If a quorum is not present at a meeting, the meeting is adjourned. When an adjourned meeting is resumed, there is no quorum requirement for an ordinary meeting or for an extraordinary general meeting where an increase in Havas Advertising's share capital is proposed through incorporation of reserves, profits or share premium. However, only questions which were on the agenda of the adjourned meeting may be discussed and voted upon. In the case of any other reconvened extraordinary general meeting, shareholders having at least

25% of outstanding voting rights must be present in person or by proxy or voting by mail for a quorum. If a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months. No deliberation by the shareholders may take place without a quorum.

   Required Votes. A simple majority of shareholders present or represented at the general meeting may pass a resolution at either an ordinary general meeting or an extraordinary general meeting concerning a capital increase by incorporation of reserves, profits or share premium. At any other extraordinary general meeting, a two-thirds majority of the shareholders present or represented at the general meeting is required. A unanimous shareholder vote is required to increase liabilities of shareholders.

  Abstention from voting by those present or those represented by proxy or voting by mail is counted as a vote against the resolution submitted to a shareholder vote.

   Class Quorum and Voting. Shareholder rights can be amended only after an extraordinary general meeting of the class of shareholders affected has taken place. Two-thirds of the shares of the affected class voting either in person or by mail or proxy must approve any proposal to amend shareholder rights. The voting and quorum requirements applicable to this type of special meeting are the same as those applicable to an extraordinary general meeting, except that the quorum requirements for a special meeting are 50% of the voting shares, or 25% upon resumption of an adjourned meeting. As previously noted, Havas Advertising shares currently constitute Havas Advertising's only class of capital stock.

   Financial Statements and Other Communications with Shareholders. For any shareholders' meeting, Havas Advertising must provide a set of documents including its annual report and a summary of the results of the five previous fiscal years to any shareholder who so requests.

Dividends

   Distributable Profits. Havas Advertising may only distribute dividends out of its "distributable profits," plus any amounts held in its reserve which the shareholders decide to make available for distribution, other than those reserves which are specifically required by law or Havas Advertising's statuts. "Distributable profits" consist of unconsolidated net profit in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts which are required by law or Havas Advertising's statuts.

   Legal Reserve. French Company Law provides that French societes anonymes such as Havas Advertising must allocate 5% of their unconsolidated statutory net profit for each year to their legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate nominal value of the issued and outstanding share capital. This restriction on the payment of dividends also applies to each of Havas Advertising's French subsidiaries on an unconsolidated basis. The legal reserve of Havas Advertising or its French subsidiaries may only be distributed to shareholders upon liquidation of the company.

   Approval of Dividends. According to French Company Law, Havas Advertising's board of directors may propose a dividend for approval by its shareholders at the annual ordinary general meeting of shareholders. If Havas Advertising has earned distributable profits since the end of the preceding fiscal year, as reflected in an interim income statement certified by Havas Advertising's auditors, the board of directors may distribute interim dividends to the extent of the distributable profits for the period covered by the interim income statement. The board of directors exercises this authority subject to French law and regulations and may do so without obtaining shareholder approval.

   Distribution of Dividends. Dividends are distributed to Havas Advertising shareholders pro rata according to their respective holdings of shares. Outstanding dividends are payable to shareholders on the date of the shareholders' meeting at which the distribution of dividends is approved. In the case of interim

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dividends, distributions are made to shareholders on the date of the board of directors' meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders in an ordinary general meeting, or by the board of directors in the absence of such a decision by the shareholders. Havas Advertising's statuts provide that the shareholders' meeting may grant each shareholder an option to receive all or a part of the dividend to be distributed in cash or in shares.

   Timing of Payment. According to French Company Law, Havas Advertising must pay any dividends within nine months of the end of its fiscal year, unless otherwise authorized by court order. Dividends on shares that are not claimed within five years of the date of declared payment revert to the French state.

Changes in Share Capital

   Increases in Share Capital. As provided by the French Company Law, Havas Advertising's share capital may be increased only with the shareholders' approval at an extraordinary general meeting following the recommendation of the board of directors. Increases in Havas Advertising's share capital may be effected by:

  .   issuing additional shares

  .   increasing the nominal value of existing shares or

  .   creating a new class of equity securities.

  Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

  .   for cash

  .   for assets contributed in kind

  .   by conversion of debt securities previously issued

  .   by capitalization of profits, reserves or share premiums or

  .   subject to various conditions, in satisfaction of debt incurred by
     Havas Advertising

  Decisions to increase the share capital through the capitalization of reserves, profits and/or share premiums require the approval of an extraordinary general meeting, acting under the quorum and voting requirements applicable to ordinary shareholders' meetings. Increases effected by an increase in the nominal value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premiums. All other capital increases require the approval of an extraordinary general meeting. See "--Shareholders' Meetings and Voting Rights."

  The shareholders may delegate the right to carry out any increase in share capital to the board of directors, provided that the increase has been previously authorized by the shareholders. The board of directors may further delegate this right to Havas Advertising's Chairman and Chief Executive Officer.

   Decreases in Share Capital. According to the French Company Law, any decrease in Havas Advertising's share capital requires approval by the shareholders entitled to vote at an extraordinary general meeting. In the case of a capital reduction, other than a reduction to absorb losses or a reduction as part of a program to purchase Havas Advertising's own shares, all shareholders must be offered the possibility to participate in such a reduction. The share capital may be reduced either by decreasing the nominal value of the outstanding share capital or by reducing the number of outstanding shares. The number of outstanding shares may be reduced either by an exchange of shares or by the repurchase and cancellation of shares.

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Preferential Subscription Rights

  According to the French Company Law, if Havas Advertising issues specified kinds of additional securities, current shareholders have preferential subscription rights to these securities on a pro rata basis. These preferential rights require Havas Advertising to give priority treatment to those shareholders. The rights entitle the individual or entity that holds them to subscribe to the issuance of any securities that may increase the share capital of Havas Advertising by means of a cash payment or a set-off of cash debts. Preferential subscription rights are transferable during the subscription period relating to a particular offering. These rights may also be traded during the subscription period usually by transfer from one account to another.

  A two-thirds majority of the shares entitled to vote at an extraordinary general meeting may vote to waive preferential subscription rights with respect to any particular offering. French law requires that Havas Advertising's board of directors and independent auditors present reports that specifically address any proposal to waive preferential subscription rights. In the event of a waiver, the issue of securities must be completed within the period prescribed by law. The shareholders may also decide at an extraordinary general meeting to give the existing shareholders a non-transferable priority right to subscribe to the new securities, during a limited period of time. Shareholders also may notify Havas Advertising that they wish to waive their own preferential subscription rights with respect to any particular offering if they so choose.

  A two-thirds majority of the shares whose holders are present or represented by proxy and entitled to vote at an extraordinary general meeting may also grant to existing shareholders a non-transferable form of preferential rights to subscribe to any new securities that may affect Havas Advertising's share capital.

Repurchases of Havas Advertising Shares

  Under French law, Havas Advertising may not issue shares to itself. However, Havas Advertising may, either directly or through a financial intermediary acting on its behalf, purchase Havas Advertising shares for one of five purposes:

  .  to stabilize the market price of its shares

  .  to provide shares for acquisition transactions

  . to provide shares to Havas Advertising's employees under a profit-sharing plan or stock option plan

  . to provide shares for issuance in connection with the exercise, conversion or exchange of securities exercisable, convertible or exchangeable for its shares

  . to reduce Havas Advertising's share capital by canceling the shares it purchases, with its shareholders' approval at an extraordinary general meeting

  Havas Advertising may acquire up to 10% of its share capital, provided Havas Advertising shares are listed on a regulated market (e.g. the Premier Marche, the Second Marche or the Nouveau Marche). To acquire Havas Advertising shares for this purpose, Havas Advertising first must file a note d'information that has received the approval, or visa of the COB and obtain its shareholders' approval at an ordinary general meeting.

  See "Principal Shareholders of Havas Advertising" for a description of the share repurchase programs approved by Havas Advertising shareholders.

Trading in Havas Advertising's Own Shares

  Under Reglement No. 90-04 of the COB, as amended, Havas Advertising may not trade in its own shares for the purpose of manipulating the market. There are three requirements for trades by Havas Advertising in its own shares to be considered valid. Specifically, in order to be valid:

  . trades must be executed on behalf of Havas Advertising by only one intermediary in each trading session, except during the period of issuance of any securities if the trades are made to ensure the success of the issuance

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  .  any block trades may not be made at a price above the current market price and

  . each trade must be made at a price that falls between the lowest and the highest trading price of the trading session during which it is executed.

  If Havas Advertising shares are continuously quoted (cotation en continu), as they currently are, then a trade by Havas Advertising of its own shares must meet three further requirements to be considered valid:

  . the trade must not influence the determination of the quoted price before the opening of trading, at the first trade of the shares, at the reopening of trading following a suspension, or, as applicable, in the last half-hour of any trading session or at the fixing of the closing price

  . the trade must not be carried out in order to influence the price of a derivative instrument relating to the Havas Advertising shares and

  . the trade must not account for more than 25% of the average total daily trading volume on the Paris Bourse in the shares during the five trading days immediately preceding the trade.

This last requirement applies only to trades in shares, like Havas Advertising shares, that are traded on the monthly settlement market.

  However, there are two periods during which Havas Advertising is not permitted to trade in its own securities: the 15-day period before the date on which Havas Advertising makes its consolidated or annual accounts public, and the period beginning on the date at which Havas Advertising becomes aware of information that, if disclosed, would have a significant impact on the market price of its securities and ending on the date this information is made public.

  After making an initial purchase of its own shares, Havas Advertising must file monthly reports with the COB and the Conseil des Marches Financiers or "CMF" that contain specified information about subsequent transactions. The CMF makes this information publicly available.

Convertible/Exchangeable Bonds, Warrants and Stock Options

  The general shareholders' meeting of May 27, 1998 authorized Havas Advertising's board of directors to issue bonds convertible and/or exchangeable into newly-issued or existing shares of Havas Advertising, without preferential subscription rights, up to a maximum aggregate principal amount of
(Euro)457,347,051. On the basis of this authorization, in February 1999, Havas Advertising issued 1,223,405 convertible bonds, each with a nominal value of
(Euro)188, for an aggregate principal amount of (Euro)230,000,140. The interest rate is 1.0%, payable annually in arrears on the first day of January of each year and the gross yield to maturity is 1.75%, assuming no conversion or redemption takes place prior to maturity. The bonds have a maturity date of January 1, 2004. Each bond is convertible and/or exchangeable into 20 newly-issued or existing shares of Havas Advertising at any time at the conversion rate of 20 shares for one bond, subject to adjustment for transactions including mergers and acquisitions and distributions of reserves or financial instruments. The bonds have a redemption value on maturity of (Euro)195.13 per bond (i.e. a premium of (Euro)7.13). Havas Advertising has the option to redeem the bonds at any time from January 1, 2002 until December 31, 2003, at an early redemption price that guarantees the holder of the bond a yield to maturity equivalent to the rate the holder of the bond would have obtained in the event of redemption at maturity. Havas Advertising also has the option to redeem the bonds at par value plus accrued interest when less than 10% of the bonds issued remain outstanding. Havas Advertising has agreed not to give any other bonds any preference over the bonds, or reduce its share capital or alter the way it allocates profits. At August 15, 2000, 705,130 bonds had been converted into 14,102,600 shares of Havas Advertising. There is no guarantee or other security of Havas Advertising's obligations under the bonds.

  As of August 15, 2000, Havas Advertising had outstanding 5,380,381 warrants to purchase or subscribe for 5,380,381 Havas Advertising shares (subject to adjustment on the occurrence of dilutive events). The warrants were issued on May 13, 1998. Each warrant will entitle the holder thereof to purchase or subscribe for one Havas Advertising share (subject to adjustment on the occurrence of dilutive events) at an exercise price of (Euro)9.15 per share. Warrants that have not been exercised on or before May 13, 2001 will expire.

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  The shareholders of Havas Advertising have authorized the board of directors to grant, on one or more occasions over a period of five years, options to subscribe for new shares under the conditions stipulated in Articles 208-1 to 208-8-1 of the Corporate Law of July 24, 1966 within the limit of 2.5% of the share capital, for the benefit of persons as it may designate among its executives and senior management and affiliated companies within the meaning of
Article 208-4 of that law. For information relating to the options granted by the boards of directors, see "Management of Havas Advertising and the Surviving Corporation--Options to Purchase Securities from Havas Advertising."

Form, Holding and Transfer of Havas Advertising Shares

   Form of Havas Advertising Shares. Havas Advertising's statuts provide that Havas Advertising shares may be held in registered or bearer form.

   Holding of Havas Advertising Shares. In accordance with French law concerning dematerialization of securities, shareholders' ownership rights are represented by book entries instead of share certificates. Havas Advertising maintains a share account with Sicovam S.A. for all shares in registered form, which is administered by Societe Generale. In addition, Havas Advertising maintains separate accounts in the name of each of its shareholders either directly, or, at a shareholder's request, through the shareholder's accredited intermediary. Each shareholder account shows the name of the holder and the number of shares held and, in the case of shares held through an accredited intermediary, shows that they are so held. Societe Generale, as a matter of course, issues confirmations to each registered shareholder as to shares registered in the shareholder's account, but these confirmations are not documents of title.

  Shares held in bearer form are held on the shareholder's behalf in an account maintained by an accredited intermediary and are registered in an account which the accredited intermediary maintains with Sicovam. That account is separate from Havas Advertising's share account with Sicovam. Each accredited intermediary maintains a record of shares held through it and will issue certificates of registration for the shares that it holds. Shares held in bearer form may only be transferred through accredited intermediaries and Sicovam. Havas Advertising's statuts permit it to request that Sicovam provide it at any time with the identity of the holders of its shares or other securities granting immediate or future voting rights, held in bearer form and with the number of shares or other securities so held.

   Transfer of Shares. Havas Advertising's statuts do not contain any restrictions relating to the transfer of shares.

  Registered shares must be converted into bearer form before being traded on the Paris Bourse and, accordingly, must be registered in an account maintained by an accredited intermediary. A shareholder may initiate a transfer by giving instructions to the relevant accredited intermediary. For dealings on the Paris Bourse, a tax assessed on the price at which the securities were traded, or impot sur les operations de bourse, is payable at the rate of 0.3% on transactions of up to (Euro)152,449 and at a rate of 0.15% on transactions exceeding this amount, capped at (Euro)609.80 per transaction. This tax is subject to a rebate of (Euro)22.87 per transaction. However, non-residents of France are not required to pay this tax. In addition, a fee or commission is payable to the broker involved in the transaction, regardless of whether the transaction occurs within or outside France. Normally, no registration duty is payable in France, unless the transfer instrument has been executed in France.

Requirements for Holdings Exceeding Specified Percentages

  The French Company Law provides that any individual or entity, acting alone or in concert with others, that becomes the owner, directly or indirectly, of more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the outstanding shares or voting rights of a publicly listed company in France, such as Havas Advertising, or that increases or decreases its shareholding or voting rights above or below any of those percentages, must notify the company within 15 calendar days of the date it crosses the threshold, of the number of shares and ADSs it holds and their voting rights. The individual or entity must also notify the CMF within five trading days of the date it crosses the threshold.


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  French law and the COB regulations impose additional reporting requirements on persons who acquire more than 10% or 20% of the outstanding shares or voting rights of a publicly listed company. These persons must file a report with the company, the COB and the CMF within 15 days of the date they cross the threshold. In the report, the acquirer must specify its intentions for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of the company in question or to seek nomination to the board of directors. The CMF makes the notice public. The acquirer may amend its stated intentions, provided that it does so on the basis of significant changes in its own situation or shareholders. Upon any change of intention, it must file a new report.

  Under CMF regulations, and subject to limited exemptions granted by the CMF, any person or persons acting in concert owning in excess of 33 1/3% of the share capital or voting rights of a publicly listed French company must initiate a public tender offer for the balance of the share capital of such company.

  In addition, Havas Advertising's statuts require that any person who becomes, directly or indirectly, the owner of more than 2% of its share capital or voting rights must notify Havas Advertising within 15 days by registered mail, return receipt requested, of the number of shares it holds. The same notification requirement applies to each subsequent increase or decrease in ownership of 2% or whole multiples of 2%. If a person does not comply with this notification requirement, one or more shareholders holding 5% or more of its share capital or voting rights may call a shareholders' meeting to deprive the shares in excess of the relevant threshold of voting rights for all shareholders' meetings for two years following the date on which the owner complies with the notification requirements.

  In order to permit holders to give the required notice, Havas Advertising must publish in the BALO, no later than 15 calendar days after the annual ordinary general meeting of shareholders, information regarding the total number of voting rights outstanding as of the date of the meeting. In addition, if the number of outstanding voting rights changes by 5% or more between two annual ordinary general meetings, Havas Advertising must publish in the BALO, within 15 calendar days of such change, the number of voting rights outstanding and provide the CMF with a written notice. The CMF publishes the total number of voting rights so notified by all listed companies in a weekly notice (avis), mentioning the date each number was last updated. In order to facilitate compliance with the notification requirements, a holder of ADSs may deliver any such notification to the depositary and the depositary shall, as soon as practicable, forward such notification to Havas Advertising and to the CMF.

  If any person fails to comply with the legal notification requirement, the shares or voting rights in excess of the relevant threshold will be deprived of voting rights for all shareholders' meetings until the end of a two-year period following the date on which the owner thereof complies with the notification requirements. In addition, any shareholder who fails to comply with these requirements may have all or part of its voting rights suspended for up to five years by the Tribunal de Commerce, which is a French commercial court, and may, at the request of the company's chairman, any shareholder or the COB, be subject to a FF 120,000 fine.

Exchange Controls

  French exchange control regulations currently do not limit the amount of payments that Havas Advertising may remit to non-residents of France. Laws and regulations concerning foreign exchange controls do require, however, that all payments or transfers of funds made by a French resident to a non-resident be handled by an accredited intermediary. In France, all registered banks and most credit establishments are accredited intermediaries.

Ownership of Havas Advertising Shares or Havas Advertising ADSs by Non-French Persons

  French Company Law currently does not limit the right of non-residents of France or non-French persons to own and vote shares or ADSs. However, non-residents of France must file an administrative notice with French authorities for any acquisition of a controlling interest in Havas Advertising. Under existing administrative

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rulings, ownership of 20% or more of a company's share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in specified circumstances depending upon factors such as:

  .  the acquiring party's intentions

  .  the acquiring party's ability to elect directors or

  .  financial reliance by the company on the acquiring party.

Liquidation Rights

  If Havas Advertising is liquidated, any assets remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed first to repay in full the nominal value of its shares. Any surplus will be distributed pro rata among its shareholders in proportion to the nominal value of their shareholdings.

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   DESCRIPTION OF AMERICAN DEPOSITARY SHARES AND AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

  Morgan Guaranty Trust Company of New York, as depositary, will issue the Havas Advertising ADSs which holders of SNC common stock will be entitled to receive in the merger. Each Havas Advertising ADS will represent an ownership interest in one Havas Advertising share which Havas Advertising will deposit with the custodian, as agent of the depositary, under the deposit agreement among Havas Advertising, the depositary and each holder of Havas Advertising ADRs. In the future, each Havas Advertising ADS will also represent any additional Havas Advertising shares and any other securities, cash or other property deposited with the depositary in respect of that Havas Advertising ADS but not distributed by it directly to holders of Havas Advertising ADSs. Havas Advertising ADSs will be evidenced by what are known as American Depositary Receipts, or Havas Advertising ADRs.

  The depositary's office is located at 60 Wall Street, New York, NY 10260.

  Havas Advertising ADSs may be held either directly or indirectly through a broker or other financial institution. If Havas Advertising ADSs are held directly by a holder having a Havas Advertising ADS registered in the holder's name on the books of the depositary, that holder will be a Havas Advertising ADR holder. This description assumes Havas Advertising ADSs are held directly. If Havas Advertising ADSs are held through a broker or financial institution nominee, the procedures of the broker or financial institution must be relied upon to assert the rights of a Havas Advertising ADR holder described in this section. Persons who hold Havas Advertising ADSs through a broker or financial institution nominee should consult with their broker or financial institution to find out what those procedures are.

  Because the depositary's nominee will actually be the registered owner of the Havas Advertising shares, holders of Havas Advertising ADSs must rely on the nominee to exercise the rights of a shareholder on their behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the Havas Advertising ADSs are governed by New York law.

  The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to holders of Havas Advertising ADSs. For more complete information, holders of Havas Advertising ADSs should read the entire deposit agreement and the attached form of Havas Advertising ADR, which contains the terms of their Havas Advertising ADSs. Holders of Havas Advertising ADSs can read a copy of the deposit agreement which is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part. Holders of Havas Advertising ADSs may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Holders of Havas Advertising ADSs may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

Share Dividends and Other Distributions

  How will holders of Havas Advertising ADSs receive dividends and other distributions on the shares underlying their ADSs?

  Havas Advertising may make various types of distributions with respect to its securities. The depositary has agreed to pay to holders of Havas Advertising ADSs the cash dividends or other distributions it or the custodian receives on Havas Advertising shares or other deposited securities, after deducting its expenses. Holders of Havas Advertising ADSs will receive these distributions in proportion to the number of underlying Havas Advertising shares their Havas Advertising ADSs represent.

  Except as stated below, to the extent the depositary is legally permitted it will deliver distributions to Havas Advertising ADR holders in proportion to their interests in the following manner:

  . Cash. The depositary will convert cash distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute the cash

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     in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and other expenses and adjustments. In addition, before making a distribution the depositary will deduct any taxes withheld. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, holders of Havas Advertising ADSs may lose some or all of the value of the distribution.

  . Shares. In the case of a distribution in Havas Advertising shares, the depositary will issue additional Havas Advertising ADRs to evidence the number of Havas Advertising ADSs representing these shares. Only whole Havas Advertising ADSs will be issued. Any Havas Advertising shares which would result in fractional Havas Advertising ADSs will be sold and the net proceeds will be distributed to any Havas Advertising ADR holders entitled to receive such net proceeds.

  . Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional Havas Advertising shares or other rights, the depositary may distribute those rights if Havas Advertising provides satisfactory evidence that the depositary may lawfully do so. Havas Advertising will not be obligated to furnish such evidence. However, if Havas Advertising does not furnish satisfactory evidence that the depositary may lawfully distribute these rights or if the depositary determines it is not practicable to distribute these rights, the depositary may:

    . sell the rights if practicable and distribute the net proceeds as cash or

    . allow the rights to lapse, in which case Havas Advertising ADR holders will receive nothing.

    Havas Advertising has no obligation to file a registration statement under the Securities Act in order to make any rights available to Havas Advertising ADR holders.

  . Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either:

    . distribute such securities or property in any manner it deems equitable and practicable

    . sell such securities or property and distribute any net proceeds in the same way it distributes cash or

    . hold the distributed property in which case the Havas Advertising ADSs will also represent the distributed property.

  Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and added to future cash distributions).

  The depositary may choose any practical method of distribution for any Havas Advertising ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the Havas Advertising ADR holder as deposited securities.

  The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

  There can be no assurances that the depositary will be able to convert any currency at any particular exchange rate or sell any property, rights, shares or other securities at any particular price, nor that any of the transactions can be completed within any particular time period.

Deposit, Withdrawal and Cancellation

  How does the depositary issue Havas Advertising ADSs?

  The depositary will issue Havas Advertising ADSs if holders of Havas Advertising ADSs or their brokers deposit with the custodian shares or evidence of rights to receive Havas Advertising shares.

  Havas Advertising shares deposited in the future with the custodian must be accompanied by specified documents, including instruments showing that the Havas Advertising shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

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  The custodian will hold all deposited Havas Advertising shares for the account of the depositary. Havas Advertising ADR holders thus have no direct ownership interest in the Havas Advertising shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional deposited shares and other securities, property and cash received on or in substitution for the deposited shares. The Havas Advertising deposited shares and any such additional items are referred to as "deposited securities."

  Upon each deposit of Havas Advertising shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue a Havas Advertising ADR or Havas Advertising ADRs in the name of the entitled person evidencing the number of Havas Advertising ADSs to which such person is entitled. Certificated Havas Advertising ADRs will be delivered at the depositary's principal New York office or any other location that it may designate as its transfer office.

  How do ADR holders cancel an ADS and obtain deposited securities?

  When any holder of Havas Advertising ADSs turns in the holder's Havas Advertising ADSs at the depositary's office, the depositary will, upon payment of applicable fees (currently set at $5.00 for each 100 or fewer Havas Advertising ADSs to be converted to Havas Advertising shares), charges and taxes, and upon receipt of proper instructions, deliver the underlying shares to an account designated by such holder maintained by Havas Advertising, in the case of Havas Advertising shares in registered form, or transfer to an account of an accredited financial institution on such holder's behalf, in the case of Havas Advertising shares in bearer form. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

  The depositary may only restrict the withdrawal of deposited securities for:

  . temporary delays caused by closing the transfer books of Havas Advertising or those of the depositary, or the deposit of Havas Advertising shares for voting at a shareholders' meeting, or the payment of dividends,

  .  the payment of fees, taxes and similar charges or

  . compliance with any U.S. or foreign laws or governmental regulations relating to Havas Advertising ADRs or to the withdrawal of deposited securities.

  This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

  How do holders of Havas Advertising ADSs vote?

  If the depositary asks a holder of Havas Advertising ADSs to provide it with voting instructions, such holder may instruct the depositary how to exercise the voting rights for the Havas Advertising shares which underlie the holder's Havas Advertising ADSs. After receiving voting materials from Havas Advertising, the depositary will notify the Havas Advertising ADR holders of any shareholders' meeting or solicitation of consents or proxies. This notice will describe how holders of Havas Advertising ADSs may instruct the depositary to exercise the voting rights for the Havas Advertising shares which underlie their Havas Advertising ADSs, including complying with the requirements that their name be placed upon Havas Advertising's share register and that such holders deliver their Havas Advertising ADSs to the depositary for holding pending the conclusion of the meeting. For instructions to be valid, the depositary must receive them on or before the required date. The depositary will try, as far as is practicable, subject to the provisions of and governing the underlying Havas Advertising shares or other deposited securities, to vote or to have its agents vote the Havas Advertising shares or other deposited securities as holders of Havas Advertising ADSs instruct. The depositary will only vote or attempt to vote as holders of Havas Advertising ADSs instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, except in the event of bad faith, for the manner in which any vote is cast or for the effect of any vote.

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  There is no guarantee that holders of Havas Advertising ADSs will receive voting materials in time to instruct the depositary to vote and it is possible that holders of Havas Advertising ADSs, or persons who hold their Havas Advertising ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates

  The depositary will fix record dates for the determination of the Havas Advertising ADR holders who will be entitled:

  .  to receive a dividend, distribution or rights

  . to give instructions for the exercise of voting rights at a meeting of holders of Havas Advertising shares or other deposited securities, or

  . to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.

Reports and Other Communications

  Will holders of Havas Advertising ADSs be able to view Havas Advertising's reports?

  The depositary will make available for inspection by Havas Advertising ADR holders any written communications from Havas Advertising which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished by Havas Advertising in English when so required by any rules or regulations of the SEC.

Fees and Expenses

  What fees and expenses will holders of Havas Advertising ADSs be responsible for paying?

  Havas Advertising ADR holders will be charged a fee for each issuance of Havas Advertising ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of Havas Advertising ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 Havas Advertising ADSs, or any portion thereof, issued or surrendered. ADR holders or persons depositing shares may also be charged the following expenses:

  .  stock transfer or other taxes and other governmental charges

  .  cable, telex and facsimile transmission and delivery charges

  . transfer or registration fees for the registration of transfer of deposited securities on any applicable register for the deposit or withdrawal of deposited securities and

  . expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

  Havas Advertising will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, under agreements between Havas Advertising and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

  Havas Advertising ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any Havas Advertising ADS or Havas Advertising ADR, deposited security or distribution. If a Havas Advertising ADR holder owes any tax or other governmental charge, the depositary may:

  .  deduct the amount thereof from any cash distributions or

  . sell deposited securities and deduct the amount owing from the net proceeds of the sale.

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In either case the Havas Advertising ADR holder remains liable for any shortfall.

  Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities, except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay the taxes and distribute any remaining net proceeds to the Havas Advertising ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

  If Havas Advertising takes specified actions that affect the deposited securities, including (A) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (B) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of Havas Advertising's assets, then the depositary may choose to:

  .  amend the form of Havas Advertising ADR

  .  distribute additional or amended Havas Advertising ADRs

  . distribute cash, securities or other property it has received in connection with those specified actions

  . sell any securities or property received and distribute the proceeds as cash or

  .  take none of the above actions.

  If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each Havas Advertising ADS will then represent a proportionate interest in the property.

Amendment and Termination

  How may the deposit agreement be amended?

  Havas Advertising may agree with the depositary to amend the deposit agreement and the Havas Advertising ADSs for any reason without the consent of the holders of Havas Advertising ADSs. Havas Advertising ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges, other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other similar expenses, or prejudices any substantial existing right of Havas Advertising ADR holders. If a Havas Advertising ADR holder continues to hold Havas Advertising ADRs after being so notified, that holder will be considered to have agreed to the amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

  No amendment will impair the right of any holder of Havas Advertising ADSs to surrender the holder's Havas Advertising ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the Havas Advertising ADS to be amended, Havas Advertising and the depositary may make the necessary amendments, which could take effect before holders of Havas Advertising ADSs receive notice thereof.

  How may the deposit agreement be terminated?

  The depositary may terminate the deposit agreement by giving the Havas Advertising ADR holders at least 30 days prior notice after 45 days have elapsed after the depositary has given notice to Havas Advertising of its resignation, provided no successor depositary shall have been appointed and accepted its appointment before the end of that 45 day period, and it must do so at the request of Havas Advertising including upon the removal and/or

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resignation of the depositary. After termination, the depositary's only responsibility will be

  . to deliver deposited securities to Havas Advertising ADR holders who surrender their Havas Advertising ADRs and

  .  to hold or sell distributions received on deposited securities.

As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the Havas Advertising ADR holders who have not yet surrendered their Havas Advertising ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not have to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

  The deposit agreement expressly limits the obligations and liability of the depositary, Havas Advertising and their respective agents. Neither Havas Advertising nor the depositary nor any such agent will be liable if it:

  . is prevented or hindered in performing any obligation by circumstances beyond their control, including requirements of law or regulation, the terms of the deposited securities, and acts of God and other circumstances beyond its control

  .  exercises or fails to exercise discretion under the deposit agreement

  .  performs its obligations without gross negligence or bad faith

  . takes or refrains from taking any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or any other qualified person or

  . relies on any documents it believes in good faith to be genuine and to have been properly executed.

  Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. Havas Advertising and its agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs which in Havas Advertising's opinion may involve it in expense or liability if indemnity satisfactory to Havas Advertising against all expense, including fees and disbursements of counsel, and liability is furnished as often as Havas Advertising requires.

  The depositary and its agents will not be responsible for failing to carry out instructions to vote the Havas Advertising ADSs or for the manner in which the Havas Advertising shares underlying the Havas Advertising ADSs and other deposited securities are voted, except in the event of bad faith, or the effect of the vote.

  The depositary may own and deal in deposited securities and in Havas Advertising ADSs.

  No disclaimer of liability under the federal securities laws is intended by any provision of the deposit agreement.

Disclosure of Interest in Havas Advertising ADSs

  Havas Advertising may from time to time request holders and beneficial owners of Havas Advertising ADSs to provide information as to:

  . the capacity in which any such holder or beneficial owner owns or owned Havas Advertising ADSs

  . the identity of any other persons then or previously interested in such Havas Advertising ADSs and

  .  the nature of such interest and various other matters.

  Holders of Havas Advertising ADSs agree to provide any information requested by Havas Advertising or the depositary under the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from Havas Advertising requesting that it forward any such requests to holders of Havas Advertising ADSs and beneficial owners of Havas Advertising ADSs and to forward to Havas Advertising any responses to such requests to the extent permitted by applicable law.

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Requirements for Depositary Actions

  Havas Advertising, the depositary or the custodian may refuse to

  .  issue, register or transfer a Havas Advertising ADR or Havas Advertising
     ADRs

  .  effect a split-up or combination of Havas Advertising ADRs

  .  deliver distributions on any Havas Advertising ADRs or

  . permit the withdrawal of deposited securities, unless the deposit agreement provides otherwise, until the following conditions have been met:

    . the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement

    . the holder has provided the depositary with any information the depositary may deem necessary or proper, including proof of identity and the genuineness of any signature and

    . the holder has complied with regulations as the depositary may establish under the deposit agreement.

  The depositary may also suspend the issuance of Havas Advertising ADSs, the deposit of Havas Advertising shares, the registration, transfer, split-up or combination of Havas Advertising ADRs, or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for Havas Advertising ADRs or any deposited securities is closed or if Havas Advertising or the depositary decides it is advisable to do so.

Books of Depositary

  The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of Havas Advertising ADRs. Holders of Havas Advertising ADSs may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

  The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of Havas Advertising ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of Havas Advertising ADSs

  The depositary may issue Havas Advertising ADRs before the deposit with the custodian of Havas Advertising shares or rights to receive Havas Advertising shares. This is called a pre-release of the Havas Advertising ADRs. A pre-release is closed out as soon as the underlying Havas Advertising shares or other Havas Advertising ADRs are delivered to the depositary. The depositary may pre-release Havas Advertising ADRs only if:

  . the depositary has received collateral for the full market value of the pre-released Havas Advertising ADRs and

  . each recipient of pre-released Havas Advertising ADRs agrees in writing that the recipient

    .  owns the underlying Havas Advertising shares

    .  assigns all rights in the Havas Advertising shares to the depositary

    . holds the Havas Advertising shares for the account of the depositary and

    . will deliver the Havas Advertising shares to the custodian as soon as practicable, and promptly if the depositary so demands.

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  In general, the number of pre-released Havas Advertising ADRs will not evidence more than 30% of all Havas Advertising ADSs outstanding at any given time, excluding those evidenced by pre-released Havas Advertising ADRs. However, the depositary may change or disregard this limit from time to time as it deems appropriate.

The Depositary

  Who is the depositary?

  Morgan Guaranty Trust Company of New York, a New York banking corporation, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

  Who has the right to remove or replace the depositary?

  The depositary may be removed at any time by Havas Advertising upon written notice. After written notice has been given to the depositary, the depositary will continue to act as the depositary for the purpose of terminating the deposit agreement. The deposit agreement does not provide for the removal of the depositary by holders of Havas Advertising ADSs.

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                            NATURE OF TRADING MARKET

Overview

  The principal trading market for Havas Advertising shares is the Paris Bourse, which is the French national stock exchange, where Havas Advertising shares have been traded since October 23, 1982. Prior to this date, Havas Advertising shares were not publicly traded. Since May 23, 1985, Havas Advertising shares have been traded on the monthly settlement market (marche a reglement mensuel) of the Premier Marche (formerly known as the Cote Officielle) of the Paris Bourse and are included in the "SBF 80," "SBF 120," and "SBF 250" indices.

  Havas Advertising has applied for quotation of its shares on the Nasdaq National Market System. In addition, Havas Advertising intends to sponsor ADRs in the United States with Morgan Guaranty Trust Company of New York as depositary. The ADSs represented by the ADRs will be registered with the SEC under a Registration Statement on Form F-6. Each Havas Advertising ADS will represent one Havas Advertising share. The Havas Advertising ADSs will be quoted on the Nasdaq National Market System under the symbol "HADV". The number of Havas Advertising ADSs created will represent about 37.6% of Havas Advertising's outstanding shares, based on the number of shares of SNC common stock outstanding on August 15, 2000 and the exchange rates that would have applied if the merger had occurred on August 15, 2000.

  See "Summary--Comparative Stock Price Information" and "Summary--Comparative Dividend Information" for a table showing the high and low closing price per Havas Advertising share since 1998.

The Paris Bourse

  Securities listed on the Paris Bourse are officially traded through authorized financial institutions that are members of the Paris Bourse. Since April 3, 2000, securities have been traded continuously on each business day from 9:00 a.m. to 5:35 p.m. (Paris time), with a pre-opening session from 7:45 a.m. to 9:00 a.m. Any trade of a security that occurs after a stock exchange session closes is recorded on the next business day at the previous session's closing price for that security. The Paris Bourse has introduced continuous electronic trading during trading hours for most listed securities. The Paris Bourse is managed and operated by Paris BourseSBF S.A., a market enterprise. Paris BourseSBF S.A. publishes a daily official price list that includes price information on listed securities.

  In France, most large public companies list their securities on the Premier Marche of the Paris Bourse and most small and medium-sized companies list their securities on the Second Marche of the Paris Bourse. Securities also may be traded on the Nouveau Marche, a regulated electronic market that was established to allow small capitalization and start-up companies to access the stock market. Paris BourseSBF S.A. manages and operates each of the Premier Marche, the Second Marche and the Nouveau Marche.

  Paris BourseSBF S.A. places securities listed on the Premier Marche or the Second Marche in one of three categories, depending on their trading volume. Havas Advertising shares are classified in the category known as Continu A, which includes the most actively traded securities.

  Paris BourseSBF S.A. may suspend trading in a security listed on the Premier Marche if the quoted price of the security exceeds specified price limits defined by its regulations. In particular, if the quoted price of a Continu A security varies by more than 10% from the previous day's closing price, Paris BourseSBF S.A. may suspend trading in that security for up to 15 minutes. It may suspend trading further for up to 15 minutes if the price again varies by more than 5%. Paris BourseSBF S.A. also may suspend trading of a security listed on the Premier Marche in other limited circumstances, including, for example, where there is unusual trading activity in the security. In addition, in exceptional cases, the CMF may also suspend trading.

  Trades of securities listed on the Premier Marche are settled either in the cash settlement market (marche au comptant) or in the monthly settlement market (marche a reglement mensuel). Havas Advertising shares settle in the monthly settlement market. There are two ways to settle trades in this market. One option is to

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settle immediately following the trade (reglement immediat). The second option is to elect on the determination date (date de liquidation), which is the sixth trading day before the end of the month, either to settle by the last trading day of the month or to pay an additional fee and postpone the settlement decision to the determination date of the following month. Both cash settlements and immediate settlements take place on the third trading day following the trade.

  Equity securities traded on the monthly settlement market are considered to have been transferred only after they have been registered in the purchaser's account. Under French securities regulations, any sale of a security traded on the monthly settlement market during the month of a dividend payment date is deemed to occur after the dividend has been paid. If the sale takes place before, but during the month of, a dividend payment date, the purchaser's account will be credited with an amount equal to the dividend paid and the seller's account will be debited by the same amount.

Dividends

  Havas Advertising may declare dividends upon the recommendation of its board of directors and the approval of its shareholders at their annual general meeting. Under French Company Law, a company's right to pay dividends is limited in some circumstances. See "Description of Havas Advertising Share Capital--Dividends".

  Any dividends paid to shareholders who are not residents of France generally will be subject to French withholding tax at a rate of 25%. Shareholders who qualify for benefits under an applicable tax treaty and who comply with the procedures for claiming treaty benefits may be entitled to a reduced rate of withholding tax. In some circumstances, these shareholders also may be entitled to an additional payment, net of withholding tax, representing all or part of the French avoir fiscal, or tax credit. See "Taxation--French Taxation-- Taxation of Dividends" and "Taxation--Taxation of U.S. Investors--Taxation of Dividends".

  Dividends paid to holders of Havas Advertising ADS will be converted from euro to U.S. dollars and subjected to a charge by the depositary for any expenses incurred in the conversion. See Description of American Depositary Shares and American Depositary Receipts--Share Dividends and Other Distributions."

  See "Summary--Comparative Stock Price Information" and "Summary--Comparative Dividend Information" for a table showing the total dividends paid per share for each of the last five years, with and without the French avoir fiscal and before deduction of any French withholding tax.

       EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

Ownership of Shares by Non-French Residents

  French exchange control regulations currently do not limit the amount of payments that Havas Advertising may remit to non-residents of France. However, French law imposes reporting requirements on any individual or entity, whether French or non-French, who acquires a number of shares representing more than specified fixed percentages of a company's share capital or voting rights. See "Description of Havas Advertising Share Capital--Requirements for Holdings Exceeding Specified Percentages."

Exchange Controls

  Under current French exchange control regulations, there are no limitations on the amount of payments that may be remitted by a French company to non-French residents. Laws and regulations concerning foreign exchange controls do require, however, that all payments or transfers of funds made by a French resident to a non-French resident be handled by an accredited intermediary. See "Description of Havas Advertising Share Capital--Form, Holding and Transfer of Havas Advertising Shares--Transfer of Shares." In France, all registered banks and substantially all credit establishments are accredited intermediaries.

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                                    TAXATION

French Taxation

  The following is a description of the French tax consequences of owning and disposing of Havas Advertising shares. This description may only be relevant to holders of Havas Advertising shares who are not residents of France and do not hold their shares in connection with a permanent establishment or a fixed base in France through which the holders carry on a business or perform personal services.

  This description may not address all aspects of French tax laws that may be relevant in light of the particular circumstances of individual holders of Havas Advertising shares. It is based on the laws, conventions and treaties in force as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, or different interpretations.

  Holders of Havas Advertising shares should consult their own tax advisors about the potential tax effects of owning or disposing of shares in any particular situation.

  Taxation on Sale or Disposal of Havas Advertising Shares

  Generally, a holder of Havas Advertising shares will not be subject to any French income tax or capital gains tax when the holder sells or disposes of Havas Advertising shares if both of the following apply:

  .  the holder is not a French resident for French tax purposes and

  . the holder has held not more than 25% of Havas Advertising's dividend rights, known as droits aux benefices sociaux, at any time during the preceding five years, either directly or indirectly.

  If a double tax treaty between France and the country of residence of a holder of Havas Advertising shares contains more favorable provisions, a holder may not be subject to any French income tax or capital gains tax when the holder sells or disposes of any Havas Advertising shares, even if one or both of the above statements applies to the holder.

  Subject to various conditions, foreign states, international organizations and a number of foreign public bodies are not considered French residents for these purposes.

  If a holder of Havas Advertising shares transfers shares using a written agreement, that agreement must generally be registered. The holder will be required to pay a registration duty of 1% of either the purchase price or the market value of the shares transferred, whichever is higher. The maximum duty is FF 20,000 per transfer. However, in some circumstances, if the agreement is executed outside France, the holder of Havas Advertising shares will not be required to pay this duty.

  Taxation of Dividends

  Withholding Tax and Avoir Fiscal. In France, companies may only pay dividends out of income remaining after tax has been paid. When shareholders resident in France receive dividends from French companies, they are entitled to a tax credit, known as the avoir fiscal. The amount of the avoir fiscal is generally equal to:

  .  50% of the dividend paid for shareholders who are individuals or

  .  40% of the dividend paid for shareholders who are not individuals.

  Shareholders resident in France and entitled to the avoir fiscal at the rate of 40% may generally be entitled to an additional tax credit equal to 20% of any precompte actually paid in cash by a company upon distribution of dividends paid out of specified profits. See "--The Precompte."

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  Under French domestic law, shareholders who are not resident in France are not eligible for the avoir fiscal.

  French companies must generally deduct a 25% French withholding tax from dividends paid to non-residents. Under most tax treaties between France and other countries, the rate of this withholding tax may be reduced in some circumstances. Generally, a holder who is a non-French resident is subsequently entitled to a tax credit in that holder's country of residence for the amount of tax actually withheld. Under some tax treaties, the withholding tax is eliminated altogether.

  The following countries, French overseas territories, known as Territoires d'Outre-Mer, and other territories have entered into income tax treaties with France that provide for the arrangements summarized below:

Australia     Germany        Mali           Senegal         Ukraine
Austria       Ghana          Malta          Singapore       Venezuela
Belgium       Iceland        Mauritius      South Korea     French Territoires
Bolivia       India          Mexico         Spain           d'Outre-Mer and
Brazil        Israel         Namibia        Sweden        Other
Burkina Faso  Italy          Netherlands    Switzerland     Mayotte
Cameroon      Ivory Coast    New Zealand    Togo            New Caledonia
Canada        Japan          Niger          Turkey          Saint-Pierre et
Finland       Luxembourg     Norway         United Kingdom  Miquelon
Gabon         Malaysia       Pakistan       United States

  Under these treaties, a shareholder who fulfills specified conditions may generally apply to the French tax authorities for the following:

  . lower rate of withholding tax, generally 15%, and

  . refund of the avoir fiscal, after deduction of withholding tax payable on the avoir fiscal.

  Except for the United States, none of the countries or territories listed above has a treaty granting benefits to holders of Havas Advertising ADSs, as opposed to shares. Accordingly, this discussion of treaty benefits does not apply to Havas Advertising ADS holders. If these arrangements apply to a shareholder, Havas Advertising will withhold tax from the dividend at the lower rate, provided that the shareholder has established, before the date of payment of the dividend, that the shareholder is entitled to the lower rate and has complied with the filing formalities. Otherwise, Havas Advertising must withhold tax at the full rate of 25%, and the shareholder may subsequently claim the excess tax paid.

  German tax residents may not apply for a lower rate of withholding tax, but are entitled to a tax credit equal to the avoir fiscal plus the amount of tax withheld.

  Some of the countries and territories listed above impose additional conditions for corporate entities wishing to receive the avoir fiscal. In other countries and territories, individual residents may receive the avoir fiscal but corporate entities may not.

  If a holder of Havas Advertising shares sells shares on the monthly settlement market during the month of a dividend payment, the holder as seller, rather than the purchaser, will generally be entitled to the avoir fiscal relating to the dividend.

  The Precompte. A French company must pay an equalization tax known as the precompte to the French tax authorities if it distributes dividends out of

  . profits which have not been taxed at the ordinary corporate income tax rate or

  . profits which have been earned during a tax year closed more than five years before the distribution.

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  The amount of the precompte is 50% of the net dividends before withholding tax.

  A shareholder that is not a French resident for French tax purposes may generally obtain a refund of the amount of any precompte Havas Advertising actually pays in cash, net of applicable withholding tax, in two cases:

  . if the shareholder is entitled to the benefits of a tax treaty but the treaty does not provide for a refund of the avoir fiscal or

  . if the shareholder is entitled to the benefits of a tax treaty but is not entitled to a refund of the avoir fiscal.

  Estate and Gift Tax

  France imposes estate and gift tax where an individual or entity acquires real and personal property from a non-resident of France by way of inheritance or gift. France has entered into estate and gift tax treaties with a number of countries. Under these treaties, residents of those countries may be exempted from this tax or obtain a tax credit, assuming specified conditions are met. Holders of Havas Advertising shares should consult their own tax advisors about whether French estate and gift tax will apply and whether they may claim an exemption or tax credit.

  Wealth Tax

  A holder of Havas Advertising shares will not be subject to French wealth tax, known as impot de solidarite sur la fortune, if both of the following apply:

  . the holder is not a French resident for the purpose of French taxation and

  . the holder owns less than 10% of Havas Advertising's capital stock, either directly or indirectly.

  If a double tax treaty between France and a holder's country of residence contains more favorable provisions, the holder may not be subject to French wealth tax even if one or both of the above statements applies to the holder.

Taxation of U.S. Investors

  On August 31, 1994, the United States and France signed a tax treaty, which generally became effective on January 1, 1996. The following is a general summary of the principal tax effects on holders of Havas Advertising shares or Havas Advertising ADSs for purposes of U.S. federal income tax and French tax, if all of the following five points apply:

  . the holder owns, directly or indirectly, less than 10% of Havas Advertising's share capital

  .  the holder is any one of (a), (b) or (c) below:

    (a) a citizen or resident of the United States for U.S. federal income tax purposes, or

    (b) a U.S. domestic corporation, or

    (c) otherwise subject to U.S. federal income taxation on a net income basis in respect of its Havas Advertising shares or Havas Advertising ADSs and

  . the holder is entitled to the benefits of the U.S.-France tax treaty under the "limitations on benefits" article of that treaty

  . the holder holds Havas Advertising shares or Havas Advertising ADSs as capital assets and

  .  the holder's functional currency is the U.S. dollar.

  For purposes of the U.S.-France tax treaty and U.S. federal income tax, holders of Havas Advertising ADSs will be treated as holders of the shares which their Havas Advertising ADSs represent.

  Special rules may apply to United States expatriates, insurance companies, pass-through entities and investors in such entities, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, securities broker-dealers and persons holding their Havas Advertising shares or Havas Advertising ADSs as part of a conversion transaction, among others. Those special rules are not discussed in this registration statement.

   Holders of Havas Advertising shares or Havas Advertising ADSs should consult their own tax advisers as to the particular tax consequences to them of owning Havas Advertising shares or Havas Advertising ADSs, including their eligibility for the benefits of the U.S.-France tax treaty, the applicabilty and effect of state, local, foreign and other tax laws and possible changes in tax law.

  Taxation of dividends

  Withholding Tax and Avoir Fiscal. French companies must normally deduct a 25% French withholding tax from dividends paid to non-residents. Under the U.S.- France tax treaty, this withholding tax is reduced to 15% if a holder's ownership of Havas Advertising shares or Havas Advertising ADSs is not effectively connected with a permanent establishment or a fixed base that the holder has in France.

  Additional provisions apply if the holder is considered an "eligible" U.S. holder of Havas Advertising shares or Havas Advertising ADSs. A holder is "eligible" if its ownership of Havas Advertising shares or Havas Advertising ADSs is not effectively connected with a permanent establishment or a fixed base that the holder has in France and any one of the following four points applies:

  . the holder is an individual or other non-corporate holder that is a resident of the United States for purposes of the U.S.-France tax treaty

  . the holder is a U.S. corporation, other than a regulated investment company

  . the holder is a U.S. corporation which is a regulated investment company, provided that less than 20% of the holder's shares are beneficially owned by persons who are neither citizens nor residents of the United States or

  . the holder is a partnership or trust that is a resident of the United States for purposes of the U.S.-France tax treaty, but only to the extent that the holder's partners, beneficiaries or grantors would qualify as "eligible" under one of the first two points in this list.

  If a holder is an "eligible" U.S. holder, Havas Advertising will withhold tax from the holder's dividend at the reduced rate of 15%, provided that the holder has previously established that it is a resident of the United States under the U.S.-France tax treaty in accordance with the following procedures:

  . The holder must complete French Treasury Form RF1 A EU-No. 5052 and send it to the paying establishment before the date of payment of the dividend. If the holder is not an individual, the holder must also send the paying establishment an affidavit attesting that the holder is the beneficial owner of all the rights attached to the full ownership of Havas Advertising shares or Havas Advertising ADSs, including, among other things, the dividend rights.

  . If the holder cannot complete Form RF1 A EU-No. 5052 before the date of payment of the dividend, the holder may complete a simplified certificate and send it to the French tax authorities or the institution which holds the shares of the holder. This certificate must state all of the following five points:

    (a) the holder is a resident of the United States for purposes of the U.S.-France tax treaty

    (b) the holder's ownership of Havas Advertising shares or Havas Advertising ADSs is not effectively connected with a permanent establishment or a fixed base in France

    (c) the holder owns all the rights attached to the full ownership of Havas Advertising shares or Havas Advertising ADSs, including, among other things, the dividend rights

    (d) the holder fulfills all the requirements under the U.S.-France tax treaty to be entitled to the reduced rate of withholding tax and to be entitled to receive the avoir fiscal and

    (e) the holder claims the reduced rate of withholding tax and payment of the avoir fiscal.

  If a holder is not an "eligible" U.S. holder, or if the holder has not completed Form RF1 A EU-No. 5052 or the five-point certificate before the dividend payment date, Havas Advertising will deduct French withholding tax at the rate of 25%. In that case, a holder may claim a refund of the excess withholding tax.

  If a holder is an "eligible" U.S. holder, the holder may also claim the avoir fiscal, by completing Form RF1 A EU-No. 5052 and sending it to the paying establishment before December 31 of the year following the year during which the dividend is paid. The holder will be entitled to a payment equal to the avoir fiscal, less a 15% withholding tax on the avoir fiscal. As noted below, the holder will not receive this payment until after the close of the calendar year in which the dividend was paid. To receive the payment, the holder must submit a claim to the French tax authorities and attest that they are subject to U.S. federal income taxes on the payment of the avoir fiscal and the related dividend. For partnerships or trusts, the partners, beneficiaries or grantors must make the attestation.

  Specified rules apply to the following:

  . tax-exempt U.S. pension funds, which include the exempt pension funds established and managed in order to pay retirement benefits subject to the provisions of Section 401(a) of the Internal Revenue Code (qualified retirement plans), Section 403(b) of the U.S. Internal Revenue Code (tax deferred annuity contracts) or Section 457 of the U.S. Internal Revenue Code (deferred compensation plans) and

  . various other tax-exempt entities, including specified state-owned institutions, not-for-profit organizations and individuals for dividends which they beneficially own and which are derived from an investment retirement account.

  Entities in these two categories are eligible for the reduced withholding tax rate of 15% on dividends, subject to the same withholding tax filing requirements as "eligible" U.S. holders, except that they may have to supply additional documentation evidencing their entitlement to these benefits. These entities are not entitled to the full avoir fiscal. These entities may claim a partial avoir fiscal equal to 30/85 of the gross avoir fiscal, provided that they own, directly or indirectly, less than 10% of the company's capital and they satisfy the filing formalities contained in U.S. Internal Revenue Service regulations.

  The avoir fiscal or partial avoir fiscal and any French withholding tax refund are generally expected to be paid within 12 months after the holder of Havas Advertising shares or Havas Advertising ADSs files Form RF1 A EU-No. 5052. However, they will not be paid before January 15 following the end of the calendar year in which the dividend is paid.

  For U.S. federal income tax purposes, the gross amount of a dividend and any avoir fiscal, including any French withholding tax, will be included in each holder's gross income as dividend income when payment is received by them (or the custodian, if the holder owns Havas Advertising ADSs), to the extent they are paid or deemed paid out of Havas Advertising's current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. Dividends paid by Havas Advertising will not give rise to any dividends received deduction. They will generally constitute foreign source "passive" income for foreign tax credit purposes. For some recipients, they will constitute foreign source "financial services" income for foreign tax credit purposes.

  Also for U.S. federal income tax purposes, the amount of any dividend paid in euro or French francs, including any French withholding taxes, will be equal to the U.S. dollar value of the euro or French francs on the date the dividend is included in income, regardless of whether the payment is in fact converted into U.S. dollars. A holder will generally be required to recognize U.S. source ordinary income or loss when the holder sells or disposes of the euros or French francs. A holder may also be required to recognize foreign currency gain or loss if that holder receives a refund under the U.S.-France tax treaty of tax withheld in excess of the treaty rate. This foreign currency gain or loss will generally be U.S. source ordinary income or loss.

  To the extent that any dividends paid exceed Havas Advertising's current and accumulated earnings and profits as calculated for U.S. federal income tax purposes, the distribution will be treated as follows:

  . First, as a tax-free return of capital, which will cause a reduction in the adjusted basis of a holder's Havas Advertising shares or Havas Advertising ADSs. This adjustment will increase the amount of gain, or decrease the amount of loss, which a holder will recognize if such holder later disposes of those Havas Advertising shares or Havas Advertising ADSs.

  . Second, the balance of the dividend in excess of the adjusted basis will be taxed as capital gain recognized on a sale or exchange.

  French withholding tax imposed on the dividends a holder receives and on any avoir fiscal at 15% under the U.S.-France tax treaty is treated as payment of a foreign income tax. A holder may take this amount as a credit against the holder's U.S. federal income tax liability, subject to various conditions and limitations, including minimum holding period requirements.

  The Precompte. A French company must pay an equalization tax known as the precompte to the French tax authorities if it distributes dividends out of:

  . profits which have not been taxed at the ordinary corporate income tax rate or

  . profits which have been earned during a tax year closed more than five years before the distribution.

  The amount of the precompte is 50% of the net dividends before withholding tax.

  If a holder is not entitled to the full avoir fiscal, the holder may generally obtain a refund from the French tax authorities of any precompte paid by Havas Advertising with respect to dividends distributed to them. Under the U.S.-France tax treaty, the amount of the precompte refunded to U.S. residents is reduced by the 15% withholding tax applicable to dividends and by the partial avoir fiscal, if any. A holder is entitled to a refund of any precompte which Havas Advertising actually pays in cash, but not to any precompte which Havas Advertising pays by off-setting French and/or foreign tax credits. To apply for a refund of the precompte, a holder should file French Treasury Form RF1 B EU-No. 5053 before the end of the year following the year in which the dividend was paid. The form and its instructions are available from the Internal Revenue Service in the United States or from the French Centre des Impots des Non-Residents whose address is 9, rue d'Uzes, 75094 Paris Cedex 2, France.

  For U.S. federal income tax purposes, the amount of the precompte will be included in a holder's gross income as dividend income in the year the holder receives it. It will generally constitute foreign source "passive" income for foreign tax credit purposes. For some recipients, it will constitute foreign source "financial services" income for foreign tax credit purposes. The amount of any precompte paid in euro or French francs, including any French withholding taxes, will be equal to the U.S. dollar value of the euro or French francs on the date the precompte is included in income, regardless of whether the payment is in fact converted into U.S. dollars. A holder will generally be required to recognize a U.S. source ordinary income or loss when the holder sells or disposes of the euro or French francs.

  Taxation of Capital Gains

  If a holder is a resident of the United States for purposes of the U.S.- France tax treaty, the holder will not be subject to French tax on any capital gain if the holder sells or exchanges its Havas Advertising shares or Havas Advertising ADSs, unless the holder has a permanent establishment or fixed base in France and the Havas Advertising shares or Havas Advertising ADSs the holder sold or exchanged were part of the business property of that permanent establishment or fixed base. Special rules apply to individuals who are residents of more than one country.

  In general, for U.S. federal income tax purposes, a holder will recognize capital gain or loss if the holder sells or exchanges its shares or Havas Advertising ADSs in the same manner as the holder would if it were to sell or exchange any other shares held as capital assets. Any gain or loss will generally be U.S. source gain or loss. If a holder is an individual, any capital gain will generally be subject to U.S. federal income tax at preferential rates if the holder meets the minimum holding periods.

  Havas Advertising believes that it will not be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the current taxable year or for future taxable years. However, an actual determination of PFIC status is fundamentally factual in nature and cannot be made until the close of the applicable taxable year. Havas Advertising will be a PFIC for any taxable year in which either:

  .  75% or more of its gross income is passive income or

  . its assets which produce passive income or which are held for the production of passive income amount to at least 50% of the value of its total assets on average.

  If Havas Advertising were to become a PFIC, the tax applicable to distributions on its shares and any gains a holder realizes when the holder disposes of its shares may be less favorable to the holder. Each holder should consult its own tax advisors regarding the PFIC rules and their effect on the holder if they purchase shares.

  French Estate and Gift Taxes

  Under "The Convention Between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts of November 24, 1978", if a holder transfers their Havas Advertising shares or Havas Advertising ADSs by gift, or if they are transferred by reason of the holder's death, that transfer will only be subject to French gift or inheritance tax if one of the following applies:

  . the holder is domiciled in France at the time of making the gift, or at the time of the holder's death or

  . the holder used the Havas Advertising shares or Havas Advertising ADSs in conducting a business through a permanent establishment or fixed base in France, or the holder held the Havas Advertising shares or Havas Advertising ADSs for that use.

  French Wealth Tax

  The French wealth tax does not generally apply to Havas Advertising shares or Havas Advertising ADSs if the holder is a "resident" of the United States for purposes of the U.S.-France tax treaty.

  United States Information Reporting and Backup Withholding

  A holder may be required to report dividend payments and proceeds from the sale or disposal of such holder's Havas Advertising shares or Havas Advertising ADSs to the Internal Revenue Service. U.S. federal backup withholding generally is a withholding tax imposed at the rate of 31% on some payments to persons that fail to furnish required information. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. Any U.S. persons required to establish their exempt status generally must file Internal Revenue Service Form W-9, entitled Request for Taxpayer Identification Number and Certification. Finalized Treasury regulations, which are applicable to payments made after December 31, 2000, have generally expanded the circumstances under which information reporting and backup withholding may apply.

  Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

                          COMPARATIVE RIGHTS OF HAVAS
                 ADVERTISING SHAREHOLDERS AND SNC STOCKHOLDERS

  As a result of the merger, holders of SNC common stock will receive Havas Advertising ADSs, each representing one ordinary share of Havas Advertising, a company formed under the laws of France. The following is a summary comparison of the material differences between the rights of a holder of SNC common stock and a holder of Havas Advertising ADSs arising from the differences between the corporate laws of France and of Delaware, the governing instruments of Havas Advertising and Snyder Communications, respectively, and the securities laws and regulations governing Havas Advertising and Snyder Communications. For information as to where the Havas Advertising statuts, the Snyder Communications certificate of incorporation or the Snyder Communications bylaws may be obtained, see "Where You Can Find More Information." Holders of shares of SNC common stock are encouraged to obtain and read these documents.

  Holders of shares of SNC common stock should refer to "Description of American Depositary Shares and American Depositary Receipts" for a description of the Havas Advertising ADSs and a discussion of the ways in which the rights of holders of Havas Advertising ADSs may differ from those of holders of Havas Advertising shares.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                            Authorized Capital Stock
--------------------------------------------------------------------------------
   Snyder Communications' certificate      Havas Advertising's statuts
 of incorporation authorizes 320         provide for a stated share capital
 million shares of SNC common stock,     of 160,055,400 Havas Advertising
 80 million shares of Circle.com         shares, with a nominal value of
 common stock, and 5 million shares      (Euro)0.40 per share. For the
 of preferred stock, all having a par    merger, Havas Advertising is seeking
 value of $0.001 per share.              shareholder authorization to
                                         increase the number of shares by up
                                         to 119,037,859.
--------------------------------------------------------------------------------

      Current Rightsof SNC Common              Rights of Holders ofHavas
             Stockholders                          Advertising ADSs
--------------------------------------------------------------------------------
                     Existence and Nature of Tracking Stock
--------------------------------------------------------------------------------
   Circle.com common stock is an           Havas Advertising's authorized
 example of what is commonly referred    share capital consists only of
 to as a "tracking stock" because it     ordinary shares. Accordingly, Havas
 is intended to reflect or "track"       Advertising does not have any
 the separate performance of specific    tracking stock or similar security.
 assets of Snyder Communications. The
 Circle.com common stock was
 authorized with the intention of
 reflecting or "tracking" the value
 and separate performance of
 Circle.com, Snyder Communications'
 Internet professional services
 business. Circle.com common stock
 represents approximately 83.4% of
 the equity value attributable to the
 Circle.com business and SNC common
 stock represents the remaining
 businesses of Snyder Communications
 and approximately 16.6% of the
 equity value attributable to the
 Circle.com business. The percentage
 of Circle.com business' equity value
 represented by SNC common stock is
 subject to change if the total
 number of outstanding shares of
 Circle.com common stock changes or
 if transfers of cash or other
 property between the Circle.com
 business and Snyder Communications'
 remaining businesses occur that are
 accounted for as either capital
 contributions to the Circle.com
 business or as a return of capital
 by the Circle.com business. In
 addition, Snyder Communications may
 convert SNC common stock into
 Circle.com common stock or convert
 Circle.com common stock into SNC
 common stock at any time, based on
 their relative market values.

   Following consummation of the
 merger, Havas Advertising will own
 100% of the SNC common stock and the
 Circle.com common stock will remain
 outstanding.
--------------------------------------------------------------------------------
                         Size of Board; Term of Office
--------------------------------------------------------------------------------
   Snyder Communications' bylaws
 provide that the board of directors       Havas Advertising's statuts
 shall consist of not less than one      provide that its board of directors
 nor more than nine members. Within      must be composed of no less than
 these limits, the actual number of      three but no more than 24 directors.
 directors which constitute the board    Havas Advertising's board of
 of directors is fixed from time to      directors currently consists of 17
 time by the board of directors. The     members.
 Snyder Communications board of
 directors currently consists of
 seven members.

                                           Directors on Havas Advertising's
                                         board serve for six-year terms.
                                         French Company Law provides that
                                         directors may be re-elected for an
                                         unlimited number of additional
                                         terms.

   Directors on Snyder
 Communications' board serve for one-
 year terms or until their successors
 are elected and qualified or until
 their earlier resignation or
 removal.
--------------------------------------------------------------------------------

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                      Nomination and Election of Directors
--------------------------------------------------------------------------------
   Nominations of candidates for           Havas Advertising's board of
 election to the board of directors      directors nominates candidates for
 of Snyder Communications may be made    election or re-election to the board
 at a meeting of stockholders by or      of directors. The election or re-
 at the direction of the board of        election of directors must appear in
 directors or by any stockholder who     the agenda for the shareholders'
 is a stockholder of record at the       meeting at which directors will be
 time of giving notice of nomination,    elected or re-elected. Information
 who is entitled to vote for the         regarding the ages, backgrounds and
 election of directors and who           professional activities during the
 complies with the procedures set        past five years of the candidates
 forth in the bylaws. Any stockholder    for election, and the number of
 of record entitled to vote for the      Havas Advertising shares they own,
 election of directors at a meeting      must be made available to Havas
 of stockholders may nominate persons    Advertising's shareholders from the
 for election as directors only if       date of the convening of the
 timely written notice of the            shareholders' meeting, and must be
 stockholder's intent to make a          addressed before the meeting to any
 nomination is given, either by          registered shareholders upon such
 personal delivery or by U.S. mail,      shareholders' requests made no later
 postage prepaid, to the secretary of    than five days before the
 Snyder Communications. The delivery     shareholders' meeting. In addition,
 of nominations for election to the      if the election of directors is on
 board of directors is subject to the    the agenda of the meeting, any
 same requirements as other              shareholder may propose alternate or
 stockholder proposals, as described     additional candidates.
 under "--Stockholders' Proposals."

                                           Havas Advertising's directors are
                                         elected by its shareholders at an
                                         ordinary meeting. Directors are
                                         elected by a majority of the votes
                                         cast. The chairman of the board is
                                         designated by the board of
                                         directors.
--------------------------------------------------------------------------------

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
               Qualifications of Directors and Employee Directors
--------------------------------------------------------------------------------
   Delaware law provides that              Directors can be individuals or
 directors must be natural persons.      entities, including corporations. If
                                         an entity is a director, it must
                                         appoint an individual to act as its
                                         permanent representative.

   Neither Delaware law nor Snyder
 Communications' certificate of
 incorporation or bylaws require
 board members to have any specific
 qualifications. In particular,
 directors are not required to be
 stockholders or employees of Snyder
 Communications.

                                           French Company Law requires that
                                         directors hold a minimum number of
                                         shares. The minimum number of shares
                                         the directors hold is to be
                                         indicated in the company's statuts.
                                         Havas Advertising's statuts require
                                         that each member of Havas
                                         Advertising's board of directors own
                                         at least one Havas Advertising
                                         share. No more than one-third of
                                         Havas Advertising's directors may be
                                         over 70 years old. If the number of
                                         directors over 70 years of age
                                         exceeds this limit, the oldest
                                         director or directors are deemed to
                                         have resigned automatically. Under
                                         French Company Law, a director of a
                                         company is prohibited from obtaining
                                         a remunerated employment contract
                                         with the company during his term of
                                         office. Nevertheless, an employee of
                                         a company may be appointed as a
                                         director of the company and, under
                                         some conditions, continue to perform
                                         his pre-existing employment contract
                                         during his term of office as a
                                         director; provided however, that the
                                         number of directors having an
                                         employment contract with the company
                                         does not exceed one-third of the
                                         number of directors in office.
--------------------------------------------------------------------------------

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                Duties and Powers of the Board and Board Voting
--------------------------------------------------------------------------------
   Delaware law provides that the          Under French Company Law,
 board of directors has the ultimate     directors have a duty to oversee and
 responsibility for managing the         control the company's management.
 business and affairs of a               Havas Advertising's statuts grant
 corporation. In discharging this        its board of directors the broadest
 function, directors of Delaware         powers available under French
 corporations owe fiduciary duties of    Company law to act on behalf of
 care and loyalty to the corporations    Havas Advertising, provided the
 for which they serve as directors.      action is within Havas Advertising's
 Directors of Delaware corporations      corporate purpose and does not
 also owe fiduciary duties of care       prejudice the powers expressly
 and loyalty to stockholders.            granted to Havas Advertising's
 Delaware courts have held that the      shareholders. Actions taken by Havas
 directors of a Delaware corporation     Advertising's board which are
 are required to exercise an informed    outside the scope of its corporate
 business judgment in the performance    purpose are enforceable by third
 of their duties. An informed            parties against Havas Advertising,
 business judgment means that the        unless Havas Advertising can prove
 directors have informed themselves      that the third party knew or should
 of all material information             have known the act was beyond the
 reasonably available to them.           scope of Havas Advertising's
                                         corporate purpose. The fact that
                                         Havas Advertising's statuts are
                                         publicly available is not sufficient
                                         proof of that knowledge.

   Under Delaware law, the board of
 directors has the power and
 authority to manage and direct the
 business and affairs of the
 corporation, subject to applicable
 law and the corporation's
 certificate of incorporation and
 bylaws.

                                           Each director has one vote on all
                                         matters before the board. However,
                                         the chairman of the board has the
                                         deciding vote in the event of a tie.

   A special meeting of Snyder
 Communications' board of directors
 may be called by the president of
 Snyder Communications on one day's
 notice to each director. A special
 meeting of the Snyder
 Communications' board of directors
 must be called by the president or
 secretary of Snyder Communications
 on one day's notice to each director
 on the written request of a majority
 of the directors.

   A majority of the total number of
 directors constitutes a quorum for
 the transaction of business. The
 vote of the majority of the
 directors present at a meeting at
 which a quorum is present shall be
 the act of the board of directors.
 Any action required or permitted to
 be taken at any meeting of the board
 of directors or of any committee of
 the board of directors may be taken
 without a meeting if all members of
 the board or committee, as the case
 may be, consent in writing and the
 writing or writings are filed with
 the minutes of proceedings of the
 board, or committee.

            Current Rights                      Rights of Holders of
      of SNC Common Stockholders               Havas Advertising ADSs
--------------------------------------------------------------------------------
                 Removal of Directors and Filling of Vacancies
--------------------------------------------------------------------------------
   Any director of Snyder                 Any director of Havas Advertising
 Communications may be removed, with    may be removed, with or without
 or without cause, by the holders of    cause, at any time prior to the
 a majority of the shares then          expiration of their terms of office
 entitled to vote at an election of     by a majority vote of Havas
 directors.                             Advertising's shareholders.


   Snyder Communications' bylaws          As long as at least three
 provide that, in the case of           directors remain on Havas
 vacancies created by removal or        Advertising's board, the remaining
 otherwise, the vacancy be filled by    directors may appoint new directors
 the vote of a majority of the          to fill vacancies on Havas
 directors remaining in office,         Advertising's board resulting from
 although less than a quorum, or by     resignation or death. Havas
 a sole remaining director.             Advertising's shareholders must
                                        confirm the appointment of new
                                        directors at their next meeting.
                                        The term of office of a director
                                        appointed to fill a vacancy created
                                        by death or resignation expires at
                                        the end of his or her predecessor's
                                        term. If less than three directors
                                        remain on the board, a
                                        shareholders' meeting must be
                                        called immediately to elect new
                                        directors.

                                          Under French Company Law, any
                                        change in the composition of the
                                        board of directors caused by the
                                        removal, resignation or death of
                                        one or more directors must be
                                        disclosed to the public within one
                                        month of the change.
--------------------------------------------------------------------------------
                    Classification of the Board of Directors
--------------------------------------------------------------------------------
   Delaware law permits the               French Company Law does not allow
 certificate of incorporation or a      a board of directors to be
 stockholder-adopted by-law to          classified.
 provide that directors be divided
 into one, two or three classes,
 with the term of office of one
 class of directors to expire each
 year.

   The Snyder Communications
 certificate of incorporation does
 not provide for a classified board.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                             Liability of Directors
--------------------------------------------------------------------------------
   Under Delaware law, the duty of         Article 244 of the French Company
 the board of directors of a Delaware    Law provides that directors of a
 corporation may be enforced directly    company can be civilly liable to the
 by the corporation or by a              company or to third parties for
 stockholder on behalf of the            violations of the French Company
 corporation through a derivative        Law, violations of Havas
 action against the board of             Advertising's statuts or for
 directors.                              mismanaging the company.
                                         Mismanagement is broadly defined as
                                         any act, intentional or
                                         unintentional, contrary to the
                                         interest of the company. If
                                         mismanagement results in the
                                         company's bankruptcy, the directors
                                         themselves, in their individual
                                         capacities, may be subject to the
                                         bankruptcy proceedings.

   A corporation organized under
 Delaware law may limit a director's
 personal liability, with certain
 exemptions. Such a limitation must
 be set forth in the corporation's
 certificate of incorporation. The
 Snyder Communications certificate of
 incorporation currently eliminates a
 director's personal liability for
 monetary damages to the fullest
 extent permitted under Delaware law.
 As a result, a Snyder Communications
 director presently has no monetary
 liability except for liability for:

                                           Directors are generally jointly
                                         and severally liable for misconduct
                                         by the board, unless misconduct can
                                         only be attributed to certain
                                         directors. In particular, all of a
                                         company's directors will be jointly
                                         and severally liable for actions
                                         taken by the company's board unless
                                         individual directors can prove they
                                         were against the action, made their
                                         opposition known in the minutes and
                                         took all steps available to them to
                                         prevent the action from being taken.
                                         Third parties, including a company's
                                         shareholders, bringing suit against
                                         one or more directors must prove
                                         they have suffered a loss, either
                                         personally or through the company,
                                         and the directors' action caused the
                                         loss.

 .  breach of the duty of loyalty

 .  acts or omissions not in good
    faith or which involve
    intentional misconduct or a
    knowing violation of the law

 .  declaration of an improper
    dividend or an improper
    redemption of stock or

 .  any transaction from which the
    director derived an improper
    personal benefit.


   In addition, a director of a
 Delaware corporation, in the              Directors can incur criminal
 performance of his duties, is fully     liability for violating certain
 protected in relying, in good faith,    provisions of French Company Law and
 upon the records of the corporation     other laws and regulations,
 and upon the information, opinions,     including employment laws and
 reports or statements presented to      securities laws and regulations
 the corporation by any of the           specific to a company's business. In
 corporation's officers or employees,    particular, French Company Law
 or committees of the board of           provides that a company's directors
 directors, or by any other person as    can be fined and/or sentenced to
 to matters the director reasonably      prison if they, in bad faith and for
 believes are within the other           their own direct or indirect
 person's professional or expert         benefit, use the company's assets or
 competence and who has been selected    credit for purposes which they know
 with reasonable care by or on behalf    are not to the company's benefit.
 of the corporation.

                                           French Company Law prohibits
                                         provisions of the statuts limiting
                                         director liability.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                   Indemnification of Directors and Officers
--------------------------------------------------------------------------------
   The Snyder Communications bylaws        French Company Law prohibits a
 require indemnification of its past,    company from indemnifying its
 present and future directors and        directors and officers against their
 officers to the fullest extent          liabilities as described above.
 permitted under Delaware law.           However, if a director or officer is
                                         sued by a third party and ultimately
                                         prevails in the litigation on all
                                         counts, but is nevertheless required
                                         to bear attorneys' fees and costs,
                                         the company can in some
                                         circumstances reimburse those fees
                                         and costs under an indemnification
                                         arrangement with the director or
                                         officer. Any indemnification
                                         arrangement between Havas
                                         Advertising and any of its directors
                                         or officers must be approved by
                                         Havas Advertising's shareholders.

   Under Delaware law, a corporation
 may indemnify any director or
 officer involved in a third party
 action by reason of their agreeing
 to serve, serving or formerly
 serving as an officer or director of
 the corporation, against expenses,
 judgments, fines and settlement
 amounts paid in the third party
 action, if the director or officer
 acted in good faith and reasonably
 believed that their actions were in,
 or not opposed to, the best
 interests of the corporation and,
 with respect to any criminal
 proceeding, had no reasonable cause
 to believe that his conduct was
 unlawful. In addition, a corporation
 may indemnify any director or
 officer involved in a derivative
 action brought by or on behalf of
 the corporation against expenses
 incurred in the derivative action,
 if the director or officer acted in
 good faith and reasonably believed
 that their actions were in, or not
 opposed to, the best interests of
 the corporation. However, no
 indemnification for expenses in
 derivative actions is permitted
 where the person has been adjudged
 liable to the corporation, unless a
 court finds him entitled to
 indemnification. If a person has
 been successful in defending a third
 party or derivative action,
 indemnification for expenses
 incurred is mandatory under Delaware
 law.

   The statutory provisions for
 indemnification are nonexclusive
 with respect to any other rights,
 such as contractual rights, to which
 a person seeking indemnification may
 be entitled. Snyder Communications
 has not entered into any contractual
 indemnity arrangements with any of
 its directors and officers.

   The Snyder Communications bylaws
 provide that any indemnification
 (unless ordered by a court) is
 required to be paid by Snyder
 Communications only after a
 determination has been made

 .  by the board of directors by a
    majority vote of a quorum
    consisting of directors who were
    not parties to such action, suit
    or proceeding

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------

 .  if a quorum is not obtainable, or
    even if obtainable, a quorum of
    disinterested directors so
    directs, by independent legal
    counsel in a written opinion, or

 .  by the stockholders, that
    indemnification of the director
    or officer is proper in the
    circumstances of the specific
    case because the director or
    officer has met the applicable
    standard of conduct set forth in
    the Snyder Communications bylaws.

   Furthermore, a corporation may
 advance expenses incurred by
 officers and directors in defending
 any action upon receipt of an
 undertaking by the person to repay
 the amount advanced if it is
 ultimately determined that such
 person is not entitled to
 indemnification.
--------------------------------------------------------------------------------
                             Stockholders' Meetings
--------------------------------------------------------------------------------
                                    Meetings
--------------------------------------------------------------------------------
   Annual and Special Meetings.            Ordinary and Extraordinary
 Delaware law and Snyder                 Meetings. Two types of shareholders'
 Communications' bylaws provide for      meetings exist under French Company
 two types of meetings, annual and       Law, ordinary and extraordinary.
 special. Snyder Communications is       Havas Advertising is required to
 required to hold an annual meeting      hold an ordinary meeting of
 on a date set by the board in order     shareholders within six months of
 to elect directors and conduct any      the end of each fiscal year to
 other business as may properly come     approve its annual accounts.
 before the meeting. A special           Ordinary meetings may also be held
 meeting may be held for any purpose     to elect directors, appoint
 or purposes, such as the approval       statutory auditors, determine
 and adoption of a merger, charter       dividends and ratify agreements
 amendment, sale of substantially all    entered into between Havas
 of the assets of the corporation or     Advertising, on the one hand, and
 any other matter requiring              its directors or executive officers,
 stockholder approval; however, the      or corporations or other legal
 business transacted at any special      entities that are affiliates of
 meeting of stockholders is limited      those persons, on the other hand.
 to the purposes stated in the notice    Extraordinary meetings of
 of special meeting.                     shareholders must be held to amend
                                         the statuts, to approve mergers,
                                         spinoffs, asset contributions,
                                         dispositions of all or substantially
                                         all of a company's assets, to create
                                         new classes of capital stock, to
                                         increase or decrease share capital,
                                         to waive shareholders' preferential
                                         subscription rights, to authorize
                                         employee stock option plans, to
                                         issue debt instruments or other
                                         securities convertible, redeemable
                                         or exchangeable into Havas
                                         Advertising shares and to wind up
                                         the Company's business.

            Current Rights                      Rights of Holders of
      of SNC Common Stockholders               Havas Advertising ADSs
--------------------------------------------------------------------------------
                             Right to Call Meetings
--------------------------------------------------------------------------------
   A special meeting may be called        Meetings of Havas Advertising
 at any time by the president or by     shareholders may be called by the
 the board of directors and shall       Havas Advertising board of
 also be called by the secretary at     directors or, if the Havas
 the request in writing of the          Advertising board of directors does
 holders of, in the aggregate, not      not call a meeting under certain
 less than 25% of the outstanding       circumstances, by Havas
 voting power of the corporation        Advertising's statutory auditors.
 entitled to vote at the special        In addition, meetings of Havas
 meeting.                               Advertising shareholders may be
                                        called under certain circumstances
                                        by an agent appointed by the
                                        President of the Commercial Court
                                        in France. Under French Company
                                        Law, any interested party (in the
                                        case of an emergency), holders of
                                        10% or more of Havas Advertising's
                                        capital stock and certain
                                        qualifying organized groups of
                                        shareholders meeting certain
                                        specific conditions may request
                                        that the President of the
                                        Commercial Court appoint an agent
                                        to call a shareholders' meeting.
--------------------------------------------------------------------------------
                               Notice of Meeting
--------------------------------------------------------------------------------
   All notices of meetings of Snyder      Shareholders' meetings must be
 Communications' stockholders must      announced by a preliminary notice
 be sent or otherwise given in          (avis de reunion) at least 30 days
 accordance with Snyder                 prior to the meeting date. The
 Communications' bylaws not less        preliminary notice must set forth
 than ten nor more than 60 days         certain information, including the
 before the date of the meeting. The    agenda for the meeting, a draft of
 notice must specify the place, date    the resolutions to be submitted to
 and hour of the meeting and, in the    the shareholders, a description of
 case of a special meeting, the         the procedures which holders of
 purpose or purposes for which the      bearer shares must follow to attend
 meeting is called.                     the meeting and the procedure for
                                        voting by mail. The preliminary
                                        notice must also be published in
                                        the BALO, a French business
                                        publication. Final notice of the
                                        shareholders' meeting setting forth
                                        the time, date and place of the
                                        meeting must be sent to registered
                                        shareholders and published in a
                                        qualified newspaper and in the BALO
                                        15 days prior to the shareholders'
                                        meeting.
--------------------------------------------------------------------------------

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                             Attendance and Voting
--------------------------------------------------------------------------------
   Stockholders may vote in person or      Holders of Havas Advertising
 by written proxy signed by the          shares in registered form must
 stockholders. The holders of SNC        register their Havas Advertising
 common stock and Circle.com common      shares at least five days prior to a
 stock vote together as a single         meeting of shareholders to be
 class, except in some situations set    entitled to attend and vote at the
 forth in Snyder Communications'         meeting. Holders of Havas
 certificate of incorporation. On all    Advertising shares in bearer form
 matters as to which both SNC common     must deposit, at the places
 stock and Circle.com common stock       indicated in the preliminary notice
 vote together as a single class, (A)    and at least five days prior to a
 each share of SNC common stock will     meeting of shareholders, a
 have one vote and (B) each share of     certificate from an accredited
 Circle.com common stock has a number    financial intermediary, stating that
 of votes equal to the average market    their Havas Advertising shares will
 value of a share of Circle.com          be held by the intermediary until
 common stock, determined quarterly,     the time fixed for the shareholders'
 as of the first trading day of each     meeting. Shareholders may
 quarter (and remaining fixed for        participate in general meetings
 that quarter) over the preceding        either in person or by proxy.
 four calendar quarters or if            Shareholders may vote in person, by
 shorter, for the period beginning on    proxy or by mail.
 the date of the initial issuance of
 Circle.com common stock and ending
 on the last day of the previous
 calendar quarter, divided by the
 average market value of a share of
 SNC common stock over the same
 period.

                                           Proxies must be sent to any
                                         shareholder upon request. In order
                                         to be counted, proxies must be
                                         received at Havas Advertising's
                                         registered office, or at another
                                         address indicated on the notice
                                         convening the meeting, prior to the
                                         date of the meeting. A shareholder
                                         may grant a proxy to his or her
                                         spouse or to another shareholder. A
                                         shareholder that is a corporation
                                         may grant a proxy to a legal
                                         representative. Alternatively, the
                                         shareholder may send a blank proxy
                                         without nominating any
                                         representative. In this case, the
                                         chairman of the meeting must vote
                                         the blank proxy in favor of all
                                         resolutions proposed by the board of
                                         directors and against all others.

                                           Havas Advertising must send
                                         shareholders a voting form to be
                                         used by the shareholder to vote by
                                         mail. The completed form must be
                                         returned to Havas Advertising at
                                         least three days prior to the date
                                         of the shareholders' meeting.

                                           Each Havas Advertising share
                                         entitles its holder to one vote at
                                         ordinary shareholders' meetings.
                                         Under French Company Law, shares
                                         held directly or indirectly by Havas
                                         Advertising are not entitled to
                                         voting rights.
--------------------------------------------------------------------------------

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                                     Quorum
--------------------------------------------------------------------------------
   Snyder Communications' bylaws           For an ordinary shareholders'
 provide that the presence in person     meeting, 25% of the outstanding
 or by proxy of the holders of a         voting power of Havas Advertising
 majority of the shares entitled to      shares must be present for a quorum
 vote at any meeting shall constitute    to exist. For an extraordinary
 a quorum for the transaction of         shareholders meeting, 33.33% of the
 business.                               outstanding voting power of Havas
                                         Advertising shares must be present
                                         for a quorum to exist. If a
                                         shareholders' meeting is reconvened
                                         for lack of a quorum, there is no
                                         quorum requirement for an ordinary
                                         shareholders' meeting, and 25% of
                                         the outstanding voting power must be
                                         present for a quorum to exist for an
                                         extraordinary shareholders' meeting.
--------------------------------------------------------------------------------
                                    Majority
--------------------------------------------------------------------------------
   Except as otherwise provided by         A simple majority of the votes
 applicable Delaware law, when a         cast (for which purpose abstentions
 quorum is present at any                count as votes against) is required
 stockholders' meeting, the              to approve actions taken at ordinary
 affirmative vote of the holders of a    shareholders' meetings. Actions
 majority of the voting rights           taken at extraordinary shareholders'
 represented by the outstanding          meetings require 66.66% of the votes
 shares of SNC common stock and          cast (for which purpose abstentions
 Circle.com common stock present in      count as votes against) for
 person or represented by proxy at       approval. A unanimous vote is
 the stockholders' meeting and           required, however, to increase the
 entitled to vote on the subject         liabilities of shareholders.
 matter is required to approve any
 action taken at an annual or special
 stockholders' meeting.
--------------------------------------------------------------------------------
                     Stockholder Action by Written Consent
--------------------------------------------------------------------------------
   Under Delaware law, unless              Shareholder action by written
 otherwise provided in the               consent, in lieu of a shareholders'
 certificate of incorporation,           meeting, is not allowed under French
 stockholders may take any action        Company Law.
 required or permitted to be taken at
 a stockholders' meeting without a
 meeting if consented to in writing
 by the same number of votes that
 would be required if the action were
 to be taken at a stockholders'
 meeting. Snyder Communications'
 certificate of incorporation does
 not restrict stockholder action by
 written consent.
--------------------------------------------------------------------------------

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                            Stockholders' Proposals
--------------------------------------------------------------------------------
   At an annual meeting of the             Generally, only actions set out in
 stockholders, only business which       a shareholders' meeting agenda may
 has been properly brought before the    be discussed at a shareholders'
 meeting may be conducted. To be         meeting. However, under some
 properly brought before an annual       circumstances, shareholders may
 meeting, business must be (A)           discuss actions that have not been
 specified in the notice of meeting      included in the shareholders'
 given by or at the direction of the     meeting agenda, such as the
 board of directors, and (B)             dismissal of directors or specified
 otherwise properly brought before       other actions. Additional
 the meeting by a stockholder who is     resolutions may be submitted for
 a holder of record at the time          shareholder approval at the
 notice is given, who is entitled to     shareholders' meeting by the board
 vote at the annual meeting and who      of directors if made within 10 days
 complies with the procedures set        of the publication of the
 forth in Snyder Communications'         preliminary notice in the BALO by:
 bylaws.


                                         .  one or more shareholders holding
   For business to be properly              an amount of share capital which
 brought before an annual meeting by        is equal to or exceeds:
 a stockholder, Snyder
 Communications' bylaws require that
 the stockholder give timely notice
 of the business, in proper written
 form, to the secretary of Snyder
 Communications. To be timely, a
 stockholder's notice generally must
 be delivered to or mailed and
 received at Snyder Communications'
 principal executive office not less
 than 45 days nor more than 75 days
 prior to the date on which Snyder
 Communications first mailed its
 proxy materials for the immediately
 preceding annual meeting. To be in
 proper written form, a stockholder's
 notice to the secretary must be set
 forth in writing as to each matter
 the stockholder proposes to bring
 before the annual meeting and
 otherwise meet the requirements set
 forth in Snyder Communications'
 bylaws.

                                            .  4% for the first five million
                                               FF

                                            .  2.5% for amounts between five
                                               million FF and fifty million
                                               FF

                                            .  1% for amounts between fifty
                                               million FF and a hundred
                                               million FF

                                            .  0.5% for amounts in excess of
                                               a hundred million FF or

                                         .  a duly qualified association of
                                            shareholders who have held their
                                            shares in registered form for at
                                            least two years and who together
                                            hold at least 1% of Havas
                                            Advertising's voting rights.

                                           During the two weeks preceding a
                                         meeting of shareholders, any
                                         shareholder may submit by registered
                                         mail questions to the board of
                                         directors relating to the agenda for
                                         the shareholders' meeting. The board
                                         of directors must respond to these
                                         questions.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                       Amendment to Governing Instruments
--------------------------------------------------------------------------------
   Under Delaware law, unless the          Under French Company Law,
 certificate of incorporation            amendment to the statuts requires:
 requires a greater vote, an
 amendment to the certificate of
 incorporation requires:

                                         .  a proposal made by the board of
                                            directors to an extraordinary
                                            shareholders' meeting and

   .  the recommendation of the
      board of directors

                                         .  the affirmative vote of a 66.66%
                                            majority of the votes cast by
                                            shareholders present or
                                            represented (with a quorum of
                                            33.33% on the first call and 25%
                                            on the second call, of the
                                            outstanding voting power of the
                                            company's shares).

   .  the affirmative vote of a
      majority of the outstanding
      stock entitled to vote thereon
      and

   .  the affirmative vote of a
      majority of the outstanding
      stock of each class entitled
      to vote thereon as a class.

                                           The change of a company's
                                         nationality or the increase of the
                                         liabilities of its shareholders both
                                         require unanimous consent of the
                                         shareholders under French Company
                                         Law.

   The Snyder Communications
 certificate of incorporation does
 not provide for the vote of a larger
 portion of the stock for amending
 the certificate of incorporation.

 .  Under Delaware law, stockholders
    have the power to adopt, amend or
    repeal bylaws unless the
    certificate of incorporation
    gives those powers to the
    directors of the corporation.
--------------------------------------------------------------------------------
                                Preferred Stock
--------------------------------------------------------------------------------
   The Snyder Communications                Havas Advertising currently has
 certificate of incorporation             only issued ordinary shares.
 authorizes the Snyder Communications
 board of directors:

 .  to provide for the issuance of
    one or more series of preferred
    stock

 .  to issue up to 5,000,000 shares
    of preferred stock

 .  to fix the designation and number
    of shares of preferred stock and

 .  to determine or alter for each
    series, its voting powers, rights
    in respect of dividends and the
    preferences of such dividends,
    conversion rights, redemption
    rights, liquidation rights and
    the terms of any sinking fund.

   To date, the Snyder Communications
 board of directors has not
 authorized the issuance of any
 series of preferred stock and Snyder
 Communications has not issued any
 shares of preferred stock.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                               Stock Class Rights
--------------------------------------------------------------------------------
   Under Delaware law, any change to       Under French Company Law, any
 the rights of holders of the SNC        change to the rights attached to a
 common stock or any series of           class of stock must be approved by a
 preferred stock would require an        special shareholders' meeting
 amendment to the Snyder                 composed of the holders of the
 Communications certificate of           shares of the class. The change must
 incorporation.                          be approved by a 66.66% majority of
                                         the votes cast.

   Delaware law provides that the
 holders of shares of a class or
 series shall be entitled to vote as
 a class upon a proposed amendment if
 the amendment will:

 .  increase or decrease the
    authorized shares of the class or
    series

 .  increase or decrease the par
    value of the shares of the class
    or series or

 .  alter or change the powers,
    preferences or special rights of
    the shares of the class or series
    so as to affect them adversely.
--------------------------------------------------------------------------------
                  Stockholders' Votes on Certain Transactions
--------------------------------------------------------------------------------
   Generally, under Delaware law,          Under French Company Law, the
 unless the certificate of               following transactions, among
 incorporation provides for the vote     others, require the recommendation
 of a larger portion of the stock,       by the board of directors to the
 completion of a merger,                 extraordinary shareholders' meeting
 consolidation, sale, lease or           and approval by the shareholders at
 exchange of all or substantially all    such meeting:
 of a corporation's assets or
 dissolution requires

                                         .  selling or transferring
                                            substantially all of Havas
                                            Advertising's assets

 .  the approval of the board of
    directors and


                                         .  voluntary liquidation of Havas
 .  approval by the vote of the             Advertising
    holders of a majority of the
    outstanding stock or, if the
    certificate of incorporation
    provides for more or less than
    one vote per share, a majority of
    the votes of the outstanding
    stock of a corporation entitled
    to vote on the matter.

                                         .  completion of a merger or
                                            consolidation and

                                         .  extending the term of Havas
                                            Advertising's existence.

   The Snyder Communications'
 certificate of incorporation does
 not provide for the vote of a larger
 portion of the stock for a merger or
 consolidation.

   Under the rules of the NYSE,
 acquisitions involving

 .  substantial security holders, or

 .  issuance of additional shares of
    common stock of a listed company
    totaling 20% or more of the
    outstanding shares of common
    stock

 require the approval of the holders
 of a majority of the shares voting
 on the acquisition. Other
 transactions do not require
 stockholder approval under the NYSE
 rules.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                              Rights of Inspection
--------------------------------------------------------------------------------
   Delaware law allows any
 stockholder

                                           Under French Company Law,
 .  to inspect                           shareholders are entitled to inspect
                                         copies of the following documents
                                         pertaining to the three most recent
                                         fiscal periods:

   .  the corporation's stock ledger

   .  a list of its stockholders and

   .  its other books and records
      and


 .  to make copies or extracts of
    those materials during normal        .  the meeting minutes and the
    business hours, provided that           attendance sheets from
                                            shareholders' meetings


   .  the stockholder makes a
      written request under oath         .  the stock ledger
      stating the purpose of his
      inspection and

                                         .  the inventories (no copy may be
                                            obtained) and the annual
                                            financial statements


   .  the inspection is for a
      purpose reasonably related to      .  the list of directors
      the person's interest as a
      stockholder.

                                         .  the consolidated financial
                                            statements

                                         .  the reports of the board of
                                            directors

                                         .  the statutory auditors' reports

                                         .  the text and the statement of the
                                            motives of the resolutions
                                            proposed

                                         .  information concerning candidates
                                            for the board of directors

                                         .  the total amount (certified by
                                            the statutory auditors) of the
                                            remuneration paid to the five or
                                            ten most well-paid employees
                                            (five if the total workforce is
                                            less than or equal to 200 people
                                            and ten if it exceeds 200)

                                         .  the total sum of money on which
                                            Article 238bis AA of the French
                                            General Tax Code allows
                                            deductions to be taken and the
                                            list of sponsoring and patronage
                                            assured by the company and

                                         .  if applicable, the labor audit
                                            reports of the company.

                                           In addition, shareholders also
                                         have inspection rights relating
                                         specifically to information relating
                                         to shareholders' meetings.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                                Appraisal Rights
--------------------------------------------------------------------------------
   The rights of stockholders to           French Company Law does not
 demand payment in cash by a             provide for an appraisal procedure
 corporation of the fair value of        allowing dissenting shareholders to
 their shares under certain              have their shares appraised in the
 circumstances are called appraisal      context of a merger or
 rights under Delaware law. Delaware     consolidation. However, French
 law does not afford appraisal rights    Company Law provides that, in
 to holders of shares which are          certain circumstances, including
 either listed on a national             mergers, spin-offs, asset
 securities exchange, quoted on the      contributions and transactions where
 Nasdaq National Market or held of       minority shareholders are given cash
 record by more than 2,000               or stock in exchange for their
 stockholders when the plan of merger    interests in the company, an
 or consolidation converts the shares    independent expert must be appointed
 of stock of the corporation solely      to pass upon the fairness of the
 into shares of stock of the             consideration being offered.
 surviving corporation or stock of
 another corporation (or cash in lieu
 of fractional shares) which is
 either listed on a national
 securities exchange, quoted on the
 Nasdaq National Market or held of
 record by more than 2,000
 stockholders. In addition, Delaware
 law denies appraisal rights to the
 stockholders of the surviving
 corporation in a merger that does
 not require for its approval the
 vote of the stockholders of the
 surviving corporation.

                                           Rights of appraisal are not
                                         available to Havas Advertising
                                         shareholders in the merger.

   Rights of appraisal are not
 available to Snyder Communications
 stockholders in the merger.
--------------------------------------------------------------------------------
                        Preferential Subscription Rights
--------------------------------------------------------------------------------
   No Snyder Communications                Under French Company Law,
 stockholders have preferential          shareholders have preferential
 subscription rights.                    rights to subscribe for additional
                                         shares to be issued on a pro rata
                                         basis. Additional shares may be
                                         subscribed for with cash or by set-
                                         off of cash debts. Shareholders may
                                         also subscribe for any other
                                         securities issued which may either
                                         directly result in, or carry rights
                                         to subscribe for, additional Havas
                                         Advertising shares. Shareholders may
                                         waive their preferential
                                         subscription rights in respect of
                                         any particular offering, either
                                         individually or collectively, at an
                                         extraordinary meeting. In the event
                                         of any waiver, the relevant issuance
                                         of securities must be completed
                                         within the period prescribed by law,
                                         or in the pertinent shareholder
                                         resolution, if shorter, and the
                                         Havas Advertising board of directors
                                         may offer existing holders of shares
                                         a non-transferable priority right to
                                         subscribe to the new securities
                                         issued during a limited period of
                                         time. Preferential subscription
                                         rights, if not previously waived,
                                         are transferable during the
                                         subscription period relating to a
                                         particular offering and may be
                                         quoted on the Paris Bourse.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                               Stock Repurchases
--------------------------------------------------------------------------------
   Under Delaware law, any stock of        For a discussion of Havas
 any class or series may be made         Advertising's ability to purchase
 subject to redemption by the            and hold Havas Advertising's shares,
 corporation at the option of the        see "Description of Havas
 corporation or at the option of the     Advertising Share Capital--
 holders of the stock or upon the        Repurchases of Havas Advertising
 happening of a specified event          Shares."
 provided that immediately following
 any redemption, the corporation has
 one or more shares of one or more
 classes or series of stock, which
 share, or shares together, have full
 voting powers. A Delaware
 corporation may not purchase or
 redeem its own shares of capital
 stock for cash or other property
 when the capital of the corporation
 is impaired or when the purchase or
 redemption would cause any
 impairment of the capital of the
 corporation.

   Snyder Communications' certificate
 of incorporation does not provide
 for the redemption of SNC common
 stock. Circle.com common stock may
 be redeemed in specific
 circumstances set forth in Snyder
 Communications' certificate of
 incorporation.
--------------------------------------------------------------------------------

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                             Anti-Takeover Measures
--------------------------------------------------------------------------------
   Under Delaware law, a corporation       The Conseil des Marches Financiers
 is subject to anti-takeover             requires that any party that
 provisions unless the corporation       acquires 33.33% of the outstanding
 elects in its certificate of            shares of a company is required by
 incorporation or bylaws not to be       law to make a tender offer for all
 governed by the anti-takeover           of that company's outstanding shares
 provisions. Neither the Snyder          (unless an exemption may be
 Communications certificate of           granted). The terms of the tender
 incorporation nor the Snyder            offer must be approved by the COB.
 Communications bylaws contain an        In addition, there are a number of
 election not to be governed by the      provisions available under French
 anti-takeover provisions under          Company Law that have other anti-
 Delaware law. Therefore, Snyder         takeover effects. These provisions
 Communications is governed by the       include, among other things:
 anti-takeover provisions under
 Delaware law which preclude a
 corporation from engaging in any
 "business combination" (i.e.,
 mergers, consolidations and sales of
 substantially all assets, etc.) with
 any person (other than the
 corporation and any direct or
 indirect majority-owned subsidiary
 of the corporation) that owns 15% or
 more of the outstanding voting stock
 of the corporation (except for any
 person whose ownership of shares in
 excess of the 15% limitation is the
 result of action taken solely by the
 corporation) for a period of three
 years following the time that the
 stockholder obtained ownership of
 more than 15% of the outstanding
 voting stock of the corporation. The
 three-year waiting period does not
 apply, however, if:

                                         .  a company's ability to repurchase
                                            up to 10% of its share capital
                                            for the purpose of improving the
                                            financial management of the
                                            capital

                                         .  a company's ability to grant
                                            double voting rights in favor of
                                            shares held on a nominative basis
                                            by the same shareholder for at
                                            least two years

                                         .  a company's ability to increase
                                            its share capital during a tender
                                            offer through prior
                                            authorizations to increase share
                                            capital which has been given by
                                            the shareholders to the board of
                                            directors, provided, however,
                                            that these authorizations
                                            expressly refer to tender offer
                                            periods, the share issuance is
                                            not reserved and is in compliance
                                            with the company's interest

 .  prior to the time the person
    obtained ownership of more than
    15% of the outstanding voting
    stock of the corporation, the
    board of directors of the
    corporation approved either the
    business combination or the
    transaction which resulted in the
    stockholder owning in excess of
    15% of the outstanding voting
    stock

                                         .  limitations on a shareholder's
                                            voting power or ability to hold a
                                            number of shares exceeding a
                                            threshold set by the company, if
                                            such provisions can be foreseen
                                            in the company's statuts

                                         .  shareholders' agreements
                                            providing for preemptive rights
                                            in case of a sale of shares by a
                                            shareholder and

 .  upon completion of the
    transaction which resulted in the
    stockholder owning in excess of
    15% of the outstanding voting
    stock of the corporation, the
    stockholder owned at least 85% of
    the voting stock of the
    corporation outstanding at the
    time that the transaction
    commenced or

                                         .  additional disclosure thresholds
                                            in the company's statuts
                                            providing that any person who
                                            becomes a direct or indirect
                                            holder of more than 2%, or any
                                            multiple of 2%, of its share
                                            capital or voting rights shall
                                            notify the company.

 .  at or subsequent to the time that
    the stockholder obtained more
    than 15% of the outstanding
    voting stock of the corporation,
    the business combination is
    approved by the board of
    directors and authorized at an
    annual or special meeting of
    stockholders, and not by written
    consent, by the affirmative vote
    of at least

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
    66 2/3% of the outstanding voting
    stock that is not owned by the
    acquiring stockholder.

   Under Delaware law, directors
 generally have a duty to act without
 self-interest, on a well-informed
 basis and in a manner they
 reasonably believe to be in the best
 interests of the stockholders.

   Nevertheless, a Delaware court
 will generally apply a policy of
 judicial deference to board of
 director decisions to adopt anti-
 takeover measures in the face of a
 potential takeover where the
 directors are able to show that

 .  they had reasonable grounds for
    believing that there was a danger
    to corporate policy and
    effectiveness from an acquisition
    proposal and

 .  the board action taken was
    reasonable in relation to the
    threat posed.
--------------------------------------------------------------------------------
                       Conflict of Interest Transactions
--------------------------------------------------------------------------------
   Delaware law generally permits          Agreements between a company and a
 transactions between a Delaware         member of its board of directors are
 corporation and a director of that      subject to approval of the board of
 corporation if:                         directors unless the agreement is
                                         entered into at arm's length and in
                                         the ordinary course of business. The
                                         same applies to agreements in which
                                         a director has an indirect personal
                                         interest. The agreement may be
                                         declared void if it is not submitted
                                         to the board of directors for
                                         approval and is proven to be
                                         detrimental to the company.
                                         Additionally, the company's
                                         statutory auditors must be made
                                         aware of the agreement within one
                                         month of its execution and must
                                         submit a report to the company's
                                         shareholders, who then must approve
                                         the agreement at their next meeting.
                                         If the agreement is not approved by
                                         the shareholders, it will remain
                                         enforceable by third parties against
                                         the company, but the company may
                                         hold the interested member of the
                                         board of directors liable for any
                                         damages it suffers as a result
                                         thereof.

 .  the material facts as to the
    director's interest are disclosed
    to the board of directors and a
    majority of disinterested
    directors approve the transaction

 .  the material facts as to the
    director's interest are disclosed
    to the stockholders and the
    holders of a majority of shares
    entitled to vote thereon approve
    the transaction or

 .  the transaction is fair to the
    corporation at the time it is
    authorized by the board of
    directors or the stockholders.
--------------------------------------------------------------------------------
                               Loans to Directors
--------------------------------------------------------------------------------
   Under Delaware law, loans can           French Company Law does not allow
 generally be made to directors upon     a company to make any loan to any
 approval by the board of directors.     individual member of the board of
 The ability of the corporation to       directors or their dependents. A
 make the loan will be subject to the    company may make loans to members of
 satisfaction of the procedures and      the board of directors that are
 conditions described in "--             entities, but not to the individual
 Conflict of Interest Transactions."     representing the entity, provided
                                         conflict of interest transaction
                                         procedures and conditions are
                                         satisfied. See "--Conflict of
                                         Interest Transactions" for further
                                         description of these conditions.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                                   Dividends
--------------------------------------------------------------------------------
   Delaware law permits a corporation      Dividends, if any, are decided at
 to pay dividends out of (A) surplus     ordinary meetings of shareholders
 (the excess of net assets of the        and are generally paid once a year.
 corporation over capital), or (B) if    Interim dividends may be paid if
 the corporation does not have           they are approved by the Havas
 adequate surplus, net profits for       Advertising board of directors and
 the current or immediately preceding    distributed in accordance with
 fiscal year, unless the net assets      French Company Law.
 are less than the capital of any
 outstanding preferred stock. In
 determining the amount of surplus of
 a Delaware corporation, the assets
 of the corporation, including stock
 of subsidiaries owned by the
 corporation, must be valued at their
 fair market value as determined by
 the board of directors, without
 regard to their historical book
 value.

                                           The Havas Advertising board of
                                         directors examines the financial
                                         statements each fiscal year and
                                         recommends how to dispose of all
                                         unappropriated profits.
                                         Distributable profits of Havas
                                         Advertising are distributed as
                                         dividends, unless the Havas
                                         Advertising shareholders decide
                                         otherwise at the ordinary meeting.
                                         Distributable profits are equal to:


   Snyder Communications' certificate
 of incorporation provides that          .  net profits for the year plus
 dividends on SNC common stock may be
 declared and paid when, as and if
 declared by the board of directors
 out of assets legally available for
 the payment of dividends, provided
 that the amount of dividends payable
 shall not exceed the amount that
 would then be legally available for
 the payment of dividends under
 Delaware law if the assets of Snyder
 Communications attributable to the
 SNC common stock were held by a
 separate Delaware corporation.

                                         .  profits carried forward plus

                                         .  distributable reserves minus

                                         .  losses carried forward minus

                                         .  amounts to be allocated by law or
                                            in accordance with the Havas
                                            Advertising statuts as reserves.

                                           The Havas Advertising board of
                                         directors, at its discretion, may
                                         propose a dividend that is payable
                                         in cash or shares. If the
                                         shareholders' meeting approves the
                                         proposal, Havas Advertising
                                         shareholders may elect to receive
                                         the dividends to which they are
                                         entitled entirely in cash or
                                         entirely in shares, plus or minus
                                         cash for fractional amounts. The
                                         value of the Havas Advertising
                                         shares is determined by reference to
                                         the price of the shares on the Paris
                                         Bourse and cannot be less than their
                                         nominal value.

                                           Under French Company Law, the
                                         ordinary shareholders' meeting at
                                         which annual dividends may be
                                         declared must be held within six
                                         months of the end of the company's
                                         prior fiscal year unless otherwise
                                         authorized by court order. Annual
                                         dividends must be paid within nine
                                         months of the end of the company's
                                         prior fiscal year, unless otherwise
                                         authorized by court order. Dividends
                                         are payable to persons holding
                                         shares issued with a right to the
                                         dividends for that year on the date
                                         of payment. Dividends not claimed
                                         within five years of the date of
                                         payment become the property of the
                                         French state.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs

--------------------------------------------------------------------------------
                                           If earnings are sufficient, the
                                         Havas Advertising board of directors
                                         may, without the approval of
                                         shareholders, declare and pay
                                         interim dividends on the basis of
                                         audited accounts. French Company Law
                                         requires that interim dividends
                                         amount to at least five francs per
                                         share. Interim dividends may also be
                                         paid in stock in lieu of cash. Havas
                                         Advertising has never paid an
                                         interim dividend.
--------------------------------------------------------------------------------
                               Stockholder Suits
--------------------------------------------------------------------------------
   Under Delaware law, a stockholder       Under French Company Law, one or
 may bring a derivative action on        more shareholders can sue the
 behalf of the corporation to enforce    directors of the company, on behalf
 the rights of the corporation. A        of the company, for damages suffered
 person may institute and maintain a     by the company. Any damages awarded
 derivative suit only if the person      are paid to the company. One or more
 was a stockholder at the time of the    shareholders can also sue the
 transaction which is the subject of     directors of the company, in his or
 the suit or their stock was             her own name, for damages personally
 transferred to them by operation of     suffered by him or her. In such a
 law. Additionally, under Delaware       case, any damages awarded are paid
 case law, the plaintiff generally       to the dissenting shareholder or
 must be a stockholder not only at       shareholders. There are no class
 the time of the transaction which is    action lawsuits permitted under
 the subject of the suit, but also       French Company Law.
 through the duration of the
 derivative suit. Delaware law also
 requires that the derivative
 plaintiff make a demand on the
 directors of the corporation to
 assert the corporate claim before
 the suit may be prosecuted by the
 derivative plaintiff, unless the
 demand would be futile.
--------------------------------------------------------------------------------
Limitation on Enforceability of Civil Liabilities Under U.S. Federal Securities
                                      Laws
--------------------------------------------------------------------------------
         Ability to Bring Suits, Enforce Judgments and Enforce U.S. Law
--------------------------------------------------------------------------------
   Snyder Communications is a U.S.         See "Enforceability of Civil
 company incorporated under the laws     Liabilities."
 of Delaware. All of its directors
 and officers are residents of the
 U.S., and Snyder Communications has
 substantial assets located in the
 U.S. As a result, U.S. investors
 generally can initiate lawsuits in
 the U.S. against Snyder
 Communications and its directors and
 officers and can enforce lawsuits
 based on U.S. federal securities
 laws in U.S. courts.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                              Short Swing Profits
--------------------------------------------------------------------------------
   Directors and officers of Snyder        Under French Company Law, the
 Communications are governed by rules    chairman of the board of directors,
 under the Exchange Act that may         the members of the board of
 require directors and officers to       directors, the officers and the
 forfeit to Snyder Communications any    permanent representatives of legal
 "short swing" profits realized from     entities exercising the
 purchases and sales, as determined      aforementioned functions, are
 under the Exchange Act and the rules    required to register or deposit with
 thereunder, of Snyder Communications    a bank or a broker their shares in
 equity securities.                      the company, its subsidiaries, its
                                         parent company or other subsidiaries
                                         thereof. This requirement extends as
                                         well to their minor children and to
                                         spouses with whom they are married
                                         under a community property regime.
                                         This requirement is intended to
                                         permit the COB to identify and
                                         verify the validity of any
                                         transactions on the company's shares
                                         made by these persons.
--------------------------------------------------------------------------------
                          Proxy Statements and Reports
--------------------------------------------------------------------------------
                      Notices and Reports to Stockholders
--------------------------------------------------------------------------------
   Under the Exchange Act proxy            Under French Company Law, Havas
 rules, Snyder Communications must       Advertising must comply with notice
 comply with notice and disclosure       and disclosure requirements prior to
 requirements relating to the            any shareholders' meetings.
 solicitation of proxies for
 stockholder meetings.
--------------------------------------------------------------------------------
                             Reporting Requirements
--------------------------------------------------------------------------------
                                           Under French Company Law, within
   As a U.S. public company, Snyder      one month of its annual ordinary
 Communications must file with the       shareholders' meeting, a French
 SEC, among other reports and            company is required to file the
 notices:                                following with the appropriate
                                         Commercial Court:


 .  an annual report on Form 10-K
    within 90 days after the end of      .  The annual financial statements
    each fiscal year


                                         .  The management report
 .  quarterly reports on Form 10-Q
    within 45 days after the end of
    each fiscal quarter and

                                         .  The statutory auditors' report on
                                            the annual financial statements
                                            and

 .  current reports on Form 8-K upon
    the occurrence of important
    corporate events.

                                         .  The proposal for the allocation
                                            of the result submitted to the
                                            shareholders and the resolution
                                            passed.

                                           As a company at the head of a
                                         group of companies, Havas
                                         Advertising must also file
                                         consolidated financial statements, a
                                         group management report, and the
                                         statutory auditors' report.

                                           As a company listed on the
                                         official market, Havas Advertising
                                         is also required to file the
                                         inventory of the securities listed
                                         in the corporate portfolio as of the
                                         close of the fiscal year.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                                           In addition, as a publicly-held
                                         company, Havas Advertising is
                                         required to:

                                         .  Publish annually, in the BALO
                                            (Bulletin des Annonces Legales
                                            Obligatoires), within four months
                                            of the close of the fiscal year
                                            and at least 15 days prior to the
                                            annual ordinary shareholders'
                                            meeting, the following documents
                                            and to clearly manifest on the
                                            face thereof that they have been
                                            verified by the statutory
                                            auditor:

                                            .  The annual financial
                                               statements

                                            .  The proposal for the
                                               allocation of the result, in
                                               table format proposed by the
                                               general accounting form and

                                            .  The consolidated financial
                                               statements.

                                         .  Publish, within 45 days following
                                            the approval of the annual
                                            financial statements by the
                                            annual ordinary general
                                            shareholders' meeting, a separate
                                            insertion in the BALO of:

                                            .  The approved annual financial
                                               statements

                                            .  The decision of the allocation
                                               of the result and

                                            .  The consolidated accounts
                                               reviewed by the statutory
                                               auditor.

                                         .  Publish within four months of the
                                            end of the first semester a table
                                            of activity and results and a
                                            report on the semester's
                                            activity.

                                         .  Publish, within 45 days of the
                                            end of each quarter, broken-down
                                            by each branch of activity:

                                            .  The amount of turnover for the
                                               quarter, and, if applicable,
                                               the amount of turnover for the
                                               previous quarters in that
                                               fiscal period and a comparison
                                               of those figures with those
                                               from the preceding year and

                                            .  A consolidated statement of
                                               the net amount of turnover.

            Current Rights                       Rights of Holders of
      of SNC Common Stockholders                Havas Advertising ADSs
--------------------------------------------------------------------------------
                            Disclosure of Interests
--------------------------------------------------------------------------------
   Acquirors of Snyder                     Under French Company Law, when a
 Communications' equity securities       shareholder gains possession of more
 are subject to disclosure               than a twentieth, a tenth, a fifth,
 requirements under Section 13(d)(1)     a third, half or two-thirds of the
 of the Exchange Act and Rule 13d-1      capital or the voting rights of a
 thereunder, which provide that any      company, that shareholder is
 person who becomes the beneficial       required to inform the company of
 owner of more than 5% of the            the total number of actions held by
 outstanding Snyder Communications'      it within 15 days of such
 common stock must, within 10 days       acquisition and inform the market
 after such acquisition                  regulatory body (Conseil des Marches
                                         Financiers) within five trading days
                                         of such acquisition. The same
                                         disclosure is required in the event
                                         that a shareholder's interest drops
                                         below any one of the specified
                                         levels.

 .  file a Schedule 13D with the SEC
    disclosing specified information
    and

 .  send a copy of the Schedule 13D
    to Snyder Communications and to
    each securities exchange on which
    the security is traded.

                                           In addition, Havas Advertising's
                                         statuts require that any person who
                                         becomes, directly or indirectly, the
                                         owner of more than 2% of its share
                                         capital or voting rights must notify
                                         the company by registered mail,
                                         return receipt requested, within 15
                                         days of the number of shares it
                                         holds. The same notification
                                         requirement applies to each
                                         subsequent increase or decrease in
                                         ownership of 2% or whole multiples
                                         of 2%.

                                           For more information, see
                                         "Description of Havas Advertising
                                         Share Capital--Requirements for
                                         Holdings Exceeding Specified
                                         Percentages."

                      ENFORCEABILITY OF CIVIL LIABILITIES

  Havas Advertising is organized under the laws of France. A majority of Havas Advertising's directors and officers and its external auditors are non-U.S. residents. As a result, Havas Advertising has been advised by Clifford Chance Selafa, its French counsel, that you may not be able to effect service of process within the United States upon these persons or to enforce, in U.S. courts, judgments against these persons or against Havas Advertising predicated upon any civil liability provisions of the U.S. federal or state securities laws. In addition, Havas Advertising has been advised by Clifford Chance Selafa that you may not be able to enforce civil liabilities predicated upon U.S. federal or state securities laws in France against Havas Advertising and its directors and officers. If an original action is brought in France, predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought. Actions for enforcement in France of judgments of U.S. courts rendered against these French persons would require them to waive their right under Article 15 of the French Civil Code to be sued only in France. Havas Advertising believes that none of these French persons have waived this right with respect to actions predicated solely upon the U.S. federal securities laws. In addition, actions in the United States under the U.S. federal securities laws could be affected under some circumstances by the French law of July 26, 1968, as modified by a law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons for actions under the U.S. federal securities laws.

                       RESALES OF HAVAS ADVERTISING ADSs

  Bear, Stearns & Co. Inc. This proxy statement/prospectus is also a prospectus for the resale by Bear, Stearns & Co. Inc. of the Havas Advertising ADSs to be received from Charles E. Smith Jewish Day School of Greater Washington, Inc. in connection with existing forward purchase contracts with Bear Stearns. Bear, Stearns will receive all of the Havas Advertising ADSs which Charles E. Smith Jewish Day School receives in the merger. This number will not be known until the effective time of the merger. If the merger had taken place on August 15, 2000, Bear, Stearns would have received 1,414,872 Havas Advertising ADSs, the maximum amount deliverable under the forward purchase contracts with Charles E. Smith Jewish Day School. This amount represents approximately 1.5% of the total amount of Havas Advertising ADSs (and 0.6% of the total amount of Havas Advertising ADSs and Havas Advertising shares taken together). For a description of these forward purchase contracts, please see "The Merger-- Restrictions on Resales by Affiliates."

  Bear, Stearns has no material relationship with Snyder Communications, and has a principal business address of 245 Park Avenue, New York, New York 10167. Bear, Stearns is also party to a forward purchase contract concerning the SNC common stock and Circle.com common stock owned by each of Michele D. Snyder and USN College Marketing, L.P. See "The Merger--Restrictions on Resales by Affiliates."

  Bear, Stearns is deemed to be an underwriter of the Havas Advertising ADSs to be received from Charles E. Smith Jewish Day School.

  Limitation on Resale Period. This proxy statement/prospectus may not be used as a prospectus by Bear, Stearns in connection with any offer or sale of Havas Advertising ADSs at any time after the fifteenth trading day following the completion of the merger.

                           EXCHANGE RATE INFORMATION

  Under the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as EMU, was implemented on January 1, 1999 and a single European currency, known as the euro, was introduced. The following 11 member states participate in EMU and have adopted the euro as their national currency: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. The legal rate of conversion between French francs and the euro was fixed on December 31, 1998 at
(Euro)1.00 = FF 6.55957.

  Havas Advertising shares are denominated in euro. Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar price of Havas Advertising ADSs when they become quoted on the Nasdaq National Market System. In addition, since any cash dividends that Havas Advertising pays to its shareholders will be denominated in euro, exchange rate fluctuations will affect the U.S. dollar amounts which owners of ADSs will receive on conversion of dividends.

  The following table shows the French franc/U.S. dollar exchange rate for 1994 through 1998 based on the noon buying rate expressed in French francs per $1.00, and the U.S. dollar/euro exchange rate for 1999 and 2000 based on the noon buying rate expressed in U.S. dollars per euro, as well as the hypothetical U.S. dollar/euro exchange rate for 1998. Although the euro was not introduced until 1999, Havas Advertising has restated its financial information in euro for prior years based on the legal rate of conversion between French francs and the euro established on December 31, 1998. The hypothetical 1998 U.S. dollar/euro exchange rate information has been calculated by converting the 1998 French franc/U.S. dollar exchange rate information into euro using the euro/French franc legal rate of conversion. The following rates are provided for your convenience and, unless otherwise indicated, have not been used in the preparation of Havas Advertising's consolidated financial statements included in this proxy statement/prospectus.

                                         Period    Average
Year                                       End    Rate (1)       High       Low
----                                     ------   --------       ----       ---
U.S. dollar/euro
2000 (through August 14, 2000)......... $  0.9037 $  0.9535 $  1.0335 $  0.8891
1999...................................    1.0070    1.0653    1.1812    1.0016
1998...................................    1.1741    1.1119    1.2176    1.0558
French franc/U.S. dollar
1998................................... FF 5.5870 FF 5.8995 FF 6.2130 FF 5.3875
1997...................................    6.0190    5.8393    6.3491    5.1932
1996...................................    5.1928    5.1158    5.2850    4.9025
1995...................................    4.8975    4.9864    5.3870    4.7755
1994...................................    5.3445    5.5458    5.9785    5.1120

(1) The average of the noon buying rates for French francs or euro, as the case may be, on the last business day of each month during the relevant period.

  For a discussion of the impact of exchange rate fluctuations on Havas Advertising's results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Havas Advertising--Impact of Changes in Foreign Currency Exchange Rates and Interest Rates."

                           FORWARD-LOOKING STATEMENTS

  This proxy statement/prospectus includes forward-looking statements. Havas Advertising and Snyder Communications have based these forward-looking statements on their current expectations and projections about future events. These forward-looking statements are subject to risks and uncertainties that could cause their actual results and financial position to differ materially from the information presented in this document, including, among other things:

  .  the general economic conditions in their principal markets

  .  their ability to retain existing clients and attract new ones

  . the unanticipated loss of an important client or a portion of a client's business as well as changes in advertising and marketing budgets of clients

  . their ability to retain key personnel while continuing to control labor costs

  .  the impact of competition in their industry

  . their ability to implement their growth strategies and to successfully integrate businesses they acquire and

  .  their ability to adjust to the changing trends in their industry.

  Forward-looking statements can be identified by the use of forward-looking words, such as "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity" or the negative of those terms or other variations of those terms or comparable words or expressions.

  All forward-looking statements are inherently uncertain as they are based on Havas Advertising's and Snyder Communications' current expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/prospectus might not occur.

                                 LEGAL MATTERS

  The validity of the Havas Advertising shares underlying the Havas Advertising ADSs offered by this proxy statement/prospectus to be issued to holders of SNC common stock in the merger have been passed upon for Havas Advertising by Clifford Chance Selafa, Paris, France.

  United States federal income tax consequences relating to the merger will be passed upon for Havas Advertising by Hogan & Hartson L.L.P., Washington, D.C., and for Snyder Communications by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Havas Advertising contained in this proxy statement/prospectus for the years ended December 31, 1999 and 1998, have been audited by Barbier Frinault & Associes, a member firm of Andersen Worldwide, independent public accountants, as indicated in their report, and are included in this proxy statement/prospectus in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Media Planning, S.A. contained in this proxy statement/prospectus for the years ended December 31, 1998 and 1997 have been audited by Arthur Andersen & cia S.Com., a member firm of Andersen Worldwide, independent public accountants, as indicated in their report, and are included in this proxy statement/prospectus in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Snyder Communications, the combined financial statements of SNC and the combined financial statements of Circle.com incorporated by reference in this proxy statement/prospectus and included in Snyder Communications' Form 10-K for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, and are incorporated by reference in this proxy statement/prospectus in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

Havas Advertising and Subsidiaries

Report of Independent Public Accountants.................................  F-2
Consolidated Statements of Income........................................  F-3
Consolidated Balance Sheets..............................................  F-4
Consolidated Statements of Shareholders' Equity and Comprehensive
 Income..................................................................  F-5
Consolidated Statements of Cash Flows....................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

Media Planning, S.A. and Dependent Companies

Auditors' Report on Consolidated Financial Statements.................... F-28
Consolidated Balance Sheets as of September 30, 1999..................... F-29
Consolidated Financial Statements of Income for the Nine Month Period
 Ended September 30, 1999................................................ F-31
Notes to Consolidated Financial Statements............................... F-32

Auditors' Report on Consolidated Financial Statements.................... F-47
Consolidated Balance Sheets as of December 31, 1998 and 1997............. F-49
1998 and 1997 Consolidated Statements of Income.......................... F-50
Notes to 1998 Consolidated Financial Statements.......................... F-52

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Havas Advertising

   We have audited the accompanying consolidated balance sheets of HAVAS ADVERTISING (a French corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the years then ended, expressed in euro. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HAVAS ADVERTISING and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

   Also, in our opinion, the translated amounts in the accompanying financial statements translated into U.S. dollars have been computed on the basis set forth in Note 2 to the accompanying consolidated financial statements.

                                              Barbier Frinault &
                                                   Associes
                                          Member firm of Andersen Worldwide


                                           /s/ Christian Chiarasini
                                          __________________________
                                            Christian Chiarasini
Neuilly-sur-Seine, France
April 20, 2000 except for
the effect of the stock
split effective on
May 26, 2000 on all share
and per share amounts
presented within the
accompanying financial
statements for which the
date is May 26, 2000.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                Years ended December 31,
                                            ----------------------------------
                                      Note      1999         1999       1998
                                      ----- ------------- ----------  --------
                                            (In US Dollar   (in euro 000's
                                              000's)(1)    except per share
                                                               amounts)
Net revenues.........................         1,027,121    1,124,380   872,767
                                              ---------   ----------  --------
Operating Expenses:
  Compensation and related costs.....   10     (602,350)    (659,387) (523,328)
  Stock based compensation...........            (4,225)      (4,625)  (16,400)
  General and administrative non
   payroll costs.....................          (319,135)    (349,354) (270,405)
  Compensation to former shareholders
   of acquired businesses............    9      (15,933)     (17,442)   (6,725)
  Amortization of goodwill and other
   intangibles.......................    6      (18,780)     (20,558)  (16,103)
                                              ---------   ----------  --------
    Total operating expenses.........          (960,423)  (1,051,366) (832,961)
                                              ---------   ----------  --------
Operating income.....................            66,698       73,014    39,806
                                              ---------   ----------  --------
  Interest (expense).................           (25,761)     (28,200)  (30,403)
  Interest income....................            23,894       26,157    20,795
  Exchange rate gains/losses.........             1,086        1,189      (740)
  Net gain/loss on trading
   securities........................             3,238        3,544     2,994
  Other .............................              (150)        (165)     (437)
                                              ---------   ----------  --------
Financial income (expense)--Net......             2,307        2,525    (7,791)
                                              ---------   ----------  --------
Income from operations before income
 tax.................................            69,005       75,539    32,015
  Provision for income tax...........   12      (35,973)     (39,379)  (33,787)
  Minority interests.................           (14,173)     (15,515)   (9,270)
  Equity in earnings (losses) of
   investees.........................    7        4,184        4,580      (203)
                                              ---------   ----------  --------
Net income (loss)....................            23,043       25,225   (11,245)
                                              ---------   ----------  --------
Net income (loss) per share(2):         14
  Basic..............................              0.16         0.18     (0.09)
                                              ---------   ----------  --------
  Diluted............................              0.15         0.16     (0.09)
                                              =========   ==========  ========

--------
(1) Translation of amounts from euro ("(Euro)") into US dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of
    (Euro)1 = $0.9135 on August 15, 2000

(2) Reflects the effect of May 2000 stock split (see Note 21)

   The consolidated statements of income have been prepared in French francs and translated into euro using the fixed exchange rate as of January 1, 1999 of
(Euro)1 = FF 6.55957.

  The accompanying notes are an integral part of these consolidated financial statements.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                       December 31,
                                             ----------------------------------
                                        Note     1999        1999       1998
                                        ---- ------------- ---------  ---------
                                             (In US Dollar   (in euro 000's
                                               000's)(1)    except per share
                                                                amounts)
                ASSETS
Current assets:
 Cash and cash equivalents............           247,506     270,943    213,499
 Marketable securities................     4       1,867       2,044        --
 Accounts receivable, net of reserve
  for doubtful accounts of 15,573 and
  16,233 as of 12/31/1999 and 1998,
  respectively........................           718,225     786,234    858,250
 Costs billable to clients............            34,200      37,438     38,188
 Prepaid expenses and advances to
  suppliers...........................            34,627      37,906     22,054
 Other receivables....................            45,008      49,270     55,114
 Deferred tax assets..................    12      17,799      19,484     10,742
 Other current assets.................            60,999      66,775     54,299
                                               ---------   ---------  ---------
 Total current assets.................         1,160,231   1,270,094  1,252,146
                                               =========   =========  =========
Noncurrent assets:
 Property and equipment, net..........     5     121,319     132,807    111,676
 Goodwill and other intangible assets,
  net.................................     6     702,526     769,049    510,501
 Equity investments...................     7      45,018      49,281      5,839
 Noncurrent deferred tax assets.......    12      13,899      15,215     19,203
 Other assets.........................            46,041      50,400     13,141
                                               ---------   ---------  ---------
 Total noncurrent assets..............           928,803   1,016,752    660,360
                                               =========   =========  =========
 Total assets.........................         2,089,034   2,286,846  1,912,506
                                               =========   =========  =========
 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Short-term borrowings................     8     127,257     139,307    113,783
 Current maturities of long-term
  borrowings..........................     8      25,773      28,213     18,468
 Short-term obligations under capital
  leases..............................             2,689       2,944      2,266
 Accounts payable.....................           509,273     557,496    711,339
 Other payables.......................           298,885     327,187    237,848
 Advances from clients................           172,222     188,530    205,414
 Related parties payable..............            56,112      61,425        --
 Accrued compensation.................  9,10      17,663      19,335     20,164
 Deferred tax liabilities.............    12       1,142       1,250      1,178
 Deferred income......................            32,399      35,467     21,943
 Other current liabilities............             8,230       9,010        --
                                               ---------   ---------  ---------
 Total current liabilities............         1,251,645   1,370,164  1,332,403
                                               ---------   ---------  ---------
Noncurrent liabilities
 Long-term borrowings.................     8      82,578      90,397     61,490
 Convertible bonds....................     8     169,591     185,650        --
 Long-term obligations under capital
  leases..............................    15      11,418      12,499     13,902
 Accrued compensation.................  9,10      14,728      16,122      9,029
 Deferred tax liabilities.............    12       2,223       2,434        885
 Accrued pensions and other benefits
  costs...............................    11      18,861      20,647     21,056
 Other liabilities....................            17,673      19,347     17,603
                                               ---------   ---------  ---------
 Total noncurrent liabilities.........           317,072     347,096    123,965
                                               ---------   ---------  ---------
Minority interests....................            29,119      31,876     21,726
                                               ---------   ---------  ---------
Shareholders' equity
 Common stock: FRF 50 par value,
  145,889,560 and 136,494,580 shares
  issued and outstanding at December
  31, 1999 and 1998, respectively(2)..            55,500      60,756     54,820
 Additional paid-in capital...........           446,708     489,007    431,049
 Retained earnings....................           (15,808)    (17,305)   (23,777)
 Accumulated other comprehensive
  income..............................            17,141      18,764     (3,526)
 Less-Treasury stock, at cost,
  6,000,000 and 7,343,860 shares at
  December 31, 1999 and 1998
  respectively(2).....................           (12,343)    (13,512)   (24,154)
                                               ---------   ---------  ---------
 Total Shareholders' Equity...........           491,198     537,710    434,412
                                               ---------   ---------  ---------
Total Liabilities and Shareholders'
 Equity...............................         2,089,034   2,286,846  1,912,506
                                               =========   =========  =========

-------
(1) Translation of amounts from euro ("(Euro)") into US dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of
    (Euro)1 = $0.9135 on August 15, 2000
(2) Reflects the effect of May 2000 stock split (See Note 21)

   The consolidated balance sheets have been prepared in French francs and translated into euro using the fixed exchange rate as of January 1, 1999 of
(Euro)1 = FF 6.55957.

  The accompanying notes are an integral part of these consolidated financial statements.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

                  In thousands of Euro except number of shares

                                                                           Unrealized
                          Number of         Additional                      Gain on    Currency      Total
                            shares   Common  paid-in   Retained  Treasury  Marketable Translation Shareholder
                          (000,s)(1) Stock   Capital   Earnings   Stock    Securities Adjustment    Equity
                          ---------- ------ ---------- --------  --------  ---------- ----------- -----------
Balance at December 31,
 1997...................   104,969   43,058  243,139      (299)  (18,094)     --         4,759      272,563
Comprehensive loss:
 Net loss...............       --       --       --    (11,245)      --       --           --       (11,245)
 Currency translation
  adjustment............       --       --       --        --        --       --        (8,285)      (8,285)
 Total comprehensive
  loss..................       --       --       --    (11,245)      --       --        (8,285)     (19,530)
Dividends (per share
 amount: (Euro)0.11)....     1,333      508    9,766   (12,230)      --       --           --        (1,956)
Treasury stock
 transactions...........       664      --    10,377       --     (6,060)     --           --         4,317
Exercise of stock
 options................       905      345    3,174       --        --       --           --         3,519
Stock-based
 compensation...........       --       --    14,252       --        --       --           --        14,252
Common stock issuance--
 convertible bonds......    28,624   10,909  150,341       --        --       --           --       161,250
Other...................       --       --       --         (3)      --       --           --            (3)
                           -------   ------  -------   -------   -------      ---       ------      -------
Balance at December 31,
 1998...................   136,495   54,820  431,049   (23,777)  (24,154)     --        (3,526)     434,412
                           -------   ------  -------   -------   -------      ---       ------      -------
Change in par value(2)..       --     2,715   (2,715)      --        --       --           --           --
Comprehensive income:
 Net income.............       --       --       --     25,225       --       --           --        25,225
 Currency translation
  adjustment............       --       --       --        --        --       --        21,784       21,784
 Unrealized gains on
  Securities............       --       --       --        --        --       506          --           506
 Total comprehensive
  income................       --       --       --     25,225       --       506       21,784       47,515
Dividends (per share
 amount: (Euro)0.13)....       --       --       --    (18,686)      --       --           --       (18,686)
Treasury stock
 transactions...........     1,344      --       121       --     10,642      --           --        10,763
Exercise of stock
 options and warrants...     3,192    1,277   17,208       --        --       --           --        18,485
Common stock issuance--
 convertible bonds......     4,859    1,944   43,344       --        --       --           --        45,288
Other...................       --       --       --        (67)      --                    --           (67)
                           -------   ------  -------   -------   -------      ---       ------      -------
Balance at December 31,
 1999...................   145,890   60,756  489,007   (17,305)  (13,512)     506       18,258      537,710
                           =======   ======  =======   =======   =======      ===       ======      =======

--------
(1) Reflects the effect of May 2000 stock split (see Note 21)

(2) In connection with the conversion of French francs common stock into euro, the par value of 50 francs per share has been converted and increased up to 8 euro per share (the equivalent of 50 francs being 7.62). The effect of the increase was deducted from paid-in capital.

   The consolidated statements of shareholders' equity and comprehensive income have been prepared in French francs and translated into euro using the fixed exchange rate as of January 1, 1999 of (Euro)1 = FF 6.55957.

  The accompanying notes are an integral part of these consolidated financial statements.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Years ended December 31,
                                          -------------------------------------
                                              1999         1999         1998
                                          ------------- -----------  ----------
                                          (In US Dollar (in euro 000's except
                                             000's)*      per share amounts)
Cash flows from operating activities
 Net income (loss):                           23,043         25,225     (11,245)
 Adjustments made to reconcile net
  income (loss) to net cash provided by
  operating activities:
 Minority interests.....................      14,173         15,515       9,270
 Amortization and depreciation..........      53,301         58,348      44,853
 Stock based compensation--Parent
  company plan..........................       1,149          1,258      14,252
 Convertible debt expense accrued until
  conversion date.......................         615            673       3,948
 (Gain) Loss on disposal of fixed
  assets................................      (4,442)        (4,863)        (13)
 Equity in (earnings) losses of
  investees.............................      (4,183)        (4,580)        203
 Change in assets and liabilities:
  Cost billable to clients..............       9,644         10,557       3,961
  Accounts receivable...................      31,968         34,995     (73,758)
  Prepaid and advances to suppliers.....      (7,184)        (7,864)     (6,187)
  Other receivables.....................      26,493         29,002       3,204
  Other assets..........................     (27,282)       (29,865)     (3,319)
  Advances from clients.................     (44,588)       (48,810)     58,224
  Accounts payable......................     (28,885)       (31,620)     19,739
  Other payables........................      54,580         59,748       2,495
  Accrued compensation..................       8,383          9,177      10,080
  Deferred taxes........................        (637)          (697)      7,171
  Other liabilities.....................       1,848          2,023       4,007
                                            --------    -----------  ----------
   Net Cash Provided by Operating
    Activities..........................     107,996        118,222      86,885
Cash flows from investing activities
 Purchase of tangible and intangible
  assets................................     (40,795)       (44,658)    (43,054)
 Purchase of subsidiaries net of cash
  acquired..............................    (242,357)      (265,306)    (41,365)
 Proceeds from sale of tangible and
  intangible assets.....................      12,193         13,347       4,682
 Proceeds from sale of subsidiaries.....     (58,985)       (64,570)      7,395
 Purchase of marketable securities......      (1,404)        (1,537)        --
                                            --------    -----------  ----------
   Net Cash Used in Investing
    Activities..........................    (331,348)      (362,724)    (72,342)
Cash flows from financing activities
 Dividends paid in cash.................     (26,152)       (28,628)     (8,961)
 Acquisition of treasury stock..........         --             --      (10,579)
 Proceeds from issuance of stock and
  disposal of treasury stock............      33,084         36,217      20,850
 Net borrowings under line-of-credit
  agreements............................      35,991         39,399      11,572
 Principal payments under capital lease
  obligations...........................      (2,132)        (2,334)     (1,447)
 Proceeds from convertible bonds........     205,844        225,335         --
 Proceeds from long-term borrowings.....      52,608         57,589      12,762
 Repayment of long-term borrowings......     (23,162)       (25,355)    (13,995)
                                            --------    -----------  ----------
   Net Cash Provided by Financing
    Activities..........................     276,081        302,223      10,202
Effect of exchange rate changes on cash
 and cash equivalents...................        (253)          (277)     (3,609)
Net increase (decrease) in cash and cash
 equivalents............................      52,475         57,444      21,136
Cash and cash equivalents at beginning
 of the year............................     195,031        213,499     192,363
Cash and cash equivalents at end of the
 year...................................     247,506        270,943     213,499

--------
* Translation of amounts from euro ("(Euro)") into US dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of
  (Euro)1= $0.9135 on August 15, 2000

   The consolidated statements of cash flows have been prepared in French francs and translated into euro using the fixed exchange rate as of January 1, 1999 of (Euro)1 = FF 6.55957.

  The accompanying notes are an integral part of these consolidated financial statements.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Thousands of euro except per share amount)

1. NATURE OF OPERATIONS

   Havas Advertising, a French corporation listed on the Paris Stock Exchange and its subsidiaries (the "Company"), operates as a global advertising and communications group with a worldwide network that offers a complete line of communications services including general advertising, direct marketing, media planning and buying, corporate communications, sales promotion, product design, human resources, multimedia interactive communication and public relations. The Company operates throughout the world through its network of over 240 agencies located in over 65 countries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

   All figures are presented in thousands of euro. Consolidated financial statements have been prepared in French Francs and translated into euro using the official rate of 6.55957 Francs for one euro at January 1, 1999. Translation of amounts in euro ("(Euro)") into US dollar ("$") has been made merely for the convenience of the reader at the noon buying rate of (Euro)1 = $0.9524 as at April 13, 2000.

   Although the 1998 consolidated financial statements depict the same trends as would have been shown had they been presented in French francs, they may not be directly comparable to the financial statements of other companies that have also been restated in euro. Prior to the adoption of the euro, the currencies of other countries fluctuated against the French franc, but because the euro did not exist prior to January 1, 1999, historical exchange rates for euro are not available. A comparison of the Company's financial statements and those of another company that had historically used a reporting currency other than the French franc that takes into account actual fluctuations in exchange rates could give a much different impression than a comparison of the consolidated financial statements and those of another company as translated in euro.

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   A summary of the Company's significant accounting policies is described below:

2.1. Principles of Consolidation

   Companies over which the Company has direct or indirect control of more than 50% of the outstanding voting shares have been consolidated.

   Companies over which the Company is able to exercise a significant influence have been accounted for using the equity method.

   All significant intercompany balances and transactions have been eliminated.

2.2. Foreign Currency Translation

   The balance sheets of foreign subsidiaries are converted into French francs at year-end exchange rates and their income and cash-flows statements are converted at average rates for the year. Differences arising on translation are recorded as a separate component of shareholders' equity.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


2.3. Revenue Recognition

   Net revenues include commissions for placement of advertising in various media and fees for advertising consulting services and production of advertisements. Commissions are recognized when advertising is placed. Fees for advertising consulting services and production are respectively recognized when the services are rendered and when products are delivered to the customer.

2.4. Cash and cash equivalents

   Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of three months or less.

2.5. Costs billable to clients

   Costs billable to clients generally correspond to production costs of advertisement and generally include only the cost of external purchases.

2.6. Property and Equipment

   Property and equipment are carried at historical cost. Depreciation is calculated either on a straight-line basis or using the declining-balance method over the estimated useful life of the respective asset. Assets acquired under capital lease agreements are capitalized and amortized on a straight line basis.

2.7. Goodwill and Other Intangible Assets

   Goodwill corresponds to the excess of the acquisition cost of subsidiaries over the fair value of the related assets acquired and liabilities assumed. Goodwill is amortized, using the straight-line method, over its estimated useful life, generally 40 years.

   Other intangibles consist primarily of trademarks, which are amortized over 40 years using the straight-line method.

   Goodwill and other intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable; such carrying amounts are compared with the undiscounted agencies' projected future earnings before interest and after tax over the related assets economic lives.

2.8. Pension, Retirement and Post Employment Obligations

   In accordance with the laws and practices of each country, the Company participates in various employee benefit plans offering pensions, retirement, termination and death and disability benefits.

   Pension plans include flat benefit, final pay plans and multi-employer plans. For defined contribution plans and multi-employer plans, pension expenses correspond to the contributions payable. For defined benefit pension plans, pension costs are determined using the projected unit credit method.

   Individual employment contracts, collective bargaining agreements and statutes in certain countries where the Company operates generally provide for severance indemnities in the event of involuntary employee terminations. Indemnities may range from generally several months to, for certain key employees,

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)

several years of the related employee's annual salary. Those severance indemnities that are provided for by collective bargaining agreement or statutes generally accumulate and when they are probable and can be reasonably estimated they are accrued ratably over the service period. Those severance indemnities that are allowed through individual contracts generally do not vest, nor accumulate and are therefore accrued when the decision to sever the individual is made. Key employees are also generally subject to non-compete agreements.

2.9. Income Taxes

   In accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", deferred tax assets and liabilities are recorded based on differences between the financial reporting and the tax basis of assets and liabilities and measured by applying enacted tax rates expected to apply to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or realized.

2.10. Foreign Currency Transactions

   Foreign currency transactions are converted at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are converted at the respective exchange rates prevailing at balance sheet date. Exchange gains and losses are included under other financial income.

2.11. Stock Options

   The Company accounts for its stock-based compensation plans using the provision of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". Pro forma disclosure of net income (loss) and earnings per share is presented in Note 10 as if the fair value based accounting method in the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") had been used.

2.12. Warrants

   Warrants to acquire or subscribe Havas Advertising shares issued for no consideration to all existing shareholders are not recognized in the accompanying financial statements. Their effect on diluted earnings per share is described in Note 14.

2.13. Concentration of Credit Risk

   The Company provides advertising and communications services to a wide range of clients who operate in many different industry sectors around the world. The Company grants credit to all qualified clients, but does not believe it is exposed to any undue concentration of credit risk related to either a specific country or customer.

2.14. Recently Issued Accounting Pronouncement

   In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), was issued. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 137 delayed the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The Company is currently studying the future effects of adopting this statement. However, due to the Company's limited use of derivative financial instruments, management believes that the implementation of SFAS 133 will not have a material impact on the Company's financial position and results of operations.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


3. ACQUISITIONS

   During 1999, Havas Advertising completed two material purchase business combinations in the United States of America.

   Havas Advertising acquired 100% of the outstanding shares of JORDAN Mc GRATH CASE & PARTNERS INC., a U.S. company specialized in general advertising and healthcare communications. JORDAN Mc GRATH has been fully consolidated since January 1, 1999.

   Havas Advertising concluded the acquisition of 100% of the outstanding shares of DEVON DIRECT MARKETING AND ADVERTISING, INC., a US company specialized in marketing services. DEVON DIRECT has been fully consolidated since July 1, 1999.

   Total consideration paid in cash for these two acquisitions amounted to 88,551, resulting in additional goodwill of 86,817 which will be amortized over 40 years.

   These acquisitions in the United States contributed 53,120 to Havas Advertising's 1999 net revenues.

   In June 1999, Havas Advertising acquired all of the outstanding shares of LOPEX Plc, a UK based marketing services and public relations firm, pursuant to a public tender offer in cash valuing LOPEX Plc at approximately (Euro)100 million ((Pounds)66 million). The acquisition was accounted for as a purchase as of July 1, 1999. The total purchase price, including acquisition costs, was approximately 110,785, resulting in 120,468 of goodwill that will be amortized over 40 years. It added 35,050 to Havas Advertising's 1999 net revenues.

   Besides these three acquisitions, Havas Advertising conducted in 1999 close to 40 small and medium size purchase business combinations in the United States, Europe, Asia and Latin America, most of them in marketing services.

   Total consideration for these acquisitions was 56,096 in cash, resulting in 56,404 goodwill amortized over 40 years. They have added 48,837 to 1999 net revenues.

   During 1998, Havas Advertising completed more than 20 small and medium size purchase business combinations in the United States, Canada, Europe, Pacific and Latin America, in general advertising and marketing services, for a total consideration of 40,883 in cash, resulting in a total additional goodwill of 38,634, and adding 48,849 to Havas Advertising's 1998 net revenues.

   The following table presents unaudited pro forma financial information as if the 1998 and 1999 business combinations had been consummated at January 1st of each of the periods.

                                                      Years ended December 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------ ------------
                                                      (in euro 000's except per
                                                           share amounts)
                                                             (unaudited)
   Pro forma Revenues................................    1,192,497    1,071,865
   Pro forma Net Income..............................       29,452       (5,769)
   Pro forma basic earnings per share (1)............         0.21        (0.05)
   Pro forma diluted earnings per share (1)..........         0.19        (0.05)

  (1) Reflects the effect of May 2000 stock split (see Note 21)

   Most of the acquisition contracts, with the exception of Lopex, specify contingent payments. Most of them will be accounted for as compensation arrangement as described in Note 9. Several provide for contingent payments that will be treated as additional purchase price when the contingency is resolved.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


4. MARKETABLE SECURITIES

   In accordance with the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," available-for-sale securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of shareholders' equity.

   As of December 31, 1999, available-for-sale securities stated at market value included gross unrealized gains of 844. The Company's marketable securities consist primarily of mutual fund investments and any gains and losses are determined using the specific identification method.

5. PROPERTY & EQUIPMENT, NET

   Property and equipment are comprised of the following:

                                                              As of December
                                                                    31,
                                                             ------------------
                                                    Useful
                                                    lives      1999      1998
                                                  ---------- --------  --------
   Land..........................................        --     7,579     8,570
   Building......................................   25 years   51,220    56,604
   Furniture, fixtures and equipment............. 5-10 years  254,830   172,555
                                                             --------  --------
                                                              313,629   237,729
     Less: Accumulated depreciation..............            (180,822) (126,053)
                                                             --------  --------
                                                              132,807   111,676
                                                             ========  ========

   Depreciation expense amounted to 37,790 and 28,750 for the years ended December 31, 1999 and 1998, respectively.

   Certain land and buildings (18,694 and 28,244 as of December 31, 1999 and 1998, respectively) may not be disposed of without the prior approval of a bank.

6. GOODWILL AND OTHER INTANGIBLES ASSETS, NET

   Goodwill and other intangibles consist of the following:

                                                              As of December
                                                                    31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
   Goodwill.................................................  904,809   622,719
   Patents and licenses.....................................    7,667     4,119
   Trademarks...............................................   14,330    14,330
                                                             --------  --------
                                                              926,806   641,168
     Less: Accumulated amortization......................... (157,757) (130,667)
                                                             --------  --------
                                                              769,049   510,501
                                                             ========  ========

   In 1999 and 1998, goodwill and other intangible assets amortization expense amounted to 20,558 and 16,103 , respectively.

7. EQUITY INVESTMENTS

                                         1999        1999         1998        1998
                                      ---------- ------------- ---------- -------------
                            Ownership Investment Equity in net Investment Equity in net
                            interest%   amount   income (loss)   amount   income (loss)
                            --------- ---------- ------------- ---------- -------------
   Media Planning Group....    45%      40,988       5,036         --          --
   Data Force..............    20%       3,975        (711)      4,158        (203)
   Others..................    45%       4,319         255       1,681         --
                                        ------       -----       -----        ----
   Equity investments......             49,282       4,580       5,839        (203)

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


   In 1999, the shareholders (the "Previous Shareholders") of Media Planning, S.A. (a Spanish corporation) and Havas Advertising signed an Agreement to combine their respective media planning and buying activities. Havas Advertising businesses included subsidiaries and operations located in France, United-Kingdom, the Netherlands, the United States of America, Italy and Spain while Media Planning, S.A.'s operations were mainly located in Spain, Portugal and Latin America. The business combination transaction was completed on October 5, 1999 when Havas Advertising contributed its media planning and buying businesses (the "Contributed Business") to Media Planning Group (a Spanish corporation) for a 45% interest in that company, the Previous Shareholders retaining a 55% interest in the company. A shareholders agreement governs the relationships between the Previous Shareholders and Havas Advertising and the governance of Media Planning Group. Havas Advertising also agreed to compensate Media Planning Group for the loss, if any, of certain clients provided that the loss takes place before December 31, 1999. The expected cost to the Company, based upon the formula provided in the agreement, is approximately (Euro)8 million and has been recorded as a liability as of December 31, 1999.

   For accounting purposes the transaction was treated as an exchange of similar assets and, at the date of the business combination transaction, the investment in Media Planning Group was accounted for at the carryover basis cost of the underlying assets and liabilities of the Contributed Business plus transaction direct costs and the contingent consideration described above ((Euro)36 million); the excess of Havas Advertising 45% equity in Media Planning Group ((Euro)37 million) over such historical cost is being amortized over a 16 year period based on the expected useful life of underlying assets in the equity investee. Media Planning Group accounted for the acquisition of the Contributed Business under the purchase method and preliminarily allocated the excess of purchase price over the net assets acquired ((Euro)131 million) to customer base as an intangible asset amortized over 12.5 years in the amount of
(Euro)103 million, related deferred tax liability in the amount of (Euro)36 million and residual goodwill amortized over 20 years in the amount of (Euro)64 million. The accompanying financial statements include the accounts of the Contributed Business until the date of the business combination transaction and a 45% interest in Media Planning Group from that date until December 31, 1999.

   The transaction may be summarized as follows (all amounts in euro millions):

      Media Planning Group, post acquisition:
      Media Planning Group's purchase cost of Havas
       Advertising net assets received as a contribution from
       Havas Advertising.....................................    138 (a)
      Less: Havas Advertising net assets (excluding goodwill
       in Havas Advertising books)...........................     (7)
                                                               -----
      Step-up recognized in Media Planning Group financial
       statements............................................    131
                                                               -----
      Capital increase subscribed by Havas Advertising.......      3 (b)
      Media Planning Group net assets (before combination)...     21 (c)
                                                               -----
      Media Planning Group equity post acquisition...........    162 (a)+(b)+(c)
                                                               -----
      Havas Advertising share in Media Planning Group (45%)..     73 (d)
      Media Planning Group investment account in Havas
       Advertising books:
      Net assets at carryover cost (including net goodwill in
       Havas Advertising books for 17).......................     24
      Capital increase subscribed in Media Planning Group....      3
      Transaction costs......................................      1
      Contingent consideration...............................      8
                                                               -----
      Total..................................................     36 (e)
                                                               -----
                                                               -----
      Negative goodwill......................................     37 (d)-(e)
                                                               -----

   For tax purposes the transaction is taxable but the payment of the related tax is deferred until the investment is disposed of and will be determined as described hereafter. If the sale takes place after a five-year period the gain will be computed on the basis of the tax bases at contribution date (historical cost) and should approximate to (Euro)19 million using tax rate prevailing at merger date. However, the Company might reduce that amount if the long-term capital loss carryforward (the "Long-Term Carryforward") currently available has not expired or been used; assuming a maximum utilization of the Long-Term Carryforward, such tax would be reduced to
(Euro)13 million using tax rates at the date of the business combination transaction. If the sale takes place within five years the tax that would have been payable at the date of the business combination transaction would become immediately payable with late payment penalties computed as if the tax had been due at the date of the business combination transaction. Such amount could be reduced because of the existence of the Long-Term Carryforward if, meanwhile, they have not been used. Any loss on the sale would give rise to a tax deduction at the time of the sale.

   Havas Advertising has granted jointly to the Previous Shareholders a put option on their Media Planning Group shares. The strike price will be based upon the market price as defined in the agreement (the "Market Price") plus a control premium of 20%, increased to 30% if a Competitor (as defined in the contract) acquires a larger interest in Havas Advertising than Havas SA (presently the largest Havas Advertising shareholder). The put option may be exercised during the July 1-September 30, 2001 period and April 1- June 30 period of the years 2002 to 2007 and upon certain events including change in control of Havas Advertising involving a Competitor, proposed unwinding of the Media Planning Group transaction by certain shareholders (which would involve the allocation of the business, assets and liabilities of the Media Planning Group to its shareholders) and acquisition, under certain circumstances, by Havas Advertising of shares resulting in Havas Advertising owning 51% of all Media Planning Group shares and disposition by Havas Advertising of Euro RSCG network agencies (the Company's main advertising network).

   In addition, Media Planning Group has a right to acquire any of the remaining media planning and buying assets of Havas Advertising. In the event this right is exercised, the price to be paid by Media Planning Group is to be agreed upon by the parties or referred to an independent expert.

   Media Planning Group is reporting in accordance with generally accepted accounting principles in Spain.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


   The summarized financial information presented under Spanish GAAP relating to Media Planning Group as of December 31,1999 and for the period from the date of the business combination transaction to December 31, 1999 is presented below:

                                                                         1999
                                                                        -------
   Earnings data
   Net sales........................................................... 426,982
   Income from operations..............................................  12,894
   Net income..........................................................   9,511
   Balance sheet data
   Current assets...................................................... 824,211
   Noncurrent assets................................................... 191,649
   Current liabilities................................................. 790,763
   Noncurrent liabilities..............................................  11,450
   Equity.............................................................. 213,647

   The undistributed earnings relating to equity investments and included in consolidated retained earnings amounts to 5,036 and 0 at December 31, 1999 and 1998, respectively. The deferred tax liability related to the undistributed earnings relating to 1999 equity investments amounts to 86.

8. CONVERTIBLE BONDS AND LONG-TERM AND SHORT-TERM BORROWINGS

 Convertible Bonds

   On the February 12, 1999, the Company issued 2.18% implicit interest rate convertible bonds due to mature on January 1, 2004 with an aggregate principal amount of 230,000. The bonds are convertible into common shares of Havas Advertising at the option of the holder. Under the conversion terms of the bonds, the bonds may be tendered for conversion into Havas Advertising common stock at a conversion price of 188 per share. At December 31, 1999 bonds totaling 45,675 have been converted into 242,954 shares of common stock.

   In July of 1998, the Company called for redemption its 659,998-7.5% and its 1,000,000-2.75% convertible subordinated bonds due to mature on January 1, 2000 and 2001, respectively. Substantially all of the bonds were converted into 1,122,617 and 1,450,968 Havas Advertising shares of common stock, respectively.

 Long-Term Borrowings

   Long-term borrowings consist of the following:

                                                              As of December
                                                                    31,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
   US dollar denominated bank loans, at primarily variable
    rates ranging from 5.6% to 6.6%, due 2000 to 2006........ 112,219   65,793
   British pound denominated bank loans, at primarily
    variable rates ranging from 8.3% to 11.0%, due 2000 to
    2002.....................................................     404    8,507
   Deutsche mark denominated bank loans, at fixed rates
    ranging from 4.1% to 4.2%, due 2000 to 2002..............   2,659    4,647
   Other--weighted average interest 6.0%.....................   3,328    1,011
                                                              -------  -------
                                                              118,610   79,958
     Less: Current maturities of long-term borrowings........ (28,213) (18,468)
                                                              -------  -------
   Long-term borrowings......................................  90,397   61,490
                                                              =======  =======

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)

   In 1999, a U.S. subsidiary of the Company borrowed US dollar 30 million ((Euro)31 million) from an international bank ("the Bank"). In connection with this loan, Havas Advertising agreed with the Bank to make a deposit in the same amount to allow the subsidiary to borrow the funds. The deposit has been classified as restricted deposits under "Other assets" (29,865 as converted at spot rate at the closing date for the loan) in the balance sheet as of December 31, 1999. The terms of the agreement call for the deposit and debt to mature simultaneously in six equal annual installments from June 4, 2001 to June 5, 2006. The debt bears interest at LIBOR plus a margin and interest on the deposit is at LIBOR less a margin. Havas Advertising entered into a combined interest rate and currency swap ("CIRCUS") with the Bank with the effect of transforming this US dollar deposit into a French franc deposit of 187,800 (euro 28,630) at Euribor less a margin. The CIRCUS maturities match exactly those of the deposit both in terms of dates, currency and amounts. As of December 31, 1999, an exchange loss on the CIRCUS was recorded under "Other liabilities" for 1,235 which is equal to the unrealized exchange gains on the deposit.

   Future minimum payments as of December 31, 1999, on long-term borrowings, excluding capital leases, are as follows:

            Year                                  1999
            ----                                 -------
            2000................................  28,213
            2001................................  19,536
            2002................................  19,408
            2003................................  15,305
            2004................................  15,230
            Thereafter..........................  20,918
                                                 -------
                                                 118,610
                                                 -------
            Less: Current maturities............ (28,213)
                                                 -------
                                                  90,397
                                                 =======

Short-Term Borrowings

   Included in short-term borrowings in the amounts of 38,579 and 52,365 at December 31, 1999 and 1998, respectively, are primarily borrowings by subsidiaries under the terms of various short-term borrowing arrangements. The weighted-average interest rate on these short-term borrowings outstanding at December 31, 1999 and 1998, was 5.6% and 5.4%, respectively. Also included in short-term borrowings in the amounts of 100,728 and 61,418 at December 31, 1999 and 1998, respectively, are overdraft amounts resulting from various lines of credit of subsidiaries. These overdraft amounts bear interest at the prevailing market rates in the countries of the subsidiaries. In the aggregate, the Company had unused lines of credit available under short term and overdraft borrowing arrangements carrying interest at prevailing market rate of 63,659 and 39,938 at December 31, 1999 and 1998, respectively.

Covenants

   The Company's borrowings require certain subsidiaries to meet restrictive covenants related to total borrowing levels at either the subsidiary level or country level. However, the Company guarantees significant loans of subsidiaries. Covenants on Company debt include total borrowing levels in some countries and minimum shareholders' consolidated equity, among others. As of December 31, 1999, the Company was in compliance with all debt covenants related to the above borrowings.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


9. COMPENSATION TO SHAREHOLDERS OF ACQUIRED BUSINESSES

   In connection with business combinations the Company enters into agreements with some or all selling shareholders (the "Agreements") that generally provide for the payment of contingent consideration based upon a multiple of future earnings and conditioned by their continuing employment ("Earn-Out"). Their rights to such contingent consideration are generally partially or totally forfeited if they leave the Company at the Agreements dates or before certain future dates. EITF consensus on issue No. 95-8 requires that in such circumstances the amount paid in excess of what the selling shareholders would get if they left the Company at the Agreements dates be recorded as compensation expense. The amounts recorded in each of the periods presented have been determined on the basis of the earnings formula upon which the contingent consideration is based and allocated on a straight-line basis over the period the employees are required to stay with the Company to obtain the maximum amount of the Earn-Out. Estimates used in connection with such computations are based upon the latest available earnings data and the related formulas and are revised every year.

   In case of partial acquisitions the purchase contracts (the "Purchase Contracts") generally include put and call agreements to buy the remainder of the equity at some future date (the "Buy-Out"). The price for the Buy Out is generally based upon a multiple of future earnings (the "Formula") and conditioned by the continuing employment of the related shareholders (the "Minority Shareholders"). The Company accounts for these arrangements as restricted stock plans. The Formula is applied at the end of every period on the basis of latest available earnings data and any amount in excess of what the employee would get if he left the company at the Purchase Contract dates is treated as compensation expense, which is allocated to every period presented under a method similar to the one used for Earn-Out Provisions. The share in the earnings of the related subsidiaries attributable to the Minority Shareholders, included in such amounts, is presented as "Minority interests".

   Compensation expense related to the arrangements described above were:

                                                                  1999   1998
                                                                 ------ ------
   Earn out..................................................... 10,250  4,088
   Buy out...................................................... 16,305  9,295
                                                                 ------ ------
     Total...................................................... 26,555 13,383
                                                                 ====== ======
   Recorded as Compensation to shareholders of acquired
    businesses.................................................. 17,442  6,725
   Recorded as Minority interests...............................  9,113  6,658

   As of December 31, 1999, the contingent payments expected to be made based upon the assumptions used for the determination of compensation expense amounted to approximately 63,459, of which 29,835 are accrued as of the same date.

   For tax purposes the above expenses are generally included as part of the purchase price of the related subsidiary. The tax effect of this excess of the tax basis over the financial reporting basis is not recognized until the disposition of such subsidiaries.

                      HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


10. EMPLOYEE STOCK OPTION PLANS

   The status of the Havas Advertising stock option plan for the years ended December 31, 1999 and 1998 is as follows. All share and per share figures are presented after giving effect to the May 2000 stock split (see Note 21).

                                       Years ended December 31,
                           ---------------------------------------------------
                                     1999                      1998
                           ------------------------- -------------------------
                                         Weighted                  Weighted
                             Shares    Average Price   Shares    Average Price
                           ----------  ------------- ----------  -------------
Outstanding at the
 beginning of the year.... 14,370,080       4.37     13,680,060      4.07
  Options granted.........  2,075,220      11.52      1,590,000      6.35
  Options exercised....... (2,197,680)      3.70       (899,980)     3.86
  Options forfeited.......    (20,240)      4.47            --        --
                           ----------                ----------
Outstanding at the end of
 the year................. 14,227,380       5.51     14,370,080      4.37
                           ==========                ==========
Exercisable at the end of
 the year.................  5,532,420       4.52      5,102,800      3.85
                           ==========                ==========
Weighted-average fair
 value of options
 granted..................                  5.89                     2.72

   The following table summarizes information about fixed stock options outstanding at December 31, 1999:

                                           Weighted-average
     Range of exercise  Number outstanding    remaining      Exercise price  Number exercisable
          prices          at 12/31/1999    contractual life Weighted-average   at 12/31/1999
     -----------------  ------------------ ---------------- ---------------- ------------------
           0.51              2,510,760          3 years           0.51           2,510,760
           0.65
            to
           0.73              8,191,360        3.6 years           0.69           1,648,060
           0.97              1,450,040          5 years           0.97             663,380
           1.16                710,220        6.2 years           1.16             710,220
           1.39                300,000        6.5 years           1.39                 --
           1.65                200,000        6.7 years           1.65                 --
           2.39                865,000        6.9 years           2.39                 --
                            ----------                                           ---------
                            14,227,380                                           5,532,420
                            ==========                                           =========

   The compensation expense related to Havas Advertising stock-based compensation is presented under "Stock Based Compensation" and amounted to 1,258 and 14,252 in 1999 and 1998, respectively.

   In addition, certain subsidiaries have granted stock options to some of their employees on their own stocks. The strike is usually based on a multiple of current earnings at the award date (the "Multiple"). Such options are generally exercisable five to seven years after award date and require continuing employment. The parent companies of such subsidiaries have the option to buy back the shares if and when acquired by the employees and the employees have the option to put these shares to such parent companies. The buyback price is generally based upon the multiple applied to the earnings level when the option is exercised. The employees are required to put the shares when they leave the Company. Under US GAAP, such plans are performance plans and variable plan accounting is required. Accordingly the Company makes an interim measurement of compensation on the basis of the formula price at the end of each period based upon the most recent available earnings data and allocates such costs to expense over the period from award date to exercise date. As of December 31, 1999 and 1998, accrued compensation related to such plans amount to 5,622 and 7,099, respectively. The related compensation recorded for the years ended December 31, 1999 and 1998 amounted to 3,367 and 2,148, respectively and is presented under "Stock Based Compensation".

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


   The effect of the measurement of compensation in accordance with FASB Statement No. 123 on the Company's net income and earnings per share is as follows:

                                                                  1999   1998
                                                                 ------ -------
   Net income, as reported...................................... 25,225 (11,245)
   Net income, pro forma........................................ 14,250  (7,459)
   Basic EPS, as reported.......................................   0.18   (0.09)
   Basic EPS, pro forma.........................................   0.10   (0.06)
   Diluted EPS, as reported.....................................   0.16   (0.09)
   Diluted EPS, pro forma.......................................   0.10   (0.06)

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

                                                                     1999  1998
                                                                     ----  ----
   Expected life (in years)....................................         7   6.8
   Risk-free interest rates.................................... 3.65/4.86% 4.81%
   Expected dividend yield.....................................      1.18% 1.47%
   Expected volatility.........................................        30%   30%

11. PENSIONS AND OTHER BENEFITS

   In accordance with the laws and practices of each country, the Havas Advertising group participates in employee benefits pension plans offering death and disability, retirement and special termination benefits. Those plans provide benefits of various types from flat currency amounts per year of service to final pay plans integrated with social security and multi-employer plans.

   For defined contribution plans, expenses correspond to the contributions paid. For defined benefit pension plans, accruals and prepaid expenses are determined using the projected unit credit method.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


   Disclosures in accordance with SFAS 132 are as follows:

                                                 Pension           Other
                                                Benefits         Benefits
                                             ----------------  --------------
                                              1999     1998     1999    1998
                                             -------  -------  ------  ------
Change in benefit obligation
Benefit Obligation at beginning of the
 year....................................... (12,011) (11,224) (9,045) (8,111)
Service cost................................    (450)    (763)   (553)   (703)
Interest cost...............................  (1,460)    (379)   (272)   (354)
Plan participants contributions.............    (177)     --      --      --
Acquisition/disposal........................ (37,991)     --    1,122     --
Actuarial loss (gain).......................     547      --      --      --
Benefits paid...............................     673      355     121     123
                                             -------  -------  ------  ------
Benefit Obligation at end of the year....... (50,869) (12,011) (8,627) (9,045)
Change in plan assets
Fair value of plan assets at beginning of
 the year...................................     --       --      --      --
Actual return on plan assets................     917      --      --      --
Company contributions.......................     450      --      --      --
Plan participants contributions.............     177      --      --      --
Acquisition/disposal........................    (466)     --      --      --
Business combination........................  39,251      --      --      --
                                             -------  -------  ------  ------
Fair value of plan assets at end of the
 year.......................................  40,329      --      --      --
                                             =======  =======  ======  ======
Funded status of the plan................... (10,540) (12,011) (8,627) (9,045)
Unrecognized actuarial loss.................    (788)     --      --      --
Unrecognized actuarial prior service cost...     --       --      --      --
Unrecognized actuarial transition
 obligation.................................     --       --      --      --
                                             -------  -------  ------  ------
(Accrued) prepaid benefit cost.............. (11,328) (12,011) (8,627) (9,045)
                                             =======  =======  ======  ======

   Actuarial assumptions have been determined by actuaries and were as follows:

                                                 Pension           Other
                                                Benefits         Benefits
                                             ----------------  --------------
                                              1999     1998     1999    1998
                                             -------  -------  ------  ------
Discount rate...............................     4.0%     4.0%    4.0%    4.0%
Rate of compensation increase...............     3.0%     3.0%     na      na
Expected return on plan assets..............     6.5%      na      na      na
                                                 Pension           Other
                                                Benefits         Benefits
                                             ----------------  --------------
                                              1999     1998     1999    1998
                                             -------  -------  ------  ------
Annual cost
Service cost................................     450      763     553     703
Expected interest cost......................   1,460      379     273     354
Expected return on plan assets..............    (676)     --      --      --
Amortization of unrecognized prior service
 cost.......................................     --       --      --      --
Amortization of actuarial net loss (gain)...     --       --      --      --
Amortization of net transition obligation...     --       --      --      --
Curtailments/Settlements....................     --       --      --      --
                                             -------  -------  ------  ------
Net periodic benefit cost...................   1,234    1,142     826   1,057
                                             =======  =======  ======  ======

                      HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


   Health care costs are assumed to increase (inflation excluded) by 4.2% in 2000, 3.9% in 2001 and 3.6% in 2002 and later.

Amounts recognized in the statement of financial position:

                                                   Pension           Other
                                                  Benefits         Benefits
                                               ----------------  --------------
                                                1999     1998     1999    1998
                                               -------  -------  ------  ------
Accrued benefit liability..................... (12,020) (12,011) (8,627) (9,045)
Prepaid benefit cost..........................     692      --      --      --
                                               -------  -------  ------  ------
Net amount accrued for........................ (11,328) (12,011) (8,627) (9,045)
                                               -------  -------  ------  ------
Accumulated other comprehensive income........     --       --      --      --
                                               -------  -------  ------  ------
Net amount recognized......................... (11,328) (12,011) (8,627) (9,045)
                                               =======  =======  ======  ======

   Regarding the other benefits plans, a one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                               1-Percentage-     1-Percentage-
                                              Point Increase    Point Decrease
                                              ----------------  ---------------
                                               1999     1998     1999    1998
                                              -------  -------  ------- -------
Effect on total of service and interest cost
 components.................................     (305)    (305)     152     152
Effect on the postretirement benefit
 obligation.................................   (2,287)  (2,287)   1,829   1,829

12. INCOME TAX

   At December 1999 and 1998, the deferred tax assets and liabilities in the balance sheet were as follow :

                                                                 For the Years
                                                                     ended
                                                                 December 31,
                                                                 --------------
                                                                  1999    1998
                                                                 ------  ------
   Deferred tax asset--Current.................................. 19,484  10,742
   Deferred tax asset--Noncurrent............................... 15,215  19,203
   Deferred tax liability--Current.............................. (1,250) (1,178)
   Deferred tax liability--Noncurrent........................... (2,434)   (885)
                                                                 ------  ------
     Net deferred tax asset..................................... 31,015  27,882
                                                                 ======  ======

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


   The Company's provision for income tax includes the following components:

                                                                 For the Years
                                                                     ended
                                                                 December 31,
                                                                 --------------
                                                                  1999    1998
                                                                 ------  ------
   Current
     France..................................................... 13,856  11,194
     State......................................................  3,173   1,241
     Foreign.................................................... 23,255  14,180
                                                                 ------  ------
       Total.................................................... 40,284  26,615
                                                                 ------  ------
   Deferred
     France..................................................... (3,266)  3,435
     State......................................................   (529)   (435)
     Foreign....................................................  2,890   4,172
                                                                 ------  ------
       Total....................................................   (905)  7,172
                                                                 ------  ------
   Provision for income tax..................................... 39,379  33,787
                                                                 ======  ======

   The provision for income tax differs from the amount computed by applying the French income tax rate as a result of the following:

                                                         For the Years ended
                                                             December 31,
                                                         ---------------------
                                                           1999        1998
                                                         ---------  ----------
   Net income/(loss)...................................     25,225     (11,245)
   Minority interests..................................     15,515       9,270
   Provision for income tax............................     39,379      33,787
   Equity in (earnings) losses of investees............     (4,580)        203
                                                         ---------  ----------
   Income before tax and equity in (earnings) losses of
    investees (1)......................................     75,539      32,015
                                                         =========  ==========
   Provision for income tax using rates of 40% and
    41.67% in 1999 and 1998, respectively..............     30,215      13,340
   Stock based compensation............................      1,850       6,834
   Earn out--buy out compensation expense..............      6,977       2,802
   Non deductible goodwill amortization................      7,379       8,235
   Other permanent differences.........................     (5,055)      1,043
   Tax credits.........................................        665          64
   Difference between French and foreign rates.........      1,797      (1,346)
   Change in valuation allowance.......................     (4,449)      2,815
                                                         ---------  ----------
   Provision for income tax............................     39,379      33,787
                                                         =========  ==========

--------
(1) Of which 3,277 and (2,016) originating from French companies for 1999 and 1998, respectively.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


   Temporary differences that give rise to deferred tax assets and liabilities consist of the following:

                                                                For the Years
                                                               ended December
                                                                     31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
   Tax effect on tax loss carryforwards
     Long-term capital losses.................................  18,042   18,454
     Ordinary tax loss carryforwards..........................  43,266   39,918
                                                               -------  -------
   Temporary differences
     Accrued Vacation Pay.....................................   1,236      861
     Long-term incentive plan.................................   9,979    6,709
     Accrued pension costs....................................   7,249    7,353
     Leases...................................................      41      383
     Accrued expenses.........................................     695    2,463
     Other temporary differences..............................   4,329    3,235
                                                               -------  -------
   Total temporary differences................................  23,529   21,004
   Deferred tax assets, gross.................................  84,837   79,376
                                                               =======  =======
   Tax effect of temporary differences related to:
     Deductible goodwill amortization.........................   2,434      885
     Unrealized gain on marketable securities.................     337      --
     Other....................................................     912    1,178
                                                               -------  -------
   Deferred tax liabilities...................................   3,683    2,063
                                                               -------  -------
     Less: Valuation allowance................................ (50,139) (49,431)
                                                               -------  -------
   Net deferred tax...........................................  31,015   27,882
                                                               =======  =======

   Deferred tax assets are reduced by a valuation allowance when it is more likely than not that a portion thereof will not be realized, generally because of a history of operating losses.

   The Company's share of undistributed earnings of foreign subsidiaries that could be subject to additional income tax if remitted was approximately 286,227 as of December 31, 1999. No provision has been recorded for the French and foreign taxes that could result from the remittance of such undistributed earnings since the earnings are permanently reinvested outside of France and it is not practicable to estimate the amount of such taxes.

   As of December 31, 1999, expiration dates of operating loss carryforwards are as follows:

                                                                       As of
                                                                    December 31,
                                                                        1999
                                                                    ------------
   December 31, 2000...............................................     9,024
   December 31, 2001...............................................     1,907
   December 31, 2002...............................................       653
   December 31, 2003...............................................       721
   Thereafter......................................................    82,279
                                                                       ------
                                                                       94,584
                                                                       ======

                      HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


13. RELATED PARTY TRANSACTIONS

   The Company rendered advertising services to Vivendi, the ultimate parent company of Havas S.A. (Havas Advertising's largest single shareholder), and affiliates of the "Vivendi Group," in the amount of 18,606 and 17,068 for the years ended December 31, 1999 and 1998, respectively. The Company also purchased media space from certain affiliates of Vivendi Group on behalf of its clients. The accounts receivable and payable (including payable to media companies belonging to Vivendi Group) in connection with these services amounted to 8,179 and 3,109 as of December 31, 1999 (14,119 and 18,439 as of December 31, 1998).

   The Company was invoiced by Havas S.A. for the use of the Havas trademark for 610 in 1999 and 1998.

   In certain Media Planning Group subsidiaries, excess cash is lent to the Company at a money market rate. As of December 31, 1999, the Company debt to Media Planning Group included under "Related parties payables" amounted to 61,425. Interest charged from the date of the business combination transaction to December 31, 1999 (note 7) amounted to 362.

   The Company used certain Media Planning Group services in connection with media planning activities. Commissions charged by Media Planning Group from the date of the business combination transaction to December 31, 1999 amounted to 5,261 and were rebilled to clients for the same amount. As of December 31, 1999, the related accounts payable (including payable to media companies) amounted to 42,943 .

14. EARNINGS PER SHARE

   Basic earnings per share is computed on the basis of the weighted-average number of Havas Advertising shares issued after deduction of the weighted average number of treasury stock. All figures are presented after giving effect to the May 2000 stock split (see Note 21).

   Diluted earnings per share take into account share equivalents having a dilutive effect. Potential common shares include: convertible bonds (Note 8), stock-options to employees (Note 10) and warrants to subscribe for Havas Advertising shares (6,695,621 warrants were issued on May 13, 1998 to all shareholders for no consideration and mature on May 13, 2001. 20 warrants give the right to subscribe for twenty Havas Advertising shares for 1,200 francs (182.94 euro), 5,696,261 and 6,690,621 warrants were outstanding as of December 31, 1999 and 1998, respectively). Net income is adjusted for after tax interest expense related to convertible bonds. The dilutive effect of stock options and warrants is calculated using the treasury stock method.

   The following tables present a reconciliation of the basic earnings per share and the diluted earnings per share for each period presented:

                                                                      Per share
                                    Net income       Number of shares  amount
                               --------------------- ---------------- ---------
                               (in millions of euro)
   1999
   Basic earnings per share..          25,225          138,809,700       0.18
     Stock options...........             --             8,262,500      (0.01)
     Warrants................             --             1,060,780       0.00
     Convertible bonds.......           2,570           21,333,300      (0.01)
                                      -------          -----------      -----
   Diluted earnings per
    share....................          27,795          169,466,280       0.16
                                      =======          ===========      =====
   1998
   Basic earnings per share..         (11,245)         125,420,200      (0.09)
     Stock options...........             --                   --         --
     Warrants................             --                   --         --
     Convertible bonds.......             --                   --         --
                                      -------          -----------      -----
   Diluted earnings per
    share....................         (11,245)         125,420,200      (0.09)
                                      =======          ===========      =====

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


   In 1998, certain securities having a potential dilutive effect were not included in the computation of diluted earnings per share because the Company incurred a net loss and a loss from continuing operations for that period:

  . options to purchase 899,980 of common stock at a range of 3.34 to 4.82 exercised during the year for the period before they were exercised,

  . options outstanding at the end of the year to purchase 8,370,080 of common stock at a range of 3.34 to 6.35,

  . options to purchase 6,000,000 of existing common stock at 4.61,

  . warrants to purchase 6,690,620 of common stock at 9.15, and

  . convertible bonds issued in 1992 and 1994 remaining outstanding at the beginning of the year and totally converted in common shares during 1998.

15. LEASES

   The Company leases certain premises and equipment under both capital and operating leases. The following is a schedule of future minimum lease payments for capital and operating leases in effect at December 31, 1999:

                                                                       Operating
   Years Ending December 31,                            Capital Leases  Leases
   -------------------------                            -------------- ---------
   2000................................................      3,629       45,272
   2001................................................      3,446       42,629
   2002................................................      3,199       35,477
   2003................................................      7,164       25,427
   2004................................................        --        22,286
   Thereafter..........................................        --        99,681
                                                            ------      -------
   Total minimum lease payments........................     17,438      270,772
                                                                        -------
   Less: Amount representing interest..................     (1,995)
                                                            ------
   Total obligation under capital leases...............     15,443
   Less: Current portion...............................     (2,944)
                                                            ------
   Long-term portion...................................     12,499
                                                            ======

   As of December 31, 1999 and 1998, assets are presented under "Property and equipment" respectively for 25,065 and 22,405 held under capital leases.

   Net rental expense for all operating leases was 39,560 and 40,093 in 1999 and 1998, respectively.

16. SEGMENT DATA

   The Company's revenues and operating results are derived from three agency networks utilizing independent brands. This organization was mainly designed for the Company to be able to provide advertising and communications services to clients with competing product and services and to permit the expansion of certain specialty advertising and communication services. The decisions made by the Company's chief operating decision maker about resources to be allocated to the operating divisions are not based on the actual

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)

performance of such divisions but on their needs to enhance their service capabilities and geographic coverage. These three divisions have substantial similarities in the nature of services provided, the delivery process for rendering their services, the customers they serve and their economics. Therefore, the Company considers that it is operating in one segment: advertising and communications.

   Geographical information required by SFAS 131 is as follows:

                                       United   Great  Rest of
                               France  States  Britain Europe   Other    Total
                               ------- ------- ------- ------- ------- ---------
   1999
   Net revenues............... 290,975 369,304 187,779 166,117 110,205 1,124,380
   Long lived assets..........  39,476  49,508  20,436  13,509   9,878   132,807
   1998
   Net revenues............... 265,464 268,532 126,344 134,634  77,793   872,767
   Long lived assets..........  48,508  28,553  18,237  10,603   5,775   111,676

   Net revenues and long-lived assets are attributed to countries based on location of operating unit.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

   Cash and cash equivalents and short-term debt

   The carrying value of cash and cash equivalents and short term debt approximate fair value because of the relatively short maturity of these instruments.

   Restricted deposit

   Restricted deposit carries a variable interest rate and its fair value is close to its carrying amount.

   Long-term debt

   The fair value of long-term debt is substantially the same as its carrying amount in the financial statements because the majority of the Company's long-term debt is at variable rates and approximates fair value.

   Convertible bonds

   The fair value of the bonds was determined by reference to quotations available in markets where these issues were traded estimated using quoted market prices and amounts.

   Combined interest and currency swap ("CIRCUS")

   The estimation of the CIRCUS fair value involves splitting the swap into its borrowing and lending elements and discounting the future expected currency cash flows relating to each element. The present value calculated have been converted at the year-end rate and netted to give an estimated fair value.

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)


   The following table presents the carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1999 and 1998. Amounts in parenthesis represent liabilities.

                                            1999                 1998
                                     -------------------- --------------------
                                     Carrying             Carrying
                                      amount   Fair value  amount   Fair value
                                     --------  ---------- --------  ----------
                                               In million of euro
Cash and cash equivalents...........  270,943    270,943  213,499    213,499
Restricted deposit..................   29,865     29,865      --         --
Long-term borrowings including
 current maturities................. (118,610)  (121,368) (79,958)   (83,353)
Convertible bonds................... (185,650)  (406,887)     --         --
CIRCUS..............................   (1,235)    (1,362)     --         --

18. SUPPLEMENTAL CASH FLOWS INFORMATION

                                                                Years ended
                                                                December 31,
                                                               ---------------
                                                                1999    1998
                                                               ------  -------
                                                                  (in euro
                                                                   000's)
Cash paid for interest........................................ 14,519   23,128
Cash paid for income taxes.................................... 33,234   16,431
Non Cash items:
  Equipment purchased under capital lease.....................  3,974      180
  Increase in shareholders' equity related to conversion of
   bonds
    Convertible debt carrying amount net of deferred issue
     expenses................................................. 44,884  163,062
    Interest expenses.........................................    673    3,948
    Deferred tax transferred to equity........................   (269)  (5,760)
  Dividends paid in common stocks.............................    --    10,275

19. CONTINGENCIES

   The French tax authorities have alleged that the Company acquired certain investments from employees at overstated prices. The Company and its tax counsels believe that the position of the tax authorities is unfounded and intends to defend its position vigorously. The Company brought the matter before the Paris Tribunal Administratif (tax court). The trial is pending. Based upon the current assessment established by the Tax Authorities the possible maximum liability would approximate (Euro)5 million. Based upon presently available information the Company is not in a position to give an estimate of a range of possible loss.

   The Company is also involved in various routine legal proceedings that arise in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its financial position, results of operations or liquidity.

20. RESERVE FOR DOUBTFUL ACCOUNTS

   Change in the Company's reserve for doubtful accounts for the years ended December 31, 1999 and 1998 were as follows:

                               Charge to
                      Opening  Costs and                       Other   Closing
                      Balance  Expenses  Reversal Deductions Movements Balance
                      -------  --------- -------- ---------- --------- -------
   Year 1999......... (16,233)  (3,815)   2,026     3,389      (940)   (15,573)
   Year 1998......... (18,063)  (3,316)   1,438     3,560       148    (16,233)

                       HAVAS ADVERTISING AND SUBSIDIARIES

                  (Thousands of euro except per share amount)

21. SUBSEQUENT EVENTS

a) Contemplated merger with Snyder Communications

   On February 20, 2000, Havas Advertising and Snyder Communications entered into a merger agreement pursuant to which Havas Advertising will acquire Snyder Communications, through the merger of one of its subsidiaries into Snyder Communications. Upon the consummation of the merger, Snyder Communications will be a subsidiary of Havas Advertising.

   The consideration paid to holders of Snyder Communications' SNC common stock in the merger will consist of American Depositary Shares, or ADSs, of Havas Advertising, each of which will represent one Havas Advertising share, having an estimated aggregate value of approximately $2.1 billion ((Euro)2.2 billion), based on the number of shares of Snyder Communications' SNC common stock outstanding on March 31, 2000. At the effective time of the merger, each outstanding share of SNC common stock will automatically be converted into the right to receive Havas Advertising ADSs, each of which will represent one Havas Advertising share. The actual number of Havas Advertising ADSs that the holders of SNC common stock will have the right to receive will be determined immediately prior to the merger in accordance with formulas specified in the merger agreement.

   Each share of Snyder Communications' Circle.com common stock issued and outstanding immediately prior to the effective time of the merger will remain outstanding after the merger as one share of Circle.com common stock of Snyder Communications, the surviving corporation of the merger.

   The affirmative vote of a majority of the shares of all classes of common stock of Snyder Communications, voting as a single class, is necessary to adopt the merger agreement and approve the merger. A capital increase with respect to the issuance of Havas Advertising shares by Havas Advertising is also required in connection with the consummation of the merger.

   Snyder Communications and Havas Advertising will not complete the merger unless a number of conditions are satisfied or waived by them. These include:

  . approval of the merger by Snyder Communications stockholders and authorization of the required capital increase by Havas Advertising shareholders

  .  clearance under applicable foreign antitrust laws and

  . opinions of tax counsel to the effect that, for U.S. federal income tax purposes, the merger should be tax free to U.S. holders of SNC common stock, except with respect to cash received for fractional shares.

   The merger will be accounted for using the purchase method.

b) Stock split

   On May 23, 2000, the shareholders of Havas Advertising approved a 20 for 1 stock split. As a result, each Havas Advertising share, nominal value 8 euro per share, was exchanged for 20 Havas Advertising shares, nominal value 0.40 euro per share, on May 26, 2000. Unless otherwise indicated, share amounts set forth in this proxy statement/prospectus give effect to this 20 for 1 stock split.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

     1999 Consolidated Financial Statements together with Auditors' Report

             AUDITORS' REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

To the Shareholders of
Media Planning, S.A.:

1. We have audited the consolidated financial statements of MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES, comprising the consolidated balance sheet as of September 30, 1999, and the related consolidated statement of income and notes to consolidated financial statements for the nine month period then ended. The preparation of these consolidated financial statements is the responsibility of the Controlling Company's directors. Our responsibility is to express an opinion on the consolidated financial statements taken as a whole, based on our audit work performed in accordance with generally accepted auditing standards in Spain, which do not differ materially from U.S. generally accepted auditing standards, which require examination, by means of selective tests, of the documentation supporting the consolidated financial statements and evaluation of their presentation, of the accounting principles applied and of the estimates made.

2. On October 5, 1999, Media Planning, S.A. and the Havas Media Group agreed the merger between the companies composing the latter group and the companies forming the Media Planning, S.A. Group, in connection with the activities typical of advertising space buying centers. Accordingly, the shareholders of Media Planning, S.A. contributed, directly and indirectly, all the subsidiaries which form the consolidated group as of September 30, 1999 (See
 Note 18).

3. In our opinion, the consolidated financial statements referred to above present, in all material respects, a true and fair view of the net worth and financial position of Media Planning, S.A. and Dependent Companies as of September 30, 1999, and of the results of their operations for the nine month period then ended and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles in Spain and standards applied on a basis consistent with that of the preceding year.

4. Accounting practices used by Media Planning, S.A. and dependent companies, in preparing the accompanying financial statements conform with generally accepted accounting principles in Spain ("Spanish GAAP"), but do not conform in certain respects with accounting principles generally accepted in the United States. A description of the differences between Spanish GAAP and U.S. GAAP and reconciliation of the consolidated income (loss) and shareholders' equity to U.S. GAAP are set forth in Note 17 to the consolidated financial statements.

                                           ARTHUR ANDERSEN & CIA S.Com.

                                                /s/ Luis Jimenez Guerrero

                                                Luis Jimenez Guerrero

Madrid, Spain, June 9, 2000

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

  CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 1999 (Currency--Thousands of
                                Spanish Pesetas)

                                                          09/30/99   09/30/99
                                                         ---------- ----------
                                                         (Thousands
                                                          of USD)*
                         ASSETS
Fixed and other noncurrent assets:
 Start-up expenses......................................       85       15,443
 Intangible assets (Note 5)-............................    9,508    1,731,668
 Cost...................................................   12,396    2,257,757
 Accumulated amortization...............................   (2,888)    (526,089)
 Tangible fixed assets (Note 6)-........................    8,446    1,538,444
 Cost...................................................   16,586    3,020,986
 Accumulated depreciation...............................   (8,140)  (1,482,542)
 Long-term financial investments (Note 7)-..............    3,345      609,338
 Long-term investment securities........................    2,770      504,551
 Long-term deposits and guarantees......................      207       37,787
 Other loans............................................      368       67,000
 Total fixed and other noncurrent assets................   21,384    3,894,893
                                                          -------   ----------
Deferred Charges (note 5)...............................      989      180,087
                                                          -------   ----------
Current assets
 Accounts receivable- ..................................  236,405   43,058,776
 Customer receivables for sales and services............  226,433   41,242,479
 Sundry accounts receivable (Note 8)....................    1,253      228,353
 Tax receivables........................................    9,183    1,672,521
 Provisions.............................................     (464)     (84,577)
 Cash...................................................    2,338      425,902
                                                          -------   ----------
 End-of-period adjustements.............................       35        6,390
                                                          -------   ----------
 Total current assets...................................  238,778   43,491,068
                                                          -------   ----------
 Total Assets...........................................  261,151   47,566,048
                                                          =======   ==========
          SHAREHOLDERS' EQUITY AND LIABILITIES
Shareholders' equity (Note 9):
 Capital stock..........................................      549      100,000
 Revaluation reserve....................................       38        7,009
 Revaluation reserve Royal Decree-Law 7/1996............      458       83,422
 Other reserves of the Controlling Company- ............   21,497    3,915,453
 Voluntary reserves.....................................   21,387    3,895,453
 Legal reserve..........................................      110       20,000
 Reserves at companies consolidated by the global.......    4,310      784,988
 Translation differences................................     (481)     (87,691)
 Income attributable to the Controlling Company.........    6,669    1,214,670
 Consolidated income....................................    7,274    1,324,855
                                                          -------   ----------
 Income attributed to minority interests................     (605)    (110,185)
                                                          -------   ----------
 Total shareholders' equity.............................   33,040    6,017,851
                                                          -------   ----------
Minority interests (Note 10)............................    2,698      491,429
                                                          -------   ----------
Long-term debt:
 Payable for acquisition of rights on leased assets
  (Note 5)..............................................    6,161    1,122,127
Current liabilities:
 Payable to credit entities (Note 11)...................   45,743    8,331,602
 Trade accounts payable (Note 12).......................  155,743   28,367,041
 Other nontrade payables- ..............................   17,400    3,169,304
 Accrued taxes payable..................................   11,804    2,149,960
 Other accounts payable.................................    1,732      315,521
 Compensation payable...................................    3,864      703,823
 Accrual accounts.......................................      366       66,694
                                                          -------   ----------
 Total current liabilities..............................  219,252   39,934,641
                                                          -------   ----------
Total Shareholders' Equity And Liabilities..............  261,151   47,566,048
                                                          =======   ==========

--------
* Translation of amounts from Spanish Pesetas into US dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1 =
  182.140 Spanish Pesetas on August 15, 2000

  Prepared in accordance with generally accepted accounting principles in Spain (see Note 18).

                  EDIA PLANNING, S.A. AND DEPENDENT COMPANIES

                                                      Thousands   Thousands of
                                                       of USD*      pesetas
                                                     ------------ -------------
                                                     Nine months ended 9/30/99
               APPLICATION OF FUNDS
Minority Interests.................................           402        73,270
Transfer to short-term of long term debt...........           543        98,837
Fixed asset additions
  Intangible assets................................           741       135,062
  Tangible fixed assets............................         1,361       247,900
  Long-term financial investments..................         1,444       263,057
Dividends..........................................         7,056     1,285,113
TOTAL FUNDS APPLIED................................        11,547     2,103,239
                                                      ----------- -------------
FUNDS OBTAINED IN EXCESS OF FUNDS APPLIED (INCREASE
 IN WORKING CAPITAL)...............................           --            --
                                                      =========== =============
                                                      Thousands   Thousands of
                                                       of USD*      pesetas
                                                     ------------ -------------
                                                     Nine months ended 9/30/99
                  SOURCE OF FUNDS
Funds obtained from operations.....................         9,323     1,698,175
Fixed asset disposals
  Tangible fixed assets............................            27         4,878
  Intangible assets................................            61        11,099
Translation differences............................            70        12,742
TOTAL FUNDS OBTAINED...............................         9,481     1,726,894
                                                      ----------- -------------
FUNDS APPLIED IN EXCESS OF FUNDS OBTAINED (DECREASE
 IN WORKING CAPITAL)...............................         2,066       376,345
                                                      =========== =============
                                                            Thousand of
                                                          Spanish Pesetas
                                                     --------------------------
                                                     Nine months ended 9/30/99
                                                       Increase     Decrease
                                                     ------------ -------------
           VARIATION IN WORKING CAPITAL
Accounts receivable................................           --        345,286
Inventories........................................           --         25,975
Accounts payable...................................       578,082           --
Cash...............................................           --        589,556
End-of-period-adjustments..........................         6,390           --
                                                      ----------- -------------
TOTAL..............................................       584,472       960,817
                                                      ----------- -------------
VARIATION IN WORKING CAPITAL.......................                     376,345
                                                                  =============

*Translation of amounts from Spanish Pesetas into U.S. dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1=182.140 Spanish Pesetas on August 15, 2000.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

     CONSOLIDATED FINANCIAL STATEMENTS OF INCOME FOR THE NINE MONTH PERIOD
                            ENDED SEPTEMBER 30, 1999
                    (Currency--Thousands of Spanish Pesetas)

                                                           09/30/99   09/30/99
                                                          ---------- ----------
                                                          (Thousands
                                                           of USD)*
                         DEBIT
EXPENSES:
Operating expenses......................................   538,427   98,069,119
                                                           -------   ----------
                                                           538,427   98,069,119
                                                           -------   ----------
Operating income........................................    10,557    1,922,786
                                                           -------   ----------
Financial and similar expenses..........................     1,462      266,210
                                                           -------   ----------

                                                           -------   ----------
Financial income........................................     1,070      194,868
                                                           -------   ----------
Income from ordinary activities.........................    11,626    2,117,654
Extraordinary expenses and losses.......................       200       36,362
Extraordinary income....................................       480       87,410
                                                           -------   ----------
Consolidated income before taxes........................    12,106    2,205,064
                                                           -------   ----------
Corporate income tax (Note 14)..........................     4,832      880,209
                                                           -------   ----------
Consolidated income for the year........................     7,274    1,324,855
                                                           -------   ----------
Income attributed to minority interests (Note 10).......       605      110,185
                                                           -------   ----------
Income for the year attributed to the Controlling Compa-
 ny.....................................................     6,669    1,214,670
                                                           =======   ==========

                                                           09/30/99   09/30/99
                                                          ---------- ----------
                                                          (Thousands
                                                           of USD)*
                         CREDIT
REVENUES:
Net sales...............................................   548,984   99,991,905
                                                           548,984   99,991,905
Other financial revenues................................     2,531      461,078
                                                             2,531      461,078
Extraordinary revenues and income.......................       680      123,772
                                                               680      123,772
                                                           -------   ----------

* Translation of amounts from Spanish Pesetas into US dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1 =
  182.140 Spanish Pesetas on August 15, 2000

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               For the Nine Month Period Ended September 30, 1999

1. DESCRIPTION OF THE GROUP

   Media Planning, S.A. was incorporated on October 10, 1978. Its corporate purpose is to perform the activities which, under current advertising legislation, are specific to general advertising agencies, including all kinds of acts, contracts, transactions and, in general, the adoption of the necessary or advisable measures which would directly or indirectly ensure compliance with its corporate purpose.

   At present it engages mainly in the typical operations of buying centers devoted to the purchase of advertising space in mass media as well as media research and planning services.

   The Group was formed by the constitution or acquisition by Media Planning, S.A. of majority holdings in companies directly or indirectly linked to its corporate purpose and the development of its main activities.

2. CONSOLIDATED COMPANIES

   The dependent companies included in the consolidation of Media Planning, S.A. and information thereon are as follow:

                                                                   Percentageof
         Company                           Address                  Ownership
         -------                           -------                 ------------
Media Planning
 Publicidade, S.A........  Miguel Bombarda, 36 Lisbon                    80%
Media Planning S.A. de
 C.V.....................  Ejercito Nacional, 418 Mexico D.F.            70%
Media Advisors, S.A......  General Peron, 38 Madrid                    99.9%
Media Contacts, S.A......  General Peron, 38 Madrid                      80%
Media Planning Colombia,
 S.A.....................  Carrera 7, 7.121 Santafe de Bogota          94.9%
Media Planning, S.A. (Ar-
 gentina)................  Suipacha, 111 Buenos Aires                   100%
Metrics in Marketing,
 S.A.....................  General Peron, 38 Madrid                   99.99%
Media Planning Interna-
 tional Corp. (USA)......  2600 Douglas Road-Coral Gables, Florida      100%

   All these companies engage in the provision of general advertising services.

   The financial information on these companies that was used in consolidation is that reported in their financial statements as of September 30, 1999, adjusted in order to unify the various accounting methods with those of the Controlling Company and, eliminating the effect, if any, of inflation.

   Rablin, S.A. and Dependent companies, Acciones Especiales, S.A. and Dependent companies and Interactive Network, S.L. are not consolidated in spite of the Company has their control since these companies were not contributed by Media Planning S.A. as of October 5, 1999 (See notes 7 and 17).

3. BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

a) True and fair view--

   The consolidated financial statements for the nine month period ended September 30, 1999, which were prepared from the accounting records of Media Planning, S.A. and of its dependent companies listed in Note 2, are presented in accordance with the Spanish National Chart of Accounts and, accordingly, give a true and fair view of the net worth, financial position and results of operations of the Group in these period.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999


b) Consolidation principles--

   As described in Note 2, all the consolidated companies were included by the global integration method, as appropriate, since the Controlling Company exercises effective control over them by virtue of ownership of a majority of the voting rights in their representation and decision-making bodies.

   The equity of minority interests in net worth and income of the consolidated subsidiaries is presented under the "Minority Interests" and "Income Attributed to Minority Interests" captions on the liability side of the accompanying consolidated balance sheets and consolidated statement of income, respectively.

   All material accounts and transactions between the companies consolidated by the global method were eliminated in consolidation.

   The consolidated financial statements do not include the tax effect of including the consolidated subsidiaries' reserves in the Parent Company's accounts, on the assumption that reserves not taxed at source will not be transferred and will be used as a self-financing source at each consolidated subsidiary.

4. VALUATION STANDARDS

   The main valuation methods applied in preparing the consolidated financial statements for the nine month period ended September 30, 1999 were as follows:

a) Uniformity of items--

   In order to uniformly present the items included in the accompanying consolidated financial statements, all the valuation principles and standards used by the Controlling Company were applied to substantially all the consolidated companies.

b) Translation methods--

   The financial statements expressed in currencies other than the peseta were translated to pesetas at the exchange rates ruling at September 30, 1999, except for:

   1. Capital stock and reserves, which were translated at historical exchange rates.

   2. Statements of income, which were translated at the average exchange rate for the period.

   The exchange differences arising from application of these procedures are included under the "Shareholders' Equity--Translation Differences" caption in the accompanying consolidated balance sheets.

c) Start-up expenses--

   Start-up expenses, which comprise incorporation, preopening and capital increase expenses, are recorded at cost. These expenses relate basically to lawyers' fees and public deed and registration expenses, etc., and are amortized over a five-year period.

d) Intangible assets--

   The rights under financial lease contracts are recorded as intangible assets at the cost of the related assets, revalued, in the case of Media Planning, S.A., pursuant to the provisions of Royal Decree-Law 7/1996 (see Notes 5 and
9), and the total debt for lease payments plus the amount of the purchase option are recorded as a liability. The difference between the two amounts, which represents the interest expenses on the transaction, is recorded under the "Deferred Charges" caption in the consolidated balance sheet and is allocated to income each year by the interest method. The cost of assets acquired under financial lease contracts is amortized over the same period as similar assets recorded under the "Tangible Fixed Assets" caption.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999


   The expenses incurred in the development and acquisition of computer software are recorded as intangible assets and are amortized on a straight-line basis over five years.

e) Tangible fixed assets--

   Tangible fixed assets are carried at cost, revalued, in the case of Media Planning, S.A., pursuant to the provisions of enabling legislation and, especially, Royal Decree-Law 7/1996 and, in the case of Media Planning Publicidade, S.A, pursuant to Decree Law 31/1998 (see Notes 6 and 9).

   Upkeep and maintenance expenses are expensed currently.

   The consolidated Group companies depreciate their tangible fixed assets by the straight-line method over the years of estimated useful life as follows:

                                                          Years of
                                                          Estimated
                                                         Useful Life
                                                         -----------
        Structures......................................  25 to 50
        Installations...................................   8 to 13
        Furniture.......................................   3 to 10
        Computer hardware...............................   4 to 10
        Transport equipment.............................   4 to 6

f) Long-term financial investments--

   The Group records investment in other companies, other than the consolidated companies, at cost, net, if appropriate, of the required provisions for diminution in value if cost was higher than underlying book value at year-end.

g) Corporate income tax--

   The expense for corporate income tax of each year is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income, net of tax relief and tax credits.

h) Foreign currency transactions--

   The Group companies record transactions denominated in foreign currencies by applying the exchange rates ruling at the transaction date. Exchange differences arising upon realization of foreign currency balances are charged or credited, as appropriate, to income for the period.

   At period-end, the balances of foreign currency receivables and payables are carried at the exchange rate then prevailing.

   Negative exchange differences arising from applying the official exchange rate at period-end are charged to income.

   The positive net differences are recorded under the "Deferred Revenues" caption on the liability side of the consolidated balance sheet until they mature or are settled early at which time they are taken to income.

i) Recognition of revenues and expenses--

   Revenues and expenses are recognized on an accrual basis.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999


   However, in accordance with the accounting principle of prudence, the consolidated Group only records realized income at period-end, whereas foreseeable contingencies and losses, including possible losses, are recorded as soon as they become known.

j) Termination indemnities--

   Under current labor regulations in the various countries, the Group companies are required to make indemnity payments to employees terminated under certain conditions. Since the Group companies' directors do not consider that any future terminations will arise under normal circumstances, no provision was recorded in this connection in the consolidated balance sheet as of September 30, 1999.

5. INTANGIBLE ASSETS

   The balances as of September 30, 1999 in the "Intangible Assets" accounts and the related accumulated amortization are as follows:

                                                                      Thousands
                                                                         of
                                                                       Pesetas
                                                                      ---------
      Cost--
      Rights on leased assets........................................ 1,572,234
      Computer software..............................................   685,523
      Advances for intangible assets.................................       --
                                                                      ---------
                                                                      2,257,757
                                                                      ---------
      Accumulated amortization--
      Rights on leased assets........................................  (186,480)
      Computer software..............................................  (339,609)
                                                                      ---------
                                                                       (526,089)
                                                                      ---------
                                                                      1,731,668
                                                                      ---------

   Most of the financial lease contracts in force as of September 30, 1999, are held by the Controlling Company. The main features of its contracts are summarized as follows:

                                                                      Thousands
                                                                         of
                                                                       Pesetas
                                                                      ---------
Unrevalued cash price of leased fixed assets excluding Purchase op-
 tions, as stated in contract.......................................  1,174,284
Amount of purchase options..........................................    320,716
Amount of payments made--
 In prior years.....................................................    711,390
 As of September, 30th..............................................     84,464
Balance of lease payments outstanding as of September 30th , 1999 ..  1,315,291

   The cost recorded for the rights on leased assets includes, on the one hand, the addition of Ptas. 63,592,000 arising from the revaluation carried out by the Controlling Company in 1996 and, on the other, the amount of the public-deed and registration costs of Ptas. 13,642,000.

   The balance of the lease payments outstanding as of September 30th , 1999, includes Ptas. 148,066,000 of interest unaccrued at that date, the balancing entry of which is included under the "Deferred Charges" caption in the accompanying consolidated balance sheet.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999


   The outstanding payments, as of September 30, 1999, including the amount of the purchase options, mature as follows:

                                                                       Thousands
                                                                          Of
                                                                        Pesetas
                            Maturity of Payments                       ---------
      At short-term...................................................   193,164
                                                                       ---------
      At long-term--
       2000...........................................................    42,843
       2001...........................................................   161,696
       2002...........................................................   161,696
       Subsequent years (until 2008)..................................   755,892
                                                                       ---------
                                                                       1,122,127
                                                                       ---------

                                                                       ---------
      Total........................................................... 1,315,291

   The outstanding payments as of September 30, 1999, which mature at short-term are recorded in the "Payable to credit entities" caption in the accompanying consolidated balance sheet.

6. TANGIBLE FIXED ASSETS

   The balances as of September 30, 1999 in the "Tangible Assets" accounts and the related accumulated depreciation are as follows:

                                                                     Thousands
                                                                     of Pesetas
                                                                     ----------
     Cost--
     Buildings......................................................    388,694
     Installations..................................................    885,943
     Furniture......................................................    268,089
     Computer hardware..............................................  1,036,066
     Other tangible assets..........................................    442,194
                                                                     ----------
                                                                      3,020,986
                                                                     ----------
     Accumulated depreciation--
     Buildings......................................................    (88,255)
     Installations..................................................   (310,439)
     Furniture......................................................   (135,420)
     Computer hardware..............................................   (845,160)
     Other tangible assets..........................................   (103,268)
                                                                     ----------
                                                                     (1,482,542)
                                                                     ----------
                                                                      1,538,444
                                                                     ----------

   In 1998 Media Planning Publicidade, S.A. revalued some of its tangible fixed assets pursuant to Royal Decree-Law 31/1998, giving rise to a surplus of Ptas. 7,009,000.

   Media Planning, S.A. revalued some of its assets pursuant to Royal Decree-Law 7/1996, by the amounts and in the conditions described in Note 4.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999

   The "Structures" caption includes an office belonging to Media Planning, S.A. which has been mortgaged to secure the refund of a Ptas. 41,900,000 loan, granted by Caixa de Manresa, which matures on May 26, 2009 (see Note 10). This mortgage as of September, 1999 amounted to Ptas. 39,443,000.

   The Group takes out insurance policies to cover the possible risks to which its tangible fixed assets are subject.

7. LONG-TERM FINANCIAL INVESTMENTS

   The balances as of September 30, 1999 in the long-term financial accounts are as follows:

                                                                       Thousands
                                                                          of
                                                                        Pesetas
                                                                       ---------
      Long-term investment securities.................................  504,551
      Long-term deposits and guarantees...............................   37,787
      Other loans.....................................................   67,000
                                                                        -------
                                                                        609,338
                                                                        -------

   General and financial data on the investees as of September 30, 1999 are as follows:

                                                      Financial Data
                                                  In Thousands of Pesetas
                         -------------------------------------------------------------------------
                                               Interactive Eventos      Information   Acciones
                         Rablin,   In Store    Network,    Deportivos,  Resources     Especiales,
                         S.A.      Media, S.A. S.L.        S.A.         Espana, S.L.  S.A.
                         --------- ----------- ----------- ------------ ------------- ------------
Location................ Madrid    Madrid      Madrid      Barcelona    Madrid        Barcelona
Corporate purpose....... Purchase  Advertising General     Development  Market        Advertising
                         and sale  services    advertising and          research      services and
                         of all of and media   services    commercial   and marketing media
                         movable   marketing               exploitation               marketing
                         property  advice                  of sporting                advice
                         and real                          events
                         state and
                         an
                         extensive
                         range of
                         services
Percentage of
 Ownership..............           0,1 % (D)   0,2  % (D)
                         100%      99,9% (I)   79,84% (I)  28.58%       31,02% (I)    99,9%
Cost of holding......... 230,909   50          500         2,858        260.244       9.990

D: Direct ownership

I: Indirect ownership

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999

8. SHAREHOLDERS' EQUITY

   The consolidated balances as of September 30, 1999 in the equity accounts are as follows:

                                                                    Thousands
                                                                       of
                                                                     Pesetas
                                                                    ---------
      Capital stock................................................   100,000
      Revaluation reserve..........................................     7,009
      Royal Decree-Law 7/1996......................................    83,422
      Other reserves of the controlling company--                   3,915,453
      Unrestricted reserves........................................ 3,835,453
      Restricted reserves..........................................    20,000
      Reserves at companies consolidated by the global and propor-
       tional integration methods..................................   784,988
      Translation differences......................................   (87,691)
      Income attributable to the Controlling Company............... 1,214,670
                                                                    ---------
                                                                    6,017,851
                                                                    ---------

Capital stock--

   As of September 30, 1999, the capital stock of Media Planning, S.A. consisted of 100,000 fully subscribed and paid registered shares of Ptas. 1,000 par value each, all with the same voting and dividend rights.

   The Controlling Company's shareholders as of September 30, 1999, were as follows:

                                                                   Percentage of
                                                                    Ownership%
                                                                   -------------
      Deya, S.A...................................................     40.000
      Inversiones y Servicios Publicitarios, S.A..................     28.999
      Compania de Cartera e Inversiones, S.A......................     20.000
      Cantabro Catalana de Inversiones, S.A.......................      5.000
      Calle Arcos, S.L............................................      3.002
      Invermaro, S.L..............................................      2.999
                                                                      -------
                                                                      100.000

Revaluation reserve--

   The balance under this caption in the consolidated balance sheet relates to the revaluation recorded by the Controlling Company pursuant to Budget Law 1983. This is a restricted reserve.

Revaluation reserve Royal Decree-Law 7/1996--

   From the date on which the tax authorities have reviewed and approved the balance of the "Revaluation Reserve Royal Decree-Law 7/1996" account (or the three-year period for review has expired), the aforementioned balance can be used, free of tax, to offset recorded losses (both prior years' accumulated losses and current year losses) or losses which might arise in the future, and to increase capital stock. From January 1, 2007, (ten years from the date of the balance sheet reflecting the revalued assets) the balance of this account

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999

can be taken to unrestricted reserves, provided that the monetary surplus has been realized. The surplus will be deemed to have been realized in respect of the portion on which depreciation has been taken for accounting purposes or when the revalued assets have been transferred or retired from the accounting records.

   Also, if leased assets are restated, the aforementioned use of the "Revaluation Reserve" balance may not take place before the purchase option has been exercised.

   If this balance were used in a manner other than that provided for in Royal Decree-Law 7/1996, it would be subject to tax.

Legal reserve--

   Under the revised Spanish Corporations Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock. Under Portuguese legislation, applicable to Media Planning Publicidade, S.A., while this reserve must reach the same amount, only 5% of income for the year must be transferred.

   The use of the balance of the legal and other reserves is subject to the legislation in force applicable to each reserve. The use of these reserves in a manner other than that provided for in the applicable legislation, would be subject to the related taxes in each country.

Reserves at companies consolidated by the global and proportional integration method--

   The breakdown by company of the balance of this caption in the consolidated balance sheet as of September 30, 1999, is as follows:

                                                                       Thousands
                                                                          of
                                                                        Pesetas
                                                                       ---------
      Metrics in Marketing S.A........................................       (2)
      Media Contacts, S.A.............................................    7,298
      Media Planning Publicidade, S.A. (Portugal).....................  612,295
      Media Planning S.A. de C.V. (Mexico)............................  107,061
      Media Planning Colombia, S.A....................................   56,628
      Media Planning, S.A. (Argentina)................................    1,588
      Media Advisors, S.A.............................................      120
                                                                        -------
                                                                        784,988

9. MINORITY INTERESTS

   The balance of this caption in the consolidated balance sheet as of September 30, 1999, relates to the equity of minority interests in the underlying book value of the net worth of the consolidated companies. Also, the balance of the "Income Attributed to Minority Interests" caption in the consolidated statement of income represents the equity of the minority interests in the nine-month period ended September 30, 1999 income.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999


   The balances as of September 30, 1999 under this caption in the consolidated balance sheet were as follows:

                                                                       Thousands
                                                                          of
                                                                        Pesetas
                                                                       ---------
      Metrics in Marketing S.A........................................       12
      Media Contacts, S.A.............................................     (790)
      Media Planning Publicidade, S.A. (Portugal).....................  221,842
      Media Planning S.A. de C.V. (Mexico)............................  262,802
      Media Planning Colombia, S.A....................................    7,553
      Media Advisors, S.A.............................................       10
                                                                        -------
                                                                        491,429

10. PAYABLE TO CREDIT ENTITIES

   The detail of the accounts payable to credit entities as of September 30, 1999, is as follows:

                                                                       Thousands
                                                                          of
                                                                        Pesetas
                                                                       ---------
      Credit lines.................................................... 4,799,710
      Bill discounting payables....................................... 3,274,975
      Mortgage loans..................................................    39,443
      Lease payments payable..........................................   193,164
      Accrued interest payable........................................    24,310
                                                                       ---------
                                                                       8,331,602

   The balances as of September 30, 1999, of the accounts payable to credit entities, substantially all of which relate to the Controlling Company, are as follows:

                                                          Thousands of Pesetas
                                                         -----------------------
                                                                   Balance Drawn
                                                           Limit       Down
                                                         --------- -------------
      Spain-
      Banco Urquijo, S.A................................ 1,600,000     126,089
      Deutsche Bank, S.A................................ 1,000,000     727,539
      Banco Bilbao Vizcaya, S.A.........................   900,000     398,476
      Banco Santander, S.A..............................   500,000     397,114
      Banca March, S.A.................................. 1,600,000   1,636,764
      Caja de Madrid, S.A...............................   600,000       5,714
      Banco de Comercio, S.A............................   300,000       7,049
      Bankinter, S.A....................................   500,000     468,219
      La Caixa, S.A.....................................   500,000     256,039
      Portugal-
      Banco Bilbao Vizcaya, S.A.........................   788,434     315,307
      Banco Santander, S.A..............................   182,585     266,811
      Other-............................................       --      194,589
                                                         ---------   ---------
                                                         8,471,019   4,799,710

                 MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

              For the Nine Month Period Ended September 30, 1999


   The average interests paid from the loans and lines of credit remained during the period have been Mibor o Lisbor, depending on the market, plus a negotiated premium.

   All these credit lines matured before twelve month.

   A mortgage loan of Ptas. 39,443,000 granted to the Controlling Company by Caixa Manresa matures on May 26, 2009 and is secured by a mortgage on a basement owned by Media Planning, S.A. in Barcelona (see Note 6).

   As of September 30, 1999 the Controlling Company had discounted drafts amounting to Ptas. 3,274,975,000

   As of September 30, 1999, the Controlling Company had received guarantees from finance entities totaling approximately Ptas. 1,138,628,000 most of which are securing certain payments.

11. TRADE ACCOUNTS PAYABLE

   The detail of the balance of this caption in the consolidated balance sheet as of September 30, 1999, is as follows:

                                                                      Thousands
                                                                      of Pesetas
                                                                      ----------
      Suppliers...................................................... 25,596,845
      Accounts payable for volume discounts..........................  2,558,042
      Customer advances..............................................    212,154
                                                                      ----------
                                                                      28,367,041

12. REVENUES AND EXPENSES

   a) Net sales-

   Most of the services billed by the Group were provided in Spain. The breakdown recorded under this caption in the consolidated balance sheet as of December 31, 1998, is as follows:

                                                                      Thousands
                                                                      of Pesetas
                                                                      ----------
      Spain.......................................................... 81,209,627
      Portugal....................................................... 13,906,117
      Argentina......................................................  2,425,363
      Colombia.......................................................  1,864,649
      Mexico.........................................................    525,178
                                                                      ----------
      Total.......................................................... 99,930,934

   The average number of employees at the Group as of September 30, 1999, by professional category, was as follows:

   b) Employees

                                                                      Average
                                                                       Number
                                                                    of Employees
                                                                    ------------
      Senior management............................................      15
      Managers.....................................................      27
      Media personnel..............................................     488
      Technical Personnel..........................................      69
      Clerical staff...............................................      72
      Unskilled workers............................................      62
                                                                        ---
      Total........................................................     733

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999


13. TAX MATTERS

   Corporate income tax is calculated on the basis of income per books determined by application of generally accepted accounting principles, which does not necessarily coincide with taxable income.

   In view of the disparity of the income tax treatment applicable to the various consolidated Group companies and the different situations of each company with respect to tax incentives and tax loss carryforwards, a detail of the reconciliation of the income per books to the aggregate taxable income and taxes payable is not included.

   The Controlling Company has the last four years open for review by the tax inspection authorities for the main taxes applicable for it. The years open for review at the dependent companies are as follows:

                                                                       Years
                                                                   -------------
      Rablin, S.A................................................. 1994 to 1998
      Media Advisors, S.A......................................... 1994 to 1998
      Media Planning Publicidade, S.A............................. 1993 to 1998
      Media Planning, S.A. de C.V. (Mexico)....................... 1996 to 1998
      Acciones Especiales, S.A.................................... 1997 and 1998
      Media Planning Colombia, S.A................................ 1997 and 1998
      Media Contacts, S.A......................................... 1997 and 1998
      Media Planning, S.A. (Argentina)............................     1998

   The directors of the companies do not expect any material liabilities to arise in the event of tax audits of the open years.

14. DIRECTORS' COMPENSATION AND OTHER BENEFITS

   As of September 30, 1999 Controlling Company's directors received a total of Ptas. 61,830,000 as wages and fees for attendance at Board meetings.

   The Group has not granted any loans to the former or current members of its respective Boards of Directors, and it does not have any pension or life insurance commitments to them.

15. YEAR 2000 ADAPTATION PLANS

   As of September 30, 1999, the foreseeable impact of the "Year 2000 Issue" on the Company's computer and production systems had been assessed, and it was considered that it would not be material. At the end of the fiscal year ended December 31, 1999, no incidents involving the computer systems that might have an impact on these financial statements had arisen.

   Also, no significant weaknesses are expected to arise in this connection in the Company's operations in the coming months as a result of minor effects yet to have on impact.

16. DESCRIPTION OF SIGNIFICANT DIFFERENCES BETWEEN SPANISH AND U.S. GAAP.

   The financial statements of Media Planning, S.A. and Dependent Companies were prepared in accordance with generally accepted accounting principles in Spain ("Spanish GAAP"), which differ in some respects from generally accepted accounting principles in the United States ("U.S. GAAP").

   The following is a description of the significant differences between Spanish and U.S. GAAP in relation to the financial statements of Media Planning, S.A. and Dependent Companies:

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

               For the Nine Month Period Ended September 30, 1999


a) Preopening expenses and Other amortizable expenses--

   Under Spanish GAAP, start-up expenses, such as the legal and registration costs incurred in forming a new subsidiary, direct costs incurred in attracting subscribers and costs associated with the launch of new products may be capitalized and amortized over a maximum period of five years. Under U.S. GAAP, start-up expenses must be expensed currently.

b) Financial lease contracts--

   In accordance with Spanish GAAP, the assets subject to financial leasing contracts, such as leases and rentals, are depreciated on a straight-line basis over the period of their useful life. In U.S. GAAP, these goods should be depreciated over the duration of the financial leasing contracts.

   None of these items result in any differences in net income or shareholders' equity between U.S. and Spanish GAAP.

c) Restatement of fixed assets--

   In accordance with Spanish GAAP, tangible fixed assets are carried at cost except for those assets carried at cost revalued, in Media Planning's case, pursuant to the applicable enabling legislation, especially Royal Decree-Law 7/1996.

   In accordance with U.S. GAAP tangible assets should be carried at acquisition cost.

d) Exchange gains/losses--

   In accordance with U.S. GAAP the balance sheet items, for foreign-currency denominated credits and debits, are converted into domestic currency by applying the prevailing exchange rate at the time the corresponding operation is realized, the credits and debits being valued at the end of the year in accordance with the prevailing exchange rate at that time. The exception to this is if the exchange rate has been hedged, in which case they are valued at the hedged exchange-rate so that exchange gains/losses are included in the annual results irrespective of if they are positive or negative.

   In accordance with the accounting principles applicable in Spain, the conversion into pesetas of balance sheet and credit and debit items denominated in foreign currency is carried out in a similar way. Exchange gains that result from valuing the foreign-currency debits and credits at the end of the year, however, are included on the liabilities side of the balance sheet as deferred revenues. The exception to this is if exchange losses have been entered in results in previous years, in which case the exchange gain is recorded as a revenue item up to a limit equal to the exchange losses recorded in previous years.

e) Deferred taxes--

   Spanish GAAP permit the recognition of deferred tax assets, including those arising from net operating loss carryforwards, if it can be demonstrated that the deferred tax assets can be realized within a ten-year period from the date on which the assets were generated.

   According to U.S. GAAP, deferred tax assets and liabilities are recorded as the tax effect of the temporary differences between financial and tax reporting bases irrespective of the period in which they are realized. Tax credits arising from tax losses may only be recorded as assets to the extent it is considered more than probable that there will be sufficient future income against which to set off the losses. Determination of such probability is based both on objective considerations, such as historical information for each Group company, and on subjective projections, such as the budgets and business plans of the said companies. While this difference in accounting principle may give rise to differences in net income and shareholders' equity, no such differences arose during the periods presented. While this difference in accounting principle may give rise to differences in net income and shareholders' equity, no such differences arose during the periods presented.

f) Net income (loss) per share--

   Spanish accounting principles do not require information on net profit
(loss) per share in the notes to the financial statements. Under U.S. GAAP, the net profit (loss) per share is calculated by dividing net income (loss) for each period by the weighted average number of shares outstanding in the same period.

g) Recognition of losses--

   Under Spanish GAAP, losses must be accrued for foreseeable contingencies and losses when known. Under U.S. GAAP, losses are accrued when it is probable that a loss has been incurred and the amount of the loss is reasonably estimable. While this difference in accounting principle may give rise to differences in net income and shareholders' equity, no such differences arose during the periods presented.

h) Impact of U.S. GAAP adjustments on net income for the nine-month period ended September 30, 1999--

                                                             Nine-month period
                                                            ended September 30,
                                                            -------------------
                                                             1999(*)    1999
                                                            --------- ---------
                                                                      Thousands
                                                            Thousands    of
                                                             of USD    Pesetas
Net income (loss) as reported..............................   6,669   1,214,670
Start-up expenses..........................................     --          --
Amortization of restatement of fixed assets................      12       2,228
Tax effect of the above adjustments........................      (4)       (780)
                                                              -----   ---------
Net income (loss) according to U.S. GAAP...................   6,677   1,216,118
                                                              =====   =========

--------
* Translation of amounts from Spanish Pesetas into U.S. dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $ =
  182.140 on August 15, 2000

i) Impact of U.S. GAAP adjustments on net equity as at September 30, 1999--

                                                               September 30,
                                                            -------------------
                                                             1999(*)    1999
                                                            --------- ---------
                                                                      Thousands
                                                            Thousands    of
                                                             of USD    Pesetas
Net equity as reported.....................................  33,040   6,017,851
Start-up expenses..........................................     (85)    (15,443)
Restatements of fixed assets...............................    (472)    (85,900)
Amortization of restatement of fixed assets................      45       8,170
Tax effect of the above adjustments........................      14       2,546
                                                             ------   ---------
Net equity according to U.S. GAAP..........................  32,542   5,927,224
                                                             ======   =========

--------
* Translation of amounts from Spanish Pesetas into U.S. dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $ =
  182.140 on August 15, 2000

j) Consolidated statement of cash flow in accordance with SFAS 95 for the nine-month period ended September 30, 1999.

                                                          Thousands  Thousand
                                                           of USD   of Pesetas
                                                          --------- ----------
                                                          30/09/99*  30/09/99
                                                          --------- ----------
Cash and cash equivalents at end of year.................    2,338     425,902
Cash and cash equivalents at beginning of year...........    5,575   1,015,458
                                                           -------  ----------
Decrease in cash and cash equivalents....................   (3,237)   (589,556)
                                                           -------  ----------
Causes of changes in cash and cash equivalents
Cash flows from operating activities:
 Net income for the year.................................    6,669   1,214,670
 Adjustments to reconcile net income for the year to net
  cash provided by operations:
  Minority interest......................................      605     110,185
  Fixed assets depreciation..............................    2,015     366,991
  Increase in provisions.................................        4         773
  Net book value of fixed assets retired.................       27       4,878
  Net book value of intangible assets retired............       61      11,099
  Deferred interest expenses on lease transactions.......       26       4,671
  Write-off of start-up expenses.........................       13       2,458
  Gains on fixed asset disposals.........................       (4)       (800)
  Translation differences................................       70      12,742
 Changes in assets and liabilities:
  Decrease in trade receivables..........................    1,856     338,123
  Decrease in inventories................................      143      25,975
  Decrease in trade payables.............................  (14,094) (2,567,065)
  Increase in taxes payable..............................    1,671     304,290
  Decrease in other trade payable........................     (909)   (165,467)
                                                           -------  ----------
    Cash flows from operating activities.................   (1,847)   (336,477)
                                                           -------  ----------
Cash flows from investing activities:
 Minority interests......................................     (402)    (73,270)
 Fixed asset additions
  Intangible assets......................................     (742)   (135,062)
  Tangible assets........................................   (1,361)   (247,900)
  Long-term financial investments........................   (1,444)   (263,057)
                                                           -------  ----------
    Cash flows from investing activities.................   (3,949)   (719,289)
                                                           -------  ----------
Cash flows from financing activities:
 Increase in bank and financial payables.................    9,615   1,751,323
 Cash dividends..........................................   (7,056) (1,285,113)
                                                           -------  ----------
    Cash flows from financing activities.................    2,559     466,210
                                                           -------  ----------
Decrease in cash and cash equivalents....................   (3,237)   (589,556)
                                                           =======  ==========

--------
* Translation of amounts from Spanish Pesetas into US dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1 =
  182.140 on August 15, 2000

17. SUBSEQUENT EVENTS

   On October 5, 1999, an agreement was entered into for the merger of the Havas Advertising Group companies with the Media Planning Group companies, in relation to the business activities typical of central advertising space buying entities. Accordingly, the shareholders of Media Planning S.A. contributed, directly and indirectly, all the subsidiaries which now form the consolidated group (see Note 2).

   All the contributions were made to the company formerly known as Inversiones y Servicios Publicitarios, S.A., whose corporate purpose was changed to that of Media Planning Group, S.A.

18. EXPLANATION ADDED FOR TRANSLATION TO ENGLISH

   These consolidated financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Group that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

     1998 Consolidated Financial Statements together with Auditors' Report

             AUDITORS' REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

To the Shareholders of Media Planning, S.A.:

  1. We have audited the consolidated financial statements of MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES, comprising the consolidated balance sheet as of December 31, 1998, and the related consolidated statement of income and notes to consolidated financial statements for the year then ended. The preparation of these consolidated financial statements is the responsibility of the Controlling Company's directors. Our responsibility is to express an opinion on the consolidated financial statements taken as a whole, based on our audit work performed in accordance with generally accepted auditing standards in Spain, which do not differ materially from U.S. generally accepted auditing standards, which require examination, by means of selective tests, of the documentation supporting the consolidated financial statements and evaluation of their presentation, of the accounting principles applied and of the estimates made.

  2. As required by Spanish Corporate Law, for comparison purposes the Directors present, in addition to the 1998 figures for each item in the consolidated balance sheet and consolidated statements of income and of changes in financial position, the figures for 1997. Our opinion refers only to the 1998 consolidated financial statements. Our auditors' report dated March 31, 1998, on the 1997 consolidated financial statements contained an opinion qualified for one matter similar to that indicated in paragraph 3 below.

  3. The consolidated financial statements as of and for the year ended December 31, 1998 are based on the Spanish statutorily approved financial statements of the Group prepared by the controlling company's directors. Our auditor's report dated March 31, 1999 on the Spanish statutorily approved financial statements was qualified with respect to an absence of the breakdown of the balances recorded under the "Operating Expenses" and "Net Sales" captions in the consolidated statement of income referred to above.

   United States security regulations do not currently allow the use of financial statements in filings with the Securities and Exchange Commission (the SEC) on which the Auditor's Report is qualified with respect to a material departure from generally accepted accounting principles. The accompanying consolidated financial statements for the year ended December 31, 1998 reflect an additional disclosure with respect to the Spanish statutorily approved financial statements of the Group solely for purpose of complying with the United States security regulations. The above mentioned additional disclosure with respect to the Spanish statutorily approved financial statements consists in the breakdown of the balance recorded under the "Operating Expense" and "Net Sales" captions in the consolidated statement of income referred to above.

  4. In our opinion, the consolidated financial statements referred to above present, in all material respects, a true and fair view of the net worth and financial position of Media Planning, S.A. and Dependent Companies as of December 31, 1998, and of the results of their operations and of the funds obtained and applied by them in the year then ended contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles in Spain.

  5. Accounting practices used by Media Planning, S.A. and Dependent Companies, in preparing the accompanying financial statements conform with generally accepted accounting principles in Spain ("Spanish GAAP"), but do not conform in certain respects with accounting principles generally accepted in the United

States of America ("U.S. GAAP"). A description of the differences between Spanish GAAP and U.S. GAAP and reconciliations of the consolidated income
(loss) and shareholders' equity to United States generally accepted accounting principles are set forth in Note 18 to the consolidated financial statements.

                                                     ARTHUR ANDERSEN

                                                /s/ Luis Jimenez Guerrero

                                                  Luis Jimenez Guerrero

Madrid, Spain, March 31, 1999

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

          CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1997
                    (Currency--Thousands of Spanish Pesetas)

                                                                    Unaudited
                                                1998       1998        1997
                                             ---------- ----------  ----------
                                             (Thousands
                                              of USD)*
                  ASSETS
FIXED AND OTHER NONCURRENT ASSETS:
Start-up expenses..........................        89       16,301         522
Intangible assets (Note 5) ................     9,409    1,713,652   1,206,619
Cost.......................................    11,692    2,129,538   1,501,077
Accumulated amortization...................    (2,283)    (415,886)   (294,458)
Tangible fixed assets (Note 6).............     8,550    1,557,266   1,248,334
Cost.......................................    15,611    2,843,422   2,432,526
Accumulated depreciation...................    (7,061)  (1,286,156) (1,184,192)
Long-term financial investments (Note 7)...     1,901      346,281     186,572
Long-term investment securities............     1,685      306,938     164,848
Long-term deposits and guarantees..........       169       30,787      21,724
Other loans................................        47        8,556          --
                                              -------   ----------  ----------
Total fixed and other noncurrent assets....    19,949    3,633,500   2,642,047
                                              =======   ==========  ==========
DEFERRED CHARGES (Note 5)..................     1,015      184,758     233,216
                                              -------   ----------  ----------
CURRENT ASSETS
Inventories................................       142       25,975          --
Accounts receivable........................   238,301   43,404,062  34,798,712
Customer receivables for sales and
 services..................................   198,502   36,155,110  28,936,723
Sundry accounts receivable (Note 8)........    39,158    7,132,286   5,734,806
Tax receivables............................     1,101      200,470     206,545
Provisions.................................      (460)     (83,804)    (79,362)
Cash.......................................     5,575    1,015,458     504,479
                                              -------   ----------  ----------
Total current assets.......................   244,018   44,445,495  35,303,191
                                              -------   ----------  ----------
TOTAL ASSETS...............................   264,982   48,263,753  38,178,454
                                              =======   ==========  ==========
   SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY (Note 9):
Capital stock..............................       549      100,000     100,000
Revaluation reserve........................        39        7,009       7,009
Revaluation reserve Royal Decree-Law
 7/1997....................................       457       83,323      83,323
Other reserves of the Controlling Company..    18,661    3,398,933   2,826,183
Voluntary reserves.........................    18,551    3,378,933   2,806,183
Legal reserve..............................       110       20,000      20,000
Reserves at companies consolidated by the
 global integration method.................     2,300      418,931     293,397
Translation differences....................      (761)    (138,526)     29,756
Income attributable to the Controlling
 Company...................................    12,111    2,205,882   1,678,890
Consolidated income........................    12,943    2,357,402   1,765,124
Income attributed to minority interests....      (832)    (151,520)    (86,234)
                                              -------   ----------  ----------
Total shareholders' equity.................    33,356    6,075,552   5,018,558
                                              =======   ==========  ==========
MINORITY INTERESTS (Note 10)...............     2,496      454,514     325,215
                                              -------   ----------  ----------
DEFERRED REVENUES..........................        --           --      15,154
                                              -------   ----------  ----------
LONG-TERM DEBT:
Payable for acquisition of rights on leased
 assets (Note 5)...........................     6,704    1,220,964     975,056
                                              -------   ----------  ----------
Total long-term debt.......................     6,704    1,220,964     975,056
                                              =======   ==========  ==========
CURRENT LIABILITIES:
Payable to credit entities (Note 11).......    35,585    6,481,442   4,285,145
Trade accounts payable (Note 12)...........   169,837   30,934,106  26,090,463
Other nontrade payables....................    16,613    3,025,803   1,311,515
Accrued taxes payable......................    10,133    1,845,670     729,085
Other accounts payable.....................     3,352      610,485     302,125
Compensation payable.......................     3,128      569,648     280,305
Accrual accounts...........................       391       71,372     157,348
                                              -------   ----------  ----------
Total current liabilities..................   222,426   40,512,723  31,844,471
                                              -------   ----------  ----------
TOTAL SHAREHOLDERS' EQUITY AND
 LIABILITIES...............................   264,982   48,263,753  38,178,454
                                              =======   ==========  ==========

* Translation of amounts from Spanish Pesetas into U.S. dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1 =
  182.140 Spanish Pesetas on August 15, 2000.
The accompanying Notes 1 to 18 are an integral part of the consolidated balance sheet as of December 31, 1998.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

                1998 AND 1997 CONSOLIDATED STATEMENTS OF INCOME
                    (Currency--Thousands of Spanish Pesetas)

                                                                     Unaudited
                                                 1998       1998        1997
                                              ---------- ----------- ----------
                                              (Thousands
                                               of USD)*
                   DEBIT
EXPENSES:
Cost of sales...............................   544,766    99,223,748 84,091,522
Personnel expenses (Note 13)................    21,789     3,968,591  2,752,541
Period depreciation and amortization........     2,232       406,503    318,656
Other operating expenses....................    11,713     2,133,439  1,387,292
                                               -------   ----------- ----------
                                               580,500   105,732,281 88,550,011
                                               -------   ----------- ----------
Operating income............................    16,183     2,947,583  2,393,142
                                               =======   =========== ==========
Financial and similar expenses..............     1,858       338,464    339,659
                                               -------   ----------- ----------
                                                 1,858       338,464    339,659
                                               -------   ----------- ----------
Financial income............................     1,757       319,962    249,488
                                               -------   ----------- ----------
Income from ordinary activities.............    17,940     3,267,545  2,642,630
Losses on fixed assets......................         2           398     15,354
Extraordinary expenses and losses (Note 5)..       325        59,181        157
                                                   327        59,579     15,511
Extraordinary income........................     1,566       285,368     75,236
                                               -------   ----------- ----------
Consolidated income before taxes............    19,506     3,552,913  2,717,866
                                               -------   ----------- ----------
Corporate income tax (Note 14)..............     6,563     1,195,511    952,742
                                               -------   ----------- ----------
Consolidated income for the year............    19,943     2,357,402  1,765,124
                                               -------   ----------- ----------
Income attributed to minority interests
 (Note 10)..................................       832       151,520     86,234
                                               -------   ----------- ----------
Income for the year attributed to the
 Controlling Company........................    12,111     2,205,882  1,678,890
                                               =======   =========== ==========

                                                 1998       1998        1997
                                              ---------- ----------- ----------
                                              (Thousands
                                               of USD)*
                   CREDIT
REVENUES:
Net sales....................................  595,887   108,534,951 90,908,890
Other operating revenues.....................      796       144,913     34,263
                                               -------   ----------- ----------
                                               596,683   108,679,864 90,943,153
                                               =======   =========== ==========
Revenues from shareholdings..................      329        60,000     37,500
Other financial revenues.....................    3,198       582,408    536,395
Exchange gains...............................       88        16,018     15,252
                                               -------   ----------- ----------
                                                 3,615       658,426    589,147
                                               =======   =========== ==========
Gains on fixed assets........................       26         4,700      1,203
Extraordinary revenues and income (Note 6)...    1,868       340,247     89,544
                                               -------   ----------- ----------
                                                 1,894       344,947     90,747
                                               =======   =========== ==========

   The accompanying Notes 1 to 18 are an integral part of the 1998 consolidated statement of income.
* Translation of amounts from Spanish Pesetas into U.S. dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1 =
  182.140 Spanish Pesetas on August 15, 2000.

                                                              Thousands of
                                                 Thousands       Pesetas
                                                  of USD           Unaudited
                                                 --------- -------------------
                                                  1998(*)    1998      1997
                                                 --------- --------- ---------
              APPLICATION OF FUNDS
Minority interests..............................      16       2,845        --
Transfer to short-term of long-term debt........     625     113,766    91,315
Start-up expenses...............................      98      17,846        --
Fixed asset additions
  Intangible assets.............................   3,579     651,802   141,713
  Tangible fixed assets.........................   2,752     501,275   797,488
  Long-term financial investments...............     877     159,709       500
Deferred charges................................     342      62,348        --
Dividends.......................................   5,404     984,528   937,022
Translation differences.........................   1,009     183,736        --
TOTAL FUNDS APPLIED.............................  14,702   2,677,855 1,968,038
                                                  ------   --------- ---------
FUNDS OBTAINED IN EXCESS OF FUNDS APPLIED
 (INCREASE IN WORKING CAPITAL)..................   2,603     474,052   466,399
                                                  ======   ========= =========

                                                              Thousands of
                                                 Thousands       Pesetas
                                                  of USD           Unaudited
                                                 --------- -------------------
                                                  1998(*)    1998      1997
                                                 --------- --------- ---------
                SOURCE OF FUNDS
Funds obtained from operations..................  14,476   2,636,603 2,151,074
Minority interests..............................                  --   209,953
Long-term lease payments payable................   2,296     418,191        --
Deferred revenues...............................                  --    15,154
Fixed asset disposals
  Tangible fixed assets.........................     406      73,922    20,706
  Intangible assets.............................     127      23,191    21,614
Amortization of long-term financial investments
  Long-term investment securities...............                  --     1,524
  Other financial invesments....................                  --       668
Translation differences.........................                  --    14,744
TOTAL FUNDS OBTAINED............................  17,305   3,151,907 2,434,437
                                                  ------   --------- ---------
FUNDS APPLIED IN EXCESS OF FUNDS OBTAINED
 (DECREASE IN WORKING CAPITAL)..................      --          --        --
                                                  ======   ========= =========

                                                  Thousands of Pesetas
                                                           Unaudited
                                         ---------------------------------------
                                           1998                1997
                                         ---------           ---------
                                         Increase  Decrease  Increase  Decrease
                                         --------- --------- --------- ---------
      VARIATION IN WORKING CAPITAL
Accounts receivable..................... 8,605,350        -- 4,940,377        --
Inventories.............................    25,975        --        --        --
Accounts payable........................        -- 8,668,252        -- 4,460,732
Cash....................................   510,979        --        --    13,246
                                         --------- --------- --------- ---------
TOTAL................................... 9,142,304 8,668,252 4,940,377 4,473,988
                                         --------- --------- --------- ---------
VARIATION IN WORKING CAPITAL............   474,052             466,399        --
                                         =========           ========= =========

* Translation of amounts from Spanish Pesetas into U.S. dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1 =
  182.140 Spanish Pesetas on August 15, 2000.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

                NOTES TO 1998 CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF THE GROUP

  Media Planning, S.A. was incorporated on October 7, 1978. Its corporate purpose is to perform the activities which, under current advertising legislation, are specific to general advertising agencies, including all kinds of acts, contracts, transactions and, in general, the adoption of the necessary or advisable measures which would directly or indirectly ensure compliance with its corporate purpose.

  At present it engages mainly in the typical operations of buying centers devoted to the purchase of advertising space in mass media as well as media research and planning services.

  The Group was formed by the constitution or acquisition by Media Planning, S.A. of majority holdings in companies directly or indirectly linked to its corporate purpose and the development of its main activities.

(2) CONSOLIDATED COMPANIES

  The dependent companies included in the consolidation of Media Planning, S.A. and information thereon are as follow:

                                                                     Percentage of
  Company             Address                  Business Line           Ownership
------------  ------------------------ ----------------------------  -------------
Media         Miguel Bombarda, 36
 Planning     Lisbon                   Research, planning and
 Publicidade,                          marketing of general
 S.A                                   advertising services........       80.0%

Rablin, S.A.  Gaztambide, 49           Purchase and sale of all
              Madrid                   types of movable property
                                       and real estate and an
                                       extensive range of
                                       services....................      100.0%

Media         Ejercito Nacional, 418   General advertising                70.0%
 Planning     Mejico D.F.              services....................
 Mejico,
 S.A. de
 C.V.

Media         Carrera 7, 7.121         General advertising                94.9%
 Planning     Santafe de Bogota        services....................
 Colombia,
 S.A.

Media                                  General advertising                  80%
 Contacts,    Gral. Peron, 38          services....................
 S.A.         Madrid

Acciones
 Especiales,  Doctor Fleming, 17       Advertising services and
 S.A.         Barcelonba               marketing Advice............       99.9%

Media                                  General advertising               100.0%
 Planning,                             services....................
 S.A.         Suipacha, 111
 (Argentina)  Buenos Aires

  The financial statements of Media Planning Mejico, S.A. de C.V. were consolidated with those of its subsidiaries Media Advisors, S.A. de C.V. and Media Planning Services, S.A. de C.V., and those of Media Contacts, S.A. were consolidated with its 99.8% owned subsidiary Interactive Network, S.L. Also, in 1998 the financial statements of Acciones Especiales, S.A. were consolidated with those of its 99.90% owned investee Store Media, S.A. and its 50% owned investee RBA Promociones Editoriales, S.A.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

  The financial information on these companies that was used in consolidation is that reported in their financial statements as of December 31, 1998, adjusted in order to unify the various accounting methods with those of the Controlling Company and eliminating the effect, if any, of inflation. Only Media Planning Publicidade, S.A., Media Planning Mejico, S.A. de C.V., Media Planning Colombia, S.A. and Media Planning, S.A. (Argentina) were audited.

   All the consolidated companies were consolidated by the global or proportional integration method and all of them close their financial year on December 31, except In Store Media, S.A. whose year-end is on February 28.

   Media Planning, S.A. has a 28.58% holding in Eventos Deportivos, S.A. and another 99.90% constituent holding in Media Advisors, S.A. As in 1997, these companies were not consolidated since their business activities in 1998 were nonmaterial.

   In 1998 Media Planning, S.A. contributed constituent holdings of 100%, 0.1% and 99.99% in Media Planning, S.A. (Argentina), In Store Media, S.A. and Metrics in Marketing, S.A., respectively. Only the first two companies were consolidated since the third was inactive in 1998.

(3) BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

 a) True and fair view--

  The 1998 consolidated financial statements, which were prepared from the accounting records of Media Planning, S.A. and of its dependent companies listed in Note 2, are presented in accordance with the Spanish National Chart of Accounts and, accordingly, give a true and fair view of the net worth, financial position, results of operations and the funds obtained and applied by the Group in 1998. The 1998 consolidated financial statements, which were prepared by the directors of Media Planning, S.A. and the individual financial statements of Media Planning, S.A. and its dependent companies, which were prepared by the directors of the respective companies, will be submitted for approval by the respective Shareholders' Meetings, and it is considered that they will be approved without any changes.

 b) Consolidation principles--

  As described in Note 2, all the consolidated companies were included by the global integration method, as appropriate, since the Controlling Company exercises effective control over them by virtue of ownership of a majority of the voting rights in their representation and decision-making bodies.

  The equity of minority interests in net worth and income of the consolidated subsidiaries is presented under the "Minority Interests" and "Income Attributed to Minority Interests" captions on the liability side of the accompanying consolidated balance sheets and consolidated statement of income, respectively.

  All material accounts and transactions between the companies consolidated by the global or proportional method were eliminated in consolidation.

  The consolidated financial statements do not include the tax effect of including the consolidated subsidiaries' reserves in the Parent Company's accounts, on the assumption that reserves not taxed at source will not be transferred and will be used as a self-financing source at each consolidated subsidiary.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

(4) VALUATION STANDARDS

  The main valuation methods applied in preparing the 1998 consolidated financial statements were as follows:

 a) Uniformity of items--

  In order to uniformly present the items included in the accompanying consolidated financial statements, all the valuation principles and standards used by the Controlling Company were applied to substantially all the consolidated companies.

 b) Translation method--

  The financial statements as of December 31, 1999, of Media Planning Publicidade, S.A., Media Planning Mejico, S.A. de C.V., Media Planning Colombia, S.A. and Media Planning, S.A. (Argentina), which are expressed in Portuguese escudos, Mexican pesos, Colombian pesos and Argentinean pesos, respectively, were translated to pesetas at the exchange rates ruling at December 31, 1998, except for:

  1. Capital stock and reserves, which were translated at historical exchange rates.

  2. Statements of income, which were translated at the average exchange rate for the year.

  3. Fixed assets, which were translated at the exchange rate prevailing at the end of the year in which they were acquired. Subsequent variations in their balances were translated at the average exchange rate of the year in which they arose.

  The exchange differences arising from application of these procedures are included under the "Shareholders' Equity--Translation Differences" caption in the accompanying consolidated balance sheet.

 c) Start-up expenses--

  Start-up expenses, which comprise incorporation, preopening and capital increase expenses, are recorded at cost. These expenses relate basically to lawyers' fees and public deed and registration expenses, etc., and are amortized over a five-year period.

 d) Intangible assets--

  The rights under financial lease contracts are recorded as intangible assets at the cost of the related assets, revalued, in the case of Media Planning, S.A., pursuant to the provisions of Royal Decree-Law 7/1996 (see Notes 5 and
9), and the total debt for lease payments plus the amount of the purchase option are recorded as a liability. The difference between the two amounts, which represents the interest expenses on the transaction, is recorded under the "Deferred Charges" caption in the consolidated balance sheet and is allocated to income each year by the interest method. The cost of assets acquired under financial lease contracts is amortized over the same period as similar assets recorded under the "Tangible Fixed Assets" caption.

     The expenses incurred in the development and acquisition of computer software are recorded as intangible assets and are amortized on a straight-line basis over five years.

 e) Tangible fixed assets--

  Tangible fixed assets are carried at cost, revalued, in the case of Media Planning, S.A., pursuant to the provisions of enabling legislation and, especially, Royal Decree-Law 7/1996 and, in the case of Media Planning Publicidade, S.A, pursuant to Decree Law 31/1998 (see Notes 6 and 9).

  Upkeep and maintenance expenses are expensed currently.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

  The consolidated Group companies depreciate their tangible fixed assets by the straight-line method over the years of estimated useful life as follows:

                                                                      Years of
                                                                      Estimated
                                                                     Useful Life
                                                                     -----------
   Structures.......................................................  25 to 50
   Installations....................................................   8 to 13
   Furniture........................................................   3 to 10
   Computer hardware................................................   4 to 10
   Transport equipment..............................................   4 to  6

 f) Long-term financial investments--

  The Group records investment in other companies, other than the consolidated companies, at cost, net, if appropriate, of the required provisions for diminution in value if cost was higher than underlying book value at year-end.

 g) Corporate income tax--

  The expense for corporate income tax of each year is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income, net of tax relief and tax credits.

 h) Foreign currency transactions--

  The Group companies record transactions denominated in foreign currencies by applying the exchange rates ruling at the transaction date. Exchange differences arising upon realization of foreign currency balances are charged or credited, as appropriate, to income for the year.

  At each year-end the balances of foreign currency receivables and payables are carried at the exchange rate then prevailing.

  Negative exchange differences arising from applying the official exchange rate at year-end are charged to income.

  The positive net differences are recorded under the "Deferred Revenues" caption on the liability side of the consolidated balance sheet until they mature or are settled early at which time they are taken to income.

 i) Recognition of revenues and expenses--

  Revenues and expenses are recognized on an accrual basis.

  However, in accordance with the accounting principle of prudence, the consolidated Group only records realized income at year-end, whereas foreseeable contingencies and losses, including possible losses, are recorded as soon as they become known.

 j) Termination indemnities--

  Under current labor regulations in the various countries, the Group companies are required to make indemnity payments to employees terminated under certain conditions. Since the Group companies' directors do

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES not consider that any future terminations will arise under normal circumstances, no provision was recorded in this connection in the consolidated balance sheet as of December 31, 1998.

(5) INTANGIBLE ASSETS

  The transactions recorded in 1998 in the "Intangible Assets" accounts and the related accumulated amortization are summarized as follows:

                                            Thousands of Pesetas
                             ---------------------------------------------------
                             Beginning                                  Ending
                              Balance  Additions Retirements Transfers  Balance
                             --------- --------- ----------- --------- ---------
   Cost
   Rights on leased
    assets.................  1,148,479  430,000     (1,474)       --   1,577,005
   Computer software.......    352,598  213,136    (21,867)       --     543,867
   Advances for intangible
    assets.................         --    8,666         --        --       8,666
                             1,501,077  651,802    (23,341)       --   2,129,538
   Accumulated amortization
   Rights on leased
    assets.................    105,709   43,606         --     2,300     151,615
   Computer software.......    188,749   75,672       (150)       --     264,271
                               294,458  119,278       (150)    2,300     415,886
                             ---------                                 ---------
                             1,206,619                                 1,713,652
                             =========                                 =========

  The additions in the "Accumulated Amortization" account detailed in the above table include Ptas. 13,418,000 to compensate for the underamortization recorded in prior years by the Controlling Company. This additional expense is recorded under the "Extraordinary Expenses and Losses" caption in the consolidated statement of income.

  As of December 31, 1996, Media Planning, S.A. availed itself of the provisions of Royal Decree-Law 7/1996 to revalue some of its leased tangible fixed assets and intangible assets which had hitherto been revalued pursuant to other revaluation Laws. The revalued accounts and their impact on the consolidated financial statements as of December 31, 1998, are as follows:

                                               Thousands
                                                  of
                                                Pesetas  Accumulated
                                               Increase  Amortization Net Effect
                                               --------- ------------ ----------
   Rights on leased assets....................  63,592      (3,606)     59,986
   Structures.................................  22,308      (2,336)     19,972
                                                ------      ------      ------
                                                85,900      (5,942)     79,958
                                                ======      ======      ======

  In accordance with the provisions of Royal Decree-Law 7/1996, the Controlling Company did not revalue the assets whose net revalued cost would have been higher than market value.

  The effect of the revaluation on 1998 amortization was Ptas. 2,971,000

  The cost of fully amortized computer software as of December 31, 1998, amounted to approximately Ptas. 122,700,000.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

  Most of the financial lease contracts in force as of December 31, 1998, are held by the Controlling Company. The main features of its contracts are summarized as follows:

                                                                    Thousands
                                                                       of
                                                                     Pesetas
                                                                    ---------
   Unrevalued cash price of leased fixed assets excluding purchase options, as stated in contract................................. 1,174,284
   Amount of purchase options......................................   320,716
   Amount of payments made
     --In prior years..............................................   560,853
     --In 1998.....................................................   129,602
                                                                    ---------
   Balance of lease payments outstanding as of December 31, 1998... 1,399,755
                                                                    =========

  The cost recorded for the rights on leased assets includes, on the one hand, the addition of Ptas. 63,592,000 arising from the revaluation carried out by the Controlling Company in 1996 and, on the other, the amount of the public-deed and registration costs of Ptas. 13,642,000.

  The balance of the lease payments outstanding as of December 31, 1998, includes Ptas. 184,758,000 of interest unaccrued at that date, the balancing entry of which is included under the "Deferred Charges" caption in the accompanying consolidated balance sheet.

  The outstanding payments, as of December 31, 1998, including the amount of the purchase options, mature as follows:

                                                                       Thousands
                                                                          of
                                                                        Pesetas
                                                                       ---------
   Maturity of Payments
   At short-term......................................................   181,046
   At long-term
     --2000...........................................................   170,786
     --2001...........................................................   168,934
     --2002...........................................................   167,083
     --Subsequent years (until 2008)..................................   711,906
                                                                       1,218,709
   Other long-term debt of Group companies............................     2,255
                                                                       ---------
       Total.......................................................... 1,402,370
                                                                       =========

  The outstanding payments as of December 31, 1998, which mature at short-term are recorded in the "Other Nontrade Payables--Other Accounts Payable" caption in the accompanying consolidated balance sheet.

  The variation in the balance of the "Deferred Charges" caption includes the allocation to income of the interest included in the lease payments paid in 1998, which amount to Ptas. 52,289,000 and are recorded under the "Financial and Similar Expenses" caption in the accompanying consolidated statement of income, a decrease of Ptas. 58,517,000 in the balance arising from the revision of the variable interest on the financial lease contracts held by the Controlling Company and a Ptas. 62,348,000 increase as a result of the additional contract signed by the Controlling Company.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

(6) TANGIBLE FIXED ASSETS

  The transactions in tangible fixed asset accounts in 1998 and the related accumulated depreciation are summarized as follows:

                                                  Thousands of Pesetas
                             ---------------------------------------------------------------
                             Beginning                                 Revaluation  Ending
                              Balance  Additions Retirements Transfers   Surplus    Balance
                             --------- --------- ----------- --------- ----------- ---------
   Cost
   Structures..............    418,117       --    (29,423)        --        --      388,694
   Installations...........    650,730  165,496     (6,494)    22,877     4,750      837,359
   Furniture...............    241,716   83,395     (2,950)        --     2,282      324,443
   Computer hardware.......    913,598  204,457     (3,229)        --        --    1,114,826
   Transport equipment.....    164,736   39,902    (33,978)        --        15      170,675
   Construction in
    progress...............     43,629      978    (14,305)   (22,877)       --        7,425
                             2,432,526  494,228    (90,379)        --     7,047    2,843,422
   Accumulated depreciation
   Structures..............     68,379   22,660       (623)    (2,300)       --       88,116
   Installations...........    160,636   65,047     (7,120)        --        --      218,563
   Furniture...............     94,442   30,797     (6,694)        --        --      118,545
   Computer hardware.......    773,671  175,376   (175,266)        --        --      773,781
   Transport equipment.....     87,064   25,256    (25,169)        --        --       87,151
                             ---------  -------   --------    -------     -----    ---------
                             1,184,192  319,136   (214,872)    (2,300)       --    1,286,156
                             ---------                                             ---------
                             1,248,334                                             1,557,266
                             =========                                             =========

  The retirements from the "Accumulated Depreciation" account detailed in the above table include Ptas. 194,113,000 for the adjustment for overdepreciation recorded in prior years, which is recorded as a revenue under the "Extraordinary Revenues and Income" caption in the consolidated statement of income.

  In 1998 Media Planning Publicidade, S.A. revalued some of its tangible fixed assets pursuant to Royal Decree-Law 31/1998, giving rise to a surplus of Ptas. 7,047,000.

  Media Planning, S.A. revalued some of its assets pursuant to Royal Decree-Law 7/1996, by the amounts and in the conditions described in Note 5.

  The cost of the tangible fixed assets fully depreciated as of December 31, 1998, was approximately Ptas. 497,700,000.

  The "Structures" caption includes an office belonging to Media Planning, S.A. which has been mortgaged to secure the refund of a Ptas. 41,900,000 loan, granted by Caixa de Manresa, which matures on May 26, 2009 (see Note 11).

  The Group takes out insurance policies to cover the possible risks to which its tangible fixed assets are subject.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

(7) LONG-TERM FINANCIAL INVESTMENTS

  The transactions recorded in 1998 in the long-term financial investment accounts are summarized as follows:

                                                        Thousands of Pesetas
                                                     ---------------------------
                                                     Beginning           Ending
                                                      Balance  Additions Balance
                                                     --------- --------- -------
   Long-term investment securities..................  164,848   142,090  306,938
   Long-term deposits and guarantees................   21,724     9,063   30,787
   Other loans......................................       --     8,556    8,556
                                                      -------   -------  -------
                                                      186,572   159,709  346,281
                                                      =======   =======  =======

  The addition recorded under the "Long-Term Investment Securities" caption relates mainly to the acquisition by Media Planning, S.A. of a 99.99% holding in Metrics in Marketing, S.A.

  General and financial data on the investees as of December 31, 1998, are summarized as follows:

                                                       Financial Data in Thousands of Pesetas
                         --------------------------------------------------------------------------------------------------
                                                                                                       Metrics
                                Media                Gerencia de           Eventos Deportivos,      In Marketing,
                            Advisors, S.A.           Medios, S.A.                 S.A.                   S.A.         Other
                         -------------------- -------------------------- ----------------------- -------------------- -----
Location................ Madrid               Madrid                     Barcelona               Madrid

Corporate purpose....... Advertising services Contracting of advertising Development and         Advertising services
                         and media marketing  exclusives and other       commercial exploitation and media marketing
                         advice               advertising contracts      of sporting events      advice
Percentage of
 Ownership..............         99.9%                    15%                     28.58%                99.99%         --
Cost of holding.........        9,990                  151,500                    2,858                142,090         500
Capital stock...........        10,000                 120,000                   10,000                140,910         --
Income for the year.....         122                   471,534                    (276)                  (2)           --

(8) SUNDRY ACCOUNTS RECEIVABLE

  The breakdown of the balance of this caption in the consolidated balance sheet as of December 31, 1998, is as follows:

                                                                       Thousands
                                                                          of
                                                                        Pesetas
                                                                       ---------
   Accounts receivable for volume discounts........................... 6,651,201
   Advances to suppliers..............................................   358,577
   Other accounts receivable..........................................   122,508
                                                                       ---------
                                                                       7,132,286
                                                                       =========

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

(9) SHAREHOLDERS' EQUITY

  The transactions recorded in the equity accounts in the 1998 consolidated balance sheet were as follows:

                                                       Thousands of Pesetas
                         ---------------------------------------------------------------------------------
                                                            Revaluation
                                                                 at
                                   Application                 Media                     1998
                                     of 1997       1999       Planning     Change in   Consoli-
                         Beginning Consolidated Translation Publicidade, Consolidation   dated    Ending
                          Balance     Income    Differences     S.A.         Scope      Income    Balance
                         --------- ------------ ----------- ------------ ------------- --------- ---------
Capital stock...........   100,000          --         --         --            --            --   100,000
Revaluation reserve.....     7,009          --         --         --            --            --     7,009
Revaluation reserve
 Royal Decree-Law
 7/1996.................    83,323          --         --         --            --            --    83,323
Other reserves of the
 controlling company--
 Unrestricted reserves.. 2,806,183     572,750         --         --            --            -- 3,378,933
Restricted reserves.....    20,000          --         --         --            --            --    20,000
Reserves at companies
 consolidated by the
 global and proportional
 integration Methods....   293,397     121,612         --      6,689        (2,767)           --   418,931
Translation
 differences............    29,756          --   (168,282)        --            --            --  (138,526)
Income attributable to
 the Controlling
 Company................ 1,678,890  (1,678,890)        --         --            --     2,205,882 2,205,882
                         ---------  ----------   --------      -----        ------     --------- ---------
                         5,018,558    (984,528)  (168,282)     6,689        (2,767)    2,205,882 6,075,552
                         ---------  ----------   --------      -----        ------     --------- ---------
Dividends...............        --     984,528         --         --            --            --
                         =========  ==========   ========      =====        ======     ========= =========

 a) Capital stock

  As of December 31, 1998, the capital stock of Media Planning, S.A. consisted of 100,000 fully subscribed and paid registered shares of Ptas. 1,000 par value each, all with the same voting and dividend rights.

  The Controlling Company's shareholders as of December 31, 1998, were as follows:

                                                                   Percentage of
                                                                     Ownership
                                                                   -------------
   Deya, S.A. ....................................................     40.000
   Inversiones y Servicios Publicitarios, S.A. ...................     28.999
   Compania de Cartera e Inversiones, S.A. .......................     20.000
   Cantabro Catalana de Inversiones, S.A. ........................      5.000
   Calle Arcos, S.L. .............................................      3.002
   Invermaro, S.L. ...............................................      2.999
                                                                      -------
                                                                      100.000
                                                                      =======

 b) Revaluation reserve

  The balance under this caption in the consolidated balance sheet relates to the revaluation recorded by the Controlling Company pursuant to Budget Law 1983. This is a restricted reserve.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

 c) Revaluation reserve Royal Decree-Law 7/1996

  From the date on which the tax authorities have reviewed and approved the balance of the "Revaluation Reserve Royal Decree-Law 7/1996" account (or the three-year period for review has expired), the aforementioned balance can be used, free of tax, to offset recorded losses (both prior years' accumulated losses and current year losses) or losses which might arise in the future, and to increase capital stock. From January 1, 2007, (ten years from the date of the balance sheet reflecting the revalued assets) the balance of this account can be taken to unrestricted reserves, provided that the monetary surplus has been realized. The surplus will be deemed to have been realized in respect of the portion on which depreciation has been taken for accounting purposes or when the revalued assets have been transferred or retired from the accounting records.

  Also, if leased assets are restated, the aforementioned use of the "Revaluation Reserve" balance may not take place before the purchase option has been exercised.

  If this balance were used in a manner other than that provided for in Royal Decree-Law 7/1996, it would be subject to tax.

 d) Legal reserve

  Under the revised Spanish Corporations Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock. Under Portuguese legislation, applicable to Media Planning Publicidade, S.A., while this reserve must reach the same amount, only 5% of income for the year must be transferred.

  The use of the balance of the legal and other reserves is subject to the legislation in force applicable to each reserve. The use of these reserves in a manner other than that provided for in the applicable legislation, would be subject to the related taxes in each country.

 e) Reserves at companies consolidated by the global and proportional integration method

  The breakdown by company of the balance of this caption in the consolidated balance sheet as of December 31, 1998, is as follows:

                                                     Thousands of Pesetas
                                               --------------------------------
                                               Controlling Consolidated
                                                 Company    Companies    Total
                                               ----------- ------------ -------
   Media Planning Publicidade, S.A............    46,766      343,769   390,535
   Rablin, S.A................................    20,209       10,795    31,004
   Media Planning Mejico, S.A. de C.V.........    91,495     (152,111)  (60,616)
   Acciones Especiales, S.A...................        --        4,052     4,052
   Media Planning Colombia, S.A...............   127,686      (52,341)   75,345
   Media Contacts, S.A........................        --       (5,935)   (5,935)
                                                 -------     --------   -------
                                                 286,156      148,229   434,385
                                                 =======     ========   =======

(10) MINORITY INTERESTS

  The balance of this caption in the consolidated balance sheet as of December 31, 1999, relates to the equity of minority interests in the underlying book value of the net worth of the consolidated companies. Also, the balance of the "Income Attributed to Minority Interests" caption in the consolidated statement of income represents the equity of the minority interests in 1998 income.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

  The transactions recorded in 1999 under this caption in the consolidated balance sheet were as follows:

                                                   Thousands of Pesetas
                            ------------------------------------------------------------------
                               Media         Media       Media
                              Planning     Planning    Planning    Media    Acciones
                            Publicidade,    Mexico,    Colombia, Contacts, Especiales,
                                S.A.     S.A., de C.V.   S.A.      S.A.       S.A.      Total
                            ------------ ------------- --------- --------- ----------- -------
   Beginning balance.......   127,942       191,367      4,308     1,588        10     325,215
   Distribution of
    dividends..............   (43,029)           --         --        --        --     (43,029)
   Capital increase........        --            --     19,992        --        --      19,992
   Other items.............        --           870         --       (61)        7         816
   Share in 1998 income....    99,995        49,196         --     2,283        46     151,520
                              -------       -------     ------     -----       ---     -------
                              184,908       241,433     24,300     3,810        63     454,514
                              =======       =======     ======     =====       ===     =======

(11) PAYABLE TO CREDIT ENTITIES

  The detail as of December 31, 1998, of the accounts payable to credit entities, substantially all of which relate to the Controlling Company, is as follows:

                                                            Thousands of Pesetas
                                                            --------------------
                                                                       Balance
                                                              Limit   Drawn Down
                                                            --------- ----------
   Credit lines:
   Banco Urquijo, S.A...................................... 1,600,000 1,507,029
   Deutsche Bank, S.A...................................... 1,000,000   998,596
   Banco Bilbao Vizcaya, S.A...............................   900,000   793,482
   Banco Santander, S.A....................................   500,000   612,200
   Banca March, S.A........................................   500,000   478,397
   Caja de Madrid..........................................   600,000   603,284
   Banco de Comercio, S.A..................................   300,000   305,563
   Other...................................................        --   222,604
                                                            --------- ---------
                                                            5,400,000 5,521,155
                                                            ========= =========

  The major portion of the accrued interest payable, amounting to Ptas. 57,423,000 as of December 31, 1998, relates to the Controlling Company.

  Additionally, Media Planning Publicidade, S.A. was granted a credit line of Esc. 950,000,000 (approximately Ptas. 786 million), of which a balance equivalent to Ptas. 683,972,000 had been drawn down as of December 31, 1998.

  The average interest rate on the loans and drawndown balances of the credit lines in 1998 was 4.81%.

  All these credit lines matured in 1999.

  A mortgage loan of Ptas. 41,900,000 granted to the Controlling Company by Caixa Manresa matures on May 26, 2009 and is secured by a mortgage on a basement owned by Media Planning, S.A. in Barcelona (see Note 6).

  At year-end the Controlling Company had discounted drafts amounting to Ptas. 176,992,000.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

  As of December 31, 1998, the Controlling Company had received guarantees from finance entities totaling approximately Ptas. 591,957,000 most of which are securing certain payments.

(12) TRADE ACCOUNTS PAYABLE

  The detail of the balance of this caption in the consolidated balance sheet as of December 31, 1998, is as follows:

                                                                      Thousands
                                                                      of Pesetas
                                                                      ----------
   Suppliers......................................................... 29,460,273
   Accounts payable for volume discounts.............................  1,281,105
   Customer advances.................................................    192,728
                                                                      ----------
     Total........................................................... 30,934,106
                                                                      ==========

(13) REVENUES AND EXPENSES

 a) Net sales--

   Most of the services billed by the Group were provided in Spain. The breakdown recorded under this caption in the consolidated balance sheet as of December 31, 1998, is as follows:

                                                                      Thousands
                                                                     of Pesetas
                                                                     -----------
   Spain............................................................  96,869,339
   Portugal.........................................................  11,118,826
   Mexico...........................................................     521,222
   Colombia.........................................................      25,564
                                                                     -----------
     Total.......................................................... 108,534,951
                                                                     ===========

 b) Employees--

  The average number of employees at the Group in 1998, by professional category, was as follows:

                                                                        Average
                                                                       Number of
                                                                       Employees
                                                                       ---------
   Senior management..................................................     16
   Managers and heads of department...................................    154
   Media personnel....................................................    347
   Technical Personnel................................................     47
   Clerical staff.....................................................     79
   Unskilled workers..................................................     61
                                                                          ---
     Total............................................................    704
                                                                          ===

(14) TAX MATTERS

  Corporate income tax is calculated on the basis of income per books determined by application of generally accepted accounting principles, which does not necessarily coincide with taxable income.

  In view of the disparity of the income tax treatment applicable to the various consolidated Group companies and the different situations of each company with respect to tax incentives and tax loss carryforwards, a detail of the reconciliation of the income per books to the aggregate taxable income and taxes payable is not included.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

  The Controlling Company has the last four years open for review by the tax inspection authorities for the main taxes applicable for it. The years open for review at the dependent companies are as follows:

                                                                       Years
                                                                   -------------
   Rablin, S.A. .................................................. 1994 to 1998
   Media Planning Publicidade, S.A. .............................. 1993 to 1998
   Media Planning Mejico, S.A. de C.V. ........................... 1996 to 1998
   Acciones Especiales, S.A. ..................................... 1997 and 1998
   Media Planning Colombia, S.A. ................................. 1997 and 1998
   Media Contacts, S.A. .......................................... 1997 and 1998
   Media Planning, S.A. (Argentina)...............................     1998

  The directors of the companies do not expect any material liabilities to arise in the event of tax audits of the open years.

(15) DIRECTORS' COMPENSATION AND OTHER BENEFITS

  In 1998 the Controlling Company's directors received a total of Ptas. 84,562,000 as wages and fees for attendance at Board meetings.

  The Group has not granted any loans to the former or current members of its respective Boards of Directors, and it does not have any pension or life insurance commitments to them.

(16) YEAR 2000 COMPLIANCE PLANS

  In 1998 the Group began the process of adapting its computer and production systems to make them Y2K compliant and intends to complete the remaining necessary modifications in the near term.

  In view of the investments made and the large percentage of work already completed, any present or future impact of this issue is not expected to be material and, accordingly, it has had no effect on the accompanying consolidated financial statements.

(17) STATEMENT OF CHANGES IN FINANCIAL POSITION

  Following are the 1998 and 1997 statements of changes in financial position of the consolidated Group:

  The reconciliation of the income per books to the funds obtained from operations is as follows:

                                                              Thousands of
                                                                 Pesetas
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
   Income attributable to the Controlling Company........  2,205,882  1,678,890
   Add--
    Income attributed to minority interests..............    151,520     86,234
    Period depreciation and amortization.................    424,996    319,916
    Deferred interest expenses on lease transactions.....     52,289     51,883
    Losses on fixed asset disposals......................        398     15,354
    Write-off of start-up expenses.......................      2,067         --
   Less--
    Gains on fixed asset disposals.......................     (4,700)    (1,203)
    Adjustment of accumulated depreciation and
     amortization of tangible fixed assets and intangible
     assets..............................................   (180,695)        --
    Deferred revenues....................................    (15,154)        --
                                                           ---------  ---------
      Funds obtained from operations.....................  2,636,603  2,151,074
                                                           =========  =========

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

(18) DESCRIPTION OF SIGNIFICANT DIFFERENCES BETWEEN SPANISH AND U.S. GAAP.

  The financial statements of Media Planning, S.A. and Dependent Companies were prepared in accordance with generally accepted accounting principles in Spain ("Spanish GAAP"), which differ in some respects from generally accepted accounting principles in the United States ("U.S. GAAP").

  The following is a description of the significant differences between Spanish and U.S. GAAP in relation to the financial statements of Media Planning, S.A. and Dependent Companies:

 a) Preopening expenses and Other amortizable expenses

  Under Spanish GAAP, start-up expenses, such as the legal and registration costs incurred in forming a new subsidiary, direct costs incurred in attracting subscribers and costs associated with the launch of new products may be capitalized and amortized over a maximum period of five years. Under U.S. GAAP, start-up expenses must be expensed currently.

 b) Financial lease contracts

  In accordance with Spanish GAAP, the assets subject to financial leasing contracts, such as leases and rentals, are depreciated on a straight-line basis over the period of their useful life. In U.S. GAAP, these goods should be depreciated over the duration of the financial leasing contracts.

  None of these items result in any differences in net income or shareholders' equity between U.S. and Spanish GAAP.

 c) Restatement of fixed assets

  In accordance with Spanish GAAP, tangible fixed assets are carried at cost except for those assets carried at cost revalued, in Media Planning's case, pursuant to the applicable enabling legislation, especially Royal Decree-Law 7/1996.

  In accordance with US GAAP tangible assets should be carried at acquisition cost.

 d) Exchange gains/losses

  In accordance with U.S. GAAP the balance sheet items, for foreign-currency denominated credits and debits, are converted into domestic currency by applying the prevailing exchange rate at the time the corresponding operation is realized, the credits and debits being valued at the end of the year in accordance with the prevailing exchange rate at that time. The exception to this is if the exchange rate has been hedged, in which case they are valued at the hedged exchange-rate so that exchange gains/losses are included in the annual results irrespective of if they are positive or negative.

  In accordance with the accounting principles applicable in Spain, the conversion into pesetas of balance sheet and credit and debit items denominated in foreign currency is carried out in a similar way. Exchange gains that result from valuing the foreign-currency debits and credits at the end of the year, however, are included on the liabilities side of the balance sheet as deferred revenues. The exception to this is if exchange losses have been entered in results in previous years, in which case the exchange gain is recorded as a revenue item up to a limit equal to the exchange losses recorded in previous years.

 e) Deferred taxes

  Spanish GAAP permit the recognition of deferred tax assets, including those arising from net operating loss carryforwards, if it can be demonstrated that the deferred tax assets can be realized within a ten-year period from the date on which the assets were generated.

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

  According to U.S. GAAP, deferred tax assets and liabilities are recorded as the tax effect of the temporary differences between financial and tax reporting bases irrespective of the period in which they are realized. Tax credits arising from tax losses may only be recorded as assets to the extent it is considered more than probable that there will be sufficient future income against which to set off the losses. Determination of such probability is based both on objective considerations, such as historical information for each Group company, and on subjective projections, such as the budgets and business plans of the said companies. While this difference in accounting principle may give rise to differences in net income and shareholders' equity, no such differences arose during the periods presented. While this difference in accounting principle may give rise to differences in net income and shareholders' equity, no such differences arose during the periods presented.

 f) Net income (loss) per share-

  Spanish accounting principles do not require information on net profit (loss) per share in the notes to the financial statements. Under U.S. GAAP, the net profit (loss) per share is calculated by dividing net income (loss) for each period by the weighted average number of shares outstanding in the same period.

 g) Recognition of losses-

  Under Spanish GAAP, losses must be accrued for foreseeable contingencies and losses when known. Under U.S. GAAP, losses are accrued when it is probable that a loss has been incurred and the amount of the loss is reasonably estimable. While this difference in accounting principle may give rise to differences in net income and shareholders' equity, no such differences arose during the periods presented.

 h) Impact of U.S. GAAP adjustments on 1998 net income

                                                               Years ended
                                                               December 31,
                                                           --------------------
                                                           1998 (*)     1998
                                                           --------- ----------
                                                           Thousands Thousands
                                                            of USD   of Pesetas
   Net income (loss) as reported..........................  12,111   2,205,882
   Start-up expenses......................................     (87)    (15,779)
   Amortization of restatement of fixed assets............      16       2,971
   Tax effect of the above adjustments....................      25       4,483
                                                            ------   ---------
   Net income (loss) according to U.S. GAAP...............  12,065   2,197,557
                                                            ======   =========

* Translation of amounts from Spanish Pesetas into U.S. dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1 =
  182.140 on August 15, 2000

                  MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

 i) Impact of U.S. GAAP adjustments on net equity as at December 31, 1998


                                                               December 31,
                                                           --------------------
                                                           1998 (*)     1998
                                                           --------- ----------
                                                           Thousands Thousands
                                                            of USD   of Pesetas
   Net equity as reported.................................  33,356   6,075,552
   Start-up expenses......................................     (89)    (16,301)
   Restatements of fixed assets...........................    (472)    (85,900)
   Amortization of restatement of fixed assets............      33       5,942
   Tax effect of the above adjustments....................      20       3,626
                                                            ------   ---------
   Net equity according to U.S. GAAP......................  32,848   5,982,919
                                                            ======   =========

* Translation of amounts from Spanish Pesetas into U.S. dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1 =
  182.140 on August 15, 2000

                 MEDIA PLANNING, S.A. AND DEPENDENT COMPANIES

 j) Consolidated statement of cash flow in accordance with SFAS 95 for the years ended December 31, 1998

                                                          Thousands Thousands
                                                           of USD   of Pesetas
                                                          --------- ----------
                                                            1998*      1998
                                                          --------- ----------
Cash and cash equivalents at end of year.................    5,575   1,015,458
Cash and cash equivalents at beginning of year...........    2,770     504,479
                                                           -------  ----------
Increase (decrease) in cash and cash equivalents.........    2,805     510,979
                                                           -------  ----------
Causes of changes in cash and cash equivalents
Cash flows from operating activities:
  Net income for the year................................   12,111   2,205,882
  Adjustments to reconcile net income for the year to net
   cash provided by operations:
   Minority interest.....................................      832     151,520
   Fixed assets and start-up expenses depreciation and
    amortization.........................................    2,407     438,414
   Increase in provisions................................       24       4,442
   Deferred interest expenses on lease transactions......      266      48,458
   Write-off of start-up expenses........................       11       2,067
   Gains on fixed asset disposals........................      (26)     (4,700)
   Losses on fixed assets disposals......................        2         398
   Translation differences...............................     (902)   (164,360)
   Deferres revenues.....................................      (83)    (15,154)
   Adjustment of accumulated depreciation and
    amortization of tangible fixed assets and intangible
    assets...............................................     (992)   (180,695)
  Changes in assets and liabilities:
   Increase in trade receivables.........................  (47,270) (8,609,792)
   Increase in inventories...............................     (143)    (25,975)
   Increase in start-up expenses.........................      (98)    (17,846)
   Increase in trade payables............................   26,593   4,843,643
   Increase (decrease) in taxes payable..................    6,130   1,116,585
   Increase in other trade payable.......................    2,688     489,506
                                                           -------  ----------
    Cash flows from operating activities.................    1,550     282,393
                                                           -------  ----------
Cash flows from investing activities:
Purchase of tangible and intangible assets (1)...........   (3,970)   (723,077)
Purchase of long-term financial investments..............     (877)   (159,709)
Proceeds from sale of tangible and intangible assets.....      460      83,695
Proceeds from sale of subsidiaries.......................        0           0
                                                           -------  ----------
    Cash flows from investing activities:................   (4,387)   (799,091)
                                                           -------  ----------
Cash flows from financing activities:
 Increase in bank and financial payables.................   11,047   2,012,205
 Decrease in bank and financial payables.................        0           0
 Cash dividends..........................................   (5,405)   (984,528)
                                                           -------  ----------
    Cash flows from financing activities:................    5,642   1,027,677
                                                           -------  ----------
Increase (decrease) in cash and cash equivalents.........    2,805     510,979
                                                           =======  ==========

--------
(1) In 1998 net of 430,000 financed by long-term debt.
* Translation of amounts from Spanish Pesetas into US dollars ("$") has been made merely for the convenience of the reader at the noon buying rate of $1 = 182.140 on August 15, 2000

(19) EXPLANATION ADDED FOR TRANSLATION TO ENGLISH

  These consolidated financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Group that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

                                                                         ANNEX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 August 3, 2000

                                     among

                               HAVAS ADVERTISING,

                             HAS ACQUISITION CORP.

                                      AND

                          SNYDER COMMUNICATIONS, INC.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 The Merger.......................................................   1
  Section 1.01. The Merger.................................................   1
  Section 1.02. Certificate of Incorporation...............................   2
  Section 1.03. Bylaws.....................................................   2
  Section 1.04. Directors and Officers.....................................   2

ARTICLE 2 Conversion of Securities.........................................   2
  Section 2.01. Conversion of Securities...................................   2
  Section 2.02. Surrender of Certificates..................................   4
  Section 2.03. No Further Ownership Rights in SNC Common Stock............   5
  Section 2.04. Lost, Stolen or Destroyed Certificates.....................   5
  Section 2.05. Withholding Rights.........................................   5
  Section 2.06. Stock Option and Other Stock Plans.........................   6

ARTICLE 3 Representations and Warranties of the Company....................   7
  Section 3.01. Organization and Power.....................................   7
  Section 3.02. Corporate Authorization....................................   8
  Section 3.03. Governmental Authorization.................................   8
  Section 3.04. Non-Contravention..........................................   8
  Section 3.05. Capitalization of the Company..............................   9
  Section 3.06. Capitalization of Subsidiaries.............................  10
  Section 3.07. SEC Filings................................................  10
  Section 3.08. Financial Statements.......................................  10
  Section 3.09. Disclosure Documents.......................................  10
  Section 3.10. Information Supplied.......................................  11
  Section 3.11. Absence of Certain Changes.................................  11
  Section 3.12. No Undisclosed Material Liabilities........................  12
  Section 3.13. Litigation.................................................  12
  Section 3.14. Taxes......................................................  12
  Section 3.15. Employee Benefit Plans; ERISA..............................  13
  Section 3.16. Compliance with Laws; No Default...........................  14
  Section 3.17. No Default.................................................  14
  Section 3.18. Finders' Fees..............................................  14
  Section 3.19. Environmental Matters......................................  14
  Section 3.20. Labor Matters..............................................  15
  Section 3.21. Intellectual Property......................................  15
  Section 3.22. Opinion of Financial Advisor...............................  16
  Section 3.23. Takeover Statutes..........................................  16
  Section 3.24. Affiliates.................................................  16
  Section 3.25. The Company's Certificate of Incorporation ................  16

ARTICLE 4 Representations and Warranties of Parent.........................  17
  Section 4.01. Organization and Power.....................................  17
  Section 4.02. Corporate Authorization....................................  17
  Section 4.03. Governmental Authorization.................................  17
  Section 4.04. Non-Contravention..........................................  18
  Section 4.05. Capitalization of Parent...................................  18
  Section 4.06. COB Filings................................................  19
  Section 4.07. Financial Statements.......................................  19
  Section 4.08. Disclosure Documents.......................................  19

                                                                           Page
                                                                           ----
  Section 4.09. Information Supplied......................................  19
  Section 4.10. Absence of Certain Changes................................  20
  Section 4.11. No Undisclosed Material Liabilities.......................  20
  Section 4.12. Litigation................................................  20
  Section 4.13. Compliance with Laws......................................  20
  Section 4.14. No Default................................................  20
  Section 4.15. Finders' Fees.............................................  21
  Section 4.16. Merger Subsidiary.........................................  21

ARTICLE 5 Covenants.......................................................  21
  Section 5.01. Conduct of the Company....................................  21
  Section 5.02. Conduct of Parent.........................................  23
  Section 5.03. Shareholder Meetings; Proxy Materials; Registration
   Statement..............................................................  23
  Section 5.04. Access to Information.....................................  24
  Section 5.05. No Solicitation...........................................  24
  Section 5.06. Notice of Certain Events..................................  26
  Section 5.07. Reasonable Best Efforts...................................  26
  Section 5.08. Cooperation...............................................  27
  Section 5.09. Public Announcements......................................  28
  Section 5.10. Further Assurances........................................  28
  Section 5.11. Affiliates................................................  28
  Section 5.12. Director and Officer Liability............................  28
  Section 5.13. Obligations of Merger Subsidiary..........................  29
  Section 5.14. Listing...................................................  29
  Section 5.15. Antitakeover Statutes.....................................  29
  Section 5.16. Tax Treatment.............................................  29
  Section 5.17. Employee Benefits.........................................  29
  Section 5.18. Rule 144 Reporting........................................  30
  Section 5.19. Comfort Letters...........................................  30
  Section 5.20. Third Party Consents......................................  30

ARTICLE 6 Conditions to the Merger........................................  31
  Section 6.01. Conditions to the Obligations of Each Party...............  31
  Section 6.02. Conditions to the Obligations of Parent and Merger
   Subsidiary.............................................................  31
  Section 6.03. Conditions to the Obligations of the Company..............  32

ARTICLE 7 Termination.....................................................  32
  Section 7.01. Termination...............................................  32
  Section 7.02. Effect of Termination.....................................  34
  Section 7.03. Payments..................................................  34

ARTICLE 8 Miscellaneous...................................................  35
  Section 8.01. Certain Definitions.......................................  35
  Section 8.02. Notices...................................................  35
  Section 8.03. Entire Agreement; Non-Survival of Representations and
             Warranties; Third Party Beneficiaries........................  36
  Section 8.04. Amendments; No Waivers....................................  36
  Section 8.05. Successors and Assigns....................................  36
  Section 8.06. Governing Law.............................................  36
  Section 8.07. Jurisdiction..............................................  36
  Section 8.08. Counterparts; Effectiveness...............................  37
  Section 8.09. Interpretation............................................  37
  Section 8.10. Severability..............................................  37

                                                                            Page
                                                                            ----
  Section 8.11. Specific Performance.......................................  37
  Section 8.12. Joint and Several Liability................................  37

                                    SCHEDULE

EXHIBIT A COMPANY VOTING AGREEMENT.........................................
EXHIBIT B PARENT VOTING AGREEMENT..........................................
EXHIBIT C AFFILIATE AGREEMENT..............................................
EXHIBIT D TAX REPRESENTATIONS..............................................

                                                                         ANNEX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 3, 2000 and effective as of February 20, 2000 (this "Agreement"), among HAVAS ADVERTISING, a societe anonyme organized under the laws of the French Republic ("Parent"), HAS ACQUISITION CORP., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Subsidiary"), and SNYDER COMMUNICATIONS, INC., a Delaware corporation (the "Company").

  WHEREAS, the respective Boards of Directors of Parent and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination of the Company and Parent on the terms and conditions set forth herein;

  WHEREAS, the combination of the Company and Parent shall be effected by the terms of this Agreement through the Merger (as defined in Section 1.01(a));

  WHEREAS, in furtherance thereof, the Board of Directors of each of the Company and Parent have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of SNC Common Stock (as defined in Section 2.01(a)) of the Company will be converted into the right to receive Parent ADSs (as defined in Section 2.01(a));

  WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain shareholders of the Company (the "Designated Company Stockholders") entered into an agreement dated as of February 20, 2000 (the "Company Stockholder Voting Agreement") pursuant to which the Designated Company Stockholders have agreed, among other things, to vote their shares of the Company in favor of the approval and adoption of this Agreement and the transactions contemplated hereby;

  WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, the Company and a shareholder of Parent (the "Designated Parent Stockholder") entered into an agreement dated as of February 20, 2000 (the "Parent Stockholder Voting Agreement") pursuant to which the Designated Parent Stockholder has agreed, among other things, to vote its shares in favor of the Capital Increase (as defined in Section 4.02(a));

  WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder; and

  WHEREAS, the Parent, Merger Subsidiary and the Company desire to amend and restate this Agreement as set forth herein.

  NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   The Merger

  Section 1.01. The Merger.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

  (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") which shall be the second business day after satisfaction or waiver of the conditions set forth in Article 6, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other time, date or place as agreed to in writing by the parties hereto.

  (c) Subject to the conditions of this Agreement, Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware (the "Certificate of Merger"), as soon as practicable on or after the Closing Date. The Merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Parent and the Company and specified in the Certificate of Merger (the "Effective Time").

  (d) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

  Section 1.02. Certificate of Incorporation.

  The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation.

  Section 1.03. Bylaws.

  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL.

  Section 1.04. Directors and Officers.

  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the DGCL, the certificate of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 2

                            Conversion of Securities

  Section 2.01. Conversion of Securities.

  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Merger Subsidiary or the
Company:

    (a) SNC Common Stock. Each share of common stock, par value $0.001 per share, of the Company designated as "Snyder Communications, Inc. Common Stock" in the certificate of incorporation of the Company (the "SNC Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of SNC Common Stock to be cancelled pursuant to Section 2.01(c)) automatically will be converted into the right to receive at the Effective Time a number of fully paid and non-assessable American Depositary Shares of Parent (each a "Parent ADS", and collectively the "Parent ADSs", with each Parent ADS representing a fraction of a Parent Share (as defined in Section 4.05(a)) to be determined by Parent as soon as practicable following the date hereof (such fraction of a Parent Share represented by each Parent ADS, the "ADS Ratio")) evidenced by American Depositary Receipts of Parent ("Parent ADRs") equal to the Exchange Ratio (as defined below).

      (i) For purposes of this Agreement, the "Exchange Ratio" shall be calculated as follows:

         (A) If the Average Parent Trading Price (as defined below) in Euros is at least equal to (Euro)493 (the "Lower Collar Amount") but not greater than (Euro)667 (the "Upper Collar Amount"), the Exchange Ratio shall equal the quotient (rounded to the nearest ten thousandth) of (1) $29.50 divided by (2) the product of (x) the Average Parent Trading Price in U.S. Dollars multiplied by (y) the ADS Ratio.

         (B) If the Average Parent Trading Price in Euros is greater than the Upper Collar Amount, then the Exchange Ratio shall equal the quotient (rounded to the nearest ten thousandth) of (1) $29.50 divided by (2) the product of (x) (Euro)667 multiplied by (y) the Average Exchange Rate (as defined below) multiplied by (z) the ADS Ratio.

         (C) If the Average Parent Trading Price in Euros is less than the Lower Collar Amount, then the Exchange Ratio shall equal the quotient (rounded to the nearest ten thousandth) of (1) $29.50 divided by (2) the product of (x) (Euro)493 multiplied by (y) the Average Exchange Rate multiplied by (z) the ADS Ratio.

       (ii) For purposes of this Agreement, (A) the term "Average Parent Trading Price" in Euros shall mean the average of the Closing Sale Prices for the twenty (20) days of trading ending on the day immediately prior to the Closing Date, (B) the term "Closing Sale Price" shall mean the closing sale price of the Parent Shares reported on the Premier Marche of the Bourse de Paris on the applicable trading date and (C) the term "Average Exchange Rate" shall mean the average of the Exchange Rates for the twenty (20) days of trading ending on the date immediately prior to the Closing Date. For purposes of determining the Average Parent Trading Price in U.S. Dollars, the Closing Sale Price for each applicable trading date shall be multiplied by the exchange rate for such trading date for converting Euros to U.S. Dollars, as published in The Wall Street Journal (such rate, for any given day, the "Exchange Rate").

    (b) circle.com Common Stock. Each share of common stock, par value $0.001 per share, of the Company designated as "Snyder Communications, Inc.-- circle.com Common Stock" in the certificate of incorporation of the Company (the "circle.com Common Stock", and together with the SNC Common Stock, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding in the Merger as one share of circle.com Common Stock of the Surviving Corporation.

    (c) Cancellation of Certain Shares. Each share of SNC Common Stock held in the treasury of the Company or owned by Parent, Merger Subsidiary or any other Subsidiary (as defined in Section 8.01) of the Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

    (d) Capital Stock of Merger Subsidiary. The shares of common stock, $0.01 par value, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time automatically will be converted into the number of fully-paid and non-assessable shares of common stock designated as "SNC Common Stock", $0.001 par value per share, of the Surviving Corporation equal to the number of shares of SNC Common Stock of the Company outstanding immediately prior to the Effective Time (other than any shares of SNC Common Stock to be cancelled pursuant to Section 2.01(c)).

    (e) Adjustment. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Shares or Parent ADSs), reorganization, recapitalization or other like change with respect to Parent Shares or Parent ADSs occurring after the date hereof and having a record or effective date prior to the Effective Time.

    (f) Fractional Shares. No certificates, scrip or receipt representing any fraction of a Parent ADS will be issued by virtue of the Merger, but in lieu thereof each holder of shares of SNC Common Stock who would otherwise be entitled to a fraction of a Parent ADS (after aggregating all fractional Parent ADSs to be received by such holder) shall receive from Parent an amount of cash (rounded down to the nearest whole cent), without interest thereon, equal to the product of (i) such fraction multiplied by (ii) the Average Parent Trading Price in U.S. Dollars multiplied by (iii) the ADS Ratio.

  Section 2.02. Surrender of Certificates.

  (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to the Company, which may be Parent's transfer agent, to act as the exchange agent (the "Exchange Agent") in the Merger.

  (b) Parent to Provide Merger Consideration. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article 2 certificates for the Parent ADRs representing the Parent ADSs issuable pursuant to Section 2.01(a) in exchange for outstanding shares of SNC Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.01(f) and any dividends or distributions to which holders of shares of SNC Common Stock may be entitled pursuant to Section 2.02(e). The Parent ADSs issuable pursuant to
Section 2.01(a) and the cash payable pursuant to Section 2.01(f) are referred to collectively as the "Merger Consideration."

  (c) Exchange Procedures for SNC Common Stock. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "SNC Certificates") that immediately prior to the Effective Time represented outstanding shares of SNC Common Stock whose shares were converted into the right to receive a pro rata portion of the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the SNC Certificates shall pass, only upon delivery of the SNC Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and (ii) instructions for effecting the exchange of the SNC Certificates for a pro rata portion of the Merger Consideration. Upon surrender of an SNC Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such SNC Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 2.01, and the SNC Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding SNC Certificate will be deemed from and after the Effective Time, for all corporate purposes to evidence only the ownership of the Parent ADRs representing the number of full Parent ADSs into which the shares of SNC Common Stock evidenced by such SNC Certificate shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional Parent ADSs in accordance with
Section 2.01(f) and any dividends or distributions payable pursuant to
Section 2.02(e).

  (d) Certificates for circle.com Common Stock. Certificates representing shares held of record by holders of circle.com Common Stock (the "circle.com Certificates") shall remain outstanding and shall not be exchanged, but shall represent the equivalent number of shares of circle.com Common Stock of the Surviving Corporation.

  (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent ADSs with a record date after the Effective Time will be paid to the holder of any unsurrendered SNC Certificate with respect to the Parent ADSs represented thereby until the holder of record of such SNC Certificate shall surrender such SNC Certificate. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such SNC Certificate, there shall be delivered to the record holder of Parent ADRs representing such Parent ADSs (i) a certificate representing whole Parent ADSs issuable and payable in exchange for such SNC Certificate, without interest,
(ii) payments of the amount of dividends or other distributions with a record date after the Effective Time then payable with respect to such whole Parent ADSs and (iii) cash in lieu of any fractional shares in accordance with Section 2.01(f).

  (f) Transfers of Ownership. If any certificate for Parent ADRs representing Parent ADSs is to be issued in a name other than that in which the SNC Certificate surrendered in exchange therefor is registered or if any other portion of the Merger Consideration is to be payable to a person other than the person to whom such SNC Certificate is registered, it will be a condition of the issuance and payment thereof that the SNC Certificate so surrendered will be properly endorsed, accompanied by any documents required to evidence and effect such transfer and otherwise be in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any applicable transfer taxes required by reason of the issuance of a certificate for Parent ADRs representing Parent ADSs in any name, or the payment of any other portion of the Merger Consideration to any person, other than that of the registered holder of the SNC Certificate surrendered, or shall provide evidence that any applicable transfer taxes have been paid.

  (g) No Liability. Notwithstanding anything to the contrary in this Section 2.02, none of the Exchange Agent, Parent, the Surviving Corporation nor any other party hereto shall be liable to any person in respect of any Merger Consideration for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (h) Termination of Exchange Agent. Any Merger Consideration made available to the Exchange Agent pursuant to Section 2.02(b) and not exchanged within twelve
(12) months after the Effective Time pursuant to this Section 2.02 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent, and thereafter any holder of unsurrendered SNC Certificates shall look as a general creditor only to Parent for payment of any funds to which such holder may be due, subject to applicable law.

  Section 2.03. No Further Ownership Rights in SNC Common Stock.

  The Merger Consideration issued and paid in exchange of shares of SNC Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of SNC Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of SNC Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, SNC Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

  Section 2.04. Lost, Stolen or Destroyed Certificates.

  In the event any SNC Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed SNC Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed SNC Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the SNC Certificates alleged to have been lost, stolen or destroyed.

  Section 2.05. Withholding Rights.

  Each of the Surviving Corporation and Parent shall be entitled, or shall be entitled to cause the Exchange Agent, to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of SNC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax (as defined in Section 3.14(h)) law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SNC Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

  Section 2.06. Stock Option and Other Stock Plans.

  (a) As soon as practicable following the date of this Agreement, Parent and the Company shall take such action with respect to Snyder Communications Inc. Second Amended and Restated 1996 Stock Incentive Plan and other assumed stock option plans of the Company (the "Company Option Plans") and any other actions as may be required to effect the following provisions of this Section 2.06(a). At the Effective Time, Parent shall assume each option to purchase shares of SNC Common Stock pursuant to the Company Option Plans that is then outstanding, whether vested or unvested (each a "SNC Stock Option"), and each such SNC Stock Option shall be converted into an option (or a new substitute option shall be granted) (each an "Adjusted Option") to purchase the number of Parent ADSs (rounded up to the nearest whole share) equal to (x) the number of shares of SNC Common Stock subject to such option multiplied by (y) the Exchange Ratio, at an exercise price per Parent ADS (rounded down to the nearest whole cent) equal to the aggregate exercise price for the shares of SNC Common Stock subject to such SNC Stock Option divided by the number of Parent ADSs purchasable pursuant to the corresponding Adjusted Option; provided, however, that in the case of any SNC Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the Adjusted Options shall be subject to the same terms and conditions (including, subject to any contractual acceleration of vesting as a consequence of the Merger pursuant to the terms of the applicable option agreement, with respect to vesting) as were applicable to the converted option immediately prior to the Effective Time.

  (b) At the Effective Time, each option to purchase shares of circle.com Common Stock pursuant to the Company Option Plans that is then outstanding, whether vested or unvested (each a "circle.com Stock Option", and together with the SNC Stock Options, the "Company Stock Options"), shall by virtue of the Merger, and without any further action on the part of any holder thereof, be subject to the same terms and conditions as were applicable to the original option to purchase circle.com Common Stock immediately prior to the Effective Time and be assumed by the Surviving Corporation and converted into an option to purchase the number of shares of circle.com Common Stock in the Surviving Corporation equal to the number of shares of circle.com Common Stock of the Company subject to such option, at an exercise price per share of circle.com Common Stock in the Surviving Corporation equal to the former exercise price per share of circle.com Common Stock of the Company under such option immediately prior to the Effective Time.

  (c) Notwithstanding the foregoing provisions of Sections 2.06(a) and 2.06(b), at the Effective Time each of the Holding Company Persons (as defined below) who hold SNC Stock Options identified in Section 2.06(c) of the Company Disclosure Schedule (as defined in Section 3.01(a)) the terms of which provide for the acceleration of vesting as a consequence of the Merger (the "Accelerated Options") shall have the right, exercisable by written notice to Parent (the "Purchase Notice") on or prior to the Closing Date, to cause Parent to purchase the Accelerated Options held by such Holding Company Person for cash in an amount (the "Purchase Amount") equal to the difference of (i) the product of (A) the Average Parent Trading Price in U.S. Dollars multiplied by
(B) the ADS Ratio multiplied by (C) the number of Parent ADSs issuable upon exercise of such option, giving effect to the adjustment provisions in Section 2.06(a), less (ii) the aggregate exercise price for the Parent ADSs subject to such Accelerated Options. The Purchase Amount for all Accelerated Options with respect to which a Purchase Notice is furnished in accordance with this Section 2.06(c) shall be payable on or prior to the third business day following the Closing Date. For purposes hereof, the "Holding Company Persons" shall mean those employees and directors of the Company set forth in Section 2.06(c) of the Company Disclosure Schedule.

  (d) As soon as practicable after the Effective Time (but in no event more than thirty (30) days thereafter), Parent shall deliver to the holders of SNC Stock Options other than for the Holding Company Persons appropriate notices setting forth such holders' rights pursuant to the Company Option Plans and the agreements evidencing the grants of such SNC Stock Options and that such SNC Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.06 after giving effect to the Merger). Parent and the Surviving Corporation shall comply with the terms of the Company Option Plans and ensure, to the extent required by, and subject to the provisions of, the Company Option Plans, that the Company Stock Options that qualified as incentive stock options under
Section 422 of the Code prior to the Effective Time continue to so qualify as incentive stock options after the Effective Time.

  (e) Parent and the Surviving Corporation shall take such actions as are reasonably necessary for the assumption (or substitution) of the Company Stock Options by Parent pursuant to this Section 2.06, including the reservation, issuance and listing of Parent ADSs and circle.com Common Stock of the Surviving Corporation, as applicable, as is necessary to effectuate the transactions contemplated by this Section 2.06. Parent shall, and shall cause the Surviving Corporation to, prepare and file with the SEC (as hereinafter defined) a registration statement on Form S-8 or other appropriate form with respect to (i) Parent ADSs subject to Adjusted Options issued under the Company Option Plan and (ii) shares of circle.com Common Stock of the Surviving Corporation subject to Company Stock Options, and shall use its reasonable best efforts to have such registration statement(s) declared effective immediately following the Effective Time and to maintain the effectiveness of such registration statement covering such Adjusted Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Options remain outstanding.

                                   ARTICLE 3

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent that:

  Section 3.01. Organization and Power.

  (a) Each of the Company and its Significant Subsidiaries (as defined below) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  For purposes of this Agreement, a "Material Adverse Effect" with respect to the Company or Parent, as the case may be, means any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances or effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise), or results of operations of such person and its Subsidiaries, taken as a whole, or (ii) the ability of such person to perform its obligations under or to consummate the transactions contemplated by this Agreement, provided that none of the following shall constitute a Material Adverse Effect: (i) occurrences affecting the Company's or Parent's or any of their respective Subsidiaries' businesses as a result of the announcement of the execution of this Agreement; (ii) general economic conditions; (iii) any changes generally affecting the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries operate; or (iv) changes in the Company's business after the date hereof attributable solely to actions taken by Parent.

  (b) Section 3.01 of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") sets forth a complete list of the Company's Subsidiaries. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company and the organizational documents of the subsidiaries of the Company that are "significant subsidiaries", as such term is defined in Section 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act") but excluding therefrom holding companies that have no significant subsidiaries (each, a "Significant Subsidiary"), as currently in effect.

  Section 3.02. Corporate Authorization.

  (a) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except as set forth in the next succeeding sentence of this Section 3.02, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement, voting together as one class (the "Company Requisite Vote"), is the only vote of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

  (b) The Board of Directors of the Company (the "Company Board") has by unanimous vote of those present (who constituted 100% of the directors then in office), duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and thereby, and has resolved to (i) deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, the Company and its shareholders and (ii) recommend that the shareholders of the Company approve and adopt this Agreement. The Company Board has directed that this Agreement be submitted to the shareholders of the Company for their approval.

  Section 3.03. Governmental Authorization.

  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action by or in respect of, or filing with, any federal, state, local, foreign or multinational (including the European Union) government or any court, administrative agency or commission or other governmental agency or authority (a "Governmental Authority") other than: (a) the filing of Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Council Regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertaking, OJ (1989) L/395/1 (as amended) and the regulations and decisions of the Commission of the European Community or other organs of the European Union or European Community implementing such regulations (the "EU Merger Regulations") or any foreign laws governing competition, antitrust, investment or exchange control; (c) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"); (d) compliance with any applicable requirements of the 1934 Act; (e) compliance with any other applicable securities or takeover laws; (f) those that may be required solely by reason of Parent's or Merger Subsidiary's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) actions or filings which, if not taken or made, and consents, authorizations or orders which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and (h) filings and notices not required to be made or given until after the Effective Time.

  Section 3.04. Non-Contravention.

  Except as set forth on Section 3.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not: (a) assuming receipt of the approval of shareholders referred to in

Section 3.02 with respect to this Agreement, contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Significant Subsidiaries; (b) assuming compliance with the matters referred to in Section 3.03 with respect to this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or its Subsidiaries; (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries and which (i) has a term of more than one year, (ii) involves the payment or receipt of money in excess of $1,000,000, or (iii) involves the issuance of capital stock of the Company or any of its Subsidiaries (a "Company Agreement") or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  Section 3.05. Capitalization of the Company.

  (a) The authorized capital stock of the Company consists of 405,000,000 shares, comprised of 320,000,000 shares of SNC Common Stock, 80,000,000 shares of circle.com Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock"). As of the close of business on February 15, 2000, 71,233,429 shares of SNC Common Stock were issued and outstanding, 22,422,885 shares of circle.com Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. The strike prices, vesting information, grantees and number of shares with respect to options previously granted pursuant to the Company Option Plans and the number of shares purchased and rights to acquire shares under the Company's Amended and Restated Employee Stock Purchase Plan set forth in Section 3.05 of the Company Disclosure Schedule are accurate in all material respects. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this Section 3.05 or in Section 5.01 of the Company Disclosure Schedule, (ii) for the transactions contemplated by this Agreement, including those permitted in accordance with
Section 5.01(f) and (iii) for changes since February 15, 2000 resulting from the exercise of employee and director stock options outstanding on such date, there are outstanding (x) no shares of capital stock or other voting securities of the Company, (y) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) no options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (including equity equivalents or stock appreciation rights) (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). None of the Company or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities (as hereinafter defined), including as a result of the transactions contemplated by this Agreement.

  (b) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

  Section 3.06. Capitalization of Subsidiaries.

  Except as set forth in Section 3.06 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any consensual Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities").

  Section 3.07. SEC Filings.

  (a) The Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since September 30, 1998 (the "Company SEC Documents").

  (b) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act (i) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document and (ii) complied in all material respects with the 1934 Act.

  (c) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective (i) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document and (ii) complied in all material respects with the 1933 Act.

  Section 3.08. Financial Statements.

  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company's Proxy Statement and Prospectus dated October 7, 1999 (the "Recapitalization Proxy Statement") and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 (the "Company 10-Q") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 1999 set forth in the Company 10-Q and "Company Balance Sheet Date" means September 30, 1999.

  Section 3.09. Disclosure Documents.

  Neither the Company Proxy Statement (as defined in Section 5.03(c)), nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement is first mailed to shareholders of the Company, or at the time such shareholders vote on the adoption and approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The

Company Proxy Statement will, when the Form F-4 (as defined in Section 4.08(a)) is first filed with the SEC and when the Form F-4 becomes effective, comply as to form in all material respects with the requirements of the 1933 Act and the 1934 Act. No representation or warranty is made by the Company in this Section
3.09 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

  Section 3.10. Information Supplied.

  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form F-4 or any amendment or supplement thereto will, at the time the Form F-4 or any such amendment or supplement becomes effective under the 1933 Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

  Section 3.11. Absence of Certain Changes.

  Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, as disclosed in Section 3.11 of the Company Disclosure Schedule or with respect to the period from and after the date of this Agreement as permitted pursuant to Section 5.01, since September 30, 1999, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence, development change or circumstance which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any of its Subsidiaries;

    (c) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries that would materially increase the obligations of the Company or such Subsidiary under such security;

    (d) (x) any incurrence or assumption by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) (A) in the ordinary course of business consistent with past practice (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business consistent with past practice) or (B) in connection with any acquisition or capital expenditure permitted by Section
  5.01 or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the Company or any of its Subsidiaries for the obligations of any other person (other than any wholly owned Subsidiary of the Company), other than in the ordinary course of business consistent with past practice;

    (e) any creation or assumption by the Company or any of its Subsidiaries of any consensual Lien on any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

    (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any of its Subsidiaries other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company or (ii) loans or advances to employees of the Company or any of its Subsidiaries made in the ordinary course of business consistent with past practice;

    (g) (i) any contract or agreement entered into by the Company or any of its Subsidiaries on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any of its

  Subsidiaries of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that, individually or in the aggregate, would have a Material Adverse Effect on the Company, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

    (h) any material change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP; or

    (i) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries,
  (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices.

  Section 3.12. No Undisclosed Material Liabilities.

  There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by the Company or any of its Subsidiaries since September 30, 1999, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

    (b) liabilities or obligations which, individually and in the aggregate, have not had and would not have a Material Adverse Effect on the Company; or

    (c) liabilities or obligations under this Agreement.

  Section 3.13. Litigation.

  Except as disclosed in the Company SEC Documents filed prior to the date hereof or in Section 3.13 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

  Section 3.14. Taxes.

  Except as set forth on Section 3.14 of the Company Disclosure Schedule:

    (a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is or has been a member, has timely filed (or has had timely filed on its behalf) all material Tax Returns required by applicable law to be filed by it prior to the date hereof, and all such material Tax Returns were true, correct and complete in all material respects;

    (b) The Company and each of its material Subsidiaries has paid (or has had paid on its behalf) all Taxes shown due with respect to Tax Returns filed prior to the date hereof;

    (c) The federal income Tax Returns of the Company have been examined and settled with the Internal Revenue Service (the "Service") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1997;

    (d) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or its Subsidiaries (other than for current Taxes not yet due and payable);

    (e) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

    (f) None of the Company or its Subsidiaries is a party to any tax allocation, tax sharing, tax indemnity or similar agreement (whether or not in writing), arrangement or practice with respect to Taxes (including any adverse pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority), except among themselves;

    (g) No federal, state, local or foreign audits or administrative proceedings are presently pending with regard to any material Taxes or Tax Return of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding; and

    (h) "Taxes" (including the term "Tax") shall mean any and all taxes, charges, fees, levies or other similar assessments imposed by the Service or any other taxing authority (whether domestic or foreign) (a "Taxing Authority"), and such term shall include any interest, penalties or additional amounts with respect to any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority (foreign or domestic) with respect to Taxes.

  Section 3.15. Employee Benefit Plans; ERISA.

  (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "controlled group" within the meaning of
Section 4001(a)(14) of ERISA, or with respect to which the Company or any of its Subsidiaries has or may have a liability (the "Company Benefit Plans"). Except as disclosed in Section 3.15(a) of the Company Disclosure Schedule (or as otherwise permitted by this Agreement): (1) neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate; and (2) since September 30, 1999, there has been no change, amendment, modification to, or adoption of, any Company Benefit Plan, in each case, that has had, or would have, a Material Adverse Effect on the Company.

  (b) With respect to each Company Benefit Plan, except as disclosed in Section 3.15(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred;
(v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

  (c) None of the Company Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

  (d) Except as disclosed in Section 3.15(d) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and

4069 of ERISA) that has not been satisfied in full except as, individually or in the aggregate, would not have a Material Adverse Effect on the Company or that has not been reflected on the Company's consolidated financial statements.

  (e) With respect to each Company Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as specifically disclosed in Section 3.15(e) of the Company Disclosure Schedule, no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than as may be required under Part 6 of Title I of ERISA and at the expense of the participant or the participant's beneficiary and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  (f) Except with respect to payments under the agreements and programs specified in Section 3.15(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Company Benefit Plan.

  (g) Except as disclosed in Section 3.15(a) of the Company Disclosure Schedule, there is no Company Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

  Section 3.16. Compliance with Laws; No Default.

  Neither the Company nor any of its Subsidiaries is in violation of any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that have not had and would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

  Section 3.17. No Default.

  Each Company Agreement is a valid, binding and enforceable obligation of the Company and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws or similar organizational documents or (ii) except as disclosed in
Section 3.17 of the Company Disclosure Schedule, any Company Agreement, except, in the case of clause (i) (with respect to organizational documents that are partnership, joint venture or similar documents) and (ii), for defaults or violations that, individually or in the aggregate, have not had and would not have a Material Adverse Effect on the Company. The Company has all permits and licenses necessary to carry on the business conducted by it as of the date hereof, except where the failure to have such permit or license would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 3.18. Finders' Fees.

  Except for Deutsche Banc Alex. Brown, a copy of whose engagement agreement has been provided to Parent, no investment banker, broker, finder, other intermediary or similar person is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

  Section 3.19. Environmental Matters.

  (a) Except as disclosed in the Company SEC Documents filed prior to the date hereof, to the knowledge of the Company:

    (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would have a Material Adverse Effect on the Company;

    (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of the Company, previously owned, leased or operated by the Company or any of its Subsidiaries, which circumstance, individually or in the aggregate, would have a Material Adverse Effect on the Company; and

    (iii) there are no Environmental Liabilities that, individually or in the aggregate, have had or would have a Material Adverse Effect on the Company.

  (b) For purposes of this Section, the following terms shall have the meanings set forth below:

    (i) "Company" and its "Subsidiaries" shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries;

    (ii) "Environmental Laws" means any and all federal, state, local and foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restrictions or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

    (iii) "Environmental Liabilities" means any and all liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (A) arise under or relate to matters covered by Environmental Laws and (B) arise from actions occurring or conditions existing on or prior to the Effective Time; and

    (iv) "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

  Section 3.20. Labor Matters.

  Except as set forth in Section 3.20 of the Company Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's or any of its Subsidiaries' employees is underway; (iii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) the are no collective bargaining agreements with any union covering employees of the Company or any of its Subsidiaries, except for such exceptions to the foregoing clauses (i) through (vi) which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

  Section 3.21. Intellectual Property.

  (a) The Company and its Subsidiaries own or have the right to use all material Intellectual Property (as defined hereafter) reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted, except for such exceptions which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

  (b) Except as set forth in Schedule 3.21 of the Company Disclosure Schedule, to the knowledge of the Company: (i) all of the registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are subsisting and unexpired, free of all Liens and have not been abandoned, except for such exceptions which, individually or in the aggregate, would not have a Material Adverse Effect on the Company; (ii) the Company does not infringe the intellectual property rights of any third party in any respect that would have, individually or in the aggregate, a Material Adverse Effect on the Company;
(iii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company or any such Subsidiary in any respect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iv) neither the Company nor any of its Subsidiaries has received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or any such Subsidiary's rights in and to, any Intellectual Property, which would have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (c) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under federal, state and foreign law relating to intellectual property, including without limitation all (x) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (y) registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting the rights to use any of the foregoing.

  Section 3.22. Opinion of Financial Advisor.

  The Company has received the opinion of Deutsche Banc Alex. Brown to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock in connection with the Merger is fair to such holders from a financial point of view.

  Section 3.23. Takeover Statutes.

  The Company Board has approved, for purposes of Section 203 of the DGCL, the Merger and this Agreement. No other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to the Company or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

  Section 3.24. Affiliates.

  Section 3.24 of the Company Disclosure Schedule sets forth each person who, as of the date hereof, is, to the best of the Company's knowledge, deemed to be an Affiliate (as defined in Section 5.11) of the Company.

  Section 3.25. The Company's Certificate of Incorporation.

  The provisions of the Company's certificate of incorporation regarding transactions with controlling persons do not and will not apply to this Agreement, the Merger or to the transactions contemplated hereby.

                                   ARTICLE 4

                    Representations and Warranties of Parent

  Parent represents and warrants to the Company that:

  Section 4.01. Organization and Power.

  (a) Each of Parent and its Significant Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

  (b) Section 4.01 of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") sets forth a complete list of Parent's Significant Subsidiaries. Parent has delivered to the Company true and complete copies of Parent's statuts and Merger Subsidiary's certificate of incorporation and bylaws as currently in effect.

  Section 4.02. Corporate Authorization.

  (a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and, except as set forth in the next succeeding sentence of this Section 4.02, have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Parent (the "Parent Board"). The affirmative vote of at least 66 2/3% of the outstanding voting rights of shareholders present in person or represented by proxy at the Parent Shareholder Meeting (as hereinafter defined) (the "Parent Requisite Vote") is the only vote of any class or series of Parent's capital stock necessary to authorize the capital increase, or authorize the Parent Board to effect the capital increase and related issuance of shares in connection with the consummation of the Merger (the "Capital Increase"); provided that a quorum of at least 33 1/3% (on the first call) or at least 25% (on the second call) of the outstanding Parent Shares having voting power is required at the Parent Shareholder Meeting. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law). The Parent Shares to be represented by the Parent ADSs to be issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

  (b) The Parent Board has, by unanimous vote of those present, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Parent Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved to (i) deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, the Parent and its shareholders and (ii) recommend that the shareholders of Parent approve the Capital Increase. The Parent Board has directed that the Capital Increase be submitted to the shareholders of Parent for their approval.

  Section 4.03. Governmental Authorization.

  The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action, by or in respect of, or filing with, any Governmental Authority other than: (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act and the EU Merger Regulations or any foreign laws governing competition, antitrust, investment or exchange control; (c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable requirements of the 1934 Act; (e) compliance with applicable requirements of the Conseil des Marches Financiers (the "CMF") and the Commission des Operations de Bourse (the "COB") relating to the Parent Shares to be issued in connection with the issuance of Parent ADSs pursuant to this Agreement and compliance with any other applicable French securities or takeover laws and regulations; (f) those that may be required solely by reason of the Company's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) actions or filings which, if not taken or made, and consents, authorizations or orders which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Parent; and (h) filings and notices not required to be made or given until after the Effective Time.

  Section 4.04. Non-Contravention.

  Except as set forth on Section 4.04 of the Parent Disclosure Schedule, the execution, delivery and performance by Parent of this Agreement do not, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby will not: (a) assuming the Parent Requisite Vote is obtained, contravene or conflict with the statuts, certificate of incorporation, bylaws or similar organizational documents of Parent or any of its Significant Subsidiaries; (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Subsidiary; (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Subsidiary or to a loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or Merger Subsidiary and which either has a term of more than one year or involves the payment or receipt of money in excess of $1,000,000 or any license, franchise, permit or other similar authorization held by Parent or Merger Subsidiary; or (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

  Section 4.05. Capitalization of Parent.

  (a) As of the close of business on December 31, 1999, 7,294,478 ordinary shares, nominal value 8 Euros per share, of Parent (the "Parent Shares") were issued and outstanding, and 300,000 Parent Shares were held in Parent's treasury and reserved for grants under option and other stock-based plans. All the outstanding shares of Parent's capital stock are, and all shares which may be issued pursuant to Parent option plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this Section 4.05, (ii) for 980,415 bonds of Parent convertible or exchangeable for 980,415 Parent Shares, and (iii) for 5,696,261 warrants to purchase an aggregate of 284,813 Parent Shares, as of December 31, 1999 there were outstanding (x) no shares of capital stock or other voting securities of Parent, (y) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and (z) no options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (including equity equivalents or stock appreciation rights) (the items in clauses (x), (y) and (z) being referred to collectively as the "Parent

Securities"). None of Parent or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Parent Securities or any securities of any Parent Subsidiary, including as a result of the transactions contemplated by this Agreement.

  (b) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

  Section 4.06. COB Filings.

  As of its filing date, each report, schedule, form, statement or other document filed by Parent with the COB since September 30, 1998 (the "Parent COB Documents") (i) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent COB Document and (ii) complied in all material respects with applicable French law relating to securities and stock exchanges and the applicable rules and regulations promulgated thereunder.

  Section 4.07. Financial Statements.

  The audited consolidated financial statements and consolidated interim financial statements of Parent included in the Parent COB Documents have been prepared in accordance with applicable French statutory and regulatory requirements applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

  Section 4.08. Disclosure Documents.

  (a) The Registration Statement on Form F-4 of Parent (the "Form F-4") to be filed under the 1933 Act relating to the registration of Parent ADSs (including the Parent Shares underlying such Parent ADSs) in the Merger required to be filed with the SEC in connection with the issuance of Parent ADSs pursuant to the Merger and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.08(b), comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

  (b) The proxy statement or other materials of Parent to be filed with the applicable regulatory authorities in connection with the Parent Shareholder Meeting, and any amendment or supplement thereto, (i) will not, at the date the proxy materials are first distributed or published or at the time the holders of Parent Shares vote on the Capital Increase, contain any untrue statement of a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with applicable French law relating to securities and stock exchanges and the applicable rules and regulations thereunder. No representation or warranty is made by Parent in this Section 4.08 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

  (c) Neither the Form F-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section
4.08 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

  Section 4.09. Information Supplied.

  None of the information supplied by Parent or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the

Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 4.10. Absence of Certain Changes. Except as disclosed in the Parent COB Documents filed prior to the date of this Agreement, as disclosed in
Section 4.10 of the Parent Disclosure Schedule or as would not have a Material Adverse Effect on Parent, since June 30, 1999, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and there has not been:

    (a) any event, occurrence, development, change or circumstance which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than payment of Parent's regular cash dividend on the Parent Shares) or any repurchase, redemption or other acquisition by Parent of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent, except as permitted pursuant to Section 5.02(b);

    (c) any amendment of any term of any outstanding security of Parent that would materially increase the obligations of Parent under such security; or

    (d) any material change in any method of accounting or accounting principles or practice by Parent or any of its Subsidiaries, except for any such change required by reason of a change in or reconciliation with GAAP.

  Section 4.11. No Undisclosed Material Liabilities. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Parent or any of its Subsidiaries since June 30, 1999, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities or obligations (i) disclosed in the Parent COB Documents filed prior to the date hereof or (ii) disclosed in Section 4.11 of the Parent Disclosure Schedule;

    (b) liabilities or obligations which, individually and in the aggregate, have not had and would not have a Material Adverse Effect on Parent; or

    (c) liabilities or obligations under this Agreement or incurred directly in connection with the transactions contemplated hereby.

  Section 4.12. Litigation. Except as disclosed in the Parent COB Documents filed prior to the date hereof or in Section 4.12 of the Parent Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

  Section 4.13. Compliance with Laws. Neither Parent nor any of its Subsidiaries is in violation of any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, result in a Material Adverse Effect on Parent.

  Section 4.14. No Default. None of Parent or any of its Subsidiaries is in default or violation of any term, condition or provision of its respective certificate of incorporation or by-laws or similar organizational documents. Parent has all permits and licenses necessary to carry on the business conducted by it as of the date hereof, except where the failure to have such permit or license would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

  Section 4.15. Finders' Fees. Except for J.P. Morgan, no investment banker, broker, finder, other intermediary or similar person is entitled to any fee or commission from Parent or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

  Section 4.16. Merger Subsidiary. Merger Subsidiary is a newly-formed direct wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.

                                   ARTICLE 5

                                   Covenants

  Section 5.01. Conduct of the Company.

The Company covenants and agrees that, from the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, including
Section 5.01 of the Company Disclosure Schedule hereto, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable best efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written approval of Parent (which approval shall not be unreasonably withheld):

    (a) The Company will not adopt or propose any change in its certificate of incorporation or any material change in its bylaws;

    (b) The Company will not, and will not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

    (c) The Company will not, and will not permit any of its Subsidiaries to, make any investment in or acquisition of any business of any person or any material amount of assets (other than inventory), except for (i) acquisitions for cash not to exceed $500,000 per acquisition or $5,000,000 in the aggregate and (ii) any capital expenditure permitted by Section 5.01(i);

    (d) The Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, close, shut down or otherwise dispose of any assets (other than inventory), except (i) pursuant to existing contracts or commitments listed on Section 5.01 of the Company Disclosure Schedule or
  (ii) sales, leases, licenses, closings, shutdowns or other dispositions of assets in the ordinary course of business consistent with past practice;

    (e) The Company will not, and will not permit any of its Subsidiaries to, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (or otherwise make any payments to stockholders in their capacity as such) other than dividends paid by any Subsidiary of the Company to the Company or any other Subsidiary of the Company;

    (f) The Company will not, and will not permit any of its Subsidiaries to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or series of the Company or its Subsidiaries (or any equity equivalents), other than (i) issuances pursuant to the exercise of stock-based awards or options under the plans described in
  Section 3.05(a) outstanding on the date hereof, (ii) issuances by any Subsidiary of the Company to the Company or any other Subsidiary of the Company and (iii) issuances of options to purchase shares of Common Stock granted to newly hired employees in accordance with the Company's past practice covering the issuance of not more than an aggregate of 300,000 shares of Company Common Stock and not more than 75,000 shares of Company Common Stock to any single individual;

    (g) The Company will not, and will not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock;

    (h) Except in connection with investments or acquisitions permitted by
  Section 5.01(c), the Company will not, and will not permit any of its Subsidiaries to, (i) enter into (or commit to enter into) any new lease (except pursuant to commitments for such lease existing as of the date hereof and leases in the ordinary course of business provided for in the budgets adopted by the Company and its Subsidiaries and furnished to Parent prior to the date of this Agreement) or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate (except pursuant to commitments existing as of the date hereof);

    (i) The Company will not, and will not permit any of its Subsidiaries to, make or commit to make any capital expenditure (including for information systems) except for capital expenditure projects or items not exceeding $150,000 per project or item or $1,200,000 in the aggregate and those projects or items committed to or set forth in the capital budgets adopted by the Company and its Subsidiaries and furnished to Parent prior to the date of this Agreement;

    (j) The Company will not, and will not permit any of its Subsidiaries to, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

    (k) The Company will not, and will not permit any of its Subsidiaries to,
  (i) incur or assume any indebtedness for borrowed money or issue any debt securities, except for borrowings (A) under lines of credit existing on the date hereof and (B) in the ordinary course of business consistent with past practice not in excess of $5,000,000 in the aggregate; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for obligations incurred in the ordinary course of business consistent with past practice not in excess of $500,000 in the aggregate, and except for obligations of wholly owned Subsidiaries of the Company;
  (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries, except pursuant to the terms of credit facilities existing on the date hereof; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien or encumbrance thereupon, except pursuant to the terms of credit facilities existing on the date hereof;

    (l) The Company will not, and will not permit any of its Subsidiaries to, change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in generally accepted accounting principles;

    (m) The Company will not, and will not permit any of its Subsidiaries to, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business;

    (n) The Company will not, and will not permit any of its Subsidiaries to, make or revoke any tax election or settle or compromise any tax liability material to the Company or any of its Subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

    (o) The Company will not, and will not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet (or the notes thereof) of the Company or its Subsidiaries or incurred in the ordinary course of business consistent with past practice and the payment, discharge and satisfaction of all obligations under the Company's existing bank credit facility prior to or concurrently with the Effective Time;

    (p) The Company will not, and will not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

    (q) The Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

    (r) The Company will not, and will not permit any of its Subsidiaries to take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

  Section 5.02. Conduct of Parent.

  (a) From the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, Parent will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any action that would make any representation and warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

  (b) Notwithstanding anything to the contrary contained herein, prior to the date the Company Proxy Statement (as defined in Section 5.03(c)) is first mailed to the shareholders of the Company, Parent shall be permitted, in accordance with applicable law, to repurchase, redeem or otherwise acquire outstanding shares of capital stock, or other equity securities of, or other ownership interests in, Parent. Parent shall, upon notice from the Company, suspend any such repurchase, redemption or other acquisition, for a period of up to two trading days following each such notice, in the event that the Company determines that such repurchase, redemption or other acquisition could reasonably be expected to have an adverse effect on the Exchange Ratio from the standpoint of a holder of shares of SNC Common Stock.

  Section 5.03. Shareholder Meetings; Proxy Materials; Registration Statement.

  (a) The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement (the "Company Shareholder Approval"). Except as provided in Section 5.05(c), the Company Board shall recommend approval and adoption of this Agreement by the Company's shareholders. In connection with the Company Shareholder Meeting, the Company will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Company Shareholder Approval and otherwise comply with all legal requirements applicable to such meeting.

  (b) Parent shall cause a meeting of its shareholders (the "Parent Shareholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the Capital Increase (the "Parent Shareholder Approval"). The Parent Board shall recommend approval and adoption of the Capital Increase. In connection with the Parent Shareholder Meeting, Parent will (x) promptly prepare and file with the applicable regulatory authorities any proxy statement or other materials necessary for such meeting, (y) use its reasonable best efforts to obtain the Parent Shareholder Approval and (z) otherwise comply with all legal requirements applicable to such meeting.

  (c) Parent shall promptly prepare and file with the SEC the Form F-4, containing a proxy statement (such proxy statement being the "Company Proxy Statement") as part of a prospectus, in connection with (i) the registration under the 1933 Act of the Parent ADSs (including the Parent Shares underlying the Parent ADSs) issuable in connection with the Merger, (ii) the vote of the shareholders of the Company with respect to the Merger, and (iii) the other transactions contemplated by this Agreement. Parent agrees to provide the Company with an opportunity to review and comment on the Form F-4 and the Company Proxy Statement before filing. Parent agrees promptly to provide the Company with copies of all correspondence from and all responsive correspondence to the SEC regarding the Form F-4 and the Company Proxy Statement. Parent agrees promptly to notify the Company of all stop orders or threatened stop orders of which it becomes aware with respect to the Form F-4 and of the occurrence of any event prior to the Effective Time relating to Parent or its affiliates or any of its or their respective officers or directors discovered by Parent which should be set forth in an amendment to the Form F-4 or a supplement to the Company Proxy Statement. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use its reasonable best efforts to have or cause the Form F-4 to become effective under the 1933 Act as promptly as practicable after the Form F-4 is filed, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of Parent ADSs in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Form F-4 shall have become effective, the Company shall mail the Company Proxy Statement to its shareholders, and the Company shall comply with the proxy solicitation rules and regulations under the 1934 Act in connection with the solicitation of such shareholders. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Form F-4 or a supplement to the Company Proxy Statement, the Company shall promptly inform Parent.

  (d) Parent shall promptly prepare and cause the depositary to file with the SEC a registration statement on Form F-6 (the "Form F-6") with respect to the registration of the Parent ADSs under the 1933 Act and use its reasonable best efforts to have the Form F-6 declared effective as promptly as practicable.

  Section 5.04. Access to Information.

  (a) To the extent permitted by applicable law, from the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, auditors, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated January 4, 2000, executed by Parent and the Company (the "Parent Confidentiality Agreement").

  (b) To the extent permitted by applicable law, from the date hereof until the Effective Time, Parent will furnish to the Company such financial and other data that the Company may reasonably request; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Parent to the Company hereunder. Such information shall be held in confidence to the extent required by, and in accordance with, the letter agreement dated February 17, 2000 executed by the Company and Parent (the "Company Confidentiality Agreement").

  Section 5.05. No Solicitation.

  (a) From the date hereof until the termination hereof, the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or any of its Subsidiaries shall, and that it shall direct and use its best reasonable efforts to cause its and its Subsidiaries' officers, directors, employees, investment bankers, consultants and other agents not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto, or disclose any non-public information relating to the Company or any of its Subsidiaries, as the case may be, or afford access to the properties, books or records of the Company or any of its Subsidiaries to any person that has made any Acquisition Proposal; provided, that nothing contained in this Section 5.05 shall prevent the Company, after providing prior notice thereof to Buyer that it is taking such action, from furnishing non-public information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal received from such person that the Company Board determines in good faith could lead to a Superior Proposal, so long as (i) the Company has received prior to the date hereof an executed confidentiality agreement or prior to furnishing non-public information to, or entering into discussions or negotiations with, such person, the Company receives from such person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Parent Confidentiality Agreement and
(ii) the Company Board determines in good faith, based on such matters that it deems relevant, including the advice of independent legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's shareholders under applicable law; provided, further, that nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14e-2 or 14d-9 under the 1934 Act with regard to an Acquisition Proposal.

  (b) The Company will (i) promptly (and in no event later than 48 hours after the receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making such Acquisition Proposal and set forth the material terms thereof) Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, and (ii) keep Parent informed on a current basis of the status and content of any discussions or negotiations with any third party regarding any Acquisition Proposal. The Company will, and will cause the other applicable persons listed in the first sentence of Section 5.05(a) to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

  (c) Except as set forth in this Section 5.05(c), the Company Board shall not
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement, or any of the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement (including, without limitation, any letter of intent but excluding any confidentiality agreement) with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties under applicable law, it may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its approval and recommendation of this Agreement, or any of the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, a Superior Proposal or (iii) cause the Company to enter into an agreement with respect to a Superior Proposal, but in the case of clause (iii) only after the expiration of three (3) business days after the date on which the Company provides written notice (a "Notice of Superior Proposal") to Parent advising that the Company Board has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, that prior to or concurrently with entering into an agreement (including a letter of intent) with respect to a Superior Proposal, the Company shall terminate this Agreement pursuant to Section 7.01(d)(i).

  For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any of its Subsidiaries, or the acquisition of any equity interest in, or a substantial portion of the assets of, or any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of, the Company or any of its Subsidiaries, other than the transactions contemplated by this

Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to the Company and its Subsidiaries taken as a whole, that the Company has no reason to believe would lead to a Change of Control of the Company (or to the acquisition of a substantial portion of the assets of the Company and its Subsidiaries). For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal
(i) on terms that the Company Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to the Company's shareholders than this Agreement and the Merger taken as a whole, (ii) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Company Board, and (iii) pursuant to which no less than 100% of the SNC Common Stock (or a corresponding amount of the assets of the Company and its Subsidiaries) is proposed to be acquired. For purposes of this Agreement, "Change of Control" means any event or occurrence, or series of related events or occurrences, pursuant to which 20% or more of the voting power of the Company is acquired by a third party or group acting in concert in connection with the transactions contemplated by any Acquisition Proposal.

  Section 5.06. Notice of Certain Events.

  (a) The Company and Parent shall promptly notify each other of:

    (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

    (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

  (b) The Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

  (c) Parent shall promptly notify the Company of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or any Subsidiary of Parent which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

  Section 5.07. Reasonable Best Efforts.

  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) make appropriate filings required under any other applicable Antitrust Laws (as defined below) as promptly as practicable and in any event within fifteen (15) business days of the date hereof.

  (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.07(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade

Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and
(iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EU Merger Regulations and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

  (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.07(a) and (b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.07 shall limit a party's right to terminate this Agreement pursuant to Section 7.01(b)(i) or 7.01(c) so long as such party has up to then complied in all material respects with its obligations under this Section 5.07.

  (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall Parent be required to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of operations of Parent (and its Subsidiaries) and/or the Surviving Corporation (and its Subsidiaries).

  (e) In the event any of the conditions set forth in Section 6.01(f), 6.02(b) or 6.03(b) are not capable of fulfillment prior to the End Date, the parties shall, if requested by the Company, waive any such conditions and effect such modifications to the relevant security holder disclosure and solicitation materials as may reasonably be requested by the Company to reflect the Merger as a taxable transaction to the Company's shareholders.

  Section 5.08. Cooperation.

  Without limiting the generality of Section 5.07, Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Company Proxy Statement and the Form F-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form F-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

  Section 5.09. Public Announcements.

  So long as this Agreement is in effect, Parent and the Company will consult with each other before issuing any press release or making any SEC or COB filing or other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or the requirements of any securities exchange, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

  Section 5.10. Further Assurances.

  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

  Section 5.11. Affiliates.

  Prior to the Closing Date, the Company shall cause to be delivered to Parent a letter identifying, to the best of the Company's knowledge, all persons who are, at the time of the Company Shareholder Meeting described in Section 5.03(a), deemed to be "affiliates" for purposes of Rule 145 under the 1933 Act (the "Affiliates"). The Company shall use its reasonable best efforts to cause each person who is so identified as an Affiliate to deliver to Parent on or prior to the Closing Date a letter agreement substantially in the form of Exhibit C to this Agreement.

  Section 5.12. Director and Officer Liability.

  From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or of any of its Subsidiaries, its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent such persons can be indemnified by the Company under applicable law with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), against any Indemnified Party in his or her capacity as an employee, agent, officer or director of the Company or its Subsidiaries, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including, without limitation, liability arising under the 1933 Act, the 1934 Act or state law; provided, however, that the Surviving Corporation shall not be liable for any settlement or compromise effected without its written consent (which shall not be unreasonably withheld). In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense indemnified pursuant to the preceding sentence, Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred. The Indemnified Parties as a group may retain only one law firm with respect to each matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

  Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premiums for such insurance during such six-year period shall exceed 300% of the per annum rate of the aggregate premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the most advantageous coverage that shall then be available at an annual premium equal to 300% of such rate. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 5.12. The rights under this Section 5.12 are in addition to rights that an Indemnified Party may have under the certificate of incorporation, bylaws, or other similar organizational documents of the Company or any of its Subsidiaries or the DGCL. The rights under this Section 5.12 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. Parent agrees to cause the Surviving Corporation and any of its Subsidiaries (or their successors) to maintain in effect for a period of six (6) years the provisions of its articles of incorporation or bylaws or similar organizational documents providing for indemnification of Indemnified Parties, with respect to facts or circumstances occurring at or prior to the Effective Time, to the fullest extent provided by law.

  Section 5.13. Obligations of Merger Subsidiary.

  Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

  Section 5.14. Listing.

  Parent shall use its reasonable best efforts to cause the Parent ADSs to be issued in connection with the Merger to be approved for listing, subject to official notice of issuance, on the New York Stock Exchange or the Nasdaq Stock Market's National Market System, as reasonably determined by Parent in its sole discretion, on or prior to the day immediately preceding the Closing Date.

  Section 5.15. Antitakeover Statutes.

  If any Takeover Statute is or may become applicable to the Merger, each of Parent and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

  Section 5.16. Tax Treatment.

  Each of Parent and the Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  Section 5.17. Employee Benefits.

  (a) Following the Effective Time, Parent shall cause the Surviving Corporation to (i) honor all obligations under employment or severance agreements of the Company or its Subsidiaries and (ii) pay all benefits accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of the Company or its Subsidiaries in accordance with the terms thereof. In furtherance and not in limitation of the foregoing, Parent shall cause the Surviving Corporation to provide, employees of the Company who continue to be employed by the Surviving Corporation or its Subsidiaries as of the Effective Time ("Continuing Employees") for a period of not less than two
(2) years following the Effective Time with (A) annual compensation not less favorable than the annual compensation which they were receiving immediately prior to the Effective Time, and (B) benefits which, in the aggregate, are no less favorable than the benefits provided to similarly situated Parent employees. In addition to the foregoing, for a period of two (2) years following the Effective Time, Parent shall cause the Surviving Corporation or its Subsidiaries to establish and maintain a plan to provide severance and termination benefits to all non-union employees of the Company and its Subsidiaries which are no less favorable than the severance and termination benefits provided under the Company's plans and arrangements in effect as of the date of this Agreement. If Continuing Employees are included in any benefit plan (including without limitation, provision for vacation) of Parent or its Subsidiaries, the Continuing Employees shall receive credit as employees of the Company and its Subsidiaries for service prior to the Effective Time with the Company and its Subsidiaries to the same extent such service was counted under similar Company Benefit Plans for purposes of eligibility, vesting, eligibility for retirement and, for any Company Benefit Plan that is not a pension benefit plan, benefit accrual. If Continuing Employees are included in any medical, dental or health plan other than the plan or plans they participated in as of the Effective Time, any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Benefit Plan as of the Effective Time, and shall provide credit for any deductibles and co-payments applied or made with respect to each Continuing Employee in the calendar year of the change. The rights under this Section 5.17 shall survive consummation of the Merger and are expressly intended to benefit each Continuing Employee. Notwithstanding anything contained herein to the contrary, nothing in this Section 5.17 shall be deemed to be a commitment on the part of Parent or the Surviving Corporation to provide employment to any person for any period of time and, except as otherwise provided in this Section 5.17, nothing herein shall be deemed to prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms.

  (b) Upon the Effective Time, the Company's Employee Stock Purchase Plan shall be terminated with the effect that the then current offering period under such plan will be terminated effective as of the Effective Time.

  Section 5.18. Rule 144 Reporting.

  From and after the Effective Time, unless and until each "affiliate" of the Company (as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act) has disposed of all Parent ADSs received by it as Merger Consideration, such shares are permitted to be resold pursuant to Rule 145(d)(3) under the 1933 Act or such shares are covered by an effective registration statement under Section 5 of the 1933 Act, Parent shall make and keep "available adequate current public information" (as those terms are understood and defined in Rule 144 under the 1933 Act) with respect to Parent and, upon any reasonable request by such an affiliate, provide a statement as to such availability.

  Section 5.19. Comfort Letters.

  (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of Arthur Andersen LLP, the Company's independent public accountants, dated the date on which the F-4 shall become effective and as of the Effective Time, and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

  (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Arthur Andersen LLP, Parent's independent public accountants, dated the date on which the F-4 shall become effective and as of the Effective Time, and addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

  Section 5.20. Third Party Consents.

  (a) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, approvals or waivers (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, or (ii) required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time or a Material Adverse Effect on Parent from occurring prior to or after the Effective Time.

  (b) In the event that any party shall fail to obtain any third party consent, approval or waiver described in subsection (a) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

  Section 5.21. Certain Contributions. Promptly following the Effective Time Parent will (i) transfer all of the SNC Common Stock of the Surviving Corporation to Havas Advertising International ("International") and cause International to transfer all of such stock to EWDB North America, Inc. ("US Parent"), in each case as a contribution to capital and (ii) cause US Parent to contribute to the SNC Group (as such term is defined in the Surviving Corporation's certificate of incorporation) a note receivable from US Parent in the principal amount of not less than $500,000,000.

                                   ARTICLE 6

                            Conditions to the Merger

  Section 6.01. Conditions to the Obligations of Each Party.

  The obligations of the Company and Parent to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

    (a) (i) this Agreement and the transactions contemplated hereby, including the Merger, shall have been approved and adopted by the shareholders of the Company by the Company Requisite Vote and (ii) the Capital Increase shall have been approved by the shareholders of Parent by the Parent Requisite Vote;

    (b) any applicable waiting period under the HSR Act and the EU Merger Regulations relating to the transactions contemplated by this Agreement shall have expired, and all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be, made by the Company, Parent or any of their Subsidiaries under any other applicable Antitrust Law in connection with the transactions contemplated in this Agreement shall have been obtained from or made with all required Governmental Authorities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Material Adverse Effect on the Company, Parent or the Surviving Corporation.

    (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

    (d) (i) the Form F-4 and Form F-6 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form F-4 and Form F-6 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC and (ii) Parent shall have received appropriate decisions and visas from the CMF and the COB;

    (e) the Parent ADSs to be issued in the Merger shall have been approved for listing on the New York Stock Exchange or the Nasdaq Stock Market's National Market System, subject to official notice of issuance; and

    (f) the SNC Common Stock shall represent control of the Company within the meaning of Section 368(c) of the Code.

  Section 6.02. Conditions to the Obligations of Parent and Merger Subsidiary.

  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

    (a) (i) the Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of the Company contained in this Agreement (which representations and warranties shall be deemed, for purposes of this condition, to include any qualifications with respect to materiality, including references to Material Adverse Effect) shall be true and correct at and as of the Effective Time, as if made at and as of such time (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not have a Material Adverse Effect on the Company; and Parent shall have received a certificate signed by an executive officer of the Company to the effect set forth in clauses (i) and (ii);

    (b) Parent shall have received an opinion from Hogan & Hartson L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that the Merger should constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Hogan & Hartson L.L.P. may rely upon representations contained in certificates of officers of Parent, Merger Subsidiary and the Company substantially in the forms annexed as Exhibit D to this Agreement; or

    (c) there shall not have been a material breach of the Company Stockholder Voting Agreement by the Designated Company Stockholders.

  Section 6.03. Conditions to the Obligations of the Company.

  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

    (a) (i) Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of Parent contained in this Agreement (which representations and warranties shall be deemed, for purposes of this condition, not to include any qualifications with respect to materiality, including references to Material Adverse Effect) shall be true and correct at and as of the Effective Time, as if made at and as of such time (other than representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Parent; and the Company shall have received a certificate signed by an executive officer of Parent to the effect set forth in clauses (i) and
  (ii);

    (b) The Company shall have received an opinion from Weil, Gotshal & Manges LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that the Merger should constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may rely upon representations contained in certificates of officers of Parent, Merger Subsidiary and the Company substantially in the forms thereof annexed as Exhibit D to this Agreement; or

    (c) there shall not have been a material breach of the Parent Stockholder Voting Agreement by the Designated Parent Stockholder.

                                   ARTICLE 7

                                  Termination

  Section 7.01. Termination.

  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company or Parent):

    (a) by mutual written consent of the Company and Parent;

    (b) by either the Company or Parent:

      (i) if the Merger has not been consummated by December 31, 2000 (the "End Date"); provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill its obligations or to comply with its covenants under this Agreement in all material respects has been the cause of, or resulted in, the failure of the Merger to be consummated by the End Date.

      (ii) if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the Company Requisite Vote at a duly held meeting of shareholders or any adjournment thereof; or

      (iii) if the Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the Parent Requisite Vote at a duly held meeting of shareholders or any adjournment thereof; or

    (c) by either the Company or Parent (so long as such party has complied in all material respects with its obligations under Section 5.07), if consummation of the Merger would be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining the Company or Parent from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable; or

    (d) by the Company:

      (i) if the Company Board shall have received an Acquisition Proposal which the Company Board has determined in good faith is a Superior Proposal and the Company promptly following such termination enters into an agreement (including a letter of intent) providing for the transactions contemplated by such Superior Proposal after complying with Section 5.05(c) (including, without limitation, the expiration of the three (3) business day period set forth therein); provided that it shall be a condition to the effectiveness of such termination that the Company shall have made the payment referred to in Section 7.03(b) hereof;

      (ii) upon a breach of any representation, warranty, covenant or agreement of Parent, or if any representation or warranty of Parent shall become untrue, in either case which breach or misrepresentation or warranty shall not have been cured within 30 days following written notice from the Company such that the conditions set forth in Section 6.03(a) would be incapable of being satisfied by the End Date; or

      (iii) if the Parent Board shall have withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to the Company, its approval or recommendation of the Merger and this Agreement; or

    (e) by Parent:

      (i) if the Company Board shall have (A) withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Merger and this Agreement or (B) approved or recommended, or publicly proposed to approve or recommend, any Acquisition Proposal; or

      (ii) upon a breach of any representation, warranty, covenant or agreement of the Company, or if any representation or warranty of the Company shall become untrue, in either case which breach or misrepresentation or warranty shall not have been cured within 30 days following written notice from Parent such that the conditions set forth in Section 6.02(a) would be incapable of being satisfied by the End Date.

  The party desiring to terminate this Agreement pursuant to clauses (b), (c),
(d) or (e) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision hereof pursuant to which such termination is effected.

  Section 7.02. Effect of Termination.

  If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 7.02 and in
Section 7.03 and in the Parent Confidentiality Agreement and the Company Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any material breach by that party of this Agreement; provided that the maximum aggregate liability of any party for any material breach of its representations, warranties, covenants or agreements in this Agreement shall be limited to $85,000,000; provided, further, that such limitation shall not apply to any such material breach that is willful (as contemplated by Section 7.03).

  Section 7.03. Payments.

  (a) Except as otherwise specified in this Section 7.03 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

  (b) If (i) the Company shall terminate this Agreement pursuant to Section 7.01(d)(i) hereof, (ii) Parent shall terminate this Agreement pursuant to
Section 7.01(e)(i) hereof, or (iii) the Company or Parent shall terminate this Agreement pursuant to Section 7.01(b)(ii) hereof, the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $85,000,000 (inclusive of value added tax, if any). If Parent shall terminate this Agreement pursuant to
Section 7.01(e)(ii) (solely with respect to a willful breach of a representation, warranty, covenant or agreement of the Company contained in this Agreement), the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to the greater of (i) $85,000,000 (inclusive of value added tax, if any), or (ii) the actual damages resulting from any such breach. Acceptance by Parent of the payment referred to in the foregoing sentences shall constitute conclusive evidence that this Agreement has been validly terminated and upon payment of such amount the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

  (c) If (i) the Company or Parent shall terminate this Agreement pursuant to
Section 7.01(b)(iii), or (ii) the Company shall terminate this Agreement pursuant to Section 7.01(d)(iii) hereof, Parent shall pay to the Company (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $85,000,000 (inclusive of value added tax, if any). If the Company shall terminate this Agreement pursuant to Section 7.01(d)(ii) (solely with respect to a willful breach of a representation, warranty, covenant or agreement of Parent contained in this Agreement), Parent shall pay to the Company (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to the greater of (i) $85,000,000 (inclusive of value added tax, if any), or (ii) the actual damages resulting from any such breach. Acceptance by the Company of the payment referred to in the foregoing sentences shall constitute conclusive evidence that this Agreement has been validly terminated and upon payment of such amount Parent shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

                                   ARTICLE 8

                                 Miscellaneous

  Section 8.01. Certain Definitions.

  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.01:

    (a) "know" or "knowledge" means, with respect to the Company, the actual knowledge of the Company's executive officers, and with respect to Parent and Merger Subsidiary, the actual knowledge Parent's executive directors.

    (b) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the 1934 Act).

    (c) "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated,
  (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

  Section 8.02. Notices.

  All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

  if to Parent, to:

  Havas Advertising
  84, rue de Villiers
  92683 Levallois-Perret Cedex
  France
  Attention: Chief Financial Officer

  with a copy to:

  Hogan & Hartson L.L.P.
  555 13th Street, N.W.
  Washington, D.C. 20004
  Attention: Bruce W. Gilchrist
            J. Warren Gorrell, Jr.

  if to the Company, to:

  Snyder Communications, Inc.
  Two Democracy Center
  6903 Rockledge Drive
  Bethesda, Maryland 20817
  Attention: Chief Financial Officer

  with a copy to:

  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, NY 10153
  Attention: Norman D. Chirite
or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this
Section 8.02 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this
Section 8.02.

  Section 8.03. Entire Agreement; Non-Survival of Representations and Warranties; Third Party Beneficiaries.

  (a) This Agreement (including any exhibits hereto), the other agreements referred to in this Agreement and the Parent Confidentiality Agreement and the Company Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement, the Parent Confidentiality Agreement, the Company Confidentiality Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any person other than the parties hereto or thereto any rights or remedies (except that Article 1 and Sections 5.12, 5.17, 5.18 and 5.21 are intended to confer rights and remedies on the persons specified therein).

  (b) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Effective Time.

  Section 8.04. Amendments; No Waivers.

  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, there shall be made no amendment that by law requires further approval by shareholders without the further approval of such shareholders.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 8.05. Successors and Assigns.

  The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

  Section 8.06. Governing Law.

  This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the choice of law principles thereof.

  Section 8.07. Jurisdiction.

  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

  Section 8.08. Counterparts; Effectiveness.

  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  Section 8.09. Interpretation.

  When a reference is made in this Agreement to a Section or Disclosure Schedule, such reference shall be to a Section of this Agreement or to the Company Disclosure Schedule or Parent Disclosure Schedule as applicable, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". Whenever the words "the date hereof", "the date of this Agreement" or words of similar import are used in this Agreement, such words shall be deemed to mean February 20, 2000.

  Section 8.10. Severability.

  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  Section 8.11. Specific Performance.

  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

  Section 8.12. Joint and Several Liability.

  Parent and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          HAVAS ADVERTISING

                                                    /s/ Jacques Herail
                                          By: _________________________________
                                            Name: Jacques Herail
                                            Title: Director-General

                                          HAS ACQUISITION CORP.

                                                    /s/ Jacques Herail
                                          By: _________________________________
                                            Name: Jacques Herail
                                            Title: Vice President and
                                            Treasurer

                                          SNYDER COMMUNICATIONS, INC.

                                                  /s/ A. Clayton Perfall
                                          By: _________________________________
                                            Name: A. Clayton Perfall
                                            Title: Director and Chief
                                            Financial Officer

                                                                         ANNEX B

           AMENDED AND RESTATED COMPANY STOCKHOLDER VOTING AGREEMENT

  THIS AMENDED AND RESTATED COMPANY STOCKHOLDER VOTING AGREEMENT, dated as of August 18, 2000 (this "Agreement"), by and among HAVAS ADVERTISING, a societe anonyme organized under the laws of the French Republic (the "Parent"), and each of the other signatories hereto (each, a "Stockholder" and, collectively, the "Stockholders").

  WHEREAS, Parent, HAS Acquisition Corp. and Snyder Communications, Inc., a Delaware corporation (the "Company"), entered into an Amended and Restated Agreement and Plan of Merger dated as of August 3, 2000 and effective as of February 20, 2000 (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

  WHEREAS, each Stockholder is the beneficial owner of the number of shares ("Company Shares") of each class of capital stock of the Company entitled to vote set forth opposite such Stockholder's name in Schedule I hereto;

  WHEREAS, approval and adoption of the Merger Agreement by the Company's stockholders is required in order to consummate the Merger;

  WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and has resolved and agreed to recommend to its stockholders that they approve and adopt the Merger Agreement, and such approval, adoption, resolution and agreement has not been withdrawn;

  WHEREAS, certain Stockholders entered into a Company Stockholder Voting Agreement dated as of February 20, 2000 (the "Original Agreement") (i) as an inducement to Parent to enter into and execute the Merger Agreement and (ii) in reliance upon the representations, warranties, agreements and covenants of Parent set forth in the Merger Agreement;

  WHEREAS, certain holders of shares of the capital stock of Parent have executed the Parent Stockholder Voting Agreement pursuant to which each such holder party thereto agreed to vote for the Capital Increase as an inducement to the Company to enter into and execute the Merger Agreement; and

  WHEREAS, Parent and each Stockholder desire to amend and restate the Original Agreement as set forth herein.

  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

  Section 1. Agreement to Vote.

  Each Stockholder hereby agrees (for itself and not as to any other Stockholder) that, during the term of this Agreement, such Stockholder shall, from time to time, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the holders of Company Common Stock, in either case, prior to the earlier of the Effective Time and the termination of this Agreement, appear at such meeting or otherwise cause the Company Common Stock to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all Company Common Stock, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or its wholly-owned affiliates (within the meaning of Rule 12b-2 under the 1934 Act) or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Merger Agreement. Each Stockholder agrees, during the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of this Agreement, not to, and not to permit any of its wholly-owned affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote of the Company, if such consent or vote by the stockholders of the Company would be inconsistent with or frustrate the purposes or terms this Agreement or the Merger Agreement.

  In furtherance and not in limitation of the foregoing, each Stockholder hereby grants to, and appoints, Parent and each of Jacques Herail and Bob Schmetterer in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other designee of Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Company Common Stock as indicated in this Section 1. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

  Each Stockholder hereby revokes any and all previous proxies with respect to its Company Common Stock or any other voting securities of the Company that may relate to the approval of the Merger Agreement.

  Section 2. Restriction on Transfer, Proxies and Non-Interference. Except as contemplated by this Agreement, each Stockholder agrees not to, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition (each, a "Disposition") of, any or all of the Company Shares or any interest therein;
(ii) grant any proxies or powers of attorney, deposit any Company Shares into a voting trust or enter into a voting agreement with respect to any Company Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect, or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement or the Company from performing the Company's obligations under the Merger Agreement.

  Section 3. Restriction on Transfer of Shares Parent ADSs. Each Stockholder agrees (a) not to effect any Disposition during the first one hundred eighty
(180) days following the Effective Time of an aggregate number of Parent ADSs in excess of fifty (50%) percent of the Net Parent ADSs (as defined below) and
(b) not to effect any Disposition during the first ninety (90) days following the Effective Time of an aggregate number of Parent ADSs in excess of the number of Parent ADSs deliverable by such Stockholder pursuant to the Forward Purchase Contracts (as defined below), excluding (in the case of clause (b) only) any Parent ADSs sold pursuant to the immediately following sentence. During the period of ninety (90) days following the Effective Time, Parent shall use reasonable best efforts to facilitate or arrange a third party placement or underwriting of up to 50% of the Net Parent ADSs on terms acceptable to the Stockholders, with all out-of-pocket costs and expenses incurred in connection with any such placement or underwriting to be paid by Parent (and any underwriting commission or discount paid by the Stockholders). The Parent agrees that it will cooperate with the Stockholders and file any resale prospectus or registration statement as may reasonably be requested by the Stockholders with respect to the Parent ADSs received by the Stockholders in the Merger until such time as the Parent ADSs may be sold without restrictions under Rule 145(d), with all out-of-pocket costs and expenses incurred in connection with any such resale prospectus or registration statement to be paid by Parent (and any underwriting commission or discount paid by the Stockholders). For purposes of this Agreement, "Net Parent ADSs" means the difference of (i) the number of Parent ADSs received by such Stockholder in the Merger minus (ii) the number of Parent ADSs deliverable by such Stockholder pursuant to the Forward Purchase Contracts. For purposes hereof, "Forward Purchase Contracts" means (i) the Forward Purchase Contract dated September 18, 1997 among the Snyder Strypes Trust, the Bank of New York, as collateral agent and administrator, and D.M.S. Endowment, LLC, F.D. Sutton, LLC, A.O. Roberts, LLC and USN College Marketing, L.P. and (ii) the Purchase Agreements dated as of July 29, 1998 between Bear, Stearns & Co. Inc. and each of Daniel M. Snyder, Michele D. Snyder and USN College Marketing, L.P., respectively. Unless the Disposition of any Parent ADSs received by the Stockholders in the Merger is permitted pursuant to this

Section 3, the certificates representing such Parent ADSs will bear an appropriate legend with respect to the restrictions set forth in this Section 3, and stop transfer instructions will be given to the transfer agent of Parent with respect to such Parent ADSs.

  Section 4. Non-Solicitation. Each Stockholder shall comply in all respects with the non-solicitation and other provisions of Section 5.05 of the Merger Agreement and the other provisions of the Merger Agreement related thereto, and shall not take any of the actions or do any of the things restricted or otherwise prohibited thereby.

  Section 5. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.

  Section 6. Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

    (a) This Agreement has been approved by the Board of Directors of Parent, representing all necessary corporate action on the part of Parent for the execution and performance hereof and thereof by Parent (no action by the stockholders of Parent being required).

    (b) This Agreement has been duly executed and delivered by a duly authorized officer of Parent.

    (c) This Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

    (d) The execution and delivery of this Agreement by Parent does not violate or breach, and will not give rise to any violation or breach, of Parent's organizational documents, or bylaws, or, except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement or the Merger Agreement, any applicable law, Governmental Authority approval or contract by which Parent or its subsidiaries or their respective assets or properties may be bound.

  Section 7. Representations and Warranties of the Stockholders. Each Stockholder, as to such Stockholder only, represents and warrants to Parent as follows:

    (a) Schedule I sets forth, opposite each Stockholder's name, the number and type of Company Common Stock of which such Stockholder is the record or beneficial owner and the number of votes per share to which the Stockholder is entitled with respect to the Merger Agreement. Such Stockholder is the lawful owner of such Company Common Stock and has the sole power to vote (or cause to be voted) the Company Shares as set forth in this Agreement. Except as set forth on such Schedule I, neither such Stockholder nor any of its wholly owned affiliates owns or holds any rights to acquire any additional shares of any class of Company Common Stock or other securities of the Company or any interest therein or any voting rights with respect to any additional shares of any class of Company Common Stock or any other securities of the Company.

    (b) This Agreement has been duly executed and delivered by a duly authorized officer of such Stockholder or, if the Stockholder is a natural person, the Stockholder has the legal capacity to execute this Agreement.

    (c) This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

    (d) The execution and delivery of this Agreement by such Stockholder do not violate or breach, and will not give rise to any violation or breach, of such Stockholder's organizational documents, trust instrument or partnership agreement, to the extent applicable, or, except as will not materially impair the ability of such Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any applicable law, third party consent, approval, filing, registration or similar requirement of any governmental authority or any agreement or contract by which such Stockholder or its assets or properties are bound.

  Section 8. Effectiveness and Termination. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder. This Agreement shall continue in full force and effect despite any amendment or other modification of, or any consent or waiver under, the Merger Agreement; provided, however, (A) that any amendment by the parties to the Merger Agreement to (x) the Exchange Ratio or the Merger Consideration (as defined in Section 2.01(a) and Section 2.02(b), respectively, of the Merger Agreement), (y) Section 5.05 of the Merger Agreement (including the definition of "Acquisition Proposal" set forth in Section 5.05(c) thereof), or (z) Article 7 of the Merger Agreement entitled "Termination" or (B) the waiver on or prior to the Closing Date by the Company of any material condition precedent set forth in Article 6 of the Merger Agreement, shall require the written consent of the Stockholders, failing which this Agreement may be terminated in writing by any Stockholder who has not consented to such amendment or such waiver. In any event, if the Effective Time shall not have occurred on or before the End Date, this Agreement may be terminated in writing by any Stockholder and it shall be of no further force or effect as to such Stockholder.

  Section 9. Miscellaneous.

  (a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, confirmed facsimile or telex, or by first class mail (postage prepaid, return receipt requested), to the other party as follows:

  if to Parent, to:

  Havas Advertising
  84 rue de Villiers
  92683 Levallois-Perret Cedex
  France

  with a copy to:

  Hogan & Harton L.L.P.
  555 13th Street, N.W.
  Washington, D.C. 20004
  Attention: Bruce W. Gilchrist
       J. Warren Gorrell, Jr.

  if to any Stockholder, to the address set forth on Schedule I hereto with respect to such Stockholder:

  with a copy to:

  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, New York 10153
  Attention: Norman D. Chirite
  Facsimile: (212) 310-8007

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

  (b) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  (d) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  (e) Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

  (f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles or policies of conflicts of laws thereof.

  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto and the written undertaking of the assignee to be bound by the terms of this Agreement, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

  (i) Submission to Jurisdiction; Waivers. Each of Parent and each Stockholder irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in any Federal court located in the State of Delaware or any Delaware state court, and each of Parent and each Stockholder hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Parent and each Stockholder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9(i), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

  (j) Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

  (k) Expenses. Each of Parent and each Stockholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  (l) Action in Stockholder Capacity Only. No Stockholder makes any agreement or understanding herein as a director or officer of the Company or in any capacity other than as a stockholder of the Company. Each Stockholder signs solely in his/her capacity as a record holder and beneficial owner of Company Shares and nothing herein shall limit or affect any actions taken by a representative of such Stockholder in such representative's capacity as an officer or director of the Company.

  (m) Obligations Several. The obligations of each Stockholder under this Agreement shall be several and not joint. No Stockholder shall have any liability, duty or obligation arising out of or resulting from any failure by any other Stockholder (or any Affiliate thereof) to comply with the terms and conditions of this Agreement.

                        [SIGNATURES BEGIN ON NEXT PAGE]

  SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY STOCKHOLDER VOTING AGREEMENT

  IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Company Stockholder Voting Agreement as of the date first above written.

                                          PARENT:

                                          HAVAS ADVERTISING

                                              /s/ Jacques Herail
                                          By: _________________
                                            Name: Jacques Herail
                                            Title:Director-General

                                          STOCKHOLDERS:

                                          /s/ Daniel M. Snyder
                                          _____________________
                                          DANIEL M. SNYDER

                                          /s/ Michele D. Snyder
                                          _____________________
                                          MICHELE D. SNYDER

                                          /s/ Mortimer B. Zuckerman
                                          _____________________
                                          MORTIMER B. ZUCKERMAN

                                          /s/ Fred Drasner
                                          _____________________
                                          FRED DRASNER

                                          USN COLLEGE MARKETING, L.P.
                                          By: USN College Marketing, Inc.

                                               /s/ Fred Drasner
                                          By: _________________
                                            Name: Fred Drasner
                                            Title:President

                                          D.M.S. ENDOWMENT, LLC

                                              /s/ Daniel M. Snyder
                                          By: __________________
                                            Name: Daniel M. Snyder
                                            Title:

                                          F.D. SUTTON, LLC

                                              /s/ Fred Drasner
                                          By: _________________
                                            Name: Fred Drasner
                                            Title:Member

                                          CHARLES E. SMITH JEWISH DAY SCHOOL
                                           OF GREATER WASHINGTON, INC.

                                              /s/ Douglas J. Feith
                                          By: _________________
                                            Name: Douglas J. Feith
                                            Title:President

                                   Schedule I

                       Ownership of Company Common Stock

                                                     Class
                                                      of
                                                    Company
                                                    Common  Number of
     Name and Address of Stockholder                 Stock   Shares
     -------------------------------                ------- ---------
     Daniel M. Snyder                                 SNC   5,551,171
     c/o Snyder Communications, Inc.
     6903 Rockledge Drive                            CIRC   1,382,793
     Bethesda, Maryland 20918
     Michele D. Snyder                                SNC   1,945,490
     c/o Snyder Communications, Inc.
     6903 Rockledge Drive                            CIRC     481,372
     Bethesda, Maryland 20918
     D.M.S. Endownment, LLC                           SNC   4,337,976
     c/o Snyder Communications, Inc.
     6903 Rockledge Drive                            CIRC   1,084,494
     Bethesda, Maryland 20918
     Fred Drasner                                     SNC   1,125,303
     F.D. Sutton, LLC
     c/o The Daily News                              CIRC     281,325
     450 W. 33rd Street
     New York, New York 10001
     USN College Marketing L.P.                       SNC   5,290,939
     450 West 33rd Street, 3rd Floor
     New York, New York 10001                        CIRC   1,322,734
     Charles E. Smith Jewish Day School of Greater    SNC   1,086,942
     Washington, Inc.
     1901 East Jefferson Street                      CIRC     271,736
     Rockville, Maryland 20852
     Mortimer B. Zuckerman                            SNC     634,610
     599 Lexington Avenue
     Suite 1300                                      CIRC     158,652
     New York, New York 10022

                                                                         ANNEX C

                      PARENT STOCKHOLDER VOTING AGREEMENT

  PARENT STOCKHOLDER VOTING AGREEMENT, dated as of February 20, 2000 (this "Agreement"), by and among SNYDER COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and HAVAS (the "Stockholder").

  WHEREAS, concurrently herewith, the Company, Havas Advertising, a societe anonyme organized under the laws of the French Republic ("Parent"), and HAS Acquisition Corp. are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

  WHEREAS, the Stockholder is the beneficial owner of the number of shares ("Parent Shares") of each class of capital stock of Parent entitled to vote set forth in Schedule I hereto;

  WHEREAS, approval of the Capital Increase by Parent's stockholders is required in order to consummate the Merger;

  WHEREAS, the Board of Directors of Parent has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement, and such approval and adoption has not been withdrawn;

  WHEREAS, the Stockholder is executing this Agreement (i) as an inducement to the Company to enter into and execute the Merger Agreement and (ii) in reliance upon the representations, warranties, agreements and covenants of the Company set forth in the Merger Agreement; and

  WHEREAS, certain holders of shares of the Company capital stock are concurrently executing the Company Stockholder Voting Agreement agreeing to vote for the Merger as an inducement to Parent to enter into and execute the Merger Agreement.

  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

  Section 1. Agreement to Vote Parent Shares. The Stockholder agrees that, during the term of this Agreement, the Stockholder shall, from time to time, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Parent, however called, or in connection with any written consent of the holders of any of the Parent Shares, in either case, prior to the earlier of the Effective Time and the termination of this Agreement, appear at such meeting or otherwise cause the Parent Shares to be counted as present thereat for purposes of establishing a quorum, and the Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all Parent Shares, and any other voting securities of Parent (whether acquired heretofore or hereafter), that are beneficially owned by such Stockholder or its wholly-owned affiliates (within the meaning of Rule 12b-2 under the 1934 Act) or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Capital Increase. The Stockholder agrees, during the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of this Agreement, not to, and not to permit any of its wholly-owned affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote of Parent, if such consent or vote by the stockholders of Parent would be inconsistent with or frustrate the purposes or terms of this Agreement, the Capital Increase or the Merger Agreement.

  In furtherance and not in limitation of the foregoing, the Stockholder hereby grants to, and appoints, each of Jacques Herail and Jean-Marie Le Nail, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Parent Shares as indicated in this Section 1. The Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

  The Stockholder hereby revokes any and all previous proxies with respect to its Parent Shares or any other voting securities of Parent that may relate to the voting of its Parent Shares in accordance with the provisions of this
Section 1.

  Section 2. Restriction on Transfer, Proxies and Non-Interference. Except as contemplated by this Agreement, the Stockholder agrees not to, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition (each, a "Disposition") of, any or all of the Parent Shares or any interest therein;
(ii) grant any proxies or powers of attorney, deposit any Parent Shares into a voting trust or enter into a voting agreement with respect to any Parent Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect, or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations pursuant to this Agreement or the Company's obligations under the Merger Agreement.

  Section 3. Restriction on Transfer of Shares Parent ADSs. The Stockholder agrees not to effect any Disposition of the Parent Shares during the first one hundred eighty (180) days following the Effective Time.

  Section 4. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.

  Section 5. Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows:

    (a) This Agreement has been approved by the Board of Directors of the Company, representing all necessary corporate action on the part of the Company for the execution and performance hereof and thereof by the Company (no action by the stockholders of the Company being required).

    (b) This Agreement has been duly executed and delivered by a duly authorized officer of the Company.

    (c) This Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

    (d) The execution and delivery of this Agreement by the Company does not violate or breach, and will not give rise to any violation or breach, of the Company's certificate of incorporation or bylaws, or, except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement or the Merger Agreement, any applicable law, Governmental Authority approval or contract by which the Company or its subsidiaries or their respective assets or properties may be bound.

  Section 6. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company as follows:

    (a) Schedule I sets forth the number and type of Parent Shares of which the Stockholder is the record or beneficial owner and the number of votes per share that the Stockholder is entitled to with respect to the Capital Increase. The Stockholder is the lawful owner of such Parent Shares and has the sole power to vote (or cause to be voted) the Parent Shares as set forth in this Agreement. Except as set forth on such Schedule I, neither the Stockholder nor any of its wholly owned affiliates owns or holds any rights to acquire any additional shares of any class of Parent Shares or other securities of Parent or any interest therein or any voting rights with respect to any additional Parent Shares or any other securities of Parent.

    (b) This Agreement has been duly executed and delivered by a duly authorized officer of the Stockholder.

    (c) This Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

    (d) The execution and delivery of this Agreement by the Stockholder does not violate or breach, and will not give rise to any violation or breach, of the Stockholder's organizational documents, trust instrument or partnership agreement, to the extent applicable or, except as will not materially impair the ability of the Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any applicable law, third party consent, approval, filing, registration or similar requirement of any governmental authority or any agreement or contract by which the Stockholder or its assets or properties may be bound.

  Section 7. Effectiveness and Termination. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder. This Agreement shall continue in full force and effect despite any amendment or other modification of, or any consent or waiver under, the Merger Agreement; provided, however, (A) that any amendment by the parties to the Merger Agreement to (x) the Exchange Ratio or the Merger Consideration (as defined in Section 2.01(a) and Section 2.02(b), respectively, of the Merger Agreement), or (y) Article 7 of the Merger Agreement entitled "Termination" or (B) the waiver on or prior to the Closing Date by Parent of any material condition precedent set forth in Article 6 of the Merger Agreement, shall require the written consent of the Stockholder, failing which this Agreement may be terminated in writing by the Stockholder who has not consented to such amendment or such waiver. In any event, if the Effective Time shall not have occurred on or before the End Date, this Agreement may be terminated in writing by the Stockholder and it shall be of no further force or effect as to the Stockholder.

  Section 8. Miscellaneous.

  (a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, confirmed facsimile or telex, or by first class mail (postage prepaid, return receipt requested), to the other party as follows:

  if to the Company, to:

  Snyder Communications, Inc.
  Two Democracy Centre
  6903 Rockledge Drive
  Bethesda, Maryland 20817
  Attn: Chief Financial Officer

  with a copy to:

  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, New York 10153-0119
  Attention: Norman D. Chirite
  Facsimile: (212) 310-8007

  if to the Stockholder, to:

  Havas
  31 rue de Colisee
  75008 Paris France
  Attention: Nicolas Duhamel
  Facsimile: (33) 0 1 53533808
  with a copy to:

  Hogan & Harton L.L.P.
  555 13th Street, N.W.
  Washington, D.C. 20004
  Attention: Bruce W. Gilchrist
        J. Warren Gorrell, Jr.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

  (b) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  (d) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  (e) Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

  (f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto and the written undertaking of the assignee to be bound by the terms of this Agreement, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

  (i) Submission to Jurisdiction; Waivers. Each of the Company and the Stockholder irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in any Federal court located in the State of Delaware or any Delaware state court, and each of the Company and the Stockholder hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company and the Stockholder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8(i), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

  (j) Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

  (k) Expenses. Each of the Company and the Stockholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  (l) Action in Stockholder Capacity Only. The Stockholder makes no agreement or understanding herein as a director or officer of Parent or in any capacity other than as a stockholder of Parent. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Parent Shares, and nothing herein shall limit or affect any actions taken by a representative of the Stockholder in such representative's capacity as an officer or director of Parent.

                        [SIGNATURES BEGIN ON NEXT PAGE]

             SIGNATURE PAGE TO PARENT STOCKHOLDER VOTING AGREEMENT

  IN WITNESS WHEREOF, the parties have duly executed this Parent Stockholder Voting Agreement as of the date first above written.

                                          THE COMPANY:

                                          SNYDER COMMUNICATIONS, INC.

                                              /s/ A. Clayton Perfall
                                          By: ___________________
                                            Name: A. Clayton Perfall
                                            Title:Chief Financial Officer

                                          STOCKHOLDER:

                                          HAVAS

                                              /s/ Nicolas Duhamel
                                          By: ___________________
                                            Name: Nicolas Duhamel
                                            Title:Executive Vice President and
                                                   Chief Financial Officer

                                   SCHEDULE I

                           Ownership of Voting Stock

                                                   Ordinary shares
                                                     Issuable on   Number of
   Name and Address of                               exercise of   Votes per
   Stockholder            Number of Shares Owned      Warrants       Share
   -------------------   ------------------------- --------------- ---------
   HAVAS SA
   31 rue du Colisee     1,496,960 ordinary shares     105,786          1
   75008 Paris (France)

                                                                         ANNEX D

                                                               February 20, 2000

Board of Directors
Snyder Communications, Inc.
6903 Rockledge Drive
Suite 1500
Bethesda, Maryland 20817

Lady and Gentlemen:

  Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Snyder Communications, Inc. ("Snyder"), in connection with the proposed merger of Snyder and Havas Advertising ("Havas") pursuant to the Agreement and Plan of Merger, dated February 20, 2000, among Snyder, Havas and HAS Acquisition Corp. ("Havas Merger Sub"), (the "Merger Agreement"), which provides, among other things, for the merger of Havas Merger Sub with and into Snyder (the "Transaction"), as a result of which Havas will become the owner of all of the SNC Common Stock (as defined below). Any capitalized terms not defined herein shall have the same meaning given to them in the merger agreement.

  As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of Snyder Common Stock, par value $0.001 per share ("SNC Common Stock"), will be converted into the right to receive American Depositary Shares of Havas ("Havas ADS"), with each Havas ADS representing a fraction (the "ADS Ratio") of a share of Common Stock of Havas ("Havas Common Stock"), equal to the exchange ratio. The "Exchange Ratio" shall be calculated as follows: (A) If the Average Parent Trading Price for 20 trading days ending on the day immediately prior to the Closing Date in Euros is at least equal to 493 (the "Lower Collar Amount"), but not greater than 667 (the "Upper Collar Amount"), the Exchange Ratio shall equal the quotient of (1) $29.50 divided by
(2) the product of (x) the Average Parent Trading Price in U.S Dollars multiplied by (y) the ADS Ratio. (B) If the Average Parent Trading Price in Euros is greater than the Upper Collar Amount, then the Exchange Ratio shall equal the quotient of (1) $29.50 divided by (2) the product of (x) 667 multiplied by (y) the Average Exchange Rate (for 20 trading days prior to the Closing Date for converting Euros to U.S. Dollars) multiplied by (z) the ADS Ratio. (C) If the Average Parent Trading Price in Euros is less than the Lower Collar Amount, then the Exchange Ratio shall equal the quotient of (1) $29.50 divided by (2) the product of (x) 493 multiplied by (y) the Average Exchange Rate multiplied by (z) the ADS Ratio. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

  You have requested Deutsche Bank's opinion, as investment bankers, as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of SNC Common Stock.

  In connection with Deutsche Bank's role as financial advisor to Snyder, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Snyder and Havas and certain internal analyses and other information furnished to it by Snyder and Havas. Deutsche Bank also has held discussions with members of the senior management of Snyder and Havas regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for SNC Common Stock and Havas Common Stock, (ii) compared certain financial and stock market information for Snyder and Havas with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Snyder or Havas, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information, and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Snyder or Havas. With respect to the financial forecasts, projections and guidance made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Snyder and Havas as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based.

  For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Snyder or Havas contained in the Merger Agreement are true and correct, Snyder or Havas will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Snyder or Havas to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Snyder or Havas is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Snyder or Havas or materially reduce the contemplated benefits of the Transaction to Snyder.

  This opinion is addressed to, and for the use and benefit of, the Board of Directors of Snyder and is not a recommendation to the holders of SNC Common Stock to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, only to the holders of SNC Common Stock of the Exchange Ratio. Deutsche Bank expresses no opinion as to the merits of the underlying decision by Snyder to engage in the Transaction or as to the price at which SNC Common Stock or Havas Common Stock will trade following the announcement of the Transaction. Further, Deutsche Bank expresses no opinion as to the successful listing of the Havas ADS or the price at which the Havas ADS or Havas Common Stock may trade or be transferable at any time. This opinion speaks only as of the date hereof and is based on the conditions as they exist and the information which we have been supplied as of the date hereof.

  Deutsche Bank will be paid a fee for its services as financial advisor to Snyder in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction and a portion of which is payable upon delivery of this opinion. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial and advisory services to Snyder for which it has received compensation. Members of the DB Group hold approximately $35 million of Snyder debt which will become due upon consummation of the Transaction. Additionally, Deutsche Bank provided financial advisory services and received fees in connection with the issuance of the Snyder circle.com common stock in October 1999. Deutsche Bank publishes research reports regarding the marketing services industry, the advertising industry and the business and securities of Snyder, Havas and other publicly owned companies in such industries. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Snyder and Havas for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

  This opinion may not be published or otherwise used or referred to, nor shall any public reference to Deutsche Bank be made, without prior written consent of Deutsche Bank.

  Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to the holders of SNC Common Stock.

                                          Very truly yours,

                                          DEUTSCHE BANK SECURITIES INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

1. French Company Law prohibits a company from indemnifying its directors and officers against their liabilities as described above. However, if a director or officer is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys' fees and costs, the company can in specified circumstances reimburse those fees and costs pursuant to an indemnification arrangement with the director or officer. Any indemnification arrangement between Havas Advertising and any of its directors or officers must be approved by Havas Advertising's shareholders.

2. French Company Law permits a company to purchase directors and officers insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its management board. However, if those decisions qualify as mismanagement, the relevant member of the management board may have to fully or partly indemnify the company. Havas Advertising has purchased insurance for all of its directors.

Item 21. Exhibits and Financial Statement Schedules.

 Exhibit No.                             Description
 ----------- ------------------------------------------------------------------
      2.1    Amended and Restated Agreement and Plan of Merger dated as of
             August 3, 2000 among Havas Advertising, HAS Acquisition
             Corporation and Snyder Communications (attached as Annex A to the prospectus/proxy statement included in this registration
             statement)
     +2.2    Merger Agreement dated as of November 29, 1998 between Advertising
             Antwerpen B.V., Cantabro Catalana de Inversiones, S.A., Compania
             de Cartera e Inversiones, S.A., Deya, S.A., Havas Advertising,
             Invermaro, S.A., Inversiones y Servicios Publicitarios, S.A. and
             Calle Arcos, S.L.
     +2.3    Supplemental and Amendment Agreement to the Merger Agreement dated
             March 22, 1999 between Advertising Antwerpen B.V., Cantabro
             Catalana de Inversiones, S.A., Compania de Catera e Inversiones,
             S.A., Deya, S.A., Havas Advertising S.A., Invermaro, SL,
             Inversiones y Servicios Publicitarios, S.A. and Calle Arcos, S.L.
     +2.4    Second Supplemental and Amendment Agreement to the Merger
             Agreement dated October 5, 1999 between Advertising Antwerpen
             B.V., Cantabro Catalana de Inversiones, S.A., Compania de Cartera
             e Inversiones, S.A., Deya, S.A., Havas Advertising S.A., Havas
             Advertising International S.A., Martinez-Rovira Family and Media
             Planning Group S.A.
     +2.5    Contribution Agreement dated as of March 22, 1999 by and among
             Advertising Antwerpen B.V., Calle Arcos, S.L., Cantabro Catalana
             de Inversiones, S.A., Compania de Cartera e Inversiones, S.A.,
             Deya, S.A., Havas Advertising, Martinez-Rovira, Invermaro, S.L.
             and Inversiones y Servicios Publicitarios, S.A.
     *3.1    Statuts (Articles of Association) of Havas Advertising (English
             translation)
     *4.1    Form of Deposit Agreement among Havas Advertising, Morgan Guaranty
             Trust Company of New York and all holders from time to time of
             Havas Advertising ADSs
     *4.2    Note D'Operation (Prospectus) dated February 3, 1999 for the issuance of convertible bonds by Havas Advertising
     *5.1    Opinion of Clifford Chance Selafa regarding validity of the securities being registered
     *8.1    Opinion of Hogan & Hartson L.L.P. regarding the United States tax consequences of the merger
     *8.2    Opinion of Weil, Gotshal & Manges LLP regarding the United States tax consequences of the merger
      9.1    Parent Stockholder Voting Agreement dated as of February 20, 2000 by and among Snyder Communications and Havas S.A. (attached as
             Annex C to the proxy statement/prospectus included in this registration statement)
    *10.1    Shareholders Agreement dated as of March 22, 1999 executed among
             Advertising Antwerpen B.V., Calle Arcos, S.L., Cantabro Catalana
             de Inversiones, S.A., Compania de Cartera e Inversiones, S.A.,
             Deya, S.A., Havas Advertising, Invermaro S.L. and Martinez-Rovira
             Family
     10.2    Amended and Restated Company Stockholder Voting Agreement dated as of August 18, 2000 by and among Havas Advertising and each of the signatories thereto (attached as Annex B to the proxy
             statement/prospectus included in this registration statement)
    *10.3    Agreement of Lease dated as of March 5, 1987 between The Rector,
             Churchwardens and Vestrymen of Trinity Church in the City of New
             York and Della Femina Travisano & Partners, Inc., as amended as of
             March 28, 1998, April 1, 1989 and September 1, 1992

 Exhibit No.                             Description
 ----------- ------------------------------------------------------------------
   *10.4     Lease Guaranty Agreement dated April 15, 1993 by EURO RSCG in favor of the Rector, Church-Wardens and Vestrymen of Trinity
             Church in the City of New York
   *10.5     Commercial Lease Agreement dated July 21, 1993 by and between
             Total Raffinage Distribution and EURO RSCG Worldwide
   *10.6     Trademark License Agreement dated December 7, 1999 by and between
             Havas S.A., and Havas Advertising
   *10.7     Gratis Allocation of Warrants dated as of April 14, 1998 to the shareholders of record of Havas Advertising
   *10.8     Put Option Agreement dated as of March 22, 1999 by and among Deya,
             S.A., Advertising Antwerpen B.V., Cantabro Catalana de
             Inversiones, S.A., Compania de Cartera e Inversiones, S.A., Calle
             Arcos, S.L., Invermaro, S.L., Martinez-Rovira and Havas
             Advertising
   *10.9     Guaranty dated as of February 20, 2000 by EDWB North America,
             Inc., in favor of Snyder Communications
   *10.10    US$400,000,000 Multicurrency Term Loan Facility dated as of May
             18, 2000 among Havas Advertising, Havas Advertising International
             SA, HAS Acquisition Corp. and EWDB North America Inc., as
             borrowers, the guarantors listed in Schedule 2 to the Loan
             Facility, as guarantors, the lenders listed in Schedule 1 to the
             Loan Facility, J.P. Morgan Securities Ltd. and Societe Generale,
             as arrangers and Morgan Guaranty Trust Company of New York, as agent
   *10.11    Loan Amendment Agreement dated as of June 15, 2000 among Havas
             Advertising, as borrower's agent, Morgan Guaranty Trust Company of
             New York and Societe Generale, as lenders, J.P. Morgan Securities
             Ltd. and Societe Generale, as arrangers, and Morgan Guaranty Trust
             Company of New York, as agent
   *10.12    Guarantee and Indemnity dated as of June 15, 2000 among Havas
             Advertising, Havas Advertising International SA, HAS Acquisition
             Corp., EWDB North America Inc. and Evelink plc, as guarantors, and
             Morgan Guaranty Trust Company of New York, as agent
    *21.1    Subsidiaries of registrant
     23.1    Consent of Barbier Frinault & Associes, a member firm of Andersen
             Worldwide, with respect to the consolidated financial statements of Havas Advertising
     23.2    Consent of Arthur Andersen & cia S.Com., a member firm of Andersen
             Worldwide, with respect to the consolidated financial statements of Media Planning, S.A.
     23.3    Consent of Arthur Andersen LLP with respect to the consolidated financial statements of Snyder Communications
     23.4    Consent of Deutsche Bank
    *23.5    Consent of Clifford Chance Selafa (included in Exhibit 5.1)
    *23.6    Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
    *23.7    Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.2)
    *23.8    Consent of Clifford Chance Selafa
    *23.9    Consent of Alain de Pouzilhac to be Named as a Director
   *23.10    Consent of Michel Boutinard Rouelle to be Named as a Director
   *23.11    Consent of Richard Colker to be Named as a Director
   *23.12    Consent of Bob Schmetterer to be Named as a Director
   *23.13    Consent of Clement Vaturi to be Named as a Director
   *23.14    Consent of Jacques Herail to be Named as a Director
   *23.15    Consent of R. John Cooper to be Named as a Director
   *24.1     Power of Attorney
    99.1     Opinion of Deutsche Bank (attached as Annex D to the
             prospectus/proxy statement included in this registration
             statement)

  *  Previously filed.

  + Confidential treatment has been granted. The Exhibits filed do not include the portions for which confidential treatment has been granted.

Item 22. Undertakings.

  The undersigned registrant hereby undertakes:

  (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by sections 10(a)(3) of the Securities Act of 1933.
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) To file a post-effective amendment to this registration statement to include financial statements required by Rule 2-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.
  (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration from with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
  (d) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
  (f) To (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
  (g) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Levallois-Perret, France, on August 24, 2000.

                                          HAVAS ADVERTISING

                                                     /s/ Jacques Herail
                                          By: _________________________________
                                                       Jacques Herail
                                          Name: _______________________________
                                                Managing Director and Chief
                                                     Financial Officer
                                          Its: ________________________________


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                        Title                 Date
             ---------                        -----                 ----

                 *                  Chairman of the Board of   August 24, 2000
 _________________________________  Directors and Chief
         Alain de Pouzilhac         Executive Officer
                                    (Principal Executive
                                    Officer)

                 *                  Director                   August 24, 2000
 _________________________________
      Michel Boutinard Rouelle

                 *                  Director                   August 24, 2000
 _________________________________
            Paul Camous

                 *                  Director                   August 24, 2000
 _________________________________
         Jean-Michel Carlo

                 *                  Director                   August 24, 2000
 _________________________________
            Alain Cayzac

                 *                  Director                   August 24, 2000
 _________________________________
           Richard Colker

                 *                  Director                   August 24, 2000
 _________________________________
          Nicolas Duhamel

                 *                  Director                   August 24, 2000
 _________________________________
           Philippe Faure

             Signature                        Title                  Date
             ---------                        -----                  ----

                 *                  Director                    August 24, 2000
 _________________________________
           Pierre Lescure

                 *                  Director                    August 24, 2000
 _________________________________
          Patrick Soulard

                 *                  Director                    August 24, 2000
 _________________________________
           Jacques Mayoux

                 *                  Director                    August 24, 2000
 _________________________________
           Thierry Meyer

                 *                  Director                    August 24, 2000
 _________________________________
         Jean-Laurent Nabet

                 *                  Director                    August 24, 2000
 _________________________________
          Bob Schmetterer

                 *                  Director                    August 24, 2000
 _________________________________
          Jacques Seguela

                 *                  Director                    August 24, 2000
 _________________________________
            Havas S.A.,
     represented by Eric Licoys

                 *                  Director                    August 24, 2000
 _________________________________
               SOCIF,
   represented by Clement Vaturi

         /s/ Jacques Herail         Chief Financial Officer     August 24, 2000
 _________________________________  (Principal Financial
           Jacques Herail           Officer)

                 *                  (Principal Accounting       August 24, 2000
 _________________________________   Officer)
            Alain Camon

                 *                  Authorized Representative   August 24, 2000
 _________________________________   in the U.S.
           R. John Cooper

                                      /s/ Jacques Herail
                                *By: ________________________
                                        Jacques Herail,
                                       attorney-in-fact

                                 Exhibit Index

 Exhibit No.                             Description
 ----------- ------------------------------------------------------------------
      2.1    Amended and Restated Agreement and Plan of Merger dated as of
             August 3, 2000 among Havas Advertising, HAS Acquisition
             Corporation and Snyder Communications (attached as Annex A to the prospectus/proxy statement included in this registration
             statement)
     +2.2    Merger Agreement dated as of November 29, 1998 between Advertising
             Antwerpen B.V., Cantabro Catalana de Inversiones, S.A., Compania
             de Cartera e Inversiones, S.A., Deya, S.A., Havas Advertising,
             Invermaro, S.A., Inversiones y Servicios Publicitarios, S.A. and
             Calle Arcos, S.L.
     +2.3    Supplemental and Amendment Agreement to the Merger Agreement dated
             March 22, 1999 between Advertising Antwerpen B.V., Cantabro
             Catalana de Inversiones, S.A., Compania de Cartera e Inversiones,
             S.A., Deya, S.A., Havas Advertising S.A., Invermaro, SL,
             Inversiones y Servicios Publicitarios, S.A. and Calle Arcos, S.L.
     +2.4    Second Supplemental and Amendment Agreement to the Merger
             Agreement dated October 5, 1999 between Advertising Atwerpen B.V.,
             Cantabro Catalana de Inversiones, S.A., Compania de Cartera e
             Inversiones, S.A., Deya, S.A., Havas Advertising S.A., Havas
             Advertising International S.A., Martinez-Rovira Family and Media
             Planning Group S.A.
     +2.5    Contribution Agreement dated as of March 22, 1999 by and among
             Advertising Antwerpen B.V., Calle Arcos, S.L., Cantabro Catalana
             de Inversiones, S.A., Compania de Cartera e Inversiones, S.A.,
             Deya, S.A., Havas Advertising, Martinez-Rovira, Invermaro, S.L.
             and Inversiones y Servicios Publicitarios, S.A.
     *3.1    Statuts (Articles of Association) of Havas Advertising (English
             translation)
     *4.1    Form of Deposit Agreement among Havas Advertising, Morgan Guaranty
             Trust Company of New York and all holders from time to time of
             Havas Advertising ADSs
     *4.2    Note D'Operation (Prospectus) dated February 3, 1999 for the issuance of convertible bonds by Havas Advertising
     *5.1    Opinion of Clifford Chance Selafa regarding validity of the securities being registered
     *8.1    Opinion of Hogan & Hartson L.L.P. regarding the United States tax consequences of the merger
     *8.2    Opinion of Weil, Gotshal & Manges LLP regarding the United States tax consequences of the merger
      9.1    Parent Stockholder Voting Agreement dated as of February 20, 2000 by and among Snyder Communications and Havas S.A. (attached as
             Annex C to the proxy statement/prospectus included in this registration statement)
    *10.1    Shareholders Agreement dated as of March 22, 1999 executed among
             Advertising Antwerpen B.V., Calle Arcos, S.L., Cantabro Catalana
             de Inversiones, S.A., Compania de Cartera e Inversiones, S.A.,
             Deya, S.A., Havas Advertising, Invermaro S.L. and Martinez-Rovira
             Family
     10.2    Amended and Restated Company Stockholder Voting Agreement dated as of August 18, 2000 by and among Havas Advertising and each of the signatories thereto (attached as Annex B to the proxy
             statement/prospectus included in this registration statement)
    *10.3    Agreement of Lease dated as of March 5, 1987 between The Rector,
             Churchwardens and Vestrymen of Trinity Church in the City of New
             York and Della Femina Travisano & Partners, Inc., as amended as of
             March 28, 1998, April 1, 1989 and September 1, 1992
    *10.4    Lease Guaranty Agreement dated April 15, 1993 by EURO RSCG in favor of the Rector, Church-Wardens and Vestrymen of Trinity
             Church in the City of New York
    *10.5    Commercial Lease Agreement dated July 21, 1993 by and between
             Total Raffinage Distribution and EURO RSCG Worldwide
    *10.6    Trademark License Agreement dated December 7, 1999 by and between
             Havas S.A., and Havas Advertising
    *10.7    Gratis Allocation of Warrants dated as of April 14, 1998 to the shareholders of record of Havas Advertising

 Exhibit No.                             Description
 ----------- ------------------------------------------------------------------
   *10.8     Put Option Agreement dated as of March 22, 1999 by and among Deya,
             S.A., Advertising Antwerpen B.V., Cantabro Catalana De
             Inversiones, S.A., Compania de Cartera e Inversiones, S.A., Calle
             Arcos, S.L., Invermaro, S.L., Martinez-Rovira and Havas
             Advertising
   *10.9     Guaranty dated as of February 20, 2000 by EDWB North America,
             Inc., in favor of Snyder Communications
   *10.10    US$400,000,000 Multicurrency Term Loan Facility dated as of May
             18, 2000 among Havas Advertising, Havas Advertising International
             SA, HAS Acquisition Corp. and EWDB North America Inc., as
             borrowers, the guarantors listed in Schedule 2 to the Loan
             Facility, as guarantors, the lenders listed in Schedule 1 to the
             Loan Facility, J.P. Morgan Securities Ltd. and Societe Generale,
             as arrangers, and Morgan Guaranty Trust Company of New York, as agent
   *10.11    Loan Amendment Agreement dated as of June 15, 2000 among Havas
             Advertising, as borrower's agent, Morgan Guaranty Trust Company of
             New York and Societe Generale, as lenders, J.P. Morgan Securities
             Ltd. and Societe Generale, as arrangers, and Morgan Guaranty Trust
             Company of New York, as agent
   *10.12    Guarantee and Indemnity dated as of June 15, 2000 among Havas
             Advertising, Havas Advertising International SA, HAS Acquisition
             Corp., EWDB North America Inc. and Evelink plc, as guarantors and
             Morgan Guaranty Trust Company of New York, as agent
   *21.1     Subsidiaries of registrant
    23.1     Consent of Barbier Frinault & Associes, a member firm of Andersen
             Worldwide, with respect to the consolidated financial statements of Havas Advertising
    23.2     Consent of Arthur Andersen & cia S.Com., a member firm of Andersen
             Worldwide, with respect to the consolidated financial statements of Media Planning, S.A.
    23.3     Consent of Arthur Andersen LLP with respect to the consolidated financial statements of Snyder Communications
    23.4     Consent of Deutsche Bank
   *23.5     Consent of Clifford Chance Selafa (included in Exhibit 5.1)
   *23.6     Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
   *23.7     Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.2)
   *23.8     Consent of Clifford Chance Selafa
   *23.9     Consent of Alain de Pouzilhac to be Named as a Director
   *23.10    Consent of Michel Boutinard Rouelle to be Named as a Director
   *23.11    Consent of Richard Colker to be Named as a Director
   *23.12    Consent of Bob Schmetterer to be Named as a Director
   *23.13    Consent of Clement Vaturi to be Named as a Director
   *23.14    Consent of Jacques Herail to be Named as a Director
   *23.15    Consent of R. John Cooper to be Named as a Director
   *24.1     Power of Attorney
    99.1     Opinion of Deutsche Bank (attached as Annex D to the
             prospectus/proxy statement included in this registration statement

  *  Previously filed.

  + Confidential treatment has been granted. The Exhibits filed do not include the portions for which confidential treatment has been granted.